Lease No. AGB-113

THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

AMENDED AND RESTATED
AGREEMENT OF LEASE

by and between

THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

and

DELTA AIR LINES, INC.

Dated as of: SEPTEMBER 13, 2017

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Section 70.Effect of Use and Occupancy of Premises after Expiration or Termination..182

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Exhibits
Exhibit 1     List of Available Documents
Exhibit 2    O&M Responsibilities with respect to Certain Off-Premises Facilities
Exhibit 3    Permanent Rights of Access
Exhibit 4    Mandatory Sublease Provisions
Exhibit 5    Concessions Revenues True-Up Sample Calculation
Exhibit 6    Delta Leasehold
Exhibit 7    Additional Premises
Exhibit 8    RPW Effective Date Conditions Precedent
Exhibit 9    Form of Lessee Certification
Exhibit 10    D&C Work Scope Document
Annex A    New Terminal Building (on Premises)
Annex B    Aircraft Ramp and Apron Areas (on Premises)

Annex C	East Garage Expansion and New Terminal Facilities East Garage Pedestrian Bridge (Off-Premises)

Annex D	Public Airport Roadways Improvements and Taxi and FHV Lot

Annex E	New Terminal Facilities / West 102nd Street Connecting Structure (Off-Premises)

Annex F	New Terminal Facilities / Central Hall Landside Pedestrian Bridge (Off-Premises)

Annex G	AirTrain Right of Way (Off-Premises) - Arrivals

Annex H	[Reserved.]

Annex I	[Reserved.]

Annex J	AOA Access Gate and RVSR (Off-Premises)

Annex K	Electrical Substation

Exhibit 11	Temporary Rights of Access

Exhibit 12	Utility O&M Responsibilities

Exhibit 13	Payment and Milestone Schedule

Exhibit 14-1	Form of Contractor’s Conditional Lien Waiver

Exhibit 14-2	Form of Contractor’s Unconditional Lien Waiver

Exhibit 15	Schedule of Basic Rental Adjustment

Exhibit 16	Rentable Gate Replacement Dates and Gates

Exhibit 17	Baseline Port Authority Concessions Revenues

Exhibit 18	Airport Concession Disadvantaged Business Enterprise (ACDBE) Participation

Exhibit 19	Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements

Exhibit 20	Local Business Enterprise and Employment Opportunity

Exhibit 21	Baseline Environmental Assessment

Exhibit 22	Form of Lessee Assignment and Assumption Agreement

Exhibit 23	Form of Concession Sublessee Certification

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THIS AGREEMENT SHALL NOT BE BINDING UPON THE PORT AUTHORITY UNTIL DULY EXECUTED BY AN EXECUTIVE OFFICER THEREOF AND DELIVERED TO THE LESSEE BY AN AUTHORIZED REPRESENTATIVE OF THE PORT AUTHORITY

Lease No. AGB-113

AMENDED AND RESTATED
AGREEMENT OF LEASE

THIS AMENDED AND RESTATED AGREEMENT OF LEASE (this “Agreement”), made as of September 13, 2017 (the “Effective Date”), by and between THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY (hereinafter called the “Port Authority”), a body corporate and politic, established by Compact between the States of New York and New Jersey with the consent of the Congress of the United States of America, as lessor, having an office at 4 World Trade Center at 150 Greenwich Street, New York, New York 10007, and DELTA AIR LINES, INC. (hereinafter called the “Lessee”), a corporation formed under the laws of the state of Delaware, having an office address at 1030 Delta Boulevard, Department 877, Atlanta, Georgia, 30354, whose representative is the Vice President-Corporate Real Estate. The Port Authority and the Lessee are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties”.
WITNESSETH, That:
1.    WHEREAS, by that certain agreement of lease made effective as of December 10, 1980 and identified by the lease number AG-865 (which agreement of lease, as the same has been amended and supplemented, being hereinafter called the “Existing Terminal D Lease”), previously by and between the Port Authority and the Lessee, the Port Authority let to the Lessee, and the Lessee hired and took from the Port Authority, certain premises and certain common areas located at the Airport located in the Borough of Queens, New York, New York, as more particularly described in the Existing Terminal D Lease (said premises referred to herein as the “Existing Terminal D”);
2.    WHEREAS, by that certain agreement of lease made effective as of March 17, 1977 and identified by the lease number AG-751, previously by and between the Port Authority and the Lessee and that certain agreement of lease made effective as of June 2, 1989 and identified by the lease number AGA-126, previously by and between the Port Authority and the Lessee (which agreements of lease, as the same have been amended and supplemented, being hereinafter called the “Existing Terminal C Lease” and, together with the Existing Terminal D Lease, the “Existing

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Leases”), the Port Authority let to the Lessee, and the Lessee hired and took from the Port Authority, certain premises and certain common areas located at the Airport located in the Borough of Queens, New York, New York, as more particularly described in the Existing Terminal C Lease (said premises referred to herein as the “Existing Terminal C”, and together with Existing Terminal D, the “Existing Terminal Facilities”, and the premises subject to the Existing Leases, collectively, the “Existing Lease Premises”);
3.    WHEREAS, by that certain space permit made effective as of December 1, 2011 and identified by the agreement number AGA-971, which was succeeded by that certain space permit made effective as of January 1, 2016 and identified by the agreement number AGB-108 (such space permits, as amended and supplemented, collectively, the “Aircraft Parking Permit”), by and between the Port Authority and the Lessee, the Port Authority granted to the Lessee the exclusive right to occupy and use, and the Lessee accepted and has continuously occupied and used, a certain area located at the Airport located in the Borough of Queens, New York, New York, as more particularly described in the Aircraft Parking Permit (such area, the “Aircraft Parking Premises”);
4.    WHEREAS, by that certain space permit made effective as of December 1, 2011 and identified by the agreement number AGA-973, which was succeeded by that certain space permit made effective as of January 1, 2016 and identified by the agreement number AGB-088 (such space permits, as amended and supplemented, collectively, the “GSE Maintenance Facility Permit”), previously by and between the Port Authority and the Lessee, the Port Authority granted to the Lessee the exclusive right to occupy and use, and the Lessee accepted and has continuously occupied and used, a certain area located at the Airport located in the Borough of Queens, New York, New York, as more particularly described in the GSE Maintenance Facility Permit (such area, the “GSE Maintenance Facility Premises”);
5.    WHEREAS, by that certain space permit made effective as of March 1, 2012 and identified by the agreement number AGA-978 (such space permit, as amended and supplemented, the “Trailer Site Permit” and, together with the Aircraft Parking Permit and the GSE Maintenance Facility Permit, the “Existing Permits,” and the Existing Permits and the Existing Leases, collectively, the “Existing Agreements”), previously by and between the Port Authority and the Lessee, the Port Authority granted to the Lessee the exclusive right to occupy and use, and the Lessee accepted and has continuously occupied and used, a certain area located at the Airport located in the Borough of Queens, New York, New York, as more particularly described in the Trailer Site Permit (such area, the “Trailer Site Premises” and together with the Aircraft Parking Premises and the GSE Maintenance Facility Premises, the “Existing Permit Premises”);
6.    WHEREAS, the premises under the Existing Agreements are contiguous, and in lieu of amending and supplementing each of the Existing Agreements, the parties wish to enter into a single new lease amending and restating the Existing Agreements, consolidating the respective premises under the Existing Agreements and providing for the Lessee to continue its occupancy of the Existing Premises, all in accordance with the terms and conditions of this Agreement;

8.    WHEREAS, in entering into this Agreement, the parties intend that this Agreement and the letting hereunder shall be construed as if the Existing Agreements had been amended and restated in accordance with the terms and conditions provided below;
9.    WHEREAS, the Lessee has determined, with the Port Authority’s approval, to redevelop the Premises in accordance with the terms and conditions set forth herein;
10.    WHEREAS, in order to memorialize the agreements between the parties with respect to such redevelopment by the Lessee, the Port Authority and the Lessee intend to enter into this Agreement;
11.    WHEREAS, on July 21, 2016, the Board of Commissioners of the Port Authority issued the “LaGuardia Airport – Redevelopment of Terminal C & D – Authorization of Project Contributions”, which authorizes the Port Authority, amongst other things, to contribute certain funding to support a redevelopment of the Premises and the Off-Premises Facilities;
12.    WHEREAS, on January 5, 2017, the Board of Commissioners of the Port Authority issued an authorization titled “LaGuardia Airport – Authorization to Enter Amended and Restated Agreement for Lease of New Terminal C&D” which authorizes, amongst other things, the Port Authority to enter into an amended and restated lease on terms and conditions substantially consistent with such board authorization;
13.    WHEREAS, on July 20, 2017, the Board of Commissioners of the Port Authority issued an authorization titled “LaGuardia Airport – New Terminal C&D – Amended and Restated Agreement for Lease of New Terminal C&D – Amendment of Prior Resolution” which authorizes, amongst other things, the Port Authority to enter into an amended and restated lease on terms and conditions substantially consistent with the terms and conditions set forth herein; and
NOW THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Lessee and the Port Authority hereby mutually agree that the Existing Agreements be amended and restated as of the Effective Date as follows:

Section 1.Definitions
The following terms, when used in this Agreement, shall, unless the context shall require otherwise, have the respective meanings given below.
“179D Deduction” shall have the same meaning as set forth in Section 6(e).
“2017 Rent” shall have the same meaning as set forth in Section 7(b)(1).
“2017 Per Gate Rental Rate” shall have the same meaning as set forth in Section 7(b)(3).
“Accommodations” shall mean and include:

(A)	Use by a Requesting Airline of Gate(s) and Gate Related Premises for its scheduled passenger flight operations;

(B)	Utilities, janitorial services, security, maintenance and repair and other services and facilities necessary or desirable in connection with the use described in clause (A) above of this definition;

(C)	Relocation of one or more of the scheduled flight operations of the Lessee and/or Airline Sublessees within the Premises to accommodate such Requesting Airline; and

(D)	The towing of aircraft of the Lessee or any Airline Sublessee of the Lessee from a Gate if such Gate is needed to accommodate the scheduled passenger flight operations of a Requesting Airline.
“Accommodations Agreement” shall mean each agreement entered into between the Lessee and a Requesting Airline covering the Lessee's provision of Accommodations at the Premises pursuant to Section 41 (Requesting Airlines), each of which shall be subject to the prior consent of the Port Authority in accordance with this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed. An “Accommodations Agreement” may be in the form of a sublease, an agreement licensing the use of property, a “Handling Agreement” or any combination thereof.
“Accommodated Airline” shall mean a Requesting Airline that is a party to an Accommodations Agreement with the Lessee.
“Actual Port Authority Concessions Revenues” shall have the meaning set forth in Section 7(b)(4).
“Additional Operator” shall have the meaning set forth in Section 37(a).
“Additional Premises” shall have the meaning in Section 2(b).
“Additional Premises Effective Date” shall have the meaning set forth in Section 2(b).
“Aeronautical User” shall mean any provider of services (including Handling Services and repair and servicing of Aircraft) to the Lessee or any other air carrier in the Premises.

“Affected Party” shall have the meaning set forth in Section 71(a).
“Affiliate” of any Person means any entity which, directly or indirectly, through one or more intermediaries, (a) has a ten percent (10%) or more voting or economic interest in such Person or (b) Controls, is Controlled by, or is under common Control with such Person; provided, that no shareholder, limited partner or other investor in an entity that has any direct or indirect voting or economic interest in such Person shall be deemed an “Affiliate” of such Person solely by virtue of clause (a).
“Affiliated Scheduled Aircraft Operator” shall have the meaning set forth in Section 33(a).
“Agreement” shall have the meaning set forth in the preamble hereto.
“Aircraft” or “aircraft” shall mean airplanes, helicopters and every other contrivance now or hereafter used for the navigation of or flight in air or space.
“Aircraft Operator” shall mean (A) a Person owning one or more aircraft which are not leased or chartered to any other Person for operation, or (B) a Person to whom one or more aircraft are leased or chartered for operation whether the aircraft so owned, leased or chartered are military or non-military, or are used for private business, pleasure or governmental business, or for carrier or non-carrier operations, or for scheduled or non-scheduled operations or otherwise. Said phrase shall not mean the pilot of an aircraft unless he or she is also the owner or lessee thereof or a Person to whom such aircraft is chartered.
“Aircraft Parking Permit” shall have the meaning set forth in the recitals hereto.
“Aircraft Parking Premises” shall have the meaning set forth in the recitals hereto.
“Airline Sublease” means any Sublease between the Lessee and a Scheduled Aircraft Operator.
“Airline Sublessee” shall have the meaning set forth in Section 32(d).
“Airport” shall mean LaGuardia Airport, consisting of certain premises identified as “LaGuardia Airport” on Sheet LGA-1 of Exhibit A, and more particularly described in Exhibit B, each annexed to the Basic Lease, and such other property as may be acquired in connection with and added to such premises pursuant to the terms of the Basic Lease.
“Airport Concession Disadvantaged Business Enterprises” or “ACDBE” shall mean Airport Concession Disadvantaged Business Enterprises, as defined in 49 C.F.R. Part 23.
“Airport Operating Certificate” shall mean the airport operating certificate issued by the FAA pursuant to 14 C.F.R. Part 139 with respect to the Airport.
“Airport Security Manager” shall mean the Airport’s primary contact for civilian security related activities at the Airport, who is designated the “Airport Security Coordinator” as specified in 49 C.F.R. Part 1542.

“Airport Security Program” or “ASP” shall have the meaning set forth in Section 12(a).
“Annual Variance” shall have the meaning set forth in Section 7(b)(4).
“Applicable Issuer” shall mean the issuer of an issue of Tax-Exempt Bonds.
“Applicable Law” or “Applicable Laws” shall mean any statute, law, code, regulation, ordinance, rule, common law, judgment, judicial or administrative order, decree, directive or other requirement having the force of law or other governmental restriction (including those resulting from the initiative or referendum process) or any similar form of decision of or determination by any Governmental Authority (including any applicable regulation, order or statement of policy of the Administrator of the FAA or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port Authority under federal law), including any Environmental Requirements, whether taking effect before or after the Effective Date, in each case, as amended, revised, supplemented or otherwise modified from time to time. For the avoidance of doubt, the term “Applicable Laws” includes FAA Grant Assurances, TSA-issued requirements, PFC assurances and decisions and the Airport Operating Certificate, but excludes the Applicable Standards.
“Applicable Standards” shall mean (i) the Rules and Regulations and (ii) all applicable codes, standards, regulations, manuals, references, guidelines, policies, specifications, handbooks and advisory circulars, including such codes, standards, regulations, manuals, references, guidelines, policies, specifications, handbooks, advisory circulars and similar documents referenced within this Agreement and the Requirements and Provisions for Work issued or published by a Governmental Authority and any similar applicable documents referenced in the Basic Lease, as amended, revised, supplemented or otherwise modified from time to time.
“Archaeological Remains” means antiquities, fossils, coins, articles of value, precious minerals, cultural artifacts, human burial sites, paleontological and human remains and other similar remains of archaeological or paleontological interest discovered on any part of the Premises or the areas subject to the Rights of Access or O&M Access Areas.
“Architect of Record” or “AOR” shall mean the licensed professional architect in the State of New York employed by the Lessee with respect to the D&C Work.
“Available Documents” means the documents listed in Exhibit 1 (List of Available Documents).
“Bankruptcy Brokerage Commissions” shall have the meaning set forth in Section 87(c).
“Baseline Environmental Assessment” shall have the meaning set forth in Section 77(a).
“Baseline Port Authority Concessions Revenues” shall have the meaning set forth in Section 7(b)(4).
“Baseline Schedule” shall mean an initial comprehensive baseline design and construction schedule for the D&C Work prepared by the Lessee in accordance with the requirements of the

General Provisions and approved by the Port Authority in form and substance. The Lessee shall update the Baseline Schedule in accordance with the General Provisions and provide each update for the Port Authority’s review and comment (if any).
“Basic Lease” shall mean the Amended and Restated Agreement of Lease of the Municipal Air Terminals between The City of New York, as landlord, and The Port Authority of New York and New Jersey, as tenant, dated as of November 24, 2004 and recorded in the office of the City Register of The City of New York, County of Queens, on December 3, 2004 with a City Register File Number of 2004000748687, as the same may have been or may be supplemented, amended and/or restated.
“Basic Rent” shall have the meaning set forth in Section 7(b)(2).
“Basic Rent Cessation Date” shall have the meaning set forth in Section 7(b)(3).
“Best Management Practice” shall mean the exercise of the degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from time to time from a skilled and experienced designer, engineer, constructor, maintenance contractor, operator, consultant, analyst or the Lessee seeking in good faith to comply with its contractual obligations, complying with all Applicable Laws, Governmental Approvals and Applicable Standards, and engaged in the same type of undertaking under similar circumstances and conditions. Best Management Practice is not static but rather will change over time; provided, however, that Best Management Practice with respect to any particular activity will be determined at the time when such particular activity is performed.
“Blocked Persons” shall have the meaning set forth in Section 79 (OFAC Compliance).
“Blocked Persons Laws” shall have the meaning set forth in Section 79 (OFAC Compliance).
“Bond-Financed Assets” shall mean those assets (or portions thereof) to which proceeds of the Tax-Exempt Bonds are allocated in accordance with the books and records of the Applicable Issuer (with the consent of the Port Authority if the Applicable Issuer is not the Port Authority, which consent shall not be unreasonably withheld).
“Books and Records” shall have the meaning set forth in Section 96(b).
“Business Day” means any day that is not a Saturday, Sunday or other day on which (a) the Port Authority is officially closed for business, (b) banks located in New York City are required or authorized by law or executive order to close or (c) the New York Stock Exchange is closed.
“Calendar Year” means the consecutive twelve (12)-month period starting on January 1 and ending on December 31.
“Central Hall” means a non-exclusive, central arrivals/departure hall to be located between the Terminal B Project and the future redeveloped Premises pursuant to this Agreement that will not preclude the future development of one or more of the following: an automated people mover and/or moving walkway, an air train station, conference and meeting room capacity, retail, food and beverage space and a hotel and related facilities.
“CERCLA” shall have the meaning set forth in Section 18(a)(1).
“Change Order Proposal” shall have the meaning set forth in Section 5(cc)(1)(ii).
“Chief Engineer” shall mean the Chief Engineer of the Port Authority (or any successor officer serving the same or equivalent function, as notified in writing to the Lessee by the Port Authority).
“Chief Security Officer” or “CSO” shall mean the Port Authority’s Chief Security Officer or the CSO’s duly authorized representative, including but not limited to the Airport Security Manager.
“City Insureds” shall mean the following entities: The City of New York, the officials and employees of The City of New York (to the extent that the officials and employees of the Port Authority of New York and New Jersey are likewise insured) and the EDC.
“Civil Aircraft Operator” shall mean a person engaged in civil transportation by Aircraft or otherwise operating Aircraft for civilian purposes, whether governmental or private. If any such person is also engaged in the operation of Aircraft for military, naval or air force purposes, he shall be deemed to be a Civil Aircraft Operator only to the extent that he engages in the operation of Aircraft for civilian purposes.
“Code” shall mean the Internal Revenue Code of 1986.
“Code Change” shall mean any change to the Building Department Code, the Health Code, the Fire Department Code or other enactments, ordinances, resolutions, regulations or similar codes, documents, rules and regulations and issuances of the City of New York or its departments, boards and bureaus that (i) is applicable to the D&C Work or the Operations and Maintenance Work if the Port Authority were a private entity or any lessee or tenant of the Port Authority and (ii) takes effect after the Effective Date.
“Common Use Space” shall mean the area adjacent to the Public Landing Area designated and made available from time to time by the Port Authority for common use for the loading or unloading of passengers or cargo to or from aircraft using the public landing area.
“Compact” shall mean that certain compact between the States of New Jersey and New York, which, with the consent of the Congress of the United States of America, established that certain body corporate and politic, the Port Authority, as the same may be amended, supplemented or otherwise modified from time to time.
“Completion Certificate” shall have the meaning set forth in Section 5(v)(1)(iv).
“Completion Date” shall have the meaning set forth in Section 5(v)(1)(vi).

“Completion Delay Events” shall have the meaning set forth in Section 71(b).
“Compliance Standard” shall have the meaning assigned to it in Section 76(j).
“Comprehensive Concessions Plan” shall have the meaning set forth in Section 34(b).
“Comprehensive Plan” shall have the meaning set forth in Section 5(a)(1).
“Comprehensive Parking and Traffic Plan” shall have the meaning set forth in Section 4(j).
“Concession Sublease” shall mean any Sublease entered into by and between the Lessee and a Concession Sublessee.
“Concession Sublessee” shall mean any provider of concession goods and services with which the Lessee has entered into a Sublease in accordance with Section 34 (Concession Sublease).
“Concessions Model Workbook” shall have the meaning set forth in Section 7(b)(4).
“Concessions Share” shall have the meaning set forth in Section 36 (Concessions Revenue Share).
“Condition Survey” shall mean an inspection by the Condition Survey Contractor of the Premises including, without limitation, the then current state of cleaning, maintenance and repairs, janitorial services, painting, structural and nonstructural conditions, surface and subsurface conditions, environmental conditions, lighting of building areas, ramp and apron areas, and the condition of utilities and utility systems, fire-fighting and fire protection equipment and systems, communications and communications systems, anti-pollution systems and devices, fuel facilities and systems, and the Lessee’s fixtures, equipment and personal property; provided that a Condition Survey will not include an inspection of subsurface conditions unless the Port Authority has a reasonable basis for believing there has been a material change to such conditions; and provided further, that a Condition Survey performed during the last twelve (12) months prior to the Expiration Date will not include activities Lessee performs or has performed under Section 77(b).
“Condition Survey Contract” shall mean a contract awarded to a Condition Survey Contractor, or entered into between the Port Authority and a Condition Survey Contractor, for the performance by such Condition Survey Contractor of a Condition Survey at any of the applicable times specified in paragraph (b) of Section 74 (Joint Periodic Condition Survey).
“Condition Survey Contractor” shall mean the reputable engineering firm, licensed or authorized to do business in the State of New York, to whom the Condition Survey Contract is awarded pursuant to paragraph (c) of Section 74 (Joint Periodic Condition Survey).
“Condition Survey Costs” shall mean and include with respect to each Condition Survey all amounts paid and expenses incurred by the Port Authority including, without limitation, payments to third Persons and internal Port Authority costs and expenses as well as all interest, costs, damages and penalties, in accordance with the provisions of Section 74(a), and including, with respect to each Condition Survey Contract, all amounts paid or to be paid to the Condition Survey Contractor under the terms of its Condition Survey Contract, for, relating to or in connection with Condition Survey work to be performed under the Condition Survey Contract.
“Condition Survey Report” shall mean the report prepared by the Condition Survey Contractor after its completion of the Condition Survey including, without limitation, any and all recommendations for repair, maintenance, rebuilding and cleaning of all items or areas covered by the Condition Survey.
“Consent to Sublease” shall have the meaning set forth in Section 32(c).
“Contiguous Travel Costs” shall have the meaning set forth in Section 96(e)(2).
“Construction Application” shall have the meaning set forth in Section 5(g)(1).
“Construction Coordination Agreement” shall mean the Construction Coordination Agreement, dated as of June 1, 2016, by and among the Port Authority, the Lessee and LaGuardia Gateway Partners, LLC, as amended, supplemented or otherwise modified from time to time.
“Contract” shall mean any agreement, and any supplement or amendment thereto, between the Lessee and a Contractor, and any Contractor and any other Person at all tiers, to perform any part of the Work or provide any materials, equipment or supplies for any part of the Work.
“Contractor” shall mean any Person with whom the Lessee has entered into any Contract, and any other Person with whom any Contractor has further subcontracted any part of the Work, at all tiers.
“Control” (including the terms Controlling, Controlled by and under common Control with) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“Corrective Action Plan” shall have the meaning set forth in Section 5(i)(2).
“Covered Area” shall have the meaning set forth in Section 77(b).
“CPI” shall mean the “Consumer Price Index – for all Urban Consumers” for the New York/Northern NJ/Long Island area (not seasonally adjusted) as published by the U.S. Department of Labor, Bureau of Labor Statistics; provided, however, that if the CPI is changed so that the base year of the CPI changes, the CPI shall be converted in accordance with the conversion factor published by the U.S. Department of Labor, Bureau of Labor Statistics. If the CPI is discontinued or substantially altered, the applicable substitute index will be that chosen by the Secretary of the Treasury for the Department of Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-847 (January 6, 1997), or if no such securities are outstanding, will be determined by the Parties in accordance with general market practice at the time.
“CPI Percentage Increase” shall have the meaning set forth in Section 7(a).

“Customer Care Standards” shall mean The Port Authority of New York and New Jersey Customer Care Airport Standards Manual (5th edition) (July 2008), or any subsequent edition.
“D&C Milestone Payment” shall have the meaning set forth in Section 6(a)(1).
“D&C Work” shall have the meaning set forth in Section 5(b)(1).
“D&C Work Costs” shall mean the costs for or in connection with the D&C Work, including without limitation, all fees, costs or reserves related to the financing, refinancing, construction or installation of the New Terminal Facilities or in connection with the issuance of the Lessee Debt to finance D&C Work Costs.
“D&C Work Period” shall mean the period commencing from the Effective Date until the Port Authority issues a “Final Certificate of Authorization to Occupy or Use” pursuant to Section 5(v)(1)(vii).
“Date of Beneficial Occupancy” or “DBO” shall mean (i) with respect to any Partial Occupancy Portion or Installation Portion, the effective date of the applicable “Temporary Certificate of Authorization to Occupy or Use” issued by the Port Authority with respect to such Partial Occupancy Portion or Installation Portion, and (ii) with respect to the entirety of the New Terminal Facilities and the Off-Premises Facilities, the Completion Date.
“Date of Taking” shall have the meaning set forth in Section 45 (Condemnation).
“Debarment Regulations” means (a) Federal Executive Order no. 12549 (Feb. 18, 1986), (b) Federal Executive Order no. 12689 (Aug. 16, 1989), (c) 31 U.S.C. § 6101 note (Section 2455, Pub. L. 103-355, 108 Stat. 3327) and (d) 49 C.F.R. Part 29 “Government-wide Debarment and Suspension (Nonprocurement).”
“Design and Construction Requirements” shall mean (i) the “Design and Construction Requirements for the New Terminal,” set forth as Part B.1 of the Requirements and Provisions for Work and (ii) the “Design and Construction Requirements for PANYNJ Improvements,” set forth as Part B.2 of the Requirements and Provisions for Work; in each case, as may be amended, revised, supplemented or otherwise modified from time to time.
“Discharge” shall have the meaning set forth in Section 75 (Storage Tanks and Pipelines).
“Early Termination” means the termination of this Agreement for any reason prior to the Expiration Date.
“Early Termination Date” means the effective date of Early Termination.
“East Garage” shall mean the existing multi-level parking structure located south of the existing Terminal C and east of the East End Substation, having approximately 1,100 parking spaces as of the Effective Date.

“EDC” means the New York City Economic Development Corporation, a local development corporation formed pursuant to Section 402 of the Not-for-Profit Corporation Law of the State of New York, or such successor entity as may be designated by New York City under the Basic Lease.
“Effective Date” shall mean the date of this Agreement.
“Eligible Project Costs” shall have the meaning set forth in Section 6(d).
“Endangered Species” shall mean any animal or plant species listed as endangered or threatened under an Environmental Requirement or that is protected from harm or harassment under an Environmental Requirement.
“Engineer of Record” or “EOR” shall mean the licensed professional engineer in the State of New York employed by the Lessee with respect to the D&C Work.
“Environment” shall mean air, soils, surface waters, groundwater, land, stream sediments, surface or subsurface strata, biological resources, including endangered, threatened and sensitive species and natural systems, including ecosystems.
“Environmental Conditions” shall have the meaning set forth in Section 100 (Survival of Obligations).
“Environmental Damages” shall mean any one or more of the following: (i) the presence on, about or under the Existing Premises of any Hazardous Substance, (ii) the Release of Hazardous Substances, or violation of any Environmental Requirements pertaining to any such Hazardous Substances, by any Lessee-Related Entity or third party for which the Lessee is responsible under this Agreement with respect to the Premises, the Rights of Access, the O&M Access Areas and/or the activities thereon, and/or (iii) any personal injury (including wrongful death) or property damage arising out of or related to any such Hazardous Substance described in clause (i) or (ii) above.
“Environmental Requirement” and “Environmental Requirements” shall mean all common law and all applicable past, present and future laws, statutes, enactments, resolutions, regulations, rules, directives, ordinances, codes, licenses, permits, orders, memoranda of understanding and memoranda of agreement, guidances, approvals, plans, authorizations, concessions, franchises, requirements and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States of America, states and political subdivisions thereof, and all pollution prevention programs, “best management practices plans”, and other programs adopted and agreements made by the Port Authority (whether adopted or made with or without consideration or with or without compulsion), with any government agencies, departments, commissions, boards, bureaus or instrumentalities of the United States of America, states and political subdivisions thereof, and all judicial, administrative, voluntary and regulatory decrees, judgments, orders and agreements of all Governmental Authorities relating to the protection of human health or the environment, and in the event that there shall be more than one compliance standard, the standard for any of the foregoing to be that which requires the lowest level of a Hazardous Substance, the foregoing to include without limitation:

(1)
all requirements pertaining to reporting, licensing, permitting, investigation, and Remediation of emissions, discharges, releases, or threatened releases of Hazardous Substances into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances;

(2)	all requirements, pertaining to the protection of the health and safety of employees or the public;

(3)
all requirements adopted or promulgated under the Atomic Energy Act of 1954, 42 U.S.C. Section 2011 et seq.; the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Section 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; National Environmental Policy Act, 42 U.S.C. Sections 4321 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Safe Drinking Water Act of 1974, 42 U.S.C. Sections 300f-300h-11 et seq.; the New York State Environmental Conservation Law; the New York State Navigation Law; together, in each case, with any amendment thereto, and the regulations promulgated thereunder and all amendments or modifications thereof, without regard to any exemptions from such laws or regulations that may pertain to the Port Authority; and

(4)	the requirements and conditions set forth in the FONSI, including any requirements and conditions set forth in the Record of Decision or the Environmental Assessment.
“Established Integration Schedule” shall have the meaning set forth in the Construction Coordination Agreement.
“Event of Default” shall have the meaning set forth in Section 46(a).
“Exacerbate” or “Exacerbated” shall have the meaning set forth in Section 76(f)(3).
“Excavation Boundary” shall mean the applicable Perimeter Dig Area, plus a ten (10) foot wide (measured at the surface of the ground from the boundary of the Perimeter Dig Area) strip of land adjacent to the Perimeter Dig Area; provided, that the ten (10) foot wide strip will (i) be limited to five (5) feet on either side of an excavation that is less than ten (10) feet wide, (ii) end at the nearest property boundary, building or structure if that distance is less than ten (10) feet from the excavation (or five (5) feet if clause (i) above is applicable), and (iii) be limited in depth to the depth of the shallower of average groundwater depth or one (1) foot below the intended bottom depth of the excavation within the Perimeter Dig Area.
“Exclusive Area Agreement” or “EAA” means the Exclusive Area Agreement Security Program between the Port Authority and the Lessee with respect to the Premises, as in effect from time to time.
“Exempt Sublease” shall have the meaning set forth in Section 32(a).
“Existing Agreements” shall have the meaning set forth in the recitals hereto.
“Existing Bond Mortgages” means (i) that certain Leasehold Mortgage by and from Continental Airlines, Inc., a Delaware corporation, and Eastern Air Lines, Inc., a Delaware corporation, to The Bank of New York, dated as of June 1, 1990 and recorded on June 12, 1990 in Reel 3009 Page 2322 in the official real property records of Queens County, New York, and (ii) that certain Leasehold Mortgage by the Lessee by and from Delta Air Lines, Inc., a Delaware corporation, to The Bank of New York, dated as of December 1, 1992 and recorded on December 30, 1992 in Reel 3471 Page 1176 in the official real property records of Queens County, New York.
“Existing Leasehold Mortgages” means the Existing Bond Mortgages and the Existing Subordinated Mortgages.
“Existing Leases” shall have the meaning set forth in the recitals hereto.
“Existing Lease Premises” shall have the meaning set forth in the recitals hereto.
“Existing Permit Premises” shall have the meaning set forth in the recitals hereto.
“Existing Permits” shall have the meaning set forth in the recitals hereto.
“Existing Premises” shall have the meaning set forth in Section 2(a).
“Existing Storm Water Drainage Trunk Line” shall have the meaning set forth in Section 5(b)(2)(i)(c).
“Existing Sublease Amendment” shall have the meaning set forth in Section 32(b)(ii).
“Existing Subordinated Mortgages” means the First Subordinated Mortgage and the Second Subordinated Mortgage.
“Existing Terminal C” shall have the meaning set forth in the recitals hereto.
“Existing Terminal C Lease” shall have the meaning set forth in the recitals hereto.
“Existing Terminal D” shall have the meaning set forth in the recitals hereto.
“Existing Terminal D Lease” shall have the meaning set forth in the recitals hereto.

“Existing Terminal Facilities” shall have the meaning set forth in the recitals hereto.
“Exit Baseline” shall have the meaning set forth in Section 77(b).
“Expiration Date” shall have the meaning set forth in Section 3 (Term).
“FAA” shall mean the United States Federal Aviation Administration.
“FAA Grant Assurances” shall mean certain obligations with respect to the maintenance and operation of the Airport facilities required by the FAA in connection with any FAA-administered airport financial assistance programs.
“Financing Documents” means the Funding Documents and the Security Documents and any Refinancing Documents.
“Finding of No Significant Impact” or “FONSI” means a determination by the FAA that the FAA’s approval of the Proposed Action described in the East Side Reconfiguration at LaGuardia Airport, Draft Environmental Assessment, prepared for U.S. Department of Transportation, Federal Aviation Administration, sponsored by the Port Authority (dated March 2017), as amended or supplemented, if applicable, with respect to the Proposed Action, will not have a significant effect on the human environment and therefore an environmental impact statement does not need to be prepared in connection with such approval, as provided in 40 C.F.R. § 1508.13.
“First Additional Rent” shall have the meaning set forth in Section 7(c).
“First Subordinated Mortgage” means that certain Wraparound Subordinated Leasehold Mortgage and Assignment of Leases and Rents by and from Continental Airlines, Inc., a Delaware corporation to Eastern Air Lines, Inc., a Delaware corporation, dated as of August 2, 1991 and recorded on November 12, 1991 in Reel 3229 Page 506 in the official real property records of Queens County, New York.
“Force Majeure” shall have the meaning set forth in Section 71 (Force Majeure).
“Foreclosure Rights” mean the right, pursuant to the provisions of Section 89 (Project Financing), to foreclose upon the Leasehold Mortgage and to have this Agreement with respect to the Premises assigned to a Qualified Terminal Operator.
“Fueling Service” shall have the meaning set forth in Section 24 (Aviation Fueling).
“Funding Documents” means such all documents executed and delivered by the Lessee in connection with the incurrence of any Lessee Debt in accordance with this Agreement that are designated by the Lessee as “Funding Documents”, the repayment obligations of which are secured by one or more Leasehold Mortgages, and any subsequent amendment of or supplement to any such documents that is designated by the Lessee and, to the extent of any amendment or supplement that requires the consent of at least a majority in interest of the Lenders, or that could reasonably be expected to have an adverse effect on the Port Authority or its rights or obligations under this Agreement, approved and consented to by the Port Authority.

“Gate” shall mean an airline passenger Aircraft loading and unloading building gate position at the Existing Terminal Facilities or the New Terminal Facilities, as applicable.
“Gate Related Premises” shall mean as to each Gate in the Premises, all related aircraft ramp and gate position capacity and related passenger terminal space and facilities including, but not limited to, passenger ticketing, passenger check-in, baggage handling and flight information systems, passenger lounge and waiting areas, holding rooms, loading bridges, baggage claims, and such other facilities reasonably required for the functional use of a Gate or Gates.
“General Manager of the Airport” or “General Manager” shall mean the person or persons from time to time designated by the Port Authority to exercise the powers and functions vested in the General Manager by this Agreement; but until further notice from the Port Authority to the Lessee it shall mean the General Manager (or the temporary or acting General Manager) of the Airport for the time being, or his duly designated representative or representatives.
“General Provisions” shall mean shall mean the “General Provisions,” set forth as Part A of the Requirements and Provisions for Work, as may be amended, revised, supplemented or otherwise modified from time to time.
“Governmental Approval” shall mean all approvals, permits, permissions, consents, licenses, certificates (including sales tax exemption certificates), registrations, notices, exemptions, exceptions, waivers, filings and authorizations (whether statutory or otherwise), which are required from time to time under Applicable Law in order to authorize the Port Authority or the Lessee to perform all or any part of the D&C Work or take actions required to complete obligations in connection with the Comprehensive Plan, the Operations and Maintenance Work, or the lease and management of the Premises as provided for under this Agreement and that are issued or authorized by any Governmental Authority.
“Governmental Authority” or “Governmental Agency” shall mean federal, state, municipal and other governmental authorities, boards and agencies of any state, nation or government including, without limitation, any court, and all agencies under the United States Departments of Interior, Commerce and Agriculture, the United States Food and Drug Administration and the United States Centers for Disease Control and Prevention, except that it shall not be construed to include The Port Authority of New York and New Jersey, the lessor under this Agreement.
“Gross Earnings” shall have the meaning set forth in Section 18(d)(1).
“Ground Rent” shall have the meaning set forth in Section 7(a).
“GSE Maintenance Facility Permit” shall have the meaning set forth in the recitals hereto.
“GSE Maintenance Facility Premises” shall have the meaning set forth in the recitals hereto.
“Handling Agreement” shall mean a ground handling or handling agreement as such terms are used and understood in the aviation industry, or any other agreement entered in to between an

Aircraft Operator and another party, including but not limited to, the Lessee, whereby such Aircraft Operator is provided Handling Services.
“Handling Services” shall mean collectively, those services commonly known as “Ramp Services,” which include, Aircraft ground handling, interior and exterior Aircraft cleaning, baggage loading and unloading from Aircraft, those services commonly known as “cargo handling services”, the transportation of passengers to and from Aircraft for the purpose of enplanement and deplanement and the performance of ground services incidental to flight, such as pre-flight briefing of air crews, and those services commonly known as “passenger handling services”, which include passenger ticketing, passenger assistance and passenger information services.
“Hazardous Substance” and “Hazardous Substances” shall mean any pollutant, contaminant, toxic or hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, flammable, explosive, radioactive material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (PCBs), chemicals known to cause cancer or reproductive toxicity, petroleum and petroleum products and other substances which is, during the Term of this Agreement or in connection with any Lessee obligations that survive termination of this Agreement, listed, identified or declared by a Governmental Authority to be hazardous or toxic, or the removal of which is required by any Environmental Requirement, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which is restricted, prohibited, regulated or penalized by any Environmental Requirement.
“In-Flight Meals” shall have the meaning set forth in Section 40 (In-Flight Meals).
“Initial Lessee Debt” shall mean the first issuance of Lessee Debt pursuant to the Financing Documents.
“In-Kind Rent” shall have that meaning as set forth in Section 7(e).
“Installation” shall have the meaning set forth in Section 5(b)(2)(ii).
“Installation Portion” shall have the meaning set forth in Section 5(v)(2)(i).
“Institutional Lender” means (i) the United States of America, any state or commonwealth thereof or any agency or instrumentality of any of them, any municipal agency, public benefit corporation or public authority, advancing or insuring mortgage loans or making payments which, in any manner, assist in the financing, development, operation and maintenance of projects, (ii) any (A) savings bank, savings and loan association, commercial bank, trust company (whether acting individually or in a fiduciary capacity) or insurance company organized and existing under the laws of the United States of America or any state or commonwealth thereof, (B) foreign insurance company or commercial bank qualified to do business as an insurer or commercial bank as applicable under the laws of the United States of America (if such qualification is necessary in connection with the acquisition of Lessee Debt), (C) pension fund, foundation or university or college or other endowment fund or (D) real estate investment fund, infrastructure investment fund, investment bank, pension advisory firm, mutual fund, investment company or money management firm, (iii) any

“qualified institutional buyer” under Rule 144(A) under the Securities Act of 1933, as amended, or any other similar law hereinafter enacted that defines a similar category of investors by substantially similar terms, (iv) a Governmental Authority acting (directly or through a trust or other single purpose vehicle controlled by it) as a conduit for the purpose of issuing private activity bonds authorized by law for the benefit of the Lessee or (v) any other financial institution or entity designated by the Lessee and approved by the Port Authority; provided, however, that each such entity or combination of such entities, if the Institutional Lender shall be a combination of such entities, shall have individual or combined assets, as the case may be, of not less than $1,000,000,000 and in no event shall be a Prohibited Party.
“Insurance Subsidiary” means a direct or indirect subsidiary of Lessee that (A) is subject to regulation by the insurance regulatory authority of its jurisdiction of organization and (B) maintains solvency margins at least in the minimum amount required by the insurance regulatory authority of its jurisdiction of organization.
“Intellectual Property” means any and all patents, trademarks, service marks, copyright, database rights, moral rights, rights in a design, know-how, confidential information and all or any other intellectual or industrial property rights whether or not registered or capable of registration and whether subsisting in the United States of America or any other part of the world together with all or any goodwill relating or attached thereto, which is created, brought into existence, acquired, used or intended to be used by any Lessee-Related Entity for the purposes of carrying out the Work and/or otherwise for the purposes of this Agreement.
“Itinerant Aircraft” shall have the meaning set forth in Section 8(f).
“Labor Troubles” shall mean and include strikes, boycotts, picketing, work-stoppages, slowdowns, disputes, or any other type of labor trouble, regardless of the employer of the person involved or their employment status, if any.
“LBEs” shall have the meaning set forth in Section 5(o)(3).
“Leasehold Mortgage” shall mean, depending on the context, (i) collectively, any and all leasehold mortgages with respect to the rights of the Lessee under this Agreement entered into to secure the obligations of the Lessee under the Financing Documents, or (ii) collectively, any and all leasehold mortgages with respect to the rights of the Lessee under this Agreement entered into in connection with any Refinancing permitted under this Agreement, in each case in favor of the Recognized Mortgagee, in each case together with any amendment of or supplement thereto designated by the Lessee and, to the extent of any amendment or supplement that requires the consent of at least a majority in interest of the Lenders, or that could reasonably be expected to have an adverse effect on the Port Authority or its rights or obligations under this Agreement, approved and consented to by the Port Authority.
“Leasehold Property” shall have the meaning set forth in Section 7(a).
“Lenders” means, collectively, each bank or financial institution, or any other Person that has provided a commitment to underwrite or provide Lessee Debt or any guaranty (excluding any guaranty of Lessee Debt provided by the Lessee or an Affiliate thereof) or credit enhancement in respect thereof, together with their respective successors and assigns.
“Lessee” shall have the meaning set forth in the preamble of this Agreement.
“Lessee Assignment and Assumption Agreement” shall have the meaning set forth in Section 89(f)(i).
“Lessee Change” shall have the meaning set forth in Section 5(cc)(2)(i).
“Lessee Counterparty” shall have the meaning set forth in Section 62(b).
“Lessee Debt” means, at the relevant time, the aggregate of (without double counting), any bona fide indebtedness of the Lessee (including bonds, bank debt, guaranties and credit support, subordinated indebtedness and all such obligations arising under such indebtedness) for or in respect of funds borrowed (including bona fide indebtedness with respect to any financial insurance issued for funds borrowed) or for the value of goods or services rendered or received in the performance of the Work, the repayment of which may be secured by one or more Leasehold Mortgages. Lessee Debt includes (i) principal, capitalized interest, interest by virtue of original issue discount, accrued interest (including default interest under the Financing Documents), (ii) customary and reasonable lender, financial insurer, agent and trustee fees, costs, expenses and premiums and reimbursement obligations owed to lenders, financial insurers, agents and trustees, with respect thereto, (iii) payment obligations under interest rate and inflation rate hedging agreements or other derivative facilities with respect thereto, (iv) reimbursement obligations with respect thereto, (v) lease financing obligations and (vi) prepayment premiums or penalties, make-whole payments or other prepayment amounts or breakage costs arising out of the repayment of such Lessee Debt, including in connection with the payment of any Unamortized Capital Investment. Lessee Debt excludes any increase in indebtedness to the extent resulting from an agreement or other arrangement the Lessee enters into or that the Lessee first incurs under a facility provided for or permitted by then-existing Financing Documents, in each case, after the occurrence of an event of termination giving rise to an obligation of the Port Authority to pay any termination compensation hereunder; provided, that subject to the following provisions of this definition, Lessee Debt will include any increase in indebtedness resulting from a Refinancing that occurs prior to an event of termination giving rise to an obligation of the Port Authority to pay any termination compensation hereunder and has complied with the requirements of Section 90 (Refinancing). In addition, no indebtedness will constitute Lessee Debt unless and until the Port Authority has been provided with written notice thereof and copies of any related Financing Documents, in accordance with Section 89(j), and the Port Authority has approved (at its sole discretion) such Lessee Debt and related Financing Documents to the extent required under this Agreement.
“Lessee Tax-Exempt Bonds” shall mean any Tax-Exempt Bonds to the extent that the proceeds of such Tax-Exempt Bonds are treated for federal income tax purposes as loaned to the Lessee.

“Lessee’s Basis of Design” shall mean the document entitled “Delta Basis of Design Report,” prepared by the Lessee and approved by the Port Authority as of the Effective Date, and included as a Reference Document.
“Lessee’s Pipeline” shall have the meaning set forth in Section 75(i).
“Lessee’s Users” shall refer to the Airline Sublessees and their respective subsidiaries, Regional Affiliates, code share partners, subtenants, licensees and handled airlines operating from the Premises.
“Lessee-Related Entity” shall mean (i) the Lessee, and (ii) the Lessee’s Affiliates, Contractors and any other Persons to the extent (x) using or occupying the Premises, or (y) performing any of the Work for or on behalf of the Lessee, including in all cases their respective employees, agents, officers, directors, shareholders, managers and members, general partners, authorized representatives, successors and assigns; provided that, in no event shall the Port Authority or any of its Commissioners, officers, employees or authorized representatives constitute a Lessee-Related Entity.
“Letting” or “letting” shall mean the letting under this Agreement for the term stated herein.
“LGP” shall mean LaGuardia Gateway Partners, LLC, a Delaware limited liability company.
“LGP Lease” shall mean that certain Lease Agreement, dated June 1, 2016 and identified by the lease number AGB-104, by and between the Port Authority and LGP.
“Lien” means any pledge, lien, security interest, mortgage, deed of trust or other charge or encumbrance of any kind, or any other type of preferential arrangement (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security instrument and the filing of or agreement to file any financing statement under the applicable State’s Uniform Commercial Code).
“Losses” shall mean any loss, damage, injury, liability, obligation, cost, response cost, expense (including the fees and expenses of attorneys (whether those of the Port Authority Law Department or otherwise), accountants and expert witnesses incurred in connection with the enforcement of any provision of this Agreement), fee, charge, judgment, penalty, or fine, including as a result of any injury to or death of persons, or damage or loss of property.
“Material Part” shall have the meaning set forth in Section 45 (Condemnation).
“Matter” shall have the meaning set forth in Section 76 (Environmental Compliance and Related Matters).
“Metro Area” shall have the meaning in Section 34(h).
“Milestone” shall have the meaning in Section 6(a)(1).
“Minimum Construction Amount” shall have the meaning set forth in Section 5(b)(5).

“Minimum Wage Policy” has the meaning set forth in Section 62 (Minimum Wage Requirements).
“Monthly Per Gate Rental Rate” shall have the meaning set forth in Section 7(b)(3).
“New Airport Design Guidelines” shall mean the “New LaGuardia Airport Plan and Design Guidelines,” as amended, revised, supplemented or otherwise modified from time to time, and included as a Reference Document.
“New Terminal Facilities” shall have the meaning set forth in Section 5(b)(2)(i).
“New Agreement” shall have the meaning set forth in Section 89(g)(i).
“New Storm Water Drainage Trunk Line” shall have the meaning set forth in Section 5(b)(2)(i).
“New Substation” shall have the meaning set forth in Section 5(b)(2)(ii)(j).
“New York City” shall mean the City of New York, in the State of New York.
“NFA” have the meaning set forth in Section 76(j)(3).
“Non-Discriminatory Manner” means, with respect to requirements of the Port Authority that are imposed pursuant to this Agreement, that the Port Authority imposes the same requirements on all subtenants at the Airport that are subject to the same factual circumstances and legal requirements, including the relevant time period during which such requirements are implemented. The Port Authority may implement changes in requirements that affect current or future actions, construction or other work performed by subtenants and establish requirements or restrictions that do not apply to past actions, construction or other work performed by subtenants, and remain in compliance with requirements to implement such changes in a Non-Discriminatory Manner.
“Nonconforming Work” shall have the meaning set forth in Section 5(i)(2).
“Notice” shall have the meaning set forth in Section 59 (Notices).
“NTF Milestone Payment” shall have the meaning set forth in Section 6(d).
“NYSDEC” shall have the meaning set forth in Section 73(b).
“O&M Access Areas” means areas over which the Port Authority grants Lessee rights of way, access and use rights, including easements, whether temporary, or permanent for the Term, authorized in writing by the Port Authority for the purpose of performing Operations and Maintenance Work outside of the Premises (and not including Temporary Rights of Access for D&C Work), including for the maintenance, replacement, repair and upkeep of Operational Systems. All such rights of way, access and use rights to the O&M Access Areas are non-exclusive in nature and use of any property subject to such rights is subject to any prior rights, interests, or charge or encumbrance of any kind.

“OFAC” shall have the meaning set forth in Section 79 (OFAC Compliance).
“Off-Premises Facilities” shall have the meaning set forth in Section 5(b)(2)(ii).
“Operating Authorization” or “Slot” shall refer to an “operating authorization” for one landing or takeoff at the Airport during a specific time period, subject to a scheduling order issued by the FAA at the Airport, as defined in the Final Order, Operating Limitations at New York LaGuardia Airport, Docket No. FAA 2006-25755 issued December 13, 2006, published in the Federal Register at 71 Fed. Reg. 77,854 (Dec. 27, 2006), as such order has been and may be amended or re-codified from time to time, and in any subsequent similar scheduling order issued by the FAA or any other federal agency with appropriate jurisdiction, as such order may be amended or re-codified from time to time.
“Operational Systems” means the operating systems, components, information technology hardware and software, and equipment that are necessary to the Lessee’s performance of the Operations and Maintenance Work in the ordinary course at any time during the Term, including, without limitation, elevators, escalators, fire detection and suppression systems, HVAC and security systems and the computer hardware and software relating thereto.
“Operations and Maintenance Work” means all work related to the operation, testing, management, administration and maintenance of (i) the Premises; provided, that, the Lessee shall not be responsible for the operation, testing, management, administration and maintenance of (x) the access roadway identified as “Elevated Roadway Excluded from Delta O&M Responsibility” and shown in red vertical hatching on Exhibit 6 (Delta Leasehold) (page 2 of 2) or any paving, lighting, signage, storm drains, culverts, cables, supporting structures, cleaning and snow and ice removal in connection therewith, or (y) other than as specified in the following clause (iii), any Utilities upon the Premises that either (1) are not specifically identified as the Lessee’s responsibility on Exhibit 12 (Utility O&M Responsibilities) or (2) are specifically identified on such Exhibit 12 (Utility O&M Responsibilities) as the responsibility of the Port Authority or other non-Lessee party, (ii) the New Substation and related systems to the extent described as the Lessee’s responsibility on Exhibit 2 (O&M Responsibilities with respect to Certain Off-Premises Facilities) and (iii) (x) subject to clause (y) above, all Utilities located upon the Premises that exclusively serve the Premises and (y) certain Utilities upon the Premises and off the Premises as required by Section 16(c) and identified as the Lessee’s responsibility on Exhibit 12 (Utility O&M Responsibilities); including, in each of clauses (i), (ii) and (iii), any repair, modification, reconstruction, rehabilitation, restoration, renewal and replacement of each of the foregoing, all as required under this Agreement, but excluding the D&C Work. For the avoidance of doubt, except as expressly included in this definition of “Operations and Maintenance Work,” the Lessee shall not be responsible for performing Operations and Maintenance Work with respect to any Off-Premises Facilities whether or not any portion of such Off-Premises Facilities are located within the lease lines of the Premises. For further clarity, the Port Authority shall be responsible for performing, or causing to be performed, the operation, testing, management, administration and maintenance of the portions of the pedestrian bridge connecting the New Terminal Facilities to the East Garage described in Section 5(b)(2)(ii)(a), the unifying architectural connecting structure described in Section 5(b)(2)(ii)(c) and the New Substation and related systems, except to the extent described as the Lessee’s responsibility on

Exhibit 2 (O&M Responsibilities with respect to Certain Off-Premises Facilities), in each case shown in green cross-hatching on Exhibit 2 (O&M Responsibilities with respect to Certain Off-Premises Facilities).
“Operations and Maintenance Requirements” shall mean (i) the “Operational Requirements,” set forth as Part C of the Requirements and Provisions for Work and (ii) the “Maintenance Requirements,” set forth as Part D of the Requirements and Provisions for Work; in each case, as may be amended, revised, supplemented or otherwise modified from time to time.
“Other Event of Default” shall have the meaning set forth in Section 89(c).
“Outside Completion Date” shall have the meaning set forth in Section 5(v)(1)(i).
“PA Wireless Provider” shall have the meaning set forth in Section 81(b).
“Partial Approval” shall have the meaning set forth in Section 5(u)(1).
“Partial Approval Work” shall have the meaning set forth in Section 5(u)(1).
“Partial Approval Work Plans” shall have the meaning set forth in Section 5(u)(1).
“Partial Occupancy Portion” shall have the meaning set forth in Section 5(v)(2)(i).
“Party” and “Parties” shall have the respective meanings set forth in the introductory paragraph to this Agreement.
“Passenger Facility Charges” or “PFC” shall mean passenger facility charges covered by 14 C.F.R. Part 158, imposed by a public agency on passengers enplaned at a commercial service airport it controls.
“Payment and Milestone Schedule” shall have the meaning set forth in Section 6(a)(1).
“Payment Event of Default” shall have the meaning set forth in Section 89(c).
“Perimeter Dig Area” shall mean the boundary or boundaries around the perimeter of the footprint, as actually excavated, of the applicable D&C Work, together with additional excavated areas adjacent thereto for which excavation is performed pursuant to the Comprehensive Plan for purposes of completing the applicable D&C Work.
“Permanent Rights of Access” shall mean those certain easements, rights of way and other agreements for access to those portions of the Airport shown on Exhibit 3 (Permanent Rights of Access) for ingress and egress on foot and in vehicles, utilities and other purposes during the Term and as set forth in this Agreement or otherwise granted by the Port Authority to the Lessee.
“Permitted Liens” shall mean (i) the liens created pursuant to the Leasehold Mortgage or any other Security Document, or pursuant to any Existing Leasehold Mortgage, (ii) liens pursuant to materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like liens on the Lessee’s interest in this Agreement arising in the ordinary course of business in connection with the Work, either for amounts not yet past due or for amounts being contested in good faith and by appropriate proceedings, and (iii) liens imposed in respect of unpaid tax claimed against the Lessee that is being contested in good faith and by appropriate proceedings, in each case of (ii) and (iii), so long as (1) such proceedings shall not involve any substantial danger of the forfeiture or loss of the Premises and shall not interfere in any material respect with the ownership, occupation, use or disposition of the Premises, and (2) a bond or other security consistent with Applicable Law acceptable to the Port Authority has been posted or provided in such manner and amount as to assure the Port Authority such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Premises upon adverse resolution of such proceedings.
“Person” shall mean not only a natural person, corporation or other legal entity, but also two or more natural persons, corporations or other legal entities acting jointly as a firm, partnership, unincorporated association, consortium, joint adventurers or otherwise.
“PIDS” shall have the meaning set forth in Section 5(c)(1).
“Pipeline” or “Pipelines” shall have the meaning set forth in Section 75(i).
“Port Authority” shall have the meaning set forth the preamble to this Agreement.
“Port Authority Amount” shall have the meaning set forth in Section 45(b)(5).
“Port Authority Changes” shall have the meaning set forth in Section 5(cc)(1)(i).
“Port Authority Indemnified Party” or “Port Authority Indemnified Parties” shall mean The City of New York, EDC and the Port Authority, each Commissioner of the Port Authority and each officer, director, employee, agent and authorized representative of The City of New York, EDC and the Port Authority.
“Port Authority Insurance Change” shall have the meaning set forth in Section 18(f)(10).
“Port Authority Reserved Uses” shall have the meaning set forth in Section 81 (Port Authority Reserved Uses).
“Port Authority Sign Standards” shall mean the Port Authority of New York and New Jersey Signing and Wayfinding Airport Standards Manual, as amended, revised, supplemented or otherwise modified from time to time.
“Port Authority Support Costs” shall mean direct and indirect costs of the Port Authority relating to the inspection, engineering, management, general administration (including salaries, benefits, fees and disbursement for goods and services and other overhead expenses) and oversight of the D&C Work by the Port Authority, which the parties agree shall be equal to Forty Million Dollars and Zero Cents ($40,000,000.00), which will be offset by the Port Authority from the D&C Milestone Payments payable to the Lessee, all in accordance with the Payment and Milestone Schedule.

“Port Authority Termination Notice” shall have the meaning set forth in Section 46(a).
“Port of New York District” or “Port District” shall have the meaning set forth in Article II of the Compact.
“Predecessor Concession” shall have the meaning set forth in Exhibit 4 (Mandatory Sublease Provisions), Part C.
“Premises” shall mean (i) the Existing Premises and (ii) at such time the letting thereof has become effective pursuant to Section 2(b), the Additional Premises; provided that the Premises shall not include any Section 41 Terminated Gates or the New Substation and, at such time the letting thereof has been terminated pursuant to Section 2(c), the Surrendered Premises.
“Pro-Rata Share” shall have the meaning set forth in Section 41(b)(5).
“Prohibited Party” means any Person who is:
(1)    debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from participating in procurement or nonprocurement transactions with the Federal government or any department, agency or instrumentality thereof pursuant to any of the Debarment Regulations;
(2)    indicted, convicted or had a civil or administrative judgment rendered against such Person for any of the offenses listed in any of the Debarment Regulations and an event has occurred or a condition exists that is likely to result in the debarment or suspension of such Person from contracting with the Federal government or any department, agency or instrumentality thereof;
(3)    listed on the “Lists of Parties Excluded from Federal Procurement and Nonprocurement Programs” issued by the U.S. General Services Administration;
(4)    located within, or doing business or operating from, a country or other territory subject to a general embargo administered by OFAC;
(5)    designated on the OFAC list of “Specially Designated Nationals”;
(6)    otherwise targeted under economic or financial sanctions administered by the United Nations, OFAC or any other Federal economic sanctions authority or any divestment or sanctions program of the State of New York or New Jersey;
(7)    a banking institution chartered or licensed in a jurisdiction against which the United States Secretary of the Treasury has imposed special measures under Section 311 of the USA PATRIOT Act;

(8)    located within or is operating from a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles by the Financial Action Task Force on Money Laundering;
(9)    a financial institution against which the United States Secretary of the Treasury has imposed special measures under Section 311 of the USA PATRIOT Act;
(10)    a “senior foreign political figure” or a prohibited “foreign shell bank” within the meaning of 31 C.F.R. § 103.175; or
(11)    an entity with whom the Port Authority is engaged in litigation relating to performance of contract or business practices (unless the Port Authority has first waived (in Port Authority’s sole discretion) by written notice to the transferring equity holder, with a copy to the Lessee, the prohibition on a transfer to such Person during the continuance of the relevant litigation).
“Project Documents” shall mean (i) this Agreement and exhibits hereto, (ii) the Reference Documents, (iii) the Construction Coordination Agreement, and (iv) the Site Access and Indemnification Agreement, to be entered into by and among LGP, the Lessee and the Port Authority, and any amendments to or replacements of any of the foregoing undertaken in accordance with the terms hereof or thereof, and any other document that the Port Authority and the Lessee may deem jointly to be a “Project Document” from time to time after the date hereof, together with any amendments of or supplements thereto.
“Public Aircraft Facilities” shall mean the following facilities, as they may from time to time be provided and maintained by the Port Authority at the Airport for public and common use, including use by Civil Aircraft Operators, for the following purposes and which (except by reason of any Force Majeure event) are usable for such purposes regardless of whether or not they are actually used or usable in whole or in part by the Lessee:
(a)Public Aircraft Parking and Storage Space – by which is meant space at the Airport for the purpose of parking and storing aircraft, for the purpose of servicing aircraft with fuel and lubricants and other supplies for use thereon, and for the purpose of making minor or emergency repairs to aircraft; and
(b)Public Ramp and Apron Area – by which is meant area adjacent to the Public Landing Area designated and made available from time to time by the Port Authority for common use for the loading and unloading of passengers or cargo to or from aircraft using the Public Landing Area; and
(c)Runways (including approaches thereto) – by which is meant the portion of the Airport used for the purpose of the landing and taking-off of aircraft; and
(d)Taxiways – by which is meant the portion of the Airport used for the purpose of the ground movement of aircraft to, from and between the runways, the Public Ramp and Apron Area, the aircraft parking and storage space and other portions of the Airport (not including, however, any taxi lanes, the exclusive use of which is granted to the Lessee or any other person by lease, permit or otherwise); and
(e)Facilities Incidental to the Runways, Public Ramp and Apron Area, Public Aircraft Parking and Storage Space and Taxiways - by which is meant facilities for the purpose of controlling or assisting arrivals, departures and operation of Aircraft using the Airport, such as control towers, signals, beacons, wind indicators, flood lights, landing lights, boundary lights, obstruction lights, navigation lights, radio and electronic aids, or other aids to operation, navigation or ground control of Aircraft, whether or not of a type hereinbefore enumerated, and even though located at sites away from the other Public Aircraft Facilities or outside the Airport.
“Public Aircraft Parking and Storage Space” shall have the meaning set forth in the definition of “Public Aircraft Facilities.”
“Public Ramp and Apron Area” shall have the meaning set forth in the definition of “Public Aircraft Facilities.”
“Public Landing Area” shall mean the area of land at the Airport including runways, taxiways and the areas between and adjacent to runways and taxiways, designated and made available from time to time by the Port Authority for the landing and taking-off of aircraft.
“Qualified Affiliate” shall have the meaning set forth in Section 33(a).
“Qualified Terminal Operator” shall mean a Person who is not a Prohibited Party and who has been determined by the Port Authority, acting at its sole discretion, to be a qualified terminal operator. In determining whether to issue such determination, the Port Authority shall only consider whether such Person has: (x) sufficient experience or personnel, or access to sufficient experience or personnel of an Affiliate under common Control with it, with sufficient experience in operating and maintaining airline passenger terminals on a basis consistent with the standards and requirements set forth in this Agreement, (y) a reputation for honesty, integrity and reliability and (z) the financial capability to operate and maintain the Premises on a basis consistent with the standards set forth in this Agreement, with such Person being deemed to have such requisite financial capability if such Person has or is projected to have sufficient capital (or access to capital), whether by virtue of cash on hand, sponsor support commitments, projected revenues, any combination thereof, or otherwise, to meet all of such Person’s operations and maintenance expenses and, with respect to the Lessee, obligations to make rental and other payments to the Port Authority in respect of the Premises for the one (1) year period following the date on which such Person would become a Qualified Terminal Operator.
“Qualifying D&C Change” shall have the meaning set forth in Section 5(cc)(1)(vii).
“RCRA” shall have the meaning set forth in Section 18(a)(1).
“Recognized Mortgagee” shall have the meaning set forth in Section 89(b)(i).

“Reference Documents” shall mean (i) the Requirements and Provisions for Work, (ii) the Lessee’s Basis of Design, (iii) the Comprehensive Plan, (iv) the New Airport Design Guidelines and (v) any approved Construction Applications.
“Reference Month” shall have the meaning set forth in Section 7(a).
“Refinancing” shall have the meaning set forth in Section 90.
“Refinancing Documents” shall mean such documents executed after the date hereof in connection with a Refinancing permitted to be incurred in accordance with Section 90, that are designated by the Lessee as “Refinancing Documents”, together with any amendment of or supplement thereto designated by the Lessee and, to the extent of any amendment or supplement that requires the consent of at least a majority in interest of the Lenders, or that could reasonably be expected to have an adverse effect on the Port Authority or its rights or obligations under this Agreement, approved and consented to by the Port Authority.
“Regional Affiliate” shall mean a regional Scheduled Aircraft Operator that operates under the Lessee’s or an Airline Sublessee’s airline identification code at the Airport.
“Release” shall mean any pumping, pouring, venting, emitting, emptying, leakage, deposit, disposal, spill, discharge or other releasing, including a “Discharge” as defined in Section 75(d).
“Relocation Work” shall have the meaning set forth in Section 5(s)(1).
“Remediate” or “Remediation” shall mean the investigation (including any feasibility studies or reports), cleanup, removal, abatement, transportation, disposal, treatment (including in-situ treatment), management, stabilization, neutralization, collection, or containment of a Hazardous Substance or contamination implemented to comply with Environmental Requirements or more stringent standards established by this Agreement including, without limitation, any closure, restoration or monitoring, operations and maintenance activities that are required by any Governmental Authority after the completion of such investigation, cleanup, removal, transportation, disposal, treatment, neutralization, collection, or containment activities as well as the performance of any and all obligations imposed by any Governmental Agency in connection with such investigation, cleanup, removal, transportation, disposal, treatment (including in situ treatment), management, stabilization, neutralization, collection, or containment (including any such obligation that is imposed pursuant to an environmental permit or a consent order).
“Rentable Gates” shall have the meaning set forth in Section 7(b)(3).
“Rentable Gate Replacement Date” shall have the meaning set forth in Section 7(b)(3).
“Rental Income” shall have the meaning set forth in Section 18(d)(1).
“Rental Tax Treatment” shall have the meaning set forth in Section 7(e).
“Replacement Gate” shall have the meaning set forth in Section 7(b)(3).

“Report Date” shall have the meaning set forth in Section 74(e).
“Requesting Airline” shall mean any Scheduled Aircraft Operator that possesses, has an unconditional right to possess, or a contractual option under, subject to no other condition than acquisition of a right to use a Gate at the Airport, an Operating Authorization, or the right to use an Operating Authorization, (A) which “Requesting Airline” has made a request of the Port Authority to make Accommodations available to it at the Premises, or (B) which the Port Authority has determined must be accommodated at the Premises as provided for in Section 41 (Requesting Airlines).
“Requirements and Provisions for Work” shall mean a Reference Document consisting of (i) the General Provisions, (ii) the Design and Construction Requirements and (iii) the Operations and Maintenance Requirements.
“Reserved Uses” shall have the meaning set forth in Section 81 (Port Authority Reserved Uses).
“Resident Engineer” shall mean the Port Authority’s Resident Engineer Office for the Airport.
“Rights of Access” shall mean Temporary Rights of Access and Permanent Rights of Access.
“Rules and Regulations” shall mean applicable rules, regulations, policies, manuals, publications, standards, practices and guidelines issued or published by the Port Authority (including any of the foregoing resulting from any directive or requirement by the FAA, the TSA or any other Governmental Authority); in each case, as may be amended, revised, supplemented or otherwise modified from time to time pursuant to a Rules and Regulations Change.
“Rules and Regulations Change” shall mean (i) any new Rule and Regulation, (ii) any change to an existing Rule and Regulation (including by an amendment or supplement thereto) or (iii) a repeal of any existing Rule and Regulation; in each case that takes effect after the Effective Date.
“Runways” shall have the meaning set forth in the definition of “Public Aircraft Facilities.”
“Scheduled Aircraft Operator” shall mean a Civil Aircraft Operator engaged in transportation by aircraft operated wholly or in part on regular flights to and from the Airport in accordance with published schedules; but so long as the Federal Aviation Act of 1958, or any similar federal statute providing for the issuance of Foreign Air Carrier Permits or Certificates of Public Convenience and Necessity or substantially similar permits or certificates, is in effect, no Person shall be deemed to be a Scheduled Aircraft Operator within the meaning of this Agreement unless it also holds such a permit or certificate.
“Scheduled Completion Date” shall mean April 17, 2026 (as such date may be adjusted only as expressly permitted under this Agreement).

“Second Subordinated Mortgage” means that certain Wraparound Second Subordinated Leasehold Mortgage and Assignment of Leases and Rents by and from USAir, Inc., a Delaware corporation to Continental Airlines, Inc., a Delaware corporation, dated as of January 17, 1992 and recorded on March 4, 1992 in Reel 3280 Page 1073 in the official real property records of Queens County, New York.
“Section 41 Gate Termination” shall have the meaning set forth in Section 41(b)(7).
“Section 41 Gate Termination Date” shall have the meaning set forth in Section 41(b)(7).
“Section 41 Gate Termination Notice” shall have the meaning set forth in Section 41(b)(7).
“Section 41 Notice Period” shall have the meaning set forth in Section 41(b)(3)(i).
“Section 41 Notice to Provide Accommodations” shall have the meaning set forth in Section 41(b)(3)(i).
“Section 41 Terminated Gate” shall have the meaning set forth in Section 41(b)(7).
“Security Agreement” means that certain security agreement made effective as of December 9, 2010 and identified by agreement number AX-852, as amended, modified, supplemented, restated or replaced from time to time.
“Security Documents” means such documents that are designated by the Lessee as “Security Documents” in connection with the incurrence of any Lessee Debt by the Lessee in accordance with this Agreement, the repayment obligations of which are secured by one or more Leasehold Mortgages, and any subsequent amendment of or supplement to any such documents that is designated by the Lessee and, to the extent of any amendment or supplement that requires the consent of at least a majority in interest of the Lenders, or that could reasonably be expected to have an adverse effect on the Port Authority or its rights or obligations under this Agreement, approved and consented to by the Port Authority.
“Segment” shall have the same meaning as set forth in Section 7(b)(3).
“Soft Costs” shall have the meaning set forth in Section 18(d)(1).
“Statement of Estimated Liabilities” means a statement by the Port Authority setting forth (i) all amounts that (A) are estimated to be due and payable by the Lessee to the Port Authority under this Agreement as of the date of such statement or (B) to the best of the Port Authority’s knowledge, are expected to become due and payable by the Lessee under this Agreement on or prior to the date that is thirty (30) days after the date of such statement, (ii) to the extent not included in clause (i) above, all other obligations of the Lessee under this Agreement known to the Port Authority that should have been, but have not been, performed as of the date of such statement and (iii) to the extent not included in clauses (i) or (ii) above, all costs and expenses (including legal fees), taxes, fees, charges and disbursements estimated to be paid or incurred by the Port Authority in connection with any applicable Event of Default, the termination of this Agreement, the recovery of possession from the Lessee, and the preparation, execution and delivery of the New Agreement and related agreements, in each case, to the extent applicable.
“Street Prices” shall have the meaning set forth in Section 34(h).
“Sublease” or “sublease” shall mean any sublease (including a sub-sublease or any further level of subletting) and any occupancy, license, franchise or concession agreement applicable to the Premises or any portion thereof.
“Sublease Fee” shall have the meaning set forth in Section 32(j)(i)(B).
“Sublease Payments” shall have the meaning set forth in Section 32(j)(i)(A).
“Sublessee” shall have the meaning set forth in Section 32(d).
“Subtenant” or “subtenant” shall mean any subtenant (including a sub-subtenant or any further level of subtenant), operator, licensee, franchisee, concessionaire or other occupant, pursuant to a Sublease.
“Successor Recognized Mortgagee” means a successor to a Recognized Mortgagee selected and appointed in accordance with the Leasehold Mortgage; provided, that such successor is an Institutional Lender (or agent or trustee acting on behalf thereof) and not a Prohibited Party.
“Surface Carrier” shall have the meaning set forth in Section 25(a).
“Surrendered Premises” shall have the meaning in Section 2(c).
“Surrendered Premises Effective Date” shall have the meaning set forth in Section 2(c).
“Taking” shall have the meaning set forth in Section 45 (Condemnation).
“Tank” or “Tanks” shall have the meaning set forth in Section 75(a).
“Target Entity” shall have the meaning set forth in Section 62(a).
“Tax-Exempt Bonds” shall mean any obligations the interest on which is excludable from gross income for federal income tax purposes under section 103(a) of the Code, except for any period that any such obligations shall be held by a “substantial user” or “related person” of facilities provided from the proceeds of such obligations, within the meaning of section 147(a) of the Code, to the extent that the proceeds of such obligations are allocated to facilities leased by the Lessee under this Agreement. For the avoidance of doubt, the term “Tax-Exempt Bonds” may include any such bonds issued by the Port Authority, to the extent the proceeds of such bonds have been used (i) to finance construction of improvements in the Existing Premises, (ii) as a source of funds for the NTF Milestone Payments applied to the Eligible Project Costs with respect to the New Terminal Facilities or (iii) as a source of funds for any investment described in Section 6(a)(4) on components of the New Terminal Facilities.

“Taxilane M” shall have the meaning set forth in Section 2(b)(4).
“Taxiways” shall have the meaning set forth in the definition of “Public Aircraft Facilities”.
“TCAP Manual” shall mean The Port Authority of New York and New Jersey’s Tenant Construction and Alteration Process Manual (March 2017), and any subsequent edition or replacement thereof.
“Temporary Rights of Access” shall have the meaning set forth in Section 5(b)(3).
“Tenant Alteration Application” shall mean a tenant alteration application in the form prescribed by the Port Authority from time to time pursuant to the TCAP Manual.
“Term” shall have the meaning set forth in Section 3 (Term).
“Terminal B Project” shall mean the redevelopment of the Central Terminal Building located at the Airport pursuant to the LGP Lease.
“Trailer Site Permit” shall have the meaning set forth in the recitals hereto.
“Trailer Site Premises” shall have the meaning set forth in the recitals hereto.
“Travel Costs” shall have the meaning set forth in Section 96(e)(2).
“True-Up Balance” shall have the meaning set forth in Section 7(b)(4).
“True-Up Balance Formula” shall have the meaning set forth in Section 7(b)(4).
“True-Up Payment” shall have the meaning set forth in Section 7(b)(4).
“True-Up Payment Cap Formula” shall have the meaning set forth in Section 7(b)(4).
“True-Up Period” shall have the meaning set forth in Section 7(b)(4).
“True-Up Reconciliation” shall have the meaning set forth in Section 7(b)(4).
“TSA” means the Transportation Security Administration created under the Aviation and Transportation Security Act, 49 U.S.C. § 40101 et seq., or any successor agency thereto.
“Unamortized Capital Investment” shall mean, as of any date of determination,
(a)    for purposes of Section 41 (Requesting Airlines) of this Agreement, the sum of:
(i)    the amount of Lessee Debt incurred by the Lessee in accordance with this Agreement to pay or reimburse D&C Work Costs outstanding as of the date of payment pursuant to Section 41(b)(8)(i); and

(ii)    the aggregate amount of all equity used by the Lessee for the payment or reimbursement of D&C Work Costs;
provided, that if the Lessee has incurred Lessee Debt, the Unamortized Capital Investment or a portion thereof payable by the Port Authority pursuant to clause (a) above shall be further reduced by an amount equal to the pro-rated portion of any cash reserves then on deposit in the Lessee’s collateral accounts;
(b)    for all other uses in this Agreement, the sum of:
(i) the lesser of (1) the amount of Lessee Debt incurred by the Lessee in accordance with this Agreement to pay or reimburse the D&C Work Costs and outstanding as of the applicable date of payment hereunder, and (2) the amount of the Lessee Debt incurred by the Lessee in accordance with this Agreement to pay or reimburse the D&C Work Costs which would be outstanding as of such date assuming a straight-line amortization of the aggregate amount of Lessee Debt in accordance with the initial Financing Documents (or, in the case of any permitted Refinancing, the Refinancing Documents for such permitted Refinancing); and
(ii) the aggregate amount of all equity used by the Lessee for the payment or reimbursement of D&C Work Costs, provided, that if the Lessee has incurred Lessee Debt in connection with the D&C Work Costs, the Unamortized Capital Investment or a portion thereof payable by the Port Authority pursuant to this clause (b) shall be further reduced by an amount equal to the pro-rated portion of any cash reserves then on deposit in the Lessee’s collateral accounts.
“Unknown Archeological Remains” shall mean any Archaeological Remains that, as of the Effective Date, (a) are not known to the Lessee or were not notified to the Lessee by the Port Authority and (b) could not reasonably have been identified by an appropriately qualified and experienced contractor or engineer exercising due care and skill and Best Management Practice in the same or equivalent circumstances through review and analysis of Available Documents or publicly available information.
“Unknown Conditions” shall mean (i) Unknown Archaeological Remains, (ii) Unknown Endangered Species and/or (iii) Unknown Facilities.
“Unknown Endangered Species” shall mean any Endangered Species discovered on the Premises: (i) the continual or habitual presence of which was not identified or described in Available Documents or publicly available information as of the Effective Date or (ii) which could not reasonably be expected to be found continually or habitually on the Premises based on a review and analysis of the Available Documents or publicly available information as of the Effective Date, and (iii) in either case, which, as of the Effective Date, are not known to the Lessee or were not notified to the Lessee by the Port Authority.
“Unknown Facilities” shall mean a Utility (including wiring, piping, batteries, mobile equipment and other supporting conduits or cables) or Tank present on the Premises or the areas subject to the Rights of Access and O&M Access Areas which, as of the Effective Date, (i) is not known to the Lessee or was not notified to the Lessee by the Port Authority, (ii) is not identified in, or is not apparent upon inspection of, or cannot be reasonably inferred from, the Available Documents or publicly available information, and (iii) could not reasonably have been identified by an appropriately qualified and experienced contractor or engineer exercising due care and skill and Best Management Practice in the same or equivalent circumstances through review and analysis of Available Documents or publicly available information as of the Effective Date; provided, that any Utility for which the actual centerline location is located at, or less than twenty (20) feet distant from, the horizontal centerline location indicated therefor (without regard to vertical location) in the Available Documents, shall in no event constitute an Unknown Facility.
“Utility” shall mean a privately, publicly, or cooperatively owned line, facility, or system (including conduits and concrete structures in which utility lines are contained) for transmitting or distributing communications, power, electricity, light, heat, gas, oil, crude products, water, steam, waste, storm water not connected with the highway drainage, or other similar commodities, including wireless telecommunications, television transmission signals and publicly owned fire and police signal systems, which directly or indirectly serve the public. The necessary appurtenances to each Utility facility shall be considered part of such Utility.
“Utility Restoration” shall have the meaning set forth in Section 30(b)(1).
“Utility Servicing” shall have the meaning set forth in Section 30(b)(1).
“Value Engineering Lessee Changes” shall have the meaning set forth in Section 5(cc)(2)(iii).
“Work” shall mean the D&C Work and the Operations and Maintenance Work. For the avoidance of doubt, all work and services required to be furnished, performed and provided by the Lessee under the Project Documents shall constitute either D&C Work or Operations and Maintenance Work.
Section 2.    Letting.
(a)Existing Premises. Pursuant to the Existing Agreements, the Port Authority (i) has let to the Lessee and the Lessee has hired and taken from the Port Authority at the Airport in the County of Queens, City and State of New York, upon all the terms, conditions, provisions and agreements of the Existing Agreements, the Existing Lease Premises, and the Existing Permit Premises (the corresponding lease lines identified as “Former Delta Lease Line” shown on Exhibit 6 (Delta Leasehold)), and further, the Port Authority shall continue to let to the Lessee and the Lessee shall continue to hire and take from the Port Authority the Existing Lease Premises and the Existing Permit Premises for the Term of this Agreement in accordance with the terms and conditions hereof, together with all buildings, structures, fixtures, improvements and other property of the Port Authority located therein, thereon or thereunder, and all structures, improvements, additions, buildings, installations and facilities located, constructed or installed, or which may be located, constructed or installed therein, thereon or thereunder, and the equipment permanently affixed or permanently located therein, such as electrical, plumbing, sprinkler, fire protection and fire alarm, heating, steam, sewage, drainage, refrigerating, communications, gas and other systems, and their pipes, wires, mains, lines, tubes, conduits, equipment and fixtures, and all paving, drains, culverts, ditches and catch-basins constructed therein, thereon or thereunder as of the Effective Date (the “Existing Premises”) and (ii) grants to the Lessee and the Lessee hereby hires and takes from the Port Authority at the Airport the Permanent Rights of Access. The Lessee hereby agrees to accept the Existing Premises “as is” in the condition as of the Effective Date and, to assume all responsibility for any and all risks, costs and expenses of any kind whatsoever caused by, arising out of or in connection with the condition of the Existing Premises, whether any aspect of such condition existed prior to, on or after the Effective Date and to indemnify and hold harmless the Port Authority Indemnified Parties for all such risks, responsibilities, costs and expenses (excepting, with respect to the Lessee’s obligations to indemnify the Port Authority and its officers, employees, agents and authorized representatives, only such risks, responsibilities, costs and expenses arising solely from the negligence or willful misconduct of the Port Authority or any officer, employee, agent or authorized representative of the Port Authority), including, without limitation, attorney’s fees (including fees of in-house and outside counsel to the Port Authority) and disbursements to the extent required under Section 19 (Indemnity). Pursuant to this Section 2(a), Lessee assumes responsibility for all risks, costs and expenses of any kind whatsoever caused by, arising out of or in connection with Environmental Requirements applicable to the Existing Premises, including in connection with the Lessee’s use, occupancy and activities under this Agreement, provided however, that nothing in this Section 2(a) is intended to expand or limit the Lessee’s obligations relating to Hazardous Substances in Section 73(b), Section 76(d), or the Lessee’s obligations in Sections 75(e) or 76(i), or the Lessee’s obligations as set forth in Section 75 (Storage Tanks and Pipelines), 76 (Environmental Compliance and Related Matters) and 77 (End of Term Obligations).
(b)Additional Premises. Effective at 12:01 am New York City time on one or more dates to be agreed between the Port Authority and the Lessee (each, an “Additional Premises Effective Date”) after the implementation by the Lessee of the Comprehensive Parking and Traffic Plan delivered as a condition precedent to the Effective Date pursuant to Section 4(j), in addition to the Existing Premises heretofore let to the Lessee under this Agreement, the letting of which shall continue in full force and effect, the Port Authority shall let to Lessee, and the Lessee shall hire and take from the Port Authority at the Airport in the County of Queens, City and State of New York, upon all the terms, conditions, provisions and agreements of this Agreement, the following (in whole or in one or more portions thereof, and concurrently or at different times, as agreed between the Parties):
(1)    public parking lot P4 as the Parties have agreed is required to support the development of the Lessee’s new headhouse building and roadway network located closer to the Grand Central Parkway shown in shading on Exhibit 7 (Additional Premises);
(2)    public parking lot P5 to support airside operation improvements, including aircraft parking hardstands, maintaining the restricted vehicles service roads (provided that such restricted vehicles service roads, when constructed by the Lessee, shall be deemed the Off-Premises Facilities), associated taxi lanes, deicing pads and the terminal gate reconfiguration shown in shading on Exhibit 7 (Additional Premises);

(3)    a taxihold area between the Existing Terminal Facilities as the Parties have agreed, shown in shading on Exhibit 7 (Additional Premises); and
(4)    an area identified as taxiway M (“Taxilane M”), as the Parties have agreed is required to support airside operation improvements, including aircraft parking hardstands, maintaining the restricted vehicles service roads (provided that such restricted vehicles service roads, when constructed by the Lessee, shall be deemed the Off-Premises Facilities), associated taxi lanes, deicing pads and the terminal gate reconfiguration shown in shading on Exhibit 7 (Additional Premises);
(5)    the bus turnaround area located between the public parking lot P5 and Existing Terminal D shown in shading on Exhibit 7 (Additional Premises);
(6)    Air Operations Area (AOA) between Existing Terminal D and the Existing Terminal D hardstands shown in shading on Exhibit 7 (Additional Premises); and
(7)    the approach roadways to the New Terminal Facilities headhouse and the roadways exiting the New Terminal Facilities, as the Parties have agreed, shown in shading on Exhibit 7 (Additional Premises).
and, with respect to each of sub-clauses (1) through (7) above, together with all buildings, structures, fixtures, improvements and other property of the Port Authority located therein, thereon or thereunder, and all structures, improvements, additions, buildings, installations and facilities located, constructed or installed, or which may be located, constructed or installed therein, thereon or thereunder, and the equipment permanently affixed or permanently located therein, such as electrical, plumbing, sprinkler, fire protection and fire alarm, heating, steam, sewage, drainage, refrigerating, communications, gas and other systems, and their pipes, wires, mains, lines, tubes, conduits, equipment and fixtures, and all paving, drains, culverts, ditches and catch-basins constructed therein, thereon or thereunder as of the applicable Additional Premises Effective Date (each, an “Additional Premises”), all of the foregoing which after the applicable Additional Premises Effective Date shall become a part of the Premises. The Lessee hereby agrees to accept each Additional Premises “as is” in the condition as of the Additional Premises Effective Date and, to assume all responsibility for any and all risks, costs and expenses of any kind whatsoever caused by, arising out of or in connection with the condition of the Additional Premises, whether any aspect of such condition existed prior to, on or after the applicable Additional Premises Effective Date and to indemnify and hold harmless the Port Authority Indemnified Parties for all such risks, responsibilities, costs and expenses (excepting, with respect to the Lessee’s obligations to indemnify the Port Authority and its officers, employees, agents and authorized representatives, only such risks, responsibilities, costs and expenses arising solely from the negligence or willful misconduct of the Port Authority or any officer, employee, agent or authorized representative of the Port Authority), including, without limitation, attorney’s fees (including fees of in-house and outside counsel to the Port Authority) and disbursements to the extent required under Section 19 (Indemnity). Pursuant to this Section 2(b), Lessee assumes responsibility for all risks, costs and expenses of any kind whatsoever caused by, arising out of or in connection with Environmental Requirements applicable to the Additional Premises, including in connection with the Lessee’s use, occupancy and activities under this Agreement, provided however, that nothing in this Section 2(b) is intended to expand or limit the Lessee’s obligations relating to Hazardous Substances in Section 73(b), Section 76(d), or Lessee’s obligations in Sections 75(e) or 76(i), or the Lessee’s obligations as set forth in Section 75 (Storage Tanks and Pipelines), 76 (Environmental Compliance and Related Matters) and 77 (End of Term Obligations). For the avoidance of doubt, any Temporary Rights of Access that constitute Additional Premises shall no longer constitute Temporary Rights of Access as of the applicable Additional Premises Effective Date.
The Parties shall from time to time agree to modifications to the drawings identified as “Final Delta Lease Line” in Exhibit 6 (Delta Leasehold) as necessary to reflect the final lease lines corresponding to any Additional Premises let to the Lessee in accordance with this Section 2(b). Drawings that have been modified in accordance with the foregoing shall be incorporated into this Agreement pursuant to an agreement in writing by the Parties.
(c)Surrendered Premises. Effective at 12:01 am New York City time on one or more dates to be agreed between the Port Authority and the Lessee (each, a “Surrendered Premises Effective Date”), the Lessee (i) shall terminate its occupancy of, and (ii) shall, and shall cause all Lessee-Related Entities to, vacate, and (iii) shall deliver to the Port Authority actual, physical possession of, one or more portions of the Premises as agreed between the Parties, including the following areas:
(1)    the Air Operations Area (AOA) north of the Existing Terminal C shown in green cross-hatching and numbered “S5” on Exhibit 7 (Additional Premises);
(2)    the Air Operations Area (AOA) north of the Existing Terminal D hardstands, adjacent to the East Field Lighting Vault, shown in green cross-hatching and numbered “S1” on Exhibit 7 (Additional Premises);
(3)    portions of the approach roadways to Existing Terminal D shown in green cross-hatching and numbered “S2” and “S3”  on Exhibit 7 (Additional Premises); and
(4)    the landside area southwest of Existing Terminal C shown in green cross-hatching and numbered “S4” on Exhibit 7 (Additional Premises);
and, with respect to each of sub-clauses (1) through (4) above and any other portions of the Premises surrendered to the Port Authority pursuant to this Section 2(c), together with all buildings, structures, fixtures, improvements and other property of the Lessee located therein, thereon or thereunder, and all structures, improvements, additions, buildings, installations and facilities located, constructed or installed, or which may be located, constructed or installed therein, thereon or thereunder, and the equipment permanently affixed or permanently located therein, such as electrical, plumbing, sprinkler, fire protection and fire alarm, heating, steam, sewage, drainage, refrigerating, communications, gas and other systems, and their pipes, wires, mains, lines, tubes, conduits, equipment and fixtures, and all paving, drains, culverts, ditches and catch-basins constructed therein, thereon or thereunder as of the applicable Surrendered Premises Effective Date (each, a “Surrendered Premises”), all of the foregoing which after the applicable Surrendered Premises Effective Date, shall not be a part of the Premises. The termination of the Lessee’s occupancy of each such Surrendered Premises and delivery thereof to the Port Authority shall in each case be subject to and in accordance with the requirements of Sections 52 (Surrender) and 53 (Acceptance of Surrender of Lease) hereof.
The Parties shall from time to time agree to modifications to the drawings identified as “Final Delta Lease Line” on Exhibit 6 (Delta Leasehold) as necessary to reflect the final lease lines following the surrender of any Surrendered Premises in accordance with this Section 2(c). Drawings that have been modified in accordance with the foregoing shall be incorporated into this Agreement pursuant to an agreement in writing by the Parties.
(d)Finalization of Certain Exhibits.
(1)    The Parties acknowledge that the lease lines and corresponding coordinates and area tabulations on the drawings set forth in Exhibit 2 (O&M Responsibilities with respect to Certain Off-Premises Facilities), Exhibit 6 (Delta Leasehold), Exhibit 7 (Additional Premises) and Exhibit 11 (Temporary Rights of Access) as of the Effective Date (collectively, the “Effective Date Drawings”) are subject to final verification by the Parties. The Port Authority and the Lessee agree to work together to verify the same.
(2)    Following the Completion Date, the drawing identified as “Final Delta Lease Line” on Exhibit 6 (Delta Leasehold) shall be amended, as necessary, to reflect the final design and construction of the New Terminal Facilities and Off-Premises Facilities.
(3)    Drawings that have been modified in accordance with any of the foregoing shall be incorporated into this Agreement pursuant to an agreement in writing by the Parties.
(e)Subordination. The Premises are let to the Lessee and the Lessee takes the same subject to all the following: (i) easements, restrictions, reservations, covenants and agreements, if any, to which the Premises may now be subject, and rights of the public in and to any public street; (ii) rights, if any, of any enterprise, public or private, which is engaged in furnishing heating, light, power, gas, telecommunications, telephone, steam, or transportation services and of New York City and the State of New York; (iii) permits, licenses, regulations and restrictions, if any, of the United States of America, New York City or the State of New York or other Governmental Authority and (iv) the Basic Lease.
(f)FAA Requirements. The Lessee shall be obligated to negotiate a reimbursable agreement directly with the FAA to cover reasonable costs associated with FAA review of Form 7460 evaluations, engineering support necessary to process FAA permits and approvals, and required FAA special evaluations or analysis. The Port Authority shall cooperate with the Lessee and shall exercise reasonable efforts to cause its respective contractors to cooperate with the Lessee, in respect of the Lessee’s satisfaction of associated FAA requirements, and the costs and expenses thereof shall constitute Port Authority Support Costs.
(g)Non-Residential. The parties acknowledge that the Premises constitute non-residential real property.

(h)No Rights in Air Space. Except to the extent required for the performance of any of the obligations of the Lessee hereunder, nothing contained in this Agreement shall grant to the Lessee any rights whatsoever in the air space above any Partial Occupancy Portion above the heights of the structures thereon as of the DBO of such Partial Occupancy Portion.
Section 3.    Term. The term of the letting under this Agreement (the “Term”) with respect to the Existing Premises shall commence upon the Effective Date, and with respect to the Additional Premises shall commence upon the applicable Additional Premises Effective Date, and in each case shall end on the earlier of (i) 11:59 o’clock p.m. on the 30th day of December 2050, or the date of termination of the Basic Lease, whichever is earlier (the “Expiration Date”) and (ii) any earlier termination of this Agreement in accordance with its terms.
Section 4.    Conditions Precedent. On or prior to the Effective Date, each of the following conditions shall have been satisfied in full, unless waived in writing by the Port Authority or the Lessee, as the case may be:
(a)delivery by the Lessee to the Port Authority of the Baseline Schedule approved in form and substance by the Port Authority;
(b)delivery by the Lessee to the Port Authority of the Steel Sourcing Plan (as defined in the General Provisions) approved in form and substance by the Port Authority, together with the certificate of an authorized officer of the Lessee meeting the requirements of Section 6.2 of the General Provisions or a request for waiver meeting the requirements of Section 6.3 of the General Provisions;
(c)delivery by the Lessee to the Port Authority of the submittals listed in Exhibit 8 (RPW Effective Date Conditions Precedent) that are required to be delivered by Lessee to the Port Authority in accordance with the Requirements and Provisions for Work (each such item, as approved in form and substance by the Port Authority or as was subject to the Port Authority’s comment, as applicable);
(d)delivery by the Lessee to the Port Authority of the Payment and Milestone Schedule approved in form and substance by the Port Authority;
(e)delivery by the Lessee to the Port Authority of evidence that each of the Governmental Approvals required to be obtained by the Lessee prior to the Effective Date or necessary for the commencement of the D&C Work has been obtained and is full force and effect;
(f)delivery by the Lessee to the Port Authority of certificates of insurance evidencing the procurement of all relevant insurance required to be maintained pursuant to this Agreement (other than insurance coverage not required to be in effect until a later date pursuant thereto) and delivery of a certification of the Lessee’s insurance broker or insurance consultant stating that (i) such insurance broker or insurance consultant has reviewed the insurance required to be in place as of the Effective Date, (ii) the Lessee has obtained all insurance required to be in effect as of the Effective Date and such policies comply with the requirements set forth in this Agreement (in form and substance), (iii) such policies are in full force and effect as of the Effective

Date and (iv) as of the Effective Date, all premiums due and payable on such policies have been paid in full, each in form and substance approved by the Port Authority;
(g)(i) delivery by the Lessee of the first Construction Application and each of the Reference Documents (excluding the Requirements and Provisions for Work), in each case in form and substance approved by the Port Authority; and (ii) delivery by the Port Authority of the Requirements and Provisions for Work;
(h)the FONSI has been issued;
(i)[Reserved];
(j)delivery by the Lessee to the Port Authority of a parking and traffic mitigation plan that describes, among other things, alternative parking solutions for each phase of the D&C Work and other parking mitigation plans, traffic circulation and control management, roadway paving, staging, level of maintenance service, pedestrian walkways and site logistics, during the D&C Work Period, approved in form and substance by the Port Authority (the “Comprehensive Parking and Traffic Plan”);
(k)delivery by the Lessee to the Port Authority of an environmental management plan meeting the requirements of Section 76(t), approved in form and substance by the Port Authority;
(l)delivery by the Lessee to the Port Authority of a letter describing the Lessee’s planned tax treatment with respect to this Agreement and the Premises, in form and substance approved by the Port Authority; and
(m)delivery by the Lessee of a certification, in substantially the form attached hereto as Exhibit 9 (Form of Lessee Certification).
Section 5.    Design and Construction by the Lessee.

a.	Comprehensive Plan.
(1)    As of the Effective Date, the Lessee has submitted to the Port Authority and the Port Authority has approved plans and specifications with respect to the D&C Work based on the Lessee’s Basis of Design (such plans and specifications, as approved by the Port Authority from time to time as required by this Agreement, the “Comprehensive Plan”). The redevelopment of the Existing Terminal Facilities, including landside and airside, shall be coordinated with the New Airport Design Guidelines.
(2)    The Lessee shall update the Comprehensive Plan with respect to any changes that would materially impact the operations (including operational capacity), quality or functionality of the New Terminal Facilities and/or the Off-Premises Facilities and shall submit to the Port Authority for its prior approval any amendment, revision or modification thereof resulting from such update, each of which shall not become effective until the same has been approved by the Port Authority.

b.D&C Work.
(1)    D&C Work. Subject to this Section 5 (Design and Construction by the Lessee) and the other provisions of this Agreement, the Lessee agrees, at its sole cost and expense, to design and to construct the New Terminal Facilities on the Premises as described in Section 5(b)(2)(i) below and to design and construct the Off-Premises Facilities outside the Premises as described in Section 5(b)(2)(ii) below, all as set forth in the Comprehensive Plan and the Project Documents and in accordance with Applicable Law and Applicable Standards (collectively, the “D&C Work”). Removal and disposal of Hazardous Substances conducted or required to be conducted to perform the D&C Work as described in Section 73(b) hereof is not Remediation for purposes of this Agreement.
(2)Scope of D&C Work.
(i)Scope of D&C Work on the Premises. Without limiting the generality of Section 5(b)(1), the Lessee agrees that the Comprehensive Plan shall include the D&C Work identified on Exhibit 10 (D&C Work Scope Document), attached hereto and hereby made a part hereof and entitled “D&C Work Scope Document” and, more generally, shall include the following:
(a)    the decommissioning and demolition of certain existing structures, fixtures and other improvements comprising the Existing Terminal Facilities; and
(b)    the design and construction on and under the Premises of among other things, the following:

(i)
a passenger terminal building consisting of approximately 1,140,000 square feet of floor space, the foregoing together with all associated and related areas and facilities, including but not limited to concourses, supporting buildings, utility and mechanical rooms, concession areas, stairwells, stairways, escalators and elevators, and all fixtures, furnishings and equipment necessary for the operation of a first-class domestic airport passenger terminal facility, to replace the Existing Terminal C and the Existing Terminal D, which new terminal building shall include a minimum of thirty-seven (37) Aircraft loading and unloading gate positions, as generally shown on Annex A (New Terminal Building (On-Premises)) of Exhibit 10 (D&C Work Scope Document);

(ii)	all necessary and appropriate contiguous aircraft ramp and apron areas for the New Terminal Facilities, and contiguous frontage roads on the Premises that are adjacent or parallel to the New Terminal Facilities, as generally shown on Annex B (Aircraft Ramp and Apron Areas (On-Premises)) of Exhibit 10 (D&C Work Scope Document);

(iii)	all necessary and appropriate temporary facilities on the Premises to support passenger terminal services during the construction of the New Terminal Facilities;

(iv)	all necessary and appropriate work together with all associated and related areas and facilities on the Premises for the connecting of the New Terminal Facilities with the East Garage;

(v)
all appropriate lines, mains, cables, manholes, wires, conduits and other facilities required in connection with or relating to the mechanical, utility, electrical, storm sewer, sanitary sewer, telephone, fire alarm, fire protection, gas and other systems on the Premises needed for the New Terminal Facilities, including all necessary relocations and upgrades with sufficient capacity for the New Terminal Facilities, de-icing fluid recovery systems, communication systems, and all work necessary or required to tie the foregoing to the utility access stubs now existing on or off the Premises which include water, electrical power, sanitary service lines, including all necessary valves and other equipment and accessories necessary to the use and operation of the heating, electrical, water and other utility systems which are to serve the Premises;

(vi)
work on Premises to facilitate the relocation of the existing taxi and for-hire vehicle hold lots between Existing Terminal C and Existing Terminal D to parking lot P-5, in accordance with Section 5(b)(2)(ii)(g);

(vii)	all grading and paving of ground areas and appropriate landscaping for the New Terminal Facilities, together with all associated and related areas on the Premises; and

(viii)	all necessary or required blast fences and other fencing on the Premises.

(c)    the re-alignment and installation of new storm water drainage pipe (the “New Storm Water Drainage Trunk Line”), of equal functionality to the existing 72”/78” RCP storm water drainage trunk line to the extent currently located within the Premises and under the footprint of the Existing Terminal D building (the “Existing Storm Water Drainage Trunk Line”), to another location on the Premises that is not under the footprint of the New Terminal Facilities (except as otherwise agreed by the Parties with respect to the relocation of the Existing Storm Water Drainage Trunk Line), and the appropriate disposal of the Existing Storm Water Drainage Trunk Line (and the content thereof) that is no longer in service due to replacement by a New Storm Water Drainage Trunk Line.
All of the foregoing demolition, design, construction and installation work in this Section 5(b)(2)(i) shall be performed by the Lessee on the Premises and shall be and become a part of the Premises under this Agreement and is sometimes collectively referred to herein as the “New Terminal Facilities.” The Parties agree that the term “New Terminal Facilities” shall not include the Lessee’s personal property, trade fixtures or equipment, but shall include any systems and equipment as are affixed to the realty or are necessary for the proper operation of the New Terminal Facilities.
(ii)Scope of D&C Work for the Off-Premises Facilities. In addition to all hereinabove mentioned, the Lessee shall include as part of its Comprehensive Plan the design and construction of the following work, which construction, however, shall not be on the Premises and shall not be part of the Premises under this Agreement:
(a)expansion of the East Garage to match the design, height and finishes of the existing parking garage to accommodate a total of 2,000 patron parking spaces, and construction of the pedestrian bridge connecting the New Terminal Facilities to the East Garage as described in more detail in Annex C (East Garage Expansion and New Terminal Facilities East Garage Pedestrian Bridge (Off-Premises)) of Exhibit 10 (D&C Work Scope Document);
(b)certain improvements to the public airport roadways as shown on Annex D (Public Airport Roadways Improvements and Taxi and FHV Lot) of Exhibit 10 (D&C Work Scope Document), together with all appropriate ground lighting, lines, pipes, drains, wires, cables, manholes and conduits and other related facilities and infrastructure work;
(c)construction of a unifying architectural connecting structure and all required appurtenances/utilities, to connect from the New Terminal Facilities to a location terminating on the west side of 102nd Street as shown on Annex E (New Terminal Facilities / West 102nd Street Connecting Structure (Off-Premises)) of Exhibit 10 (D&C Work Scope Document). The D&C Work includes the construction of such unifying architectural connecting structure but excludes the construction of the section of the unifying architectural connecting structure over the future AirTrain station. The unifying architectural connecting structure shall be constructed by the Lessee in a manner consistent with the requirements of the New Airport Design Guidelines and to allow for future connection to the section of the unifying architectural connecting structure over the future AirTrain station;

(d)construction of a portion of the landside pedestrian bridge to connect the New Terminal Facilities and the future Central Hall at a location terminating on the west side of 102nd Street as shown on Annex F (New Terminal Facilities / Central Hall Landside Pedestrian Bridge (Off-Premises)) of Exhibit 10 (D&C Work Scope Document). The landside pedestrian bridge to be constructed by the Lessee shall be installed above 102nd Street and shall allow for future construction within the AirTrain guiderail/structure south of the electrical substation and the East Garage, as shown on Annex F (New Terminal Facilities / Central Hall Landside Pedestrian Bridge (Off-Premises)) of Exhibit 10 (D&C Work Scope Document). The landside pedestrian bridge must be constructed to allow for the future East AirTrain station and AirTrain rails within the right of way limits of the AirTrain from the 102nd Street Bridge to the east end of the East AirTrain Station, as shown on Annex G (AirTrain Right of Way (Off-Premises) - Arrivals) of Exhibit 10 (D&C Work Scope Document). The pedestrian bridge shall be consistent with the requirements of the New Airport Design Guidelines;
(e)all appropriate lines, mains, cables, manholes, wires, conduits and other facilities required in connection with or relating to the mechanical, utility, electrical, storm sewer, sanitary sewer, telephone, fire alarm, fire protection, gas and other systems off the Premises needed for the New Terminal Facilities, including all necessary relocations and upgrades with sufficient capacity for the New Terminal Facilities, de-icing fluid recovery systems, communication systems, and all work necessary or required to tie the foregoing to the utility access stubs now existing on or off the Premises which include water, electrical power, sanitary service lines, including all necessary valves and other equipment and accessories necessary to the use and operation of the heating, electrical, water and other utility systems which are to serve the Premises;
(f)construction of a new taxi and for-hire-vehicle (FHV) parking and staging lot providing parking and staging spaces, on the eastern side of the site adjacent to the roadway network to accommodate approximately 300 vehicles, at the location shown on Annex D (Public Airport Roadways Improvements and Taxi and FHV Lot) of Exhibit 10 (D&C Work Scope Document);
(g)temporary relocation of the existing taxi and for-hire vehicle hold lots between Existing Terminal C and Existing Terminal D to parking lot P-5 to support terminal access improvements;
(h)all grading and paving of ground areas and appropriate landscaping for the Off-Premises Facilities;
(i)construction of the new Air Operations Area (AOA) access gate and the Restricted Vehicle Service Road (RVSR), approximately at the location shown on Annex J (AOA Access Gate and RSVR (Off-Premises)) of Exhibit 10 (D&C Work Scope Document); and
(j)construction of a new electrical substation on the Premises in the area shown on Annex K (Electrical Substation) of Exhibit 10 (D&C Work Scope Document), minimum of 12MVA, to serve the electrical needs of the Lessee and to service the additional electrical load required for the D&C Work, the entirety of which shall be turned over to the Port Authority for operation and maintenance upon substantial completion thereof as an Installation Portion in accordance with this Agreement (the “New Substation”). The Lessee shall perform all installation, testing and commissioning of equipment required for the operation of the New Substation.
All of the foregoing design, construction and installation work in this Section 5(b)(2)(ii) shall be performed by the Lessee off the Premises and shall not be or become a part of the Premises under this Agreement. Each of the foregoing is hereinafter sometimes referred to as an “Installation” and all Installations covered under this Section 5(b)(2)(ii) are sometimes hereinafter collectively referred to as the “Off-Premises Facilities.”
(3)Temporary Access Rights.
(i)    Subject to the terms and conditions set forth in this Agreement, including, specifically, the immediately succeeding sentence in clause (3)(ii), and by no later than the dates that permit the Lessee to perform, or cause to perform, the D&C Work consistent with the Baseline Schedule and, if applicable, the Established Integration Schedule, the Port Authority will grant to the Lessee, and the Lessee will take, for use by the Lessee and its Contractors, those certain rights of way and access and use of those off-Premises portions of the Airport shown on Exhibit 11 (Temporary Rights of Access) (“Temporary Rights of Access”) for ingress and egress, on foot and in vehicles, storage of materials, staging of construction, support, drainage, temporary utilities and other purposes with respect to the D&C Work during the D&C Work Period and consistent with the purposes of this Agreement, all as set forth on Exhibit 11 (Temporary Rights of Access).
(ii)    The Parties acknowledge and agree that, as of the Effective Date, the rights to occupy and use the portion of the Airport shown in diagonal hatching on Exhibit 11 (Temporary Rights of Access) has been granted exclusively to LGP. The Lessee shall expeditiously and in good faith, in accordance with its obligations under the Construction Coordination Agreement (including Section 1.1(a) thereof), coordinate with LGP to receive rights of way and access and use of such portions of the Airport as is necessary to support the D&C Work, and the Port Authority shall provide PA Support Services (as defined in the Construction Coordination Agreement) in connection therewith in accordance with its obligations under the Construction Coordination Agreement. Any such portion of the Airport to which the Lessee receives any rights of way or access or use in accordance with the foregoing shall be treated as Temporary Rights of Access for purposes of this Agreement.
(iii)    Temporary Rights of Access are non-exclusive in nature and use of any property subject to a Temporary Right of Access is subject to any prior rights, interests, or charge or encumbrance of any kind.
(iv)    The Parties may from time to time agree to modifications to the drawings set forth in Exhibit 11 (Temporary Rights of Access) as necessary to reflect changes in any Temporary Rights of Access identified therein. Drawings that have been modified in accordance with the foregoing shall be incorporated into this Agreement pursuant to one or more agreements in writing by the Parties.

(4)Quality of D&C Work. In the performance of the D&C Work, in addition to complying with Section 10 (Compliance with Governmental Requirements) and other applicable provisions of this Agreement, the Lessee shall comply with applicable industry “best practices” guidelines.
(5)Minimum Construction Amount. The Lessee shall expend not less than Three Billion Dollars and Zero Cents ($3,000,000,000.00) (hereinafter the “Minimum Construction Amount”) for the D&C Work (including the Off-Premises Facilities), consisting of the sum of: (i) the amounts paid by the Lessee to its Contractors for work actually performed and labor and materials actually furnished in connection with the D&C Work to ready the Premises for initial occupancy by the Lessee and to ready the Off-Premises Facilities for operational use; and (ii) the payments made and expenses incurred by the Lessee, in connection with such construction, for engineering, architectural, professional and consulting services and the supervision of the D&C Work.
c.Port Authority Perimeter Intrusion Detection System (PIDS).
(1)The Parties acknowledge that the Perimeter Intrusion Detection System (“PIDS”) may be located and operated, at all times during the Term, from the Premises and the Lessee shall allow such equipment to remain and be operated at the Premises without any consideration therefor, and allow the Port Authority and its designees ingress and egress to the Premises, and access to the PIDS, so that the same can be maintained, repaired, replaced, substituted or removed, in each case, by the Port Authority. In the event the Port Authority determines that it is necessary, as a result of the D&C Work, to remove, relocate or replace any portion of the PIDS to maintain required security coverage during the D&C Work Period, it shall be entitled to direct the Lessee to do so, at the Lessee’s cost and expense, following written notification thereof to the Lessee.
(2)The Lessee and the Port Authority shall cooperate with each other, and exercise reasonable efforts to cause their respective contractors to cooperate with each other, in negotiations with the Port Authority’s PIDS provider and in reaching an agreement mutually agreed by the Parties with the Port Authority’s PIDS provider. The Lessee shall comply with the reasonable written notification and contracting requirements of the Port Authority’s PIDS provider and shall directly contract with the Port Authority’s PIDS provider as described in the Requirements and Provisions for Work.
d.Risk of Loss.
(1)    The Lessee hereby assumes the risk of loss or damage to all of the D&C Work prior to the completion thereof and the risk of loss or damage to all property of the Port Authority arising out of or in connection with the performance of the D&C Work. In the event of such loss or damage, the Lessee shall forthwith repair, replace and make good the D&C Work and the property of the Port Authority without cost or expense to the Port Authority.
(2)    The Lessee shall itself, and shall also impose and enforce obligations on its Contractors to, indemnify and hold harmless the Port Authority Indemnified Parties from and against all claims and demands, just or unjust, of third persons (including employees, officers and agents of the Port Authority) arising or alleged to arise out of the performance of the D&C Work and for all expenses incurred by it and by them in the defense, settlement or satisfaction thereof including, without limitation, claims and demands for death, for personal injury or for property damage, whether they arise from the acts or omissions of the Lessee, of any of its Contractors, of the Port Authority, or of third persons, or from acts of God or of the public enemy, or otherwise (including claims of New York City against the Port Authority pursuant to the provisions of the Basic Lease whereby the Port Authority has agreed to indemnify New York City against claims), excepting, with respect to the Lessee’s obligations to indemnify the Port Authority and its officers, employees, agents and authorized representatives, only such risks, responsibilities, costs and expenses arising solely from the negligence or willful misconduct of the Port Authority or any officer, employee, agent or authorized representative of the Port Authority, with respect to the D&C Work. If so directed, the Lessee shall at its own expense defend any suit based upon such claim or demand (even if such suit, claim or demand is groundless, false or fraudulent), and in handling such it shall not, without obtaining express advance written permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority.
e.Contractors Approval; Required Contract Provisions.
(1)No later than sixty (60) days prior to entering into a Contract or Contracts for any part of the D&C Work, the Lessee shall submit to the Port Authority for its approval (i) the names of the proposed contractors (including architects and engineers) or potential bidders to whom the Lessee may award a Contract or Contracts with respect to the D&C Work, and (ii) the type of D&C Work that the Lessee anticipates each of such contractors or bidders would perform. The Port Authority may, within ten (10) Business Days of such Lessee’s submission, comment on the proposed contractors or potential bidders. The Lessee shall not employ or approve any contractor or bidder to which the Port Authority has reasonable objection and has notified the Lessee in writing of such objection and the basis therefor within such ten (10) Business Days’ period.
(2)Without limiting the other provisions in this Agreement and the Requirements and Provisions for Work with respect to the provisions required to be contained in the Contracts for the performance of the D&C Work, the Lessee shall expressly include in all Contracts it executes for the performance of the D&C Work the following provisions, and agrees that it shall require all of its Contractors to include in all of their respective Contracts for the performance of the D&C Work a provision that obligates each Contractor to be subject to the corresponding payment requirements as specified in this Section 5(e)(2) below with respect to each lower-tier Contractor:
“If (i) the Contractor fails to perform any of his obligations under the Contract, including his obligation to the Lessee to pay any claims lawfully made against him by any materialman, subcontractor or workman or other third person which arises out of or in connection with the performance of the Contract or (ii) any claim (just or unjust) which arises out of or in connection with the Contract is made against the Lessee or (iii) any subcontractor under the Contract fails to pay any claims lawfully made against him by any materialman, subcontractor, workman or other third persons which arise out of or in connection with the Contract or if in the Lessee’s opinion any of the aforesaid contingencies is likely to arise, then the Lessee shall have the right, in its discretion, to withhold out of any payment (final or otherwise and even though such payments have already been certified as due) such sums as the Lessee may deem ample to protect it against delay or loss or to assume the payment of just claims of third persons, and to apply such sums in such manner as the Lessee may deem proper to secure such protection or satisfy such claims.
All sums so applied shall be deducted from the Contractor’s compensation. Omission by the Lessee to withhold out of any payment, final or otherwise, a sum for any of the above contingencies, even though such contingency has occurred at the time of such payment, shall not be deemed to indicate that the Lessee does not intend to exercise its right with respect to such contingency. Neither the above provisions for rights of the Lessee to withhold and apply monies nor any exercise or attempted exercise of, or omission to exercise, such rights by the Lessee shall create any obligation of any kind to such materialmen, subcontractors, workmen or other third persons. Until actual payment is made to the Contractor, his right to any amount to be paid under the Contract (even though such amount has already been certified as due) shall be subordinate to the rights of the Lessee under this provision.”
(3)Without limiting the other provisions in this Agreement with respect to the provisions required to be contained in the Contracts for the performance of the D&C Work, the Lessee shall, exercising Best Management Practice, in each Contract for the performance of the D&C Work that the Lessee executes, at a minimum:
(i)    require the Contractor to carry out the D&C Work in accordance with Applicable Law, Applicable Standards, all Governmental Approvals, Best Management Practice and the terms, conditions and standards set forth in the Project Documents;
(ii)    include a covenant to maintain all Governmental Approvals required by Applicable Law and Applicable Standards for the performance of the applicable D&C Work;
(iii)    set forth customary representations, warranties, guaranties, performance security and liability provisions of the Contractor in accordance with Best Management Practice for work of similar scope and scale;
(iv)    require the Contractor to obtain and maintain in force such insurance coverages as is described in Section 18 (Insurance);
(v)    expressly require the Contractor to participate in meetings between the Lessee and the Port Authority (if such participation is requested or approved by the Port Authority) concerning matters pertaining to such Contractor, the D&C Work or the coordination of the D&C Work with other Contractors and the contractors working at the Airport; provided, that all direction to such Contractor shall be provided by the Lessee but nothing herein shall limit the authority of the Port Authority to give such direction or take such action as in its opinion is necessary to remove an immediate and present threat to the safety of life or property;
(vi)    include an agreement by the Contractor to participate in any dispute resolution proceeding pursuant to this Agreement if such participation is requested by the Port Authority;
(vii)    without cost to the Port Authority and subject to the rights of the Lenders, expressly permit assignment to the Port Authority, or its successor, assignee or designee, of all Lessee’s rights under the Contract, contingent only upon delivery of a written request from the Port Authority following termination or expiration of this Agreement, allowing the Port Authority or its successor, assignee or designee to assume the benefit of the Lessee’s rights with liability only for those remaining obligations of the Lessee accruing after the date of assumption, such assignment to include the benefit of all Contractor warranties, indemnities, guarantees and performance security, and expressly state that any acceptance of assignment of the Contract by the Port Authority, or its successor, assignee or designee, shall not operate to make the Port Authority, or its successor, assignee or designee, responsible or liable for any breach of the Contract by the Lessee or for any amounts due and owing under the Contract for work or services rendered prior to assignment;
(viii)    subject to the rights of the Lenders, expressly include a covenant, expressly stated to survive termination of the Contract, to promptly execute and deliver to the Port Authority or its successor, assignee or designee a new contract between the Contractor and the Port Authority or its successor, assignee or designee on the same terms and conditions as the Contract, if (A) the Contract is rejected by the Lessee in bankruptcy or is wrongfully terminated by the Lessee and (B) the Port Authority delivers written request for such new contract within sixty (60) days following termination or expiration of this Agreement;
(ix)    expressly include requirements that the Contractor will comply with the applicable provisions of Section 96 (Books and Records);
(x)    expressly include the Port Authority Indemnified Parties as indemnitees, with direct right of enforcement, in any indemnity given by the Contractor under the Contract;
(xi)    expressly include an acknowledgement that the Contractor has no right or claim to any Lien with respect to the Work or the Premises for failure of the other contracting party to pay amounts due the Contractor, and a waiver of any such right or claim that may exist at law or in equity;
(xii)    subject to the rights of the Lenders, expressly include (A) the right of the Lessee to terminate the Contract upon any termination of this Agreement or (B) that the Contract automatically terminates upon any termination of this Agreement, in each case without liability of the Port Authority for the Contractor’s lost profits or business opportunity; and

(xiii)    expressly provide that any purported amendment with respect to any of the foregoing matters set forth in clauses (i) through (xii) above without the prior written consent of the Port Authority shall be null and void ab initio and of no force and effect.
(4)The Lessee shall provide to the Port Authority (i) a copy of any suspension, demobilization, default or termination notice provided to the Lessee by any Contractor, within five (5) days of the receipt thereof by the Lessee or (ii) a written notice of any suspension, demobilization, default or termination under any Contract within five (5) days of the Lessee becoming aware thereof.
(5)Notwithstanding the incorporation in any Contract of the Port Authority requirements, and notwithstanding any rights the Port Authority may have reserved to itself hereunder, the Port Authority shall have no liabilities or obligations of any kind to any Contractors engaged by the Lessee or for any other matter in connection with the relevant Contract, and the Lessee hereby releases and discharges the Port Authority of and from any and all such liability and obligations (excepting only such risks, responsibilities, costs and expenses arising solely from the negligence or willful misconduct of the Port Authority or any of its officers, employees and agents).
fConstruction Security.
The Lessee shall cause each of its Contractors providing, in accordance with Section 5(e)(3)(iii), a guaranty, letter of credit, surety bond or any other form of performance security under its Contract executed with the Lessee for the performance of the D&C Work, to expressly name the Port Authority an assignee beneficiary, a transferee beneficiary, an additional obligee or other applicable type of beneficiary thereof with the right to enforce such security once the Port Authority succeeds the position of the Lessee under such Contract pursuant to Section 5(e)(3)(vii) above. The Lessee shall deliver a duplicate original of each such guaranty or surety bond (or other form of security, as applicable) to the Port Authority before its effective date. The existence of any such security shall not limit or alter any other remedies of the Port Authority under this Agreement or Applicable Law.
gConstruction Application; Submittals.
(1)    Prior to the commencement of the D&C Work (except as permitted in accordance with Section 5(u) and this Section 5(g)) and in addition to the Comprehensive Plan, the Lessee shall execute and submit to the Port Authority for the Port Authority’s approval one or more construction applications in the form prescribed by the Port Authority and including plans and specifications of the D&C Work pursuant to and in accordance with the TCAP Manual (hereinafter, collectively with such plans and specifications, the “Construction Application”). Each Construction Application shall set forth in detail by appropriate plans and specifications for the D&C Work the Lessee proposes to perform and the manner of and time periods for performing the same including, without limitation, a schedule listing each contract proposed to be entered into for the performance of the D&C Work pursuant to such Construction Application and the estimated cost of the D&C Work to be performed under each such contract. The data to be supplied by the

Lessee shall identify each of the items constituting the D&C Work to be performed pursuant to such Construction Application, and shall describe in reasonable detail the related systems, improvements, fixtures and equipment to be installed by the Lessee.
(2)    All D&C Work shall be performed in accordance with the Construction Application and related plans and specifications that have been submitted to and approved by the Port Authority prior to the commencement of the D&C Work (except as permitted in accordance with Section 5(u) and this Section 5(g)(2)). The Port Authority may approve the Construction Application or may, in accordance with the TCAP Manual, issue a “Conditional Approval to Construct Letter.” Such conditional approval may be granted for only specific areas within the Premises. Upon issuance of such conditional approval by the Port Authority, the Lessee may commence relevant D&C Work only in the approved areas. The Lessee shall continue to resubmit plans and specifications as required until the Port Authority has issued its final approval of the applicable Construction Application. Upon approval of such plans and specifications by the Port Authority, the Lessee shall, subject to the foregoing provisions of this Section 5(g)(2), proceed diligently at its sole cost and expense to perform the D&C Work. All D&C Work, including workmanship and materials, shall be of first class quality. The Lessee shall re-do, replace or construct at its own cost and expense, any D&C Work not done in accordance with the approved Construction Application, the requirements of the Project Documents, Applicable Standards or Applicable Law.
(3)    The Lessee shall be responsible at its sole expense for retaining all architectural, engineering and other technical consultants and services and for developing, completing and submitting Construction Applications for the Port Authority’s approval. The plans and specifications to be submitted by the Lessee shall be in sufficient detail for Contractors to perform the D&C Work and shall bear the seal of a qualified and licensed architect or professional engineer. A qualified and licensed architect or professional engineer shall be responsible for the administration of the D&C Work. In connection with review by the Port Authority of the Lessee’s submissions under this Section 5(g), the Lessee shall submit to the Port Authority, at the Port Authority’s request, such additional data, detail or information as the Port Authority may find necessary. Following the Port Authority’s receipt of the Lessee’s complete Construction Application and related plans and specifications, the Port Authority shall give its written approval, conditional approval or rejection thereof, or shall request such revisions or modifications thereto as the Port Authority may find necessary. If the Port Authority approves or conditionally approves a Construction Application, the Lessee may, subject to Section 5(g)(2), commence performance of the proposed D&C Work as set forth therein.
(4)    The Port Authority may refuse to grant approval of any plans and specifications or any portion thereof, any submittals in connection with the Comprehensive Plan, a Construction Application or any other submittals in connection with the D&C Work, if, in its opinion, any such submittal or the proposed D&C Work as set forth therein (all of which shall be in such detail as may reasonably permit the Port Authority to make a determination as to whether the requirements hereinafter referred to are met) shall:
(i)    be unsafe, unsound, hazardous or improper for the use and occupancy for which it is designed; or

(ii)    not comply with the Comprehensive Plan or the New Airport Design Guidelines; or
(iii)    not comply with the Rules and Regulations with respect to external and interior building materials and finishes of similar existing or future improvements at the New Terminal Facilities; or
(iv)    be designed for use for purposes other than those authorized under this Agreement; or
(v)    set forth ground elevations or heights other than those prescribed by the Port Authority; or
(vi)    not provide adequate and proper circulation areas; or
(vii)    not be at locations or not be oriented in accordance with the Comprehensive Plan; or
(viii)    not comply with the provisions of the Basic Lease, including, without limiting the generality thereof, those provisions of the Basic Lease providing that the Port Authority will conform to the enactments, ordinances, resolutions and regulations of New York City and its various departments, boards and bureaus in regard to construction and maintenance of buildings and structures and in regard to health and fire protection which would be applicable if the Port Authority were a private corporation to the extent that the Port Authority finds it practicable so to do; or
(ix)    be in violation or contravention of any other provisions and terms of this Agreement; or
(x)    not comply with Applicable Laws, Governmental Approvals or Applicable Standards; or
(xi)    not comply with all applicable requirements of the National Board of Fire Underwriters and the Fire Insurance Rating Organization of New York; or
(xii)    not comply with the Rules and Regulations with respect to landscaping; or
(xiii)    not comply with the Rules and Regulations with respect to noise, air pollution, water pollution or other types of pollution (including as described in this Agreement); or
(xiv)    not comply with the Americans with Disabilities Act of 1990 and all federal rules, regulations and guidelines pertaining thereto including, but not limited to, the American National Standard Specifications for Making Buildings and Facilities Accessible to and Usable by Physically Handicapped People, ANSI A117.180; or

(xv)    not provide for sufficient clearances for taxiways, runways and apron areas; or
(xvi)    permit aircraft to overhang the boundary of the Premises, except when entering or leaving the Premises; or
(xvii)    not comply with the provisions of any Project Document.
(5)    In addition to and without limiting the foregoing, with respect to the portion of the D&C Work representing the Off-Premises Facilities or any Installation forming a part thereof, the Lessee’s design thereof and the said plans and specifications shall be subject to the complete prior written approval of the Port Authority and the Lessee shall make all changes and modifications to the said design, plans and specifications as may be required by the Port Authority pursuant to Section 5(cc)(1); provided, that the foregoing shall not limit the Lessee’s right to request that the Port Authority grant Partial Approval for Partial Approval Work with respect to the Off-Premises Facilities or any Installation forming a part thereof pursuant to Section 5(u).
(6)    The Lessee shall furnish or require its architect to furnish a full time resident engineer or, with the consent of the Port Authority, a representative of the Lessee authorized to act on behalf of the Lessee, during the D&C Work Period. The Lessee shall require certification by a licensed engineer of all pile driving data and of all controlled concrete work and such other certifications as may be required by the Port Authority from time to time.
hNo Port Authority Responsibility for Plans and Specifications. The Lessee agrees to be solely responsible for any plans and specifications used by it and for any loss or damages resulting from the use thereof, notwithstanding the same have been approved by the Port Authority and notwithstanding the incorporation therein of Port Authority recommendations or requirements.
iWarranties; Nonconforming Work.
(1)    The Lessee shall obtain from all of its Contractors performing any portion of the D&C Work appropriate representations, warranties, guarantees and obligations in accordance with Best Management Practice, for work of similar scope and scale. The Lessee shall use commercially reasonable efforts to cause any warranties so obtained to be expressly extended to the Port Authority; provided, that upon the occurrence of the DBO of any Installation Portion, the Lessee shall assign in favor of the Port Authority the Lessee’s rights under the relevant design and construction contracts with respect to the warranty coverage for such Installation Portion under terms that provide for the warranties to run solely for the benefit of the Port Authority. To the extent that any Contractor warranty is voided by reason of the Lessee’s negligence or failure to comply with the requirements of this Agreement in incorporating material or equipment into the Off-Premises Facilities or by reason of the Lessee’s failure to comply with the operations and maintenance instructions provided by such Contractor, the Lessee shall be responsible, at the Lessee’s sole cost and expense, for correcting any defects or deficiencies in the Off-Premises Facilities that would have been covered by such warranty had it not been voided. The Contractor warranties are in addition to all rights and remedies available to the Port Authority under this

Agreement or Applicable Law, and shall not limit the Lessee’s liability or responsibility imposed by this Agreement, Applicable Standards or Applicable Law with respect to the D&C Work.
(2)    The Lessee shall be responsible for the rectification of all D&C Work that does not conform to the requirements of the Project Documents (“Nonconforming Work”), including, to the extent necessary, through removal and/or replacement, whether discovered by the Lessee or by the Port Authority. The Lessee shall prepare and submit for Port Authority approval a Corrective Action Plan meeting the requirements of Section 3.10 of the General Provisions (a “Corrective Action Plan”) developed by the Lessee with respect to any Nonconforming Work. The Lessee shall promptly implement the Corrective Action Plan approved by the Port Authority. If the Lessee fails, within thirty (30) days after receipt of written notice from the Port Authority of any Nonconforming Work, to provide a Corrective Action Plan acceptable to the Port Authority regarding correction of such Nonconforming Work or thereafter fails to commence and diligently continue correction of such Nonconforming Work pursuant to such Corrective Action Plan, the Port Authority may, without prejudice to any other remedy the Port Authority may have hereunder or under Applicable Law, correct the same or cause it to be corrected, and the cost thereof shall be payable to the Port Authority by the Lessee upon demand.
(3)    Without limiting or affecting any other term or provision of this Agreement, the Lessee shall be solely responsible for the design, adequacy and operation of any utility, mechanical, electrical, communications and other systems installed in the Premises by the Lessee as D&C Work and any other improvements, additions, fixtures, finishes, decorations and equipment made or installed by the Lessee in the Premises as D&C Work and shall do preventive maintenance and make such repairs, replacements, rebuilding (ordinary or extraordinary, structural or non-structural) and painting necessary to keep such systems, improvements, additions, fixtures, finishes, decorations and equipment (whether the same involves structural or non-structural work) in the condition they were in when made or installed except for reasonable wear which does not adversely affect the efficient or proper utilization of any part of the Premises.
jThird-Party Claims. The Lessee shall pay or cause to be paid all claims lawfully made against it by its Contractors and all claims lawfully made against it by other third persons arising out of or in connection with or because of the performance of the D&C Work, and shall cause its Contractors to pay all such claims lawfully made against them; provided, however, that nothing herein contained shall be construed to limit the right of the Lessee or any of its Contractors to contest any claim of a Contractor, or other person and no such claim shall be considered to be an obligation of the Lessee within the meaning of this Section 5(j) unless and until the same shall have been finally adjudicated. The Lessee shall diligently seek to resolve any such claims and shall keep the Port Authority fully informed of its actions with respect thereto. Nothing herein contained shall be deemed to constitute consent to the creation of any liens or claims against the Premises nor to create any rights in said third persons against the Port Authority or the Lessee.
kTitle to Improvements. Title to all the D&C Work shall pass to New York City as the same or any part thereof is erected, constructed or installed and the portion thereof representing the New Terminal Facilities shall be and become a part of the Premises hereunder.

lLabor Harmony. In the performance of the D&C Work, the Lessee will not permit any situation or condition to arise or continue that causes any Labor Troubles at, or emanating from, the Premises which interferes with the operations (including any D&C Work) at the Premises. The determination of the Port Authority shall be conclusive on the Lessee and upon written notice from the Port Authority of the threat of any such Labor Troubles, the Lessee will (or will cause its Contractors to, as applicable) use all reasonable and diligent efforts to immediately rectify any condition causing or contributing to Labor Troubles as specified in such notice, but nothing in this Section 5(l) shall require the Lessee or its Contractors to waive any existing legal right. In the event of failure by the Lessee (or any of its Contractors, as applicable) to timely comply with the requirements of this Section 5(l), the Port Authority will have the right, by notice from the Port Authority to the Lessee, to suspend the Port Authority’s permission to the Lessee to proceed with the applicable portion of each specific construction project or, as applicable, of the D&C Work being performed by or on behalf of the Lessee and the Lessee will thereupon immediately cease the same. When Labor Troubles will be so settled that such interference or the threat of such interference no longer exists, the Port Authority by notice to the Lessee will reinstate the permission to the Lessee to perform the D&C Work on all the same terms and conditions as before the suspension.
mNo Third Party Beneficiary. Nothing contained in this Agreement shall grant or be deemed to grant any Contractor or any other person engaged by the Lessee or any of its Contractors in the performance of any part of the D&C Work any right of action or claim against the Port Authority, its Commissioners, officers, agents and employees with respect to any work any of them may do in connection with the D&C Work or otherwise. Nothing contained herein shall create or be deemed to create any relationship between the Port Authority and any such Contractor, or any other person engaged by the Lessee or any of its Contractors in the performance of any part of the D&C Work and the Port Authority shall not be responsible to any of the foregoing for any payments due or alleged to be due thereto for any work performed or materials purchased in connection with the D&C Work.
nAffirmative Action. Without limiting any of the terms and conditions of this Agreement, the Lessee understands and agrees that it shall put into effect prior to the commencement of any D&C Work an affirmative action program and Minority Business Enterprise (MBE) program and Women-owned Business Enterprise (WBE) program in accordance with the provisions of Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements), attached hereto and hereby made a part hereof. The said Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements) shall be applicable to the Lessee’s Contractors at any tier of construction and the Lessee shall include the provisions of said Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements) within all of its construction Contracts so as to make said provisions and undertakings the direct obligation of all construction Contractors at any tier of construction. The Lessee shall, and shall require its Contractors to furnish to the Port Authority such data, including but not limited to, compliance reports relating to the operation and implementation of the affirmative action, MBE and WBE programs called for hereunder as the Port Authority may request at any time and from time to time regarding the affirmative action, MBE and WBE programs of the Lessee and its Contractors at any tier of construction, and the Lessee shall, and shall also require that its Contractors at any tier of construction to, make and put into effect such modifications and additions thereto as may be directed by the Port Authority pursuant to the provisions hereof and said Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements) to effectuate the goals of the affirmative action, MBE and WBE programs.
oNon-Discrimination.
(1)    In addition to and without limiting any terms and provisions of this Agreement, the Lessee shall provide in its Contracts covering the D&C Work, or any portion thereof, that:
(i)    The Contractor shall not discriminate against employees or applicants for employment because of race, religion, color, national origin or sex, and shall undertake or continue existing programs of affirmative action to ensure that minority group persons are afforded equal employment opportunity without discrimination. Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeships and on the job training;
(ii)    At the request of either the Port Authority or the Lessee, the Contractor shall request such employment agency, labor union or authorized representative of workers with which it has a collective bargaining or other agreement or understanding and which is involved in the performance of the contract with the Lessee to furnish a written statement that such employment agency, labor union or representative shall not discriminate because of race, religion, color, national origin or sex, and that such union or representative will cooperate in the implementation of the Contractor’s obligations hereunder; and
(iii)    The Contractor will state, in all solicitations or advertisements for employees placed by or on behalf of the Contractor in the performance of the Contract, that all qualified applicants will be afforded equal employment opportunity without discrimination because of race, religion, color, national origin or sex.
(2)    The Contractor will include the provisions of Section 5(o)(1) in every Contract or purchase order in such a manner that such provisions will be binding upon each Contractor or vendor as to its work in connection with the Contract.
(3)    Without limiting any of the foregoing provisions and in addition thereto and without limiting any other terms or provisions of this Agreement, the Lessee agrees that the Lessee shall, and shall require its Contractors to use good faith efforts to maximize the participation of local business enterprises (“LBEs”) in the D&C Work in accordance with the provisions of Exhibit 20 (Local Business Enterprise and Employment Opportunity) hereof. It is specifically understood and agreed that the requirements set forth herein for the participation of LBEs shall not alter, limit, diminish or modify any of the obligations under this Agreement including, without limitation the obligation to put into effect the affirmative action program and the MBE and WBE programs in accordance with the provisions above set forth and set forth in Exhibit 19

(Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements) hereof.
pPort Authority Inspections; No Duty to Inspect.
(1)    The Port Authority shall have the right, through its duly designated representatives, to inspect the D&C Work and the plans and specifications thereof, at any and all times during the progress thereof and from time to time, in its discretion, to take samples and perform testing in any part of the D&C Work; provided, however, that the Port Authority shall coordinate and schedule with the Lessee so as to minimize any interference and delay in the D&C Work to the extent reasonably practicable.
(2)    It is hereby further understood and agreed that the Port Authority has no duty or obligation of any kind whatsoever to inspect or police the performance of the D&C Work by the Lessee, and the rights granted to the Port Authority hereunder shall not create or be deemed to create such a duty or obligation. Accordingly, the fact that the General Manager has not exercised the Port Authority’s right to require the Lessee to cease its construction of all or any part of the D&C Work shall not be or be deemed to be an agreement or acknowledgment on the part of the Port Authority that the Lessee has in fact performed such portion of the D&C Work in accordance with the terms of this Agreement or the Construction Application nor shall such fact be or be deemed to be a waiver by the Port Authority from the requirement of compliance by the Lessee with the provisions of this Agreement and the Construction Application with respect to the D&C Work.
qForecasts. Upon the request of the Port Authority from time to time, the Lessee shall submit to the Port Authority its forecasts of the number of people who will be working at various times during the period of construction and the term of the letting hereunder at the Premises, the expected utility demands, noise profiles and such other information as the Port Authority may require. The Lessee shall continue to submit its latest forecasts and such other information as may be required as aforesaid as the Port Authority shall from time to time and at any time request.
rNo Engineer Approval Authority. It is hereby expressly understood and agreed that neither the field engineer nor the Resident Engineer nor the General Manager has any authority to approve any plans and specifications of the Lessee with respect to the D&C Work, to approve the construction by the Lessee of any portion of the D&C Work or to agree to any variation by the Lessee from compliance with the terms of this Agreement, or the Construction Application or any Partial Approval with respect to the D&C Work. Notwithstanding the foregoing, should the field engineer or the Resident Engineer or the General Manager give any directions or approvals with respect to the Lessee’s performance of any portions of the D&C Work which are contrary to the provisions of this Agreement, the Construction Application or any Partial Approval, said directions or approvals shall not affect the obligations of the Lessee as set forth herein nor release or relieve the Lessee from the strict compliance therewith. It is hereby further understood and agreed that the Port Authority has no duty or obligation of any kind whatsoever to inspect or police the performance of the D&C Work by the Lessee and the rights granted to the Port Authority hereunder shall not create or be deemed to create such a duty or obligation. Accordingly, the fact that the field engineer, Resident Engineer or the General Manager has not exercised the Port

Authority’s right to require the Lessee to cease its construction of all or any part of the D&C Work shall not be or be deemed to be an agreement or acknowledgment on the part of the Port Authority that the Lessee has in fact performed such portion of the D&C Work in accordance with the terms of this Agreement, the Construction Application or any Partial Approval nor shall such fact be or be deemed to be a waiver by the Port Authority from the requirement of strict compliance by the Lessee with the provisions of this Agreement, the Construction Application and any Partial Approval with respect to the D&C Work.
sRelocation of Utilities.
(1)    The Lessee understands that there may be communications and utility lines and conduits located on or under the site on which D&C Work is performed, which do not, and may not in the future, serve the Premises. The Lessee agrees, at its sole cost and expense, if directed by the Port Authority to do so (the Port Authority agreeing not to act unreasonably herewith) prior to the issuance by the Port Authority of the Completion Certificate, to relocate and reinstall such communications and utility lines and conduits as may be deemed necessary by the Port Authority in connection with the D&C Work, on the Premises or off the Premises as directed by the Port Authority, and to restore all affected areas (such work being hereinafter collectively called the “Relocation Work”). The Lessee shall perform the Relocation Work subject to and in accordance with all the terms and provisions of this Section 5(s), other provisions of this Agreement, the other Project Documents, Applicable Law and Applicable Standards, and the Relocation Work shall be and become a part of the D&C Work; it being understood, however, that the Relocation Work shall not be or become a part of the Premises hereunder; provided that communications and utility lines and conduits subject to Relocation Work that are located upon and exclusively serve the Premises shall be part of the Premises. Notwithstanding the foregoing or any other provision of this Agreement, the Parties agree that the Lessee shall not be required to relocate certain utilities in accordance with the applicable Tenant Alteration Application as approved by the Port Authority.
(2)    The Port Authority shall cooperate, as reasonably requested by the Lessee, and provide its reasonable assistance in good faith, in connection with the negotiation of any agreements for utility relocation with third parties owning utilities and the resolution of any disputes with such third parties; the costs incurred by the Port Authority in so cooperating with the Lessee shall be included in Port Authority Support Costs.
(3)    The Lessee understands that from time to time during any repair, maintenance, reconstruction, enlargement or replacement of the New Storm Water Drainage Trunk Line, the Lessee may be denied use of portions of the Premises and agrees that such denial of use will not be or be deemed to be grounds for diminution or abatement of rental hereunder or grounds for any claim by the Lessee against the Port Authority for damages sustained thereby or claims arising therefrom whether direct or consequential. Without limiting, and subject to, any other term or provision of this Agreement, it is hereby agreed that, as between the Port Authority and the Lessee, the Lessee shall be solely responsible for any loss or damage to the Existing Storm Water Drainage Trunk Line or the New Storm Water Drainage Trunk Line, and any loss or damage to the New Terminal Facilities, the Off-Premises Facilities or any other part of the Airport, in each case arising out of or in connection with the performance of the D&C Work, or arising out of any damage to the New Storm Water Drainage Trunk Line by any Lessee-Related Entity in the performance of the D&C Work or arising out of the use or operation of the New Terminal Facilities, and at the election of the Port Authority, the Lessee shall, at its sole cost and expense, repair, replace or rebuild the same; provided, that the Lessee shall only be obligated to replace or rebuild all or any portion of the New Storm Water Drainage Trunk Line if the Port Authority’s Chief Engineer has determined that such loss or damage cannot be rectified by repair.
tUtilities. The Lessee shall, at its sole cost and expense, and if and to the extent required, bring appropriate roadway access stubs and service lines for the supply of cold water, electric power, telephone communications, and sanitary and storm sewers (said service lines and sanitary and storm sewers being hereinafter collectively referred to as “utility service lines”) to such locations at the perimeter of the Premises or to the nearest manhole or to other locations off the Premises as the Port Authority, in consultation with the Lessee, shall determine. The Lessee at its sole cost and expense is hereby obligated to tie its utility lines and roadways into such locations at or near the perimeter of the Premises where such utility service lines and roadway access stubs will be brought by the Lessee hereunder.
uPartial Construction Commencement.
(1)    If the Lessee desires to commence construction of any portion of the D&C Work prior to the approval by the Port Authority of a complete Construction Application and plans and specifications covering all of such work, the Lessee shall submit to the Port Authority a separate Construction Application for each portion of the D&C Work the Lessee so desires to commence (each such portion of the Lessee’s D&C Work being hereinafter designated as “Partial Approval Work” and the Port Authority’s approval thereof, the “Partial Approval”), which shall be executed by an authorized officer of the Lessee and shall be accompanied by appropriate plans, specifications, drawings, and data with respect to such portion of the D&C Work (such plans, specifications, drawings, and data covering each such portion of the Lessee’s D&C Work are hereinafter referred to as the “Partial Approval Work Plans” with respect to such portion of the D&C Work) setting forth in reasonable detail the work to be performed in connection with each such portion of the D&C Work. The Port Authority shall use its discretion to determine whether to permit the Lessee to proceed with the performance of any Partial Approval Work. If the Port Authority consents to the performance of any Partial Approval Work, the Port Authority shall review the Construction Application covering such work and shall give its written approval or rejection of the Partial Approval Work Plans with respect thereto or shall request such revisions or modifications thereto as the Port Authority may find necessary, in all cases in accordance with the TCAP Manual.
(2)    Upon the Port Authority’s approval of the Construction Application covering an item of Partial Approval Work and its approval of the Partial Approval Work Plans with respect thereto, the Lessee may proceed to perform such item of Partial Approval Work subject to and in accordance with the following terms and conditions:
(i)    The performance by the Lessee of any item of Partial Approval Work in accordance with the Port Authority’s approval will be at its sole risk and if for any reason the plans and specifications for the balance of the D&C Work or, any part thereof, are not approved by the Port Authority (provided, that review by the Port Authority shall be consistent with the design assumptions of previously approved plans and specifications) or if the approval thereof calls for modifications or changes in any item of Partial Approval Work undertaken by the Lessee under any approval granted by the Port Authority pursuant to this Section 5(u), the Lessee will, as directed by the Port Authority, and at the Lessee’s sole cost and expense, either restore the area affected to the condition existing prior to the commencement of such item of Partial Approval Work or make such modifications and changes to such work as may be required by the Port Authority.
(ii)    Nothing contained in any approval given by the Port Authority pursuant to this Section 5(u) shall constitute a determination or indication by the Port Authority that the Lessee has complied with any laws, rules, orders, ordinances, enactments, resolutions, regulations, statutes, requirements, codes, directions, and executive orders including, but not limited to, those of the State of New York, Borough of Queens or City of New York, which may pertain to the Partial Approval Work to be performed.
(iii)    Each item of Partial Approval Work shall be performed in accordance with and subject to the terms and provisions of this Agreement covering the Lessee’s D&C Work and in accordance with the approved Construction Application covering such item of Partial Approval Work and in accordance with the approved Partial Approval Work Plans constituting a part of such Construction Application, and subject to any requirements, stipulations, and provisions which the Port Authority may impose in its approval of the performance of such item of Partial Approval Work.
(iv)    No Partial Approval Work performed by the Lessee pursuant to the provisions of this paragraph shall affect or limit the obligations of the Lessee with respect to the Lessee’s D&C Work or any prior approvals thereof.
(v)    The Lessee specifically understands that neither the Port Authority’s approval of any Construction Application and Partial Approval Work Plans covering any item of Partial Approval Work nor the performance by the Lessee of any item of Partial Approval Work pursuant to such approval shall obligate the Port Authority to approve the Construction Application and plans and specifications submitted by the Lessee for the balance of the Lessee’s D&C Work or shall create or be deemed to create any obligation on the part of the Port Authority to permit subsequent Partial Approval Work to be performed. Without limiting the generality of the provisions of this Section 5(u), it is specifically understood that the Port Authority may withhold its approval of a Construction Application and Partial Approval Work Plans covering any item of Partial Approval Work if the Port Authority determines that review of subsequent items of Partial Approval Work is required before the Port Authority can approve, reject, or comment upon such Partial Approval Work Plans.
(vi)    In the event that the Lessee shall at any time during the construction of any portion of the D&C Work under a Partial Approval granted by the Port Authority pursuant to this Section 5(u) fail, in the opinion of the General Manager of the Airport, to comply with any of the applicable provisions of this Agreement with respect to such D&C Work, the Construction Application or the Partial Approval covering the same, or be, in the opinion of the General Manager in breach of any of the provisions of this Agreement, the Construction Application or the Partial Approval covering the same, the Port Authority shall have the right, acting through said General Manager, (A) after providing written notice to the Lessee and (B) except in a situation involving an emergency or a life, health, security, safety or environmental hazard, following the expiration of the reasonable time period specified in such Port Authority’s notice for the Lessee to cure the breach or the non-conforming work, to request the Lessee to cease all or such part of the D&C Work as is being performed in violation of this Agreement, the Construction Application or the Partial Approval. Upon such written direction from the General Manager, the Lessee shall promptly cease construction of the portion of the D&C Work specified. The Lessee shall thereupon submit to the Port Authority for its written approval the Lessee’s proposal for making modifications, corrections or changes in or to the D&C Work that has been or is to be performed so that the same will comply with the provisions of this Agreement, the Construction Application and the Partial Approval covering the applicable portion of the D&C Work. The Lessee shall not commence construction of the portion of the D&C Work that has been halted until such written approval has been received. Nothing in this Section 5(u)(2)(vi) is intended to limit or derogate from the Port Authority’s rights under Section 5(i)(2) with respect to the Port Authority’s right to correct the Nonconforming Work and the Lessee’s obligation to prepare the Corrective Action Plan as set forth in such section.
(vii)    Without limiting the discretion of the Port Authority hereunder, the Port Authority hereby specifically advises the Lessee that even if the Port Authority hereafter in the exercise of its discretion wishes to grant Partial Approvals under this Section 5(u), it may be unable to do so, so as to permit the Lessee to continue work without interruption following its completion of the work covered by any prior Partial Approval hereunder. The Lessee hereby acknowledges that if it commences work pursuant to this Section 5(u), it shall do so with full knowledge that there may not be continuity by it in the performance of its D&C Work under the procedures of this Section 5(u).
(viii)    No prior approval of any work in connection with the D&C Work shall create or be deemed to create any obligation on the part of the Port Authority to permit subsequent work to be performed in connection with such D&C Work prior to the approval by the Port Authority of the Lessee’s complete plans and specifications thereof. It is understood that no such prior approval shall release or relieve the Lessee from its obligation to submit complete plans and specifications for the D&C Work and to obtain the Port Authority’s approval of the same as set forth in Section 5(v) hereof. It is further understood that in the event the Lessee elects not to continue to seek a further Partial Approval pursuant to this Section 5(u), the obligations of the Lessee to restore the area and to make modifications and changes as set forth in Section 5(u)(2)(i) above shall be suspended until the Lessee’s submission of its complete plans and specifications.
vCompletion of the D&C Work.
(1)    Completion of the D&C Work.
(i)    The Lessee shall, subject only to the provisions of Section 71(b), complete the D&C Work (other than punch-list items approved by the Port Authority) by no later than the date that is eighteen (18) months after the Scheduled Completion Date (as such date may be adjusted from time to time only as expressly permitted under this Agreement, the “Outside Completion Date”).
(ii)    When all the D&C Work is substantially completed and ready for use, including as evidenced by the issuance by the Port Authority of a “Temporary Certificate of Authorization to Occupy or Use” for each Installation Portion and Partial Occupancy Portion of the D&C Work pursuant to Section 5(v)(2) below, the Lessee shall advise the Port Authority to such effect and shall deliver to the Port Authority a certificate by an authorized officer of the Lessee and the Lessee’s architect or engineer certifying that the requirements of this Section 5(v)(1) have been met and that the D&C Work has been constructed in accordance with the Project Documents, approved plans and specifications and the provisions of this Agreement and in compliance with all Applicable Laws and Applicable Standards (including installation, commissioning and activation of all equipment and systems required to be installed, commissioned and activated by the Lessee in accordance with this Agreement and the Comprehensive Plan).
(iii)    Without limiting the generality of the foregoing, the Lessee shall have satisfied (x) all of the applicable conditions set forth in the TCAP Manual with respect to all of the D&C Work and (y) the following conditions:
(a)    (1) all certifications for mechanical, electrical, electronics and other systems that are essential to the operation, functionality and safety of the Operations and Maintenance Work of the New Terminal Facilities shall have been received; and (2) all inspection reports for such systems shall have been made; in each case in accordance with the requirements of the Project Documents, Applicable Law and Applicable Standards;
(b)    the Lessee shall have certified that the Lessee has received, and paid all associated fees due and owing for, all applicable Governmental Approvals required for performing Operations and Maintenance Work of the New Terminal Facilities, and shall have provided accurate and complete copies thereof to the Port Authority, such Governmental Approvals shall be in full force and effect, and there shall exist no uncured violation of the terms and conditions of any such Governmental Approval;
(c)    all plans and manuals for mechanical, electrical, electronics and other systems that are essential to the operation, functionality and safety of the Operations and Maintenance Work of the New Terminal Facilities and are required in accordance with the Project Documents, Applicable Law or Applicable Standards shall have been submitted and, if required under the Project Documents, Applicable Law or Applicable Standards, shall have received Port Authority approval;
(d)    all other submittals required by the Project Documents, Applicable Law or Applicable Standards to have been provided by the Lessee prior to or on the Completion Date shall have been submitted and, if required under this Agreement, the Project Documents, Applicable Law or Applicable Standards, shall have been approved by the Port Authority; and

(e)    the Lessee shall have prepared, in consultation with the Port Authority (including with respect to the Port Authority’s right to add or remove items to or from the punch list in its discretion), the punch list in respect of the D&C Work, and such punch list shall have received Port Authority approval.
(iv)    Following delivery of the above referenced certificate to the Port Authority, the D&C Work will be inspected by the Port Authority (and the Lessee shall be required to cooperate and coordinate with the Port Authority to facilitate such inspection and allow the Port Authority to perform an audit review of all compliance-related documents in accordance with the TCAP Manual), and if the same has been completed as certified by the Lessee and the Lessee’s architect or engineer, and the Lessee has complied, in all respects, with the requirements of this Agreement, the other Project Documents, Applicable Standards and Applicable Law, a certificate to such effect shall be issued to the Lessee by the Port Authority (as so issued by the Port Authority, the “Completion Certificate”); provided, that, (A) except as otherwise set forth expressly in this Agreement, all risks thereafter with respect to the construction and installation of the New Terminal Facilities and any liability therefor for negligence, defects, deficiencies or other reason shall be borne by the Lessee and (B) the Lessee shall promptly thereafter transfer custody and control of the Off-Premises Facilities to the Port Authority.
(v)    Subject to Section 5(v)(2) below, the Lessee shall not use or permit the use of the D&C Work with respect to the New Terminal Facilities or any portion thereof for the purposes set forth in this Agreement until such Completion Certificate is received from the Port Authority, and the Lessee shall not use or permit the use of such D&C Work or any portion thereof even if such Completion Certificate is received if such Completion Certificate provides that the same cannot be used until certain specified portions are completed to a specified level or other conditions as specified therein are satisfied.
(vi)    The date specified in the Completion Certificate shall be referred to in this Agreement as the “Completion Date” and shall be the date on which substantial completion of the D&C Work (i.e., completion of all D&C Work other than punch list items approved by the Port Authority) has been achieved and DBO with respect to the New Terminal Facilities and Off-Premises Facilities has occurred.
(vii)    Following the Completion Date, the Lessee shall promptly proceed to complete all outstanding punch list items for the D&C Work and submit to the Port Authority a “Request for Final Inspection” in accordance with the TCAP Manual. Following (A) a final inspection by the Port Authority of the D&C Work under the TCAP Manual, (B) confirmation by the Port Authority that all outstanding punch list items for the D&C Work have been completed and (C) the submission of all required documentation by the Lessee to the Port Authority and the approval thereof by the Port Authority where such approval is required in accordance with the Project Documents, Applicable Law or Applicable Standards, the Port Authority shall promptly issue a “Final Certificate of Authorization to Occupy or Use” under the TCAP Manual.
(2)    Partial Completion.

(i)    Notwithstanding the provisions of, and without affecting the obligations of the Lessee under, Section 5(v)(1) above to achieve the Completion Date with respect to the entire D&C Work, when a material portion of the D&C Work is substantially completed or is properly usable for the purposes set forth in Section 8 (Use of Premises) (any portion of the D&C Work relating to an Installation or a portion thereof, hereinafter called an “Installation Portion,” and any portion of the D&C Work relating to the New Terminal Facilities, hereinafter called a “Partial Occupancy Portion”), the Lessee may advise the Port Authority to such effect and may deliver to the Port Authority: (A) a certificate signed by an authorized officer of the Lessee certifying that the requirements of this Section 5(v)(2) have been met and that the Installation Portion or the Partial Occupancy Portion, as applicable, has been constructed, in all respects, in accordance with all approved plans and specifications and the provisions of the Project Documents and all Applicable Law and Applicable Standards (including installation, commissioning and activation of all equipment and systems required to be installed, commissioned and activated by the Lessee in accordance with this Agreement and the Comprehensive Plan); (B) a certificate signed and sealed on behalf of the Architect of Record by a New York State licensed architect on its staff certifying that the approved plans and specifications relating to such Installation Portion or Partial Occupancy Portion, as applicable, are in compliance, in all respects, with the Project Documents, Applicable Law and Applicable Standards and; and (C) a certificate signed and sealed on behalf of the Engineer of Record by a New York State licensed engineer on its staff certifying that such Installation Portion or Partial Occupancy Portion, as applicable, has been constructed, in all respects, in accordance with the Project Documents, Applicable Law and Applicable Standards. The Lessee shall also certify that such Installation Portion or Partial Occupancy Portion, as applicable, can be properly used without interfering with the completion of the remaining D&C Work. Without limiting the generality of the foregoing, the Lessee shall have satisfied all of the applicable conditions set forth in the TCAP Manual and the conditions set forth in Section 5(v)(1)(iii) above but solely with respect to the Installation Portion or the Partial Occupancy Portion.
(ii)    Following delivery of the above referenced certificates to the Port Authority, the Port Authority may inspect the Installation Portion or Partial Occupancy Portion and perform an audit review of all compliance-related documents in accordance with the TCAP Manual, and the Lessee shall be required to cooperate and coordinate with the Port Authority to facilitate such inspection and allow such audit review. The Port Authority in its discretion may issue a “Temporary Certificate of Authorization to Occupy or Use” in accordance with the TCAP Manual with respect to solely the Installation Portion or Partial Occupancy Portion, as applicable; provided, that, (A) all risks thereafter with respect to the construction and installation of the Partial Occupancy Portion and any liability therefor for negligence or other reason shall be borne by the Lessee, (B) the Lessee shall thereafter promptly transfer custody and control of any Installation Portion to the Port Authority, (C) the Lessee shall not use or permit the use of any Partial Occupancy Portion until a “Temporary Certificate of Authorization to Occupy or Use” is received from the Port Authority, and the Lessee shall not use or permit the use of such Partial Occupancy Portion or any portion thereof even if such “Temporary Certificate of Authorization to Occupy or Use” is received if the certificate provides that the applicable portion of the D&C Work cannot be used until other specified portions are completed to a specified level or other conditions as specified therein are satisfied and (D) the foregoing is subject to the Lessee’s risks as set forth above in Section 5(u)

relating to Partial Approval Work in the event that the Port Authority shall not then have approved the complete plans and specifications for the D&C Work.
(iii)    The effective date specified in the “Temporary Certificate of Authorization to Occupy or Use” under the TCAP Manual with respect to an Installation Portion or a Partial Occupancy Portion shall be the date on which substantial completion of such portion (i.e., completion of all D&C Work relating to such portion, other than punch list items approved by the Port Authority) has been achieved and DBO with respect to such portion has occurred. Following such effective date with respect to an Installation Portion or a Partial Occupancy Portion, the Lessee shall promptly proceed to complete all punch list items for such Installation Portion or Partial Occupancy Portion as set forth in, and in accordance with, the TCAP Manual.
wLease Controls. The Lessee shall comply with all the terms and provisions of the approved Construction Application. In the event of any inconsistency between the terms of any Construction Application and the terms of this Agreement, the terms of this Agreement shall prevail and control, unless the Port Authority has expressly conditioned the approval of the Construction Application on conditions that supersede, or are additional to, the provisions of this Agreement, provided that such conditions are consistent with, and do not materially alter, the Lessee’s rights and obligations under this Agreement or the Lessee agrees to such conditions.
x“As-Built” Drawings. The Lessee agrees that it shall deliver to the Port Authority two (2) sets of “as built” drawings of the D&C Work in an electronic CADD data file in a format to be designated by the Port Authority, all of which shall conform to the specifications of the Port Authority (the receipt of a copy of said specifications prior to the execution of this Agreement being hereby acknowledged by the Lessee), together with two (2) complete hard copies of such drawings, all engineering reports, engineering analysis, boring logs, survey information and engineering design calculations and operation and maintenance manuals in a comprehensive, coordinated package. The Lessee shall during the Term of this Agreement keep said drawings and said data file current showing thereon any changes or modifications which may be made. No changes or modifications shall be made without prior Port Authority consent.
yCooperation.
(1)    The Lessee and the Port Authority agree to cooperate with each other, and to exercise reasonable efforts to cause their respective contractors to cooperate with each other, in connection with the D&C Work and any other construction or redevelopment activities at the Airport authorized by the Port Authority and to identify and coordinate their efforts and interfere as little as possible with each other’s design and construction activities being undertaken with respect to the D&C Work and any other construction or redevelopment activities at the Airport authorized by the Port Authority.
(2)    The Lessee and the Port Authority each acknowledges the execution and delivery by it of the Construction Coordination Agreement.
zAirline Co-Locations. The Parties shall work expeditiously, and cooperate in good faith with American Airlines, Inc. and JetBlue Airways Corporation, to execute an agreement mutually agreeable to all parties by the end of Calendar Year 2017 that sets forth the agreed co-location arrangements, including timing for co-location maneuvers and activities, and allocation among the parties of the costs associated with such arrangements.
aaParking. As of the Effective Date, the Lessee has proposed in writing, and the Port Authority has approved in its discretion, taking into account interests of the entire Airport, the Comprehensive Parking and Traffic Plan, that identifies and implements replacement temporary and permanent parking needs and solutions, which support the New Airport Design Guidelines and the Comprehensive Plan, and a related traffic management plan during all phases of the D&C Work approved by the Port Authority. The Parties acknowledge that certain parking facilities will be made available at the times set forth in the Comprehensive Parking and Traffic Plan and until such facilities are made available, the substitute parking may be provided as set forth in such plan.
bb.    Shared Taxilanes; Aircraft Start-Up Positions. Within 270 days following the Effective Date, the Port Authority and the Lessee shall agree to comprehensive plans addressing the control and use of shared taxilanes and aircraft start-up positions during the D&C Work Period and during the Term.
cc.    D&C Work Changes.
(1)Port Authority Changes.
(i)    The Port Authority shall have the right from time to time during the D&C Work Period to effectuate changes in the design and in the construction of the D&C Work, to substitute materials and methods and to order extra work that the Port Authority, in its discretion, deems necessary or appropriate (the “Port Authority Changes”); provided, that the Lessee may, within thirty (30) days from the receipt of a proposed Port Authority Change, reject any Port Authority Change or any portion thereof if the Lessee can reasonably demonstrate, to the Port Authority’s satisfaction, that such Port Authority Change or a portion thereof would result in (x) a material delay to the achievement by the Lessee of DBO with respect to any applicable phase of the D&C Work (relative to the applicable then scheduled DBO) or the Completion Date (relative to the Scheduled Completion Date), or (y) a material adverse change to the functionality of the immediate and adjacent areas of the New Terminal Facilities affected by the Port Authority Change, provided, that the Lessee shall consider in good faith alternatives proposed by the Port Authority that would mitigate the impact of the proposed Port Authority Change on the functionality of such areas.
(ii)    As soon as practicable but in no event later than thirty (30) days after the receipt of the Port Authority request, the Lessee shall prepare and submit to the Port Authority for the Port Authority’s approval a proposed change order covering the requested Port Authority Change (the “Change Order Proposal”). The Change Order Proposal shall set forth, as applicable, the estimated incremental costs (including applicable soft costs) of (A) the Lessee during the D&C Work Period, including any applicable adjustments to the Baseline Schedule and/or the Payment and Milestone Schedule, (B) the Lessee’s performance of the Operations and Maintenance

Work; in each case for (A) and (B), that are directly associated with the requested Port Authority Change, and (C) any other relevant information related to the requested Port Authority Change.
(iii)As soon as practicable after the Port Authority receives a complete and sufficiently substantiated Change Order Proposal from the Lessee, the Port Authority and the Lessee shall meet to discuss the terms thereof, following which the Lessee may revise its Change Order Proposal within ten (10) days after the meeting. The Port Authority shall provide its approval or disapproval of the Change Order Proposal within thirty (30) days after the later of (A) the meeting between the Port Authority and the Lessee, or (B) if a complete and sufficiently substantiated revised Change Order Proposal was provided by the Lessee, the receipt thereof by the Port Authority; provided, that if the Port Authority believes it requires additional time to review the Change Order Proposal, the Port Authority may notify the Lessee thereof within the applicable thirty (30)-day period and the Port Authority shall issue a response to the Lessee within the time period specified in such notice, not to exceed an additional ten (10) days. If the Port Authority does not respond within the applicable time period, the proposed Port Authority Change shall be deemed withdrawn. If the Port Authority approves the Change Order Proposal, the Port Authority and the Lessee shall enter into a change order setting forth the agreed terms (including the payment terms) with respect to the respective Port Authority Change, which change order will become a part of the Construction Application, and the Lessee shall design and make such Port Authority Change. If applicable, the Scheduled Completion Date shall be extended to a new date reflected in the approved change order.
(iv)The Lessee shall be entitled to claim reimbursement from the Port Authority for any actual and reasonable incremental costs (including applicable soft costs) incurred by the Lessee during the D&C Work Period and/or in the performance of the Operations and Maintenance Work, in each case that are directly associated with the impacts of any Port Authority Change; provided, that the Lessee incurred such costs notwithstanding the exercise by the Lessee of its efforts to mitigate such impacts in accordance with Best Management Practice.
(v)The Port Authority may also propose, during the D&C Work Period, a Port Authority Change that removes from the Lessee’s scope of the D&C Work a substantial portion of any of the Off-Premises Facilities, and the Parties shall follow the process set forth above in this Section 5(cc)(1) to implement such deductive Port Authority Change and agree to a change order, which will set forth, among other things, appropriate adjustments to the D&C Milestone Payments specified in the Payment and Milestone Schedule. If applicable, the Scheduled Completion Date shall be extended to a new date reflected in the approved change order. Deductive Port Authority Changes shall be subject to the Lessee’s right to reject certain Port Authority Changes or portions thereof as set forth in Section 5(cc)(1)(i), and Lessee shall also be permitted to reject a deductive Port Authority Change or any portion thereof if the Lessee can reasonably demonstrate, to the Port Authority’s satisfaction, that such deductive Port Authority Change or a portion thereof would have a material adverse effect on the Lessee’s use and operation of the Existing Terminal Facilities or the New Terminal Facilities. In addition to the foregoing, the Port Authority shall consult with the Lessee prior to proposing any such deductive Port Authority Change that could materially impact the design of the affected Off-Premises Facilities.

(vi)If the Parties are unable to reach an agreement on a proposed Port Authority Change (other than a Port Authority Change that the Lessee has rejected pursuant to Section 5(cc)(1)(i) above), the Port Authority may, in its sole discretion, direct the Lessee in writing to proceed with the implementation of the Port Authority Change and the Lessee shall perform the work in question as so directed and will be entitled to claim reimbursement from the Port Authority for any actual and reasonable incremental costs (including applicable soft costs) incurred by the Lessee during the D&C Work Period and/or in the performance of the Operations and Maintenance Work, in each case that are directly associated with the impacts of any directed Port Authority Change; provided, that the Lessee incurred such costs notwithstanding the exercise by the Lessee of its efforts to mitigate such impacts in accordance with Best Management Practice.
(vii)Rules and Regulations Changes; Changes to the New Airport Design Guidelines and the Requirements and Provisions for Work. The Lessee shall at all times comply with all Rules and Regulations (including Rules and Regulations Changes), the New Airport Design Guidelines and the Requirements and Provisions for Work and any changes thereto, in addition to the other Project Documents, Applicable Law and Applicable Standards. However, if, during the D&C Work Period, the Port Authority issues or publishes any Rules and Regulations Change or any change to the Requirements and Provisions for Work or informs the Lessee of any change to the New Airport Design Guidelines, which, in each case, takes effect after the Effective Date and materially adversely impacts the Lessee’s cost of performing the D&C Work or the Operations and Maintenance Work or causes a material delay in the Lessee’s performance of the D&C Work (such a change, subject to the provisos set forth below in this Section 5(cc)(1)(vii), a “Qualifying D&C Change”), the Lessee shall be entitled to claim reimbursement from the Port Authority for any actual and reasonable incremental costs (including applicable soft costs) incurred by the Lessee during the D&C Work Period and/or in the performance of the Operations and Maintenance Work, in each case that are directly associated with the impacts of the Qualifying D&C Change; provided, that the Lessee incurred such costs notwithstanding the exercise by the Lessee of its efforts to mitigate such impacts in accordance with Best Management Practice; and provided, further, that any Qualifying D&C Change shall not include any Rules and Regulations Change, which is (A) issued or promulgated by the Port Authority in order to comply with or implement any Code Change or any federal or state Applicable Law (whether existing or new), or any change, amendment, supplement thereto, (B) based upon a Port Authority direction as provided in Sections 5(dd) and 11 (Federal Regulation of Airports) and/or (C) issued or promulgated by the Port Authority in order to address an emergency or any life, health, security, safety, environmental or operational deficiency or hazard. Any Qualifying D&C Change shall be deemed a Port Authority Change and the Parties shall follow the process set forth in Section 5(cc)(1)(ii) through (iv) to implement such Port Authority Change. If applicable, the Scheduled Completion Date shall be extended to a new date reflected in the approved change order.
(2)Lessee Changes.
(i)The Lessee may propose to the Port Authority during the D&C Work Period, for the Port Authority’s approval, (A) with respect to the New Terminal Facilities, a change in the D&C Work that increases or reduces the scope, function or intent of, such D&C Work as described in the Project Documents, or changes the requirements of, or the Parties’ rights and/

or obligations set forth in, the Project Documents, or that is required to conform the D&C Work to Applicable Law or Applicable Standards; (B) with respect to the Off-Premises Facilities, a change in the D&C Work that is required to conform the D&C Work to Applicable Law or Applicable Standards; or (C) a variance from the Rules and Regulations, the requirements of the New Airport Design Guidelines or the Requirements and Provisions for Work, in each case, with respect to the D&C Work but excluding any proposed variance that is related to a Value Engineering Lessee Change (such change, a “Lessee Change”).
(ii)As soon as practicable after the Port Authority receives the proposed Lessee Change, the Port Authority and the Lessee shall meet and discuss the matters referred to therein. The Port Authority may request additional information from the Lessee to enable it to fully evaluate the proposed Lessee Change, propose modification to, or approve or reject the Lessee Change in the Port Authority’s sole discretion; provided that the Port Authority shall not reject the Lessee Changes required to conform the D&C Work to Applicable Law or Applicable Standards. Following such discussions and receipt of any additional information the Port Authority has requested, the Port Authority shall issue a response to the Lessee as soon as practicable. If the Port Authority rejects any Lessee Change, subject only to the proviso set forth in this Section 5(cc)(2)(ii) above, such rejection shall not be subject to challenge by the Lessee. If the Port Authority approves the Lessee Change, the Lessee shall prepare and submit to the Port Authority for its approval a proposed change order covering the approved Lessee Change. If the Port Authority approves the proposed change order, the Port Authority and the Lessee shall enter into a change order, which will become a part of the Construction Application and the Lessee shall design and/or make such Lessee Changes at the Lessee’s sole cost and expense. If applicable, the Scheduled Completion Date shall be extended to a new date reflected in the approved change order.
(iii)Value Engineering Lessee Changes. The Lessee may also propose to the Port Authority, during the D&C Work Period, certain changes in the D&C Work that represent value engineering modifications to the scope of the D&C Work (the “Value Engineering Lessee Changes”) and will provide to the Port Authority such data, metrics and/or modeling results that support the Lessee’s rationale for the proposed Value Engineering Lessee Changes. The Port Authority shall consider all reasonable Value Engineering Lessee Changes and may approve or disapprove such Value Engineering Lessee Changes in its sole discretion; provided that the Port Authority shall accommodate such Value Engineering Lessee Changes that (A) do not materially affect the functionality, operability, safety or security of the New Terminal Facilities or the other parts of the Airport, and (B) are generally consistent with the intent of the New Airport Design Guidelines. As soon as practicable after the Port Authority receives the proposed Value Engineering Lessee Change, the Port Authority and the Lessee shall meet and discuss the matters referred to therein. The Port Authority may request additional information from the Lessee to enable it to fully evaluate the proposed Value Engineering Lessee Change or propose modifications thereto. Following such discussions and receipt of any additional information the Port Authority has requested, the Port Authority shall issue a response to the Lessee as soon as practicable. If the Port Authority rejects any Value Engineering Lessee Change, subject only to the proviso above in this Section 5(cc)(2)(iii), such rejection shall not be subject to challenge by the Lessee. If the Port Authority approves the Value Engineering Lessee Change, the Lessee shall prepare and submit to the Port Authority for its approval a proposed change order covering the approved Value Engineering

Lessee Change. If the Port Authority approves the proposed change order, the Port Authority and the Lessee shall enter into a change order, which will become a part of the Construction Application and the Lessee shall design and/or make such Value Engineering Lessee Changes at the Lessee’s sole cost and expense. If applicable, the Scheduled Completion Date shall be extended to a new date reflected in the approved change order. For the avoidance of doubt, solely the provisions of this Section 5(cc)(2)(iii) apply with respect to Value Engineering Lessee Changes and the other provisions of Section 5(cc) shall not apply.
dd.    Compliance Directives. In performing the D&C Work, the Lessee shall promptly comply, at the Lessee’s cost and expense, with any direction issued by the Port Authority (including any bulletin, directive or other official instruction issued by the General Manager of the Airport) to (i) remedy any emergency or life, health, security, safety, environmental or operational deficiency or hazard, or (ii) cause the Lessee to comply with any Applicable Law, Applicable Standard, the Exclusive Area Agreement, the Airport Security Program or any TSA-issued security directives, information circulars and public advisories which the Lessee has failed to comply with (but nothing in this Section 5(dd) shall preclude, expand or otherwise limit the Lessee's right to seek reimbursement of certain costs as provided for in Section 5(cc)(1)(vii) for Qualifying D&C Changes).
ee.    Project Documents; Order of Precedence.
(1)In the event of any conflict, ambiguity or inconsistency between any terms or provisions of this Agreement, the order of precedence, from highest to lowest, shall, except as provided otherwise in the other provisions of this Section 5(ee), be as follows:
(i)    the main body of this Agreement;
(ii)    Exhibits to this Agreement; and
(iii)    Reference Documents.
(2)In the event of any conflict, ambiguity or inconsistency between the General Provisions, the Applicable Standards and/or the Requirements and Provisions for Work (excluding the General Provisions), the order of precedence, from highest to lowest, shall, except as provided otherwise in this Section 5(ee), be as follows:
(i)    General Provisions;
(ii)    the Requirements and Provisions for Work (excluding the General Provisions); and
(iii)    the Applicable Standards.
(3)If any portion of the Applicable Standards conflicts with or is less stringent than Applicable Laws, such conflicting or less stringent portions of Applicable Standards shall not be deemed “applicable.” If any of the Applicable Standards (other than a Rule and Regulation) conflicts with or is less stringent than a Rule and Regulation, such Rule and Regulation will prevail. If any of the provisions of this Agreement conflicts or is inconsistent with any Rule and Regulation, such provision of this Agreement will prevail; provided, that with respect to any conflict or inconsistency directly bearing on public health, welfare or safety, the applicable Rule and Regulation will prevail (subject to the provisions of this Agreement concerning Qualifying D&C Changes).
(4)In the event of any conflict, ambiguity or inconsistency between or among any of the provisions in this Agreement, or between two (2) or more Project Documents having the same order of precedence, the standard more stringent to the Lessee will prevail.
(5)Additional or supplemental details or requirements in a lower priority Project Document shall be given effect except to the extent they irreconcilably conflict with requirements, provisions and practices contained in the higher priority Project Document.
(6)Notwithstanding the order of precedence among Project Documents set forth in this Section 5(ee), in the event of a dispute arising from a conflict between the Design and Construction Requirements and the Applicable Standards, or any dispute arising out of clause (4) above with respect to a technical or engineering matter that is governed by or based upon the Applicable Standards or any of the Reference Documents, the provisions of Section 101 (Chief Engineer’s Jurisdiction) shall apply.
Section 6.    Port Authority D&C Payments.
(a)Payment and Milestone Schedule and Payment Procedures.
(1)    As of the Effective Date, the Lessee and the Port Authority have developed and mutually agreed to a payment and milestone schedule attached hereto as Exhibit 13 (Payment and Milestone Schedule) (the “Payment and Milestone Schedule”) that sets forth (i) design and construction milestones with respect to the D&C Work for which D&C Milestone Payments are required to be made by the Port Authority under this Agreement (each, a “Milestone”) and (ii) fixed amounts corresponding to each of the Milestones (the “D&C Milestone Payments”). The Payment and Milestone Schedule may be revised or updated from time to time upon the mutual agreement of the Lessee and the Port Authority.
(2)    The D&C Milestone Payments shall consist of the following:
(i)    a total sum of Two Hundred Million Dollars and No Cents ($200,000,000.00) for the costs of the D&C Work pertaining solely to the New Terminal Facilities and the Port Authority Support Costs related thereto, in each case as set forth in the Payment and Milestone Schedule; and
(ii)    a total sum of Four Hundred Million Dollars and No Cents ($400,000,000.00) for the costs of the D&C Work pertaining to the Off-Premises Facilities described in Section 5 (Design and Construction by the Lessee) and the “D&C Work Scope Document”, and the Port Authority Support Costs related thereto, in each case as set forth in the Payment and Milestone Schedule.
(3)    Subject to any adjustment to the Payment and Milestone Schedule pursuant to Section 5(cc)(1)(v), the entire obligation of the Port Authority under this Agreement for the cost of the D&C Work shall not exceed a total sum of Six Hundred Million Dollars and No Cents ($600,000,000.00) (subject to the Port Authority’s right to offset the Port Authority Support Costs from such amount) and shall be limited to the allocation of said sum as set forth in Section 6(a)(2) above. Except as otherwise provided expressly in this Agreement and other than the incurrence of Port Authority Support Costs, the Port Authority shall have no other obligation or liability with respect to the cost of the D&C Work, and the Lessee shall be responsible for all increases to costs for the D&C Work and any reduction in revenues resulting from any failure of performance of the D&C Work; provided, that nothing in this Section 6(a)(3) shall be construed to limit the Lessee’s remedies at law or the Port Authority’s liability to the Lessee, pursuant to a final, non-appealable decision by a court of competent jurisdiction, resulting from a breach or default by the Port Authority hereunder.
(4)    As part of the Port Authority’s ongoing assessment of the capital needs of the Airport, the Port Authority commits to make one or more investments in the aggregate amount of no less than Three Hundred Fifty Million Dollars ($350,000,000) at the Airport that would provide benefit to the users of the New Terminal Facilities. The investments are expected to take place between 2027 and the Expiration Date, and would be made as capital expenses are incurred. The Port Authority will consult with the Lessee on potential capital investments, and will review proposals and plans submitted with respect to the capital investment needs of the New Terminal Facilities. The Lessee hereby acknowledges and agrees that any investments at the Airport by the Port Authority will be subject to prior authorization by the Board of Commissioners of the Port Authority. Absent such authorization, the foregoing shall not constitute any obligation on the part of the Port Authority to make any such investments, and shall not form the basis for a cause of action against the Port Authority to compel such investments. Without limiting the Port Authority’s discretion to expend the contemplated investments described in this paragraph (4) in any way, the Parties agree that any investment by the Port Authority pursuant to this paragraph (4) on the New Terminal Facilities shall be made solely on components of the New Terminal Facilities that have an anticipated economic useful life (as of the date(s) on which such components are placed in service) at least equal to 125% of the (then remaining) Term, as determined by Lessee (with the consent of the Applicable Issuer, which such consent shall not be unreasonably withheld), unless otherwise agreed by Lessee.
(b)Requisition Request Requirements.
(1)    When the Lessee wishes to requisition a D&C Milestone Payment from the Port Authority for the achievement by the Lessee of the corresponding Milestone, the Lessee shall deliver to the Port Authority (in any event no more frequently than one time per calendar month), a certificate which shall be signed by a responsible fiscal officer of the Lessee, sworn to before a notary public, and shall set forth the items specified in this Section 6(b).
(2)    Each certificate shall set forth all due and payable amounts included by the Lessee in previous certificates against which a D&C Milestone Payment has been made by the Port Authority to the Lessee.
(3)    Each such certificate shall also certify that: (i) the Milestone for which payment is requested has been achieved; (ii) each portion of the D&C Work covered by said certificate has been performed in accordance with the terms of this Agreement and the other Project Documents, Applicable Law and Applicable Standards and (iii) the Premises, any interests and estates therein and all improvements and materials placed thereon, for which the payment has been received by the Lessee, are free and clear of any and all Liens and claims arising out of or in connection with the performance of the D&C Work, except for Permitted Liens.
(4)    The Lessee shall also deliver concurrently with such certification a copy of a release and waiver of Liens, in the forms attached hereto as Exhibit 14-1 (Form of Contractor’s Conditional Lien Waiver) and Exhibit 14-2 (Form of Contractor’s Unconditional Lien Waiver), as applicable, from each Contractor employed by the Lessee with a contract of Five Hundred Thousand Dollars ($500,000) or more in value, individually or in the aggregate, or, if the Lessee is unable to obtain any such waiver, a letter of credit or bond that has received the approval of the Port Authority to protect the Port Authority, the D&C Work and the Premises from any and all related claims or Liens.
(c)Payment Procedures.
(1)    Within thirty (30) days after the delivery of duly submitted certificates by the Lessee, as aforesaid, the Port Authority shall, subject to the other provisions of this Section 6(c), pay to the Lessee the undisputed portions of the D&C Milestone Payment indicated in the Payment and Milestone Schedule corresponding to the relevant Milestone, subject to the Port Authority’s right to offset the portion of the Port Authority Support Costs indicated in the Payment and Milestone Schedule corresponding to the relevant Milestone; provided, however, if (i) a notice of termination has been delivered to the Lessee in accordance with this Agreement, (ii) the Lessee is in default under any term or provision hereof with respect to the D&C Work or the Lessee’s obligation relating thereto, which default continues beyond any applicable cure period, or (iii) the Lessee has failed to achieve the Milestone for which payment is requested, the Port Authority shall have the right, in its discretion, to withhold the payment of any D&C Milestone Payment (or a portion thereof) to the Lessee and; provided, further, no payment or withholding of a D&C Milestone Payment shall be or be deemed to be a waiver of any rights of the Port Authority with respect to the termination of this Agreement, a default by the Lessee under any term or provision thereof, a failure to achieve the Milestone or the withholding or payment of future D&C Milestone Payments, or with respect to any determination as to the usability of any item of work as aforesaid. The Lessee shall re-invoice any D&C Milestone Payment, or the applicable portion thereof, withheld by the Port Authority once the cause for such withholding has been removed or resolved, and the Port Authority shall make such payment to the Lessee within thirty (30) days of receipt of such re-invoice if all the conditions thereof have been satisfied or resolved. It is hereby understood and agreed that nothing in this Section 6 (Port Authority D&C Payments) shall be or be deemed to be for the benefit of any Contractor.
(2)    It is further understood that at the election of the Port Authority, no payment will be made if the Port Authority’s inspection or audit does not substantiate the contents of any of said certificates and until such matters have been resolved to the satisfaction of the Port Authority, but the Port Authority shall have no obligation to conduct any such inspection or audit at such time. The certificate shall also contain such further information and documentation with respect to the Lessee’s costs as the Port Authority may from time to time require, which information, documentation and certification shall be given on such forms as may be adopted by the Port Authority.
(3)    If for any reason, including but not limited to a redesign of the D&C Work or any portion thereof by the Lessee, the design or construction of the D&C Work or any portion thereof is not performed in accordance with the terms and provisions of (i) this Agreement or any other Project Document, (ii) the Construction Application (including the final plans and specifications) as finally approved by the Port Authority, and (iii) any Partial Approvals, it is understood and agreed that (A) the Port Authority shall not be responsible for such work or any costs in connection with the removal, restoration, modification, correction or change required to cause such work to comply with such terms and provisions, (B) such portion of the D&C Milestone Payment corresponding to such work shall not be deemed due and payable by the Port Authority to the Lessee until such work has been rectified in accordance with the Corrective Action Plan as set forth in Section 5(i)(2) and (C) in the event that the Port Authority shall have made a D&C Milestone Payment for such work, the Port Authority shall have the right to withhold and credit future D&C Milestone Payments against any such amount, or upon demand of the Port Authority, the Lessee shall pay to the Port Authority the amount of any such D&C Milestone Payment or portion thereof covering such work.
(4)    Without limiting any of the foregoing, any amounts due and payable by the Lessee to the Port Authority pursuant to Section 83 (Right to Perform the Lessee’s Obligations) as a result of Lessee’s failure to pay or perform when due any of its obligations under this Agreement with respect to the D&C Work may be offset by the Port Authority from the D&C Milestone Payments. Any amounts to be offset against the D&C Milestone Payments by the Port Authority pursuant to this clause (4) or clause (1) of this Section 6(c) shall be offset by the Port Authority against the next immediately succeeding D&C Milestone Payment payable to the Lessee under this Section 6(c). If the amount to be offset by the Port Authority exceeds the amount of the next immediately succeeding D&C Milestone Payment payable to the Lessee, the Lessee shall pay to the Port Authority the amount of such deficiency within thirty (30) days from the notice by the Port Authority to the Lessee thereof. If the Lessee fails to pay the amount of such deficiency within thirty (30) days, the Port Authority shall be entitled to offset the deficiency against the next immediately succeeding D&C Milestone Payment payable to the Lessee. This clause (4) shall be applied with respect to any amount due to the Port Authority under Section 83 until such amount has been offset or paid directly by the Lessee in full.
(5)    If the Lessee has included in any portion of the cost of the D&C Work any item as having been incurred, but which in the opinion of the Port Authority was not so incurred, or which in the opinion of the Port Authority if so incurred is not an item properly chargeable to such element of cost under sound accounting practice, or does not represent an appropriate division of the costs of a particular contract which are required to be designated according to time of performance or delivery, and the Parties have been unable to resolve their differences within ninety (90) days after the Port Authority gave its notice objecting to the same, either Party may refer the matter to the Chief Engineer pursuant to Section 101 (Chief Engineer’s Jurisdiction).
(d)The Parties agree that the D&C Milestone Payments set forth in Section 6(a)(2)(i) for the costs of the D&C Work pertaining to the New Terminal Facilities (the “NTF Milestone Payments”) shall be available solely to pay for Eligible Project Costs. As used herein, “Eligible Project Costs” shall mean costs and expenses incurred by or on behalf of the Lessee to perform the D&C Work related to those components of the New Terminal Facilities that have an anticipated economic useful life (as of the later of the Effective Date and the date(s) on which such components are placed in service) at least equal to 125% of the (then remaining) Term, as determined by Lessee (with the consent of the Applicable Issuer, which consent shall not be unreasonably withheld).
(e)Upon receipt of documentation that satisfies the requirements of section 179D of the Code, the Port Authority shall designate the Lessee, within the meaning of section 179D(d)(4) of the Code, as the person primarily responsible for designing the New Terminal Facilities and any related facility qualifying as an “energy efficient commercial building property” as defined in section 179D(c) of the Code, and shall allocate one hundred percent (100%) of the allowable deduction (a “179D Deduction”) to the Lessee pursuant to the procedures set forth in IRS Notice 2008-40. Notwithstanding any such allocation, the Lessee shall pay to the Port Authority a portion of the monetary value generated from any such 179D Deduction. The Lessee shall provide prior written notice to the Port Authority of its intent to take the 179D Deduction. Subject to this Section 6(e), the Port Authority and the Lessee (or its authorized designee) shall enter into a written agreement memorializing the terms agreed with respect to the 179D Deduction, including the method of determining the monetary value of the 179D Deduction and the method of sharing such value. The Lessee (or its authorized designee) shall provide information reasonably requested by the Port Authority in connection with the taking of a 179D Deduction, including the calculation and estimated value of the 179D Deduction. The Port Authority shall be under no obligation to allow the Lessee (or its authorized designee) to take a 179D Deduction or to cooperate with the Lessee (or its authorized designee) or to take any action whatsoever in connection with the taking by the Lessee (or its authorized designee) of a 179D Deduction if the Port Authority determines in its sole discretion that a 179D Deduction could result in an adverse tax, accounting, financial or other commercial consequence to the Port Authority, or could be inconsistent with Applicable Law (including the Code, the Treasury Regulations promulgated under the Code and any Revenue Procedure, Revenue Ruling, advice, statement, notice, announcement or proclamation, or other applicable guidance, written advice, or statements of the IRS, and any applicable court decisions interpreting federal income tax law) or with other arrangements or agreements to which the Port Authority is a party. The Lessee shall be solely responsible for all costs and expenses incurred in connection with the pursuit of a 179D Deduction pursuant to this Section 6(e).
Section 7.    Rental.
(a)    Ground Rent.
(1)During the Term, the Lessee shall pay to the Port Authority a rental equal to $165,035.00 per acre, per annum, as such amount may be adjusted annually in accordance with clause (a)(2) of this Section 7 (the “Ground Rent”), with respect to (x) the acreage subject to the Existing Leases as of the Effective Date defined by the lease lines identified as the “Former Delta Lease Line” on Exhibit 6 (Delta Leasehold) and (y) commencing on each Additional Premises Effective Date, the acreage comprising each Additional Premises (or any portion thereof) that is leased to the Lessee on the relevant Additional Premises Effective Date, as agreed between the Parties in accordance with Section 2(b); provided that the calculation of the Ground Rent shall exclude any acreage comprising Surrendered Premises (collectively, the “Leasehold Property”).
(2)The Ground Rent shall be payable by the Lessee in advance on the Effective Date and monthly thereafter on the first day of each calendar month, in an amount equal to one-twelfth (1/12) of the annual Ground Rent; provided, that if (i) the Effective Date shall be other than the first day of a calendar month, the first monthly installment of Ground Rent shall be the monthly installment prorated by the fraction consisting of the number of days elapsed from and including the Effective Date to the last day of the calendar month in which the Effective Date occurred, divided by the actual number of days in such month, (ii) the last date of the Term shall be other than the last day of a calendar month, the last monthly installment of Ground Rent shall be prorated by the fraction consisting of the number of days elapsed from and including the first day of such calendar month to the last day of the Term, divided by the actual number of days in such month, and (iii) if the acreage comprising the Leasehold Property changes during a calendar month, the Ground Rent for such calendar month shall be prorated accordingly based upon such change in acreage.
(3)From the period commencing January 1, 2020, to and including the Expiration Date, on January 1 of each Calendar Year, the per acre rate for Ground Rent for such Calendar Year will equal the sum of (A) the per acre rate of the previous Calendar Year plus (B) the per acre rate for the previous Calendar Year multiplied by the greater of (x) a percentage composed of the CPI Percentage Increase (but not to exceed six percent (6%) in any Calendar Year), and (y) two percent (2%) per annum.
For the purposes of this Section 7(a), the following capitalized terms shall have the meaning set forth herein:
“CPI Percentage Increase” means, with respect to any Calendar Year, the annual percentage increase, if any, in the CPI yielded by dividing (x) the amount of the increase, if any, in the CPI for the Reference Month of the year that is immediately preceding such Calendar Year, as compared to the CPI for the Reference Month of the year that is two (2) years prior to such Calendar Year, by (y) the CPI for the earlier of the two (2) Reference Months.
“Reference Month” means the month of August.
(b)    Basic Rent.
(1)For the period from the Effective Date to and including December 31, 2017, the Lessee shall pay to the Port Authority a rental equal to the sum of, in every month during such period, (i) the product of the number of Rentable Gates at Terminal C East and the applicable 2017 Per Gate Rental Rate, (ii) the product of the number of the Rentable Gates at Terminal C West and the applicable 2017 Per Gate Rental Rate, and (iii) the product of the number of the Rentable Gates at Existing Terminal D and the applicable 2017 Per Gate Rental Rate (the “2017 Rent”); provided, that if the Effective Date shall be other than the first day of a calendar month, the first monthly installment of 2017 Rent shall be prorated by the fraction consisting of the number of days elapsed from the Effective Date to the last day of the calendar month in which the Effective Date occurred, divided by the actual number of days in such month.
(2)Without limiting the last sentence of this Section 7(b)(2), for the period from January 1, 2018 to and including the Basic Rent Cessation Date for the last Rentable Gate to be replaced, the Lessee shall pay to the Port Authority a rental equal to the sum of, in every month during such period, the product of the number of Rentable Gates in service as of the first day of such month and the Monthly Per Gate Rental Rate (the “Basic Rent”). The Basic Rent shall be payable by the Lessee monthly, in advance on January 1, 2018 and thereafter on the first day of each calendar month; provided, if the Basic Rent Cessation Date for a Rentable Gate occurs on a day other than the last day of a calendar month, the Lessee shall receive a credit to be allocated to the following amount of Basic Rent to be paid in an amount equal to the Monthly Per Gate Rental Rate prorated by the fraction consisting of the number of days elapsed from the date of such Basic Rent Cessation Date to the last day of such calendar month, divided by the actual number of days in such month. The Parties agree that, if the Lessee does not cease use of a Rentable Gate to load and unload Aircraft passengers on or before the date on which the “Temporary Certificate of Authorization to Occupy or Use” for such Rentable Gate’s Replacement Gate is actually issued, the Lessee shall resume paying or continue paying, as the case may be, Basic Rent for such Rentable Gate, at the then-applicable Monthly Per Gate Rental Rate, on the date on which the “Temporary Certificate of Authorization to Occupy or Use” for such Replacement Gate is actually issued, until the date that the Lessee permanently ceases use of such Rentable Gate that has been replaced by a Replacement Gate.
(3)The Basic Rent payable by the Lessee shall be adjusted annually in accordance with the adjustments set forth in Exhibit 15 (Schedule of Basic Rental Adjustment); provided that the aggregate adjustment amount shall not exceed a downward adjustment of $36,690,000.
For the purposes of this Section 7(b), the following capitalized terms shall have the meaning set forth herein:
“Basic Rent Cessation Date” means, with respect to a Rentable Gate, the Rentable Gate Replacement Date for the Replacement Gate that replaces such Rentable Gate.
“Excused Gate Replacement Delay Event” means any (i) Force Majeure event, (ii) the discovery of any Unknown Conditions and (iii) act or omission or the Port Authority, excluding any act or omission committed (1) in order to comply with, implement or prepare for any existing or pending Code Change or any existing or pending federal or state Applicable Law (whether existing or new), or any existing or pending change, amendment, or supplement thereto, or (2) in order to address an emergency or any life, health, security, safety, or environmental deficiency or hazard or any such emergency, deficiency or hazard that the Port Authority reasonably determines may exist, or (3) as required to comply with the Basic Lease.
“2017 Per Gate Rental Rates” means, with respect to each Segment, for each month in the period between the Effective Date and December 31, 2017, the amounts set forth for the applicable Segment in the table below.

Terminal C East	Terminal C West	Terminal D
$105,548	$108,061	$139,978

“Monthly Per Gate Rental Rate” means, for each month, $150,227, which amount shall be increased on January 1 of each Calendar Year, commencing with the Calendar Year starting on January 1, 2019, by three percent (3%).
“Rentable Gate Replacement Date” means, for a Replacement Gate, the date specified in Exhibit 16 (Rentable Gate Replacement Dates and Gates); provided that, if a “Temporary Certificate of Authorization to Occupy or Use” for such Replacement Gate is not issued by such date for any reason not primarily caused by an Excused Gate Replacement Delay Event, then the Rentable Gate Replacement Date shall be the later date on which the “Temporary Certificate of Authorization to Occupy or Use” for such Replacement Gate is actually issued.
“Rentable Gates” means, on each date of determination, the 31 Gates (i.e., Gates excluding hardstand Gates) in the Existing Terminal Facilities on the Effective Date, less any Section 41 Terminated Gates in the Existing Terminal Facilities and Gates in the Existing Terminal Facilities for which the corresponding Replacement Gate has reached its Rentable Gate Replacement Date as of such date of determination.
“Replacement Gate” means, on each date of determination, a Gate in operation by the Lessee at the New Terminal Facilities that has replaced a Gate in the Existing Terminal Facilities.
“Segment” means the eastern portion of the Existing Terminal C (referred to herein as Terminal C East), the western portion of the Existing Terminal C (referred to herein as Terminal C West) and the Existing Terminal D.
(4)As of the Effective Date, the Parties have agreed to a forecast of revenues projected to be payable to the Port Authority in connection with the Lessee’s operation of concessions and other consumer services (including concessions and other consumer services permitted or caused to be operated by the Lessee) at the Premises (excluding Reserved Uses) for each calendar year of the Term (the “Baseline Port Authority Concessions Revenues”), based on a Delta enplanement forecast, certain concessions-specific assumptions, and other general assumptions collectively forming the basis for the Baseline Port Authority Concessions Revenues, all as set forth in the model spreadsheet entitled “NewTerminalCConcessionsRevenueAssumptions.xlsx” (the “Concessions Model Workbook”) and delivered by the Lessee to the Port Authority in electronic format on the Effective Date in mutually agreed form, receipt of which is hereby acknowledged by the Port Authority. The Concessions Model Workbook also includes a separate row identified as “Incremental Revenue To “No-Build” Concessions Revenue Assumption” showing a component of the Baseline Port Authority Concessions Revenues for each calendar year of the Term reflecting the incremental amount of such concessions revenues forecasted to be earned as a result of the redevelopment of Terminals C and D pursuant to this Agreement, above the concessions revenues that would be expected to be generated from the Existing Terminal Facilities.
Commencing with the calendar year beginning on January 1, 2023 and for every calendar year thereafter (each, a “True-Up Period”), no later than thirty (30) days following the end of each such True-Up Period, the Lessee shall calculate: (i) the actual revenues paid or payable to the Port Authority in connection with the Lessee’s operation of concessions and other consumer services (including concessions and other consumer services permitted or caused to be operated by the Lessee) at the Premises (excluding Reserved Uses) (the “Actual Port Authority Concessions Revenues”) with respect to such True-Up Period, (ii) the variance, if any, obtained by subtracting (A) the Baseline Port Authority Concessions Revenues projected for such True-Up Period, from (B) the Actual Port Authority Concessions Revenues for such True-Up Period, which shall be stated in dollars as a positive amount, a negative amount, or zero (if there is no variance for such True-Up Period) (any such amount, the “Annual Variance” for the applicable True-Up Period), and (iii) the “True-Up Balance” for such True-Up Period in accordance with the applicable mathematical formulas embedded in rows 13-20 of the Concessions Model Workbook (the “True-Up Balance Formula”) by applying the Annual Variance for such True-Up Period to the True-Up Balance for the immediately preceding True-Up Period (as determined in accordance with the True-Up Balance Formula), which True-Up Balance shall be stated in dollars as a positive amount, a negative amount, or zero, provided that the Annual Variance for the first True-Up Period shall be applied to zero in order to calculate the True-Up Balance as of the end of such first True-Up Period. The Parties acknowledge that the True-Up Balance Formula includes an upward adjustment to any positive True-Up Balance calculated for any given True-Up Period equal to 5.0% of such balance, and such True-Up Balance (inclusive of such adjustment) is used in calculating True-Up Payments (as defined below) and True-Up Reconciliations (as defined below).  The Lessee shall deliver to the Port Authority a certificate setting forth in reasonable detail the foregoing calculations as of the end of each True-Up Period no later than thirty (30) days following the end of such True-Up Period.  The Parties acknowledge that the True-Up Balance shall be cumulative, and that:
(i)    If the True-Up Balance calculated as of the end of a True-Up Period is negative and the True-Up Balance for the immediately preceding True-Up Period was zero or positive, the Lessee shall pay to the Port Authority an amount equal to the absolute value of such negative True-Up Balance;
(ii)    If the True-Up Balance calculated as of the end of a True-Up Period is negative and the True-Up Balance for the immediately preceding True-Up Period was negative, then (x) if the Annual Variance for such True-Up Period was negative, the Lessee shall pay to the Port Authority an amount equal to the absolute value of such Annual Variance, and (y) if the Annual Variance for such True-Up Period was zero or positive, the Lessee shall be entitled to offset an amount equal to the absolute value of such Annual Variance against the amount the Lessee is required to pay the Port Authority pursuant to Section 36 (Concessions Revenue Share) of this Agreement;
(iii)    If the True-Up Balance calculated as of the end of a True-Up Period is zero or positive and the True-Up Balance for the immediately preceding True-Up Period was negative, the Lessee shall be entitled to offset an amount equal to the absolute value of the True-Up Balance for the immediately preceding True-Up Period against the amount the Lessee is required to pay the Port Authority pursuant to Section 36 (Concessions Revenue Share) of this Agreement; and
(iv)    If the True-up Balance calculated as of the end of a True-Up Period is zero or positive and the True-Up Balance for the immediately preceding True-Up Period was zero or positive, neither Party shall be entitled to a True-Up Payment (as defined below) or True-Up Reconciliation (as defined below), as applicable, with respect to such True-Up Period.
Each such payment by the Lessee to the Port Authority pursuant to the foregoing provisions shall be a “True-Up Payment”, and each such offset by the Lessee against the amount the Lessee is required to pay the Port Authority pursuant to Section 36 (Concessions Revenue Share) of this Agreement pursuant to the foregoing provisions shall be a “True-Up Reconciliation”. Each True-Up Payment and True-Up Reconciliation required to be made pursuant to the foregoing provisions shall be paid or offset, respectively, by the applicable Party to the other Party no later than thirty (30) days following the end of the applicable True-Up Period unless the calculation of any portion of any True-Up Payment or True-Up Reconciliation is the subject of a bona fide dispute between the Parties. If either Party disputes or disagrees with the calculation of any portion of any True-Up Payment or True-Up Reconciliation, the Parties shall confer with each other in good faith to resolve the same; provided that the calculation of any Actual Port Authority Concessions Revenues shall be determined by reference to the Port Authority’s audit functions, if the Port Authority so elects. Notwithstanding any provision hereof to the contrary, in no event shall the Lessee be required to make aggregate net True-Up Payments (net of True-Up Reconciliations) to the Port Authority pursuant to the foregoing provisions with a present value (as of the Effective Date at a discount rate of 5.0%) in excess of $36,690,000.00, as determined in accordance with the applicable mathematical formulas embedded in rows 23-28 of the Concessions Model Workbook (the “True-Up Payment Cap Formula”).
Exhibit 5 (Concessions Revenues True-Up Sample Calculation) contains a hypothetical example of the Concessions Model Workbook that applies the calculations described in this Section 7(b)(4), including the True-Up Balance Formula and the True-Up Payment Cap Formula, to hypothetical Actual Port Authority Concessions Revenues, Annual Variances and True-Up Balances, and is attached to this Agreement solely to provide a numerical illustration of such application, and shall not be relied upon by the Parties for any other purpose.
(c)    First Additional Rent.    In the event that the Lessee has entered into a Leasehold Mortgage, the Lessee hereby agrees to pay the Port Authority Five Hundred Thousand Dollars ($500,000) for each such mortgage on December 1st of each Calendar Year commencing in the Calendar Year in which substantial completion of the D&C Work (i.e., completion of all D&C Work other than punch list items approved by the Port Authority) shall occur, and thereafter on December 1st of each Calendar Year until all amounts secured by such mortgage have been repaid in full and such mortgage shall have been released (the “First Additional Rent”).
(d)    Abatement of Rental.    If at any time the Lessee shall become entitled to an abatement of rent pursuant to the provisions of Section 41 (Requesting Airlines) of this Agreement or otherwise (apart from any adjustment to Basic Rent pursuant to Section 7(b)), only Ground Rent, 2017 Rent or Basic Rent, shall be abated. Such abatement shall be determined on an equitable basis. There shall be no abatement of any other rental, including without limitation the First Additional Rent, under this Agreement.
(e)    Tax Treatment; Rental Allocation.    The Parties intend that the Lessee for its purposes, including for federal income tax purposes (so that Lessee may cost effectively access the financing contemplated in the Financing Documents and construct the New Terminal Facilities to the benefit of the Lessee and the public), will treat the costs and expenses incurred by or on behalf of the Lessee in connection with the D&C Work relating to the portion of the New Terminal Facilities funded by the Lessee as rent (“In-Kind Rent”). The Port Authority, as a federally tax-exempt entity, does not intend to take a federal income tax position contrary to the Lessee’s treatment of the In-Kind Rent as rent for federal income tax purposes. The Port Authority expresses no opinion and makes no representation, express or implied, as to the treatment for federal income tax purposes of the provisions of this Section 7(e), the treatment of In-Kind Rent as rent for federal income tax purposes, or the inclusion of such provisions in this Agreement (collectively, the “Rental Tax Treatment”); and the Lessee acknowledges that the Port Authority has agreed to the Rental Tax Treatment at the request of the Lessee. The Parties agree that the Rental Tax Treatment shall not affect the amounts and timing of the installments of rental actually payable by the Lessee, as set forth in this Agreement, and shall not affect (or be deemed to affect) the manner in which the Port Authority accounts for or reports such rental payments. Without limitation as to the generality of the provisions of Section 19 (Indemnity) of this Agreement, the Lessee hereby agrees to indemnify, hold harmless and defend the Port Authority Indemnified Parties from and against all claims, damages, losses, liabilities, obligations, penalties, actions, causes of action, judgments, suits, costs, expenses, or disbursements (including, without limitation, reasonable attorneys’ and consultants' fees and expenses (including all costs and expenses of the Port Authority in connection therewith)), except for those arising solely from the negligence or willful misconduct of a Port Authority Indemnified Party, resulting from the Rental Tax Treatment (but excluding any claim by a third party to benefit directly from the Rental Tax Treatment), and the Lessee shall, upon demand by any Port Authority Indemnified Party, pay to such Port Authority Indemnified Party all reasonable costs and expenses incurred by such Port Authority Indemnified Party in enforcing any rights under this Section 7(e). If so directed, the Lessee shall at its own expense defend any investigation, suit or other proceeding, whether administrative or judicial, and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority.
Section 8.    Use of Premises.
(a)The Lessee hereby agrees to and shall use and operate the Premises as an airline passenger terminal and related purposes, including the use and occupancy by (i) the Lessee, (ii) Scheduled Aircraft Operators who are Airline Sublessees, (iii) Concession Sublessees and other Sublessees, (iv) Governmental Agencies and (v) the Port Authority, in each instance in accordance with, pursuant to and subject to the terms of this Agreement. In connection with such use and operation of the Premises, the Lessee hereby agrees to perform the Operations and Maintenance Work.
(b)It is understood and agreed that, subject to Section 8(f) the Premises shall be used by the Lessee and Scheduled Aircraft Operators who are Airline Sublessees pursuant to this Agreement or who have arrangements with an Airline Sublessee, solely in connection with their business of transportation by Aircraft, for the following purposes and for activities reasonably required for such purposes:
(1)the reservation of space and the sale of tickets for transportation by Aircraft operated by the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee;
(2)the reservation of space and the sale of tickets for transportation by other Scheduled Aircraft Operators but only as an incident to or in connection with transportation performed or to be performed by the Lessee, an Airline Sublessee or a Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee, or as an incident to or in connection with the cancellation of such transportation, or for the accommodation or convenience of the incoming or outbound passengers of the Lessee, an Airline Sublessee or a Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee at the Premises. The occasional reservation of space and the sale of tickets for transportation by other Scheduled Aircraft Operators shall not be deemed to be prohibited by this Section 8(b)(2);
(3)the clearance, checking and rendering of service by the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with an Airline Sublessee to its passengers and for the furnishing of information service to its passengers and the general public;
(4)providing lounges, rooms or space for the special handling of or the furnishing of special services by, the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee to its passengers, guests, or invitees, subject to and except as otherwise provided in Section 39 (Club Rooms);
(5)the handling of baggage by the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee of its passengers, including baggage and parcels such passengers decide to send as air cargo;
(6)the handling of unclaimed baggage and lost and found articles;
(7)the conduct of operations, communications, reservations and administrative office functions and activities in connection with air transportation performed by the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee;
(8)the preparation, packaging and storage of food, beverages and commissary supplies to be consumed on Aircraft operated to and from the Premises by the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee;
(9)the storage of repair parts, supplies and other personal property owned or leased by the Lessee and each Airline Sublessee or by a Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee, and for the performance of minor repairs to personal property of the Lessee, such Airline Sublessee or such Scheduled Aircraft Operator;
(10)the storage of such automotive fuel and lubricants as may be approved by the Port Authority;
(11)use as crew quarters to be used by personnel of the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee, during layovers between flights and for the establishment of lounges for employees of the Lessee, such Airline Sublessee or such Scheduled Aircraft Operator;
(12)the loading and unloading of passengers, baggage, mail, air cargo and commissary supplies of the Lessee, each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee; provided, however, that the use of the Premises for the unloading and loading of passengers and their baggage from ground transportation vehicles shall be subject to limitations and restrictions, from time to time, as set forth in Section 26(a);
(13)the parking and storage of Aircraft and ramp equipment operated by the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee;
(14)the fueling and routine servicing of Aircraft and ramp equipment operated by the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee and for the maintenance of said ramp equipment;
(15)the performance of emergency or turn-around Aircraft maintenance on Aircraft operated by the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee;
(16)the training of personnel employed or to be employed by the Lessee and each Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee or other Persons engaged in commercial transportation by Aircraft; provided, that unless consented to by the Port Authority, neither the Lessee nor any Airline Sublessee or Scheduled Aircraft Operator who has arrangements with the Lessee or an Airline Sublessee shall engage in the training of Persons employed by the Lessee, any Airline Sublessee or Scheduled Aircraft Operator if such training competes with the business of any concessionaire, permittee or licensee of the Port Authority providing training at the Airport (other than another Person engaged in the business of transportation by Aircraft);
(17)the temporary storage of baggage and mail;
(18)the occasional and temporary storage of air cargo;
(19)aircraft line maintenance;
(20)ground service equipment (GSE) maintenance;
(21)Aircraft deicing;
(22)cabin cleaning;
(23)operation of an employee parking shuttle;
(24)operation of passenger shuttle;
(25)acceptance and release of cargo, mail and express packages;
(26)charter operations by the Lessee, Airline Sublessees or Scheduled Aircraft Operators who have arrangements with the Lessee or an Airline Sublessee;
(27)such other ancillary uses as are customary for a commercial air terminal and air transportation business; and
(28)any other use approved in advance by the Port Authority in writing.
(c)It is understood and agreed that, subject to Section 8(f), the Existing Terminal Facilities and the New Terminal Facilities shall be used by the Lessee, Airline Sublessees and Aeronautical User Sublessees solely in connection with airline passenger terminal-related services at the Premises and for activities reasonably required for such purposes and for such purposes and activities only.
(d)It is understood and agreed that the Existing Terminal Facilities and the New Terminal Facilities shall be used by Concession Sublessees solely in connection with retail sales of goods and services at the Premises and for activities reasonably required for such purposes and for such purposes and activities only. Further, the Lessee or any Airline Sublessee may use the Existing Terminal Facilities and the New Terminal Facilities for the retail sales of goods and for activities, subject to Section 36 (Concessions Revenue Share).
(e)It is understood and agreed that the Premises may be used by the Lessee and its Sublessees and their agents, Contractors, employees and authorized representatives in the performance of the Work and for its administrative offices. The Lessee and its Sublessees, and their respective Affiliates, may conduct airport-related training programs for its employees at the Premises.
(f)The Port Authority hereby grants to the Lessee the privilege of permitting the occasional use of the Premises by non-scheduled commercial carriers for the sole purpose of discharging or picking up passengers, business guests and other invitees of the Lessee or scheduled commercial carriers that have been diverted to the Airport due to their being precluded from normal arrival at another airport (“Itinerant Aircraft”). In connection with its use of the Airport, all operations of such Itinerant Aircraft shall be in compliance with all the terms and provisions of this Agreement and with the Rules and Regulations. As between the Port Authority and the Lessee, the Lessee shall be fully responsible for all acts and omissions of said Itinerant Aircraft in connection with the use by the Itinerant Aircraft of the Airport. The Port Authority shall have the right to cancel the privilege granted to the Lessee herein, in whole or in part, or with respect to any particular Itinerant Aircraft at any time and from time to time and without cause upon thirty (30) days’ written notice to the Lessee, and upon the effective date of such notice the Lessee shall no longer have the right to permit all or any specific Itinerant Aircraft, as specified in such notice, to use the Premises as hereinabove provided, but the same shall not affect this Agreement or any of the terms, rentals, fees, provisions or agreements hereof, all of which shall continue in full force and effect. For the avoidance of doubt, the Lessee shall not have the right to charge or collect flight fees or parking and storage fees for Itinerant Aircraft parked or stored in the Public Aircraft Facilities in connection with the occasional use of the Premises by Itinerant Aircraft in accordance with this Section 8(f).
(g)The Lessee may use the Premises for any other purpose or activity, in addition to those specified in this Section 8 (Use of Premises), for which the Premises are expressly authorized to be used by any other provision of this Agreement, including for the performance of the Work required under this Agreement, and for activities reasonably required for such purposes and for such purposes and activities only.
(h)No greater rights or privileges with respect to the use of the Premises or any part thereof are granted or intended to be granted to the Lessee by this Agreement, or by any provision thereof, than the rights and privileges expressly and specifically granted hereby.
(i)Neither this Agreement, nor anything contained herein, including this Section 8 (Use of Premises), shall or shall be deemed to grant to the Lessee any right, privilege or permission to perform any sale, service or any other activity other than as is expressly provided herein and upon the terms and conditions hereof, including the obligation to make the payments called for in this Agreement.
(j)The Lessee hereby acknowledges that this Agreement does not grant to it any right and the Lessee does not have any right to use or permit the use of any portion of the Premises for the landing or taking off of helicopters, rotary wing, tilt-rotor or other similar Aircraft, except as may be necessary in the event of an emergency with notice to the Port Authority. In the event that the Port Authority determines that approval for such use will be given at any time hereafter, the same shall be granted only in accordance with such terms and conditions, including but not limited to fees, charges and rights of user, as the Port Authority may set forth in a supplement to this Agreement, which is duly executed by the Lessee and the Port Authority. The Lessee shall comply with any directive by the Port Authority or the FAA to permit the use of the Premises by commercial carriers or other aircraft in the case of an emergency.
(k)In connection with the lease of the Premises pursuant to Section 2 (Letting), the Port Authority hereby grants to the Lessee the exclusive right to, and the Lessee accepts such right and acknowledges its obligation to (i) perform the Operations and Maintenance Work with respect to the Existing Terminal Facilities and the New Terminal Facilities, (ii) charge, collect and retain revenues derived from the operation of the Existing Terminal Facilities and the New Terminal Facilities in accordance with and subject to the terms and conditions of this Agreement and (iii) enter into Subleases subject to Section 32 (Subleases Generally), and charge, collect and retain revenues derived in connection therewith; provided that the Lessee shall have preferential and not exclusive use of all Gates in the New Terminal Facilities and any Airline Subleases entered into with respect to the New Terminal Facilities shall not reflect exclusive use.
Section 9.    Ingress and Egress.
(a)The Lessee, its Sublessees, and their respective officers, employees, customers, patrons, invitees, Contractors, suppliers of materials and furnishers of services shall have the right of ingress and egress between the Premises and city streets or public ways outside the Airport by means of existing roadways to be used in common with others having rights of passage within the Airport; provided, however, that the Port Authority may from time to time substitute other reasonably equivalent means of ingress and egress as provided in Section 9(c).
(b)The Lessee and its Airline Sublessees and any Affiliated Scheduled Aircraft Operators shall have the right of ingress and egress between the Premises and the Public Landing Area at the Airport, by means of existing taxiways to be used in common with others having rights of passage thereon; provided, however, that the Port Authority may from time to time substitute other reasonably equivalent means of ingress and egress as provided in Section 9(c).
(c)The use of all roadways and taxiways shall be subject to the Rules and Regulations which are now in effect or which may hereafter be promulgated for the safe and efficient operation of the Airport. The Port Authority may, at any time, temporarily or permanently close, or consent to or request the closing of, any such roadway, any taxiways and any other area at the Airport presently or hereafter used as such, so long as (i) means of ingress and egress reasonably equivalent to that provided in paragraphs (a) and (b), above, are concurrently made and remain available to the Lessee. Provided that the Port Authority has complied with its obligations in this clause (c), the Lessee hereby releases and discharges the Port Authority, its successors and assigns, of and from any and all claims, demands or causes of action which the Lessee may now or at any time hereafter have against any of the foregoing, arising or alleged to arise out of the closing of any street, roadway, taxiway or other area used as such whether within or outside the Airport.
(d)The Lessee shall not do or permit anything to be done which will interfere with the free access and passage of others to space adjacent to the Premises or in any streets, ways and walks near the Premises.
Section 10.    Compliance with Governmental Requirements
(a)Obligation to Comply. The Lessee shall promptly comply, and shall impose and enforce requirements on all Lessee-Related Entities to comply with, observe and execute all Applicable Laws, Applicable Standards, including, without limitation, all Environmental Requirements, Transportation Security Regulations under 49 C.F.R §§ 1520, 1540-1542 and all Rules and Regulations applicable to (i) the Premises, the Rights of Access, the O&M Access Areas, or soil or groundwater thereunder, (ii) the operations of the Lessee on the Premises, the Rights of Access, the O&M Access Areas or at the Airport in connection with this Agreement, and/or (iii) the occupancy or use of the Premises, the Rights of Access or the O&M Access Areas; provided, that without limiting the applicability of any other applicable provision of this Agreement, Lessee’s compliance obligations are subject to Section 73(b), Section 76(d) and Lessee’s Remediation obligations for the Additional Premises and Rights of Access are subject to Section 76(f)(3) and Section 76(f)(4). The Lessee shall, in accordance with and subject to the provisions of Section 5 (Design and Construction by the Lessee), as applicable, make any and all structural and non-structural improvements, alterations or repairs of the Premises and, if necessary to complete the D&C Work within the Rights of Access or the O&M Access Areas, on or within the Rights of Access or the O&M Access Areas, in all such cases, as required in order to fully satisfy the compliance obligations set forth herein. The Lessee shall impose and enforce requirements on third parties using or occupying the Premises to comply with all such Applicable Laws, Applicable Standards, including, without limitation, all Environmental Requirements and all Rules and Regulations.
(b)Obligation to Procure Authorizations. The Lessee shall procure and shall be responsible for the procurement by its employees or any other person on the Premises, of all Governmental Approvals, including all licenses, certificates, permits or other authorizations, which may be necessary for the conduct of the D&C Work and the Operations and Maintenance Work from all Governmental Authorities having jurisdiction over the operations of the Lessee hereunder, and shall maintain in full force and effect throughout the Term such Governmental Approvals. The Lessee shall be responsible for its compliance, and for imposing and enforcing requirements upon all Lessee-Related Entities to comply, with all such Governmental Approvals during the D&C Work and the Operations and Maintenance Work as part of the obligation to comply with all Environmental Requirements set forth in Section 10(a) above. The Lessee shall be responsible for obtaining any amendments, modifications, revisions or supplements to all Governmental Approvals (including the FONSI) where such amendments, modifications, revisions or supplements are necessary for the D&C Work and Operations and Maintenance Work; it being understood that if the application or request for such amendment, modification, revision or supplement can only be made in the name of the Port Authority or the Port Authority’s participation in such application or request process is necessary or desirable, the Parties shall cooperate with each other and the Lessee shall provide all information to the Port Authority to facilitate such process and shall reimburse the Port Authority for all incremental costs (external and internal) incurred by the Port Authority in excess of the normal level of costs and expenses the Port Authority would customarily incur in connection with the Tenant Alteration Application process.
(c)No Submission by Port Authority. The obligation of the Lessee to comply with governmental requirements is provided herein for the purpose of assuring proper safeguards for the protection of persons and property on the Premises. Such provision is not to be construed as a submission by the Port Authority to the application to itself of such requirements or any of them.
(d)Obligation under Basic Lease. Since the Port Authority has agreed in the Basic Lease to conform to the enactments, ordinances, resolutions and regulations of New York City and its various departments, boards and bureaus in regard to the construction and maintenance of buildings and structures and in regard to health and fire protection which would be applicable if the Port Authority were a private corporation to the extent that the Port Authority finds it practicable so to do, the Lessee shall comply with all such enactments, ordinances, resolutions and regulations which would be applicable to its operations hereunder if the Port Authority were a private corporation, except in cases where the Port Authority either notifies the Lessee that it need not comply with or directs it not to comply with any such enactments, ordinances, resolutions or regulations which are applicable only because of the Port Authority’s agreement in the Basic Lease. The Lessee shall, for the Port Authority’s information, deliver to the Port Authority promptly after receipt of any notice, warning, summons, or other legal process for the enforcement of any such enactment, ordinance, resolution or regulation a true copy of the same. Any direction by the Port Authority to the Lessee not to comply with any such enactment, ordinance, resolution or regulation shall be given only pursuant to a resolution duly adopted by the Board of Commissioners of the Port Authority or by an authorized committee of the Board of Commissioners of the Port Authority and if any such direction is given by the Port Authority to the Lessee, the Port Authority, to the extent that it may lawfully do so, shall indemnify and hold the Lessee harmless from and against all claims, actions, damages, liabilities, fines, penalties, costs and expenses suffered or incurred by the Lessee as a result of non-compliance with such enactment, ordinance, resolution or regulation. Nothing herein contained shall release or discharge the Lessee from compliance with any other provision hereof respecting governmental requirements.
Section 11.    Federal Regulation of Airports.
(a)Federal Regulations. Operation of the Airport by the Port Authority is governed by federal statutes and regulations, in addition to other Applicable Laws and Applicable Standards.
(b)Federal Grants and Permissions.
(1)    The Port Authority has applied for and received a grant or grants of money from the Administrator of the FAA pursuant to the Airport and Airways Development Act of 1970, as the same has been and may hereafter be amended and supplemented or superseded by similar federal legislation, and under prior federal statutes which said Act superseded and the Port Authority may in the future apply for and receive further such grants, and the Port Authority has applied for and received permission to collect and use Passenger Facility Charges pursuant to An Act To Revise, Codify, And Enact Without Substantive Change Certain General And Permanent Laws, Related To Transportation, Pub: Law 103-272, 108 Stat 745 (July 5, 1994), as the same has been and may hereafter be amended and supplemented or superseded by similar federal legislation, and under prior federal statutes which said Act superseded, and the Port Authority may in the future apply for and receive further permission to collect such Passenger Facility Charges. In connection therewith, the Port Authority has undertaken and may in the future undertake certain obligations respecting its operation of the Airport and the activities of its contractors, lessees and permittees thereon. The performance by the Lessee of the covenants, promises and obligations contained in this Section 11 (Federal Regulation of Airports) and in Section 60 (Non-Discrimination), is therefore a special consideration and inducement to the execution of this Agreement by the Port Authority, and the Lessee further covenants and agrees that if the Administrator of the FAA or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port Authority in connection with the federal airport aid, shall make any orders, recommendations or suggestions in written form respecting the performance by the Lessee of such covenants, promises and obligations, the Lessee will promptly comply therewith, at the Lessee’s cost and expense, at the time or times when and to the extent that the Port Authority may direct.
(2)    The Port Authority may apply for and receive such grants and permissions in the future.
(c)The Port Authority has undertaken, and may in the future undertake, certain obligations respecting its operation of the Airport and the activities of its contractors, lessees and permittees thereon in applications for such grants and permissions.
(d)The Lessee acknowledges the statements in paragraphs (a) and (b) of this Section 11 (Federal Regulation of Airports) and that the performance by the Lessee of the covenants and obligations contained in this Agreement is a special consideration and inducement to the making of this Agreement by the Port Authority.
(e)The Lessee further covenants and agrees that:
(1)    The Lessee, at its cost and expense, shall follow any direction issued by the Port Authority to comply with any Applicable Law, or with any applicable regulation, order, statement of policy, or recommendation or suggestion in written form, of the Administrator of the FAA, TSA or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port Authority under federal law, or arising from the applications described in subsections (a) and (e) of this Section.
(2)    For the purpose of this paragraph, “governmental officer or body” shall not be construed to refer to or include the Port Authority.
(3)    The direction of the Port Authority made under this paragraph (3) under this subsection (e) shall include, but not be limited to, a direction to Lessee to take an action, to not take an action, or to cease an action, including but not limited to the granting of a contract or permission or directing another person to take an action, refrain from taking an action, or cease an action.
(4)    The Lessee covenants and agrees that the Port Authority's interpretation of any such Applicable Law, order, statement of policy, recommendation or suggestion in written form, including those of a general nature which do not refer specifically to the Airport or any specific person, shall be final and determinative for the purposes of this section, except as provided in Section 11(e)(6)(iii).
(5)    The Lessee covenants and agrees that the Port Authority may require any permittee, Sublessee, subtenant, licensee or Contractor of the Lessee who acts for or on behalf of the Lessee in or regarding the Premises to perform the obligations imposed by, and be subject to, the terms of this Section 11 (Federal Regulation of Airports), as if such permittee, Sublessee, subtenant, licensee or Contractor were the Lessee with respect to the obligations of the Lessee set forth in this Section 11 (Federal Regulation of Airports).
(6)    Interpretation.
(i)    In the event of any disagreement between the Lessee and the Port Authority with respect to the interpretation of a federal law, regulation, order, statement of policy or written recommendation or suggestion of the FAA, TSA or other governmental body, the Port Authority and the Lessee shall immediately meet and negotiate in good faith to attempt to resolve such disagreement.
(ii)    Either Party may elect to challenge in an administrative or judicial proceeding, or seek guidance with respect to, any such law, regulation, order, statement of policy or written recommendation or suggestion of the FAA or such other governmental body.
(iii)    Unless the Port Authority’s interpretation of federal law, regulation order, statement of policy or written recommendation or suggestion of the FAA, TSA or other governmental body is irrational or exhibits a manifest disregard of the law, such interpretation shall be determinative unless and to the extent that the Lessee challenges such interpretation and such interpretation is determined by a governmental body having jurisdiction to rule on such interpretation or to issue guidance as set forth in Section 11(e)(6)(ii), to be incorrect and unenforceable.
(f)The Port Authority shall use commercially reasonable efforts to include in all agreements, and in all amendments, supplements or extensions of agreements, offered to an airline for occupancy or use the Airport to conduct scheduled passenger flight operations a provision or provisions substantially similar to this Section 11 (Federal Regulation of Airports).
Section 12.    Exclusive Area Agreement.
(a)The Lessee has been advised that the Port Authority is obligated to have in effect and does now have in effect an airport security program (as may be amended from time to time, the “Airport Security Program” or “ASP”) approved by the TSA, which complies with 49 C.F.R Part 1542 and includes, as a portion thereof, the Port Authority’s obligations under 49 C.F.R. Part 1542 to provide security within the Airport, including the Premises. The Lessee covenants and agrees to maintain in full force and effect during the Term the Exclusive Area Agreement and comply with the terms of such agreement.
(b)The Lessee covenants and agrees that the Lessee shall promptly comply with any direction issued by the Port Authority (including any bulletin, directive or other official instruction issued by the General Manager, Chief Security Office or their designee) to the extent reasonably necessary to remedy any security deficiencies, to respond to a threat as reasonably determined by the Port Authority or to comply with Applicable Law, the Exclusive Area Agreement, the Airport Security Program and any TSA-issued security directives, information circulars and public advisories.
(c)In the event the Port Authority determines that the Lessee has failed to comply with any term of the Exclusive Area Agreement, it shall provide notice to the Lessee to cure any default by the time as provided in the Exclusive Area Agreement, and if Lessee fails to cure such default as required pursuant to a notice under the Exclusive Area Agreement, such failure shall be deemed to constitute an event of default under Section 46(a)(10) and the Lessee shall be liable for all damages, including, for the avoidance of doubt, any fines or penalties, to the Port Authority due to such default, including any cost incurred by the Port Authority to cure the Lessee’s default.
(d)Notwithstanding any provision to the contrary in the Exclusive Area Agreement, the Lessee shall promptly provide notice to the Airport Security Manager of Lessee’s knowledge of any material security incidents, including security violations issued to it by the TSA, and any material deficiency or malfunction of any security system.
(e)Amendments or Revisions to Exclusive Area Agreement.
(1)    Without limiting any term or provision hereof, during the performance of the Work or any modification of the Premises or any other change in conditions at the Premises which shall require or make desirable any revisions to the Exclusive Area Agreement, the Lessee shall submit for the Port Authority’s Airport Security Manager approval the proposed amended Exclusive Area Agreement along with a reasonably detailed narrative describing the differences between such proposed amended Exclusive Area Agreement and the Exclusive Area Agreement then in effect. After the Port Authority has approved the revised Exclusive Area Agreement, the Port Authority shall, in a timely manner, amend the Airport Security Program, if necessary, and submit such amended Airport Security Program to the TSA for approval pursuant to 49 C.F.R. Part 1542 if the Port Authority determines in its sole discretion that such amendment to the Airport Security Program is necessary. Upon Port Authority approval of the revised Exclusive Area Agreement, the Lessee shall implement the same and in any event shall maintain, at all times, the required level of security under the Exclusive Area Agreement and comply with all requirements of the Exclusive Area Agreement. The Lessee may not implement any amendment to the Exclusive Area Agreement unless and until such amended Exclusive Area Agreement has been approved by the Port Authority and any implementation prior to such approval shall be at the Lessee’s sole cost and expense and shall subject the Lessee to a breach of its obligations under this Agreement.
(2)    From time to time, as may be required pursuant to Applicable Law (including, but not limited to, the regulations set forth in 49 C.F.R. Parts 1520, 1542 and 1544), a security directive or applicable changes in circumstances, the Port Authority shall notify the Lessee of the actions so required and the Lessee shall prepare and shall submit for approval pursuant to Section 12(e)(1), in a timely manner, any revisions or updates to the Exclusive Area Agreement that may be required.
(f)Other Safety and Security Responsibilities of the Lessee.
(1)    For the D&C Work, in accordance with Section 4 of the General Provisions, the Lessee shall apply to the Port Authority for the issuance of identification for its Contractors and other Lessee-Related Entities and their respective employees for access as may be required generally for employees at the Airport or under the Exclusive Area Agreement or for access to the site of the D&C Work, and shall establish its own security badging office for the issuance of “Delta Redevelopment Project Photo IDs.” In connection therewith, the Lessee shall conduct or cause to be conducted all investigations and background checks which may be required and shall prepare and submit to the Port Authority all forms and applications and other material as the Port Authority may require. In the event any Contractor or its employees requires unescorted access to security restricted area, such individual must obtain an airport security identification card as required under 49 C.F.R. §1542.205-213.
(2)    In accordance with Section 2.6.1 of the “Operational Requirements” portion of the Operations and Maintenance Requirements, the Lessee shall be responsible for all personnel training with respect to all persons employed by the Lessee, including its security personnel, as required by the Operations and Maintenance Requirements, Applicable Law, Managers’ Bulletins or the Exclusive Area Agreement.
(3)    In accordance with Section 2 of the “Operational Requirements” portion of the Operations and Maintenance Requirements, the Lessee shall integrate its safety and security systems with the Port Authority’s Airport safety and security systems and programs and shall be responsible for coordinating with its Sublessees and the Port Authority an integrated security approach for the Airport, as may be required under the Exclusive Area Agreement, Applicable Law or otherwise by the Port Authority.
(4)    In accordance with Section 2.8 of the “Operational Requirements” portion of the Operations and Maintenance Requirements, the Lessee shall be responsible for developing contingency plans that include deplaning procedures with respect to lengthy ground delays, as required in the LaGuardia Airport Tarmac Delay Contingency Plan, the Port Authority Passenger Relief in Cooperation with Airlines and the Customer Care Standards, provided that the Lessee shall not be required to comply with any portion of the foregoing to the extent the same are preempted or superseded by Applicable Law.
(5)    In accordance with Section 2.12 of the “Operational Requirements” portion of the Operations and Maintenance Requirements, the Lessee shall maintain, and shall impose and enforce requirements on its Sublessees and the Lessee-Related Entities to maintain, a safe working environment for the general public, passengers, patrons and employees and shall be required to implement and enforce the requirements of, and cause Lessee-Related Entities to implement and enforce the requirements of, a comprehensive safety management system plan satisfying the requirements of Section 2.12.1 of the “Operational Requirements” portion of the Operations and Maintenance Requirements.
(g)Without limiting the generality of any other term or provision of this Agreement, the Port Authority at any time, and from time to time, shall have the right to enter upon the Premises and to take over the operation, implementation, maintenance or any other aspects of the Exclusive Area Agreement, in whole or in part, and with or without cause. Upon notice from the Port Authority of its intention to do so, the Lessee will immediately turn over to the Port Authority access to and control of all material, equipment, supplies, personnel and records necessary for the implementation of the Exclusive Area Agreement and shall accord the Port Authority complete access to the Premises and cooperation for the purpose of taking over and carrying out the Exclusive Area Agreement; provided, however, that the Port Authority shall use reasonable efforts to minimize the effect and duration of any disruption to or impairment of the Work or the use and occupancy of the Premises. The Port Authority’s incremental cost of operation, implementation and maintenance of the Exclusive Area Agreement and compliance with any security directives or similar orders or directives shall be paid by the Lessee to the Port Authority.
(h)The Port Authority is entitled to seek specific performance, injunction or any other remedies at law or in equity with respect to any breach of the Lessee’s obligations under this Section 12 (Exclusive Area Agreement).
(i)Pursuant to Section 19 (Indemnity), the Lessee shall indemnify and hold harmless the Port Authority Indemnified Parties from and against all claims and demands for death, personal injuries, property damages, fines (including any fines from the TSA), penalties, liquidated damages or other monies arising out of any act or omissions of the Lessee with respect to the operation, maintenance and implementation of the Exclusive Area Agreement (except, with respect to the Lessee’s obligations to indemnify the Port Authority and its officers, employees, agents and authorized representatives, to the extent third party claims or demands arise solely from the Port Authority’s negligence or willful misconduct of the Port Authority or any officer, employee, agent or authorized representative of the Port Authority.) The Lessee shall have no obligation to the Port Authority and the Port Authority shall assume responsibility for any claims or demands in connection with the Exclusive Area Agreement: (i) arising because the Port Authority has failed to provide to the Lessee a notice regarding material information concerning the Exclusive Area Agreement and about which the Lessee is otherwise unaware or (ii) arising after the Port Authority has taken over and is implementing the Exclusive Area Agreement (except to the extent the Port Authority’s actions arise from the Lessee’s willful misconduct, negligence or any other conduct of the Lessee inconsistent with the Exclusive Area Agreement).
Section 13.    Rules and Regulations
(a)The Lessee covenants and agrees to observe and obey, at the Lessee’s cost and expense, except to the extent set forth in Section 5(cc)(1)(vii) with respect to Qualifying D&C Changes (and to require all its officers, employees, members (if the Lessee is a limited liability entity), managers (if the Lessee is a limited liability entity), partners (if the Lessee is a partnership), Sublessees, guests, patrons, invitees, Contractors and furnishers of services and those doing business with it, to observe and obey) the existing Rules and Regulations and airport standards of the Port Authority and such Rules and Regulations Changes and airport standards of the Port Authority governing the conduct and operations of the Lessee and others on the Premises as may from time to time during the letting be promulgated by the Port Authority in the public interest or for reasons of security, safety, health, sanitation, good order and the economic and efficient operation of the Airport. The obligation of the Lessee to require such observance and obedience on the part of its Sublessees, guests, patrons, invitees, business visitors, Contractors and furnishers of services, and those doing business with it, shall apply only while such persons are on the Premises or the Rights of Access, or are otherwise engaged in activities in connection with this Agreement whether within the Airport or otherwise. The Port Authority agrees that, except in cases of emergency or a life, health, security, safety, environmental or operational deficiency or hazard, it will give notice to the Lessee of every Rules and Regulations Change adopted by it at least ten (10) days before the Lessee shall be required to comply therewith, (i) by delivery of a copy thereof to the Lessee, (ii) by making a copy available at the office of the Secretary of the Port Authority (with a notice to the Lessee informing the Lessee that such copy is available at such office) or (iii) by making an electronic copy available on the Port Authority website www.panynj.gov (with a notice to the Lessee informing the Lessee that such copy has been posted to the website).
(b)The use by the Lessee and its officers, employees, members (as aforesaid), managers (as aforesaid), partners (as aforesaid), Sublessees, guests, patrons, invitees, Contractors, furnishers of services and those doing business with it, of the Public Aircraft Facilities, if permitted hereunder, and any and all other portions of the Airport which it may be entitled to use under this Agreement (other than space leased to the Lessee for its exclusive use), shall be subject to the existing Rules and Regulations and Airport Standards Manual of the Port Authority and, such Rules and Regulations Changes and airport standards as the Port Authority may from time to time promulgate in the public interest or in the interest of health, safety, sanitation, good order and the economic and efficient operation of the Airport. Without limiting the foregoing, the Port Authority may take into account in adopting any Rules and Regulations Changes and airport standards the adequacy, capacity, security and suitability of (i) aircraft using the Airport, (ii) passenger handling facilities at the Airport, (iii) the Public Aircraft Facilities at the Airport, (iv) the roadways and (v) the parking facilities. In the event the Port Authority promulgates Rules and Regulations Changes or airport standards pursuant to this paragraph (b), the Port Authority may devise and implement procedures governing the affected use of the Public Aircraft Facilities including, but not limited to, allocations among lessees at the Airport.
Section 14.    Various Obligations of the Lessee.
(a)Conduct of Operations.
(1)    The Lessee shall conduct its operations hereunder in an orderly and proper manner so as not to annoy, disturb or be offensive to others at or off the Airport. The Lessee shall take all reasonable measures, consistent with those required by Section 14(a)(2), to eliminate vibrations originating on the Premises tending to damage any equipment, structure, building or portion of a building, which is on the Premises, or is a part thereof, or is located elsewhere on or off the Airport.
(2)    The Lessee shall diligently conduct all its operations at the Premises in a safe and careful manner, following in all respects the best practices of the Lessee’s industry in the United States of America.
(b)In performing the Operations and Maintenance Work, the Lessee shall promptly comply, at the Lessee’s cost and expense, with any direction issued by the Port Authority (including any bulletin, directive or other official instruction issued by the General Manager of the Airport), including, but not limited to, installing façade glass protection, frontage bollards or specific additions to fencing (i.e., concertina wire), public address system, patron signage, physical equipment, access control system, comprehensive CCTV coverage or other situation awareness equipment (which may include providing the Port Authority with access to CCTV for situation awareness), in each case, to (i) remedy any emergency or life, health, security, safety, environmental or operational deficiency or hazard, or (ii) cause the Lessee to comply with Applicable Law, Applicable Standards, the Exclusive Area Agreement, the Airport Security Program or any TSA-issued security directives, information circulars and public advisories which the Lessee has failed to comply with.
(c)Lessee’s Employees. The Port Authority shall have the right to object to the Lessee regarding the conduct and demeanor of Sublessees and of the employees of the Lessee whereupon the Lessee will take all steps reasonably necessary to remove the cause of the objection. If requested by the Port Authority, the Lessee shall supply and shall require its employees and Sublessees’ employees to wear or carry badges or other suitable means of identification, which shall be subject to the prior and continuing approval of the General Manager of the Airport or the Port Authority’s Chief Security Officer or designee.
(d)Vehicular Traffic. The Lessee shall control all vehicular traffic on the roadways and other areas within the Premises and shall take all precautions necessary to promote the safety and security of its customers, patrons, business visitors and all other persons, and the Premises itself. The Lessee shall employ such means as may be necessary to direct the movement of vehicular traffic within the Premises to prevent traffic congestion on the public roadways leading to the Premises.
(e)Waste Disposal. The Lessee shall remove from the Airport or otherwise dispose of in a manner approved by the General Manager of the Airport all garbage, debris, and other waste materials (whether solid or liquid) arising out of its occupancy of the Premises or out of its operations, including within the Rights of Access or the O&M Access Areas, in compliance with all Environmental Requirements. Any such waste materials which may be temporarily stored in the open shall be kept in suitable garbage and waste receptacles, the same to be made of metal or other suitable material and equipped with tight fitting covers and to be of a design safely and properly to contain whatever material may be placed therein. The Lessee shall use extreme care when effecting removal of all such waste materials and shall effect such removal at such times and by such means as first are approved in advance in writing by the Port Authority. No such garbage, debris, or other waste materials shall be or be permitted to be thrown, discharged or deposited into or upon the waters at or bounding the Airport.
(f)Fire Safety. From time to time and as often as required by the Port Authority, the Lessee shall conduct pressure, water-flow, and other appropriate tests of the fire-extinguishing system and apparatus, fire-alarm and smoke detection systems and any other fire protection systems which constitute a part of the Premises. The Lessee shall keep in proper functioning order all fire-fighting equipment, fire alarm and smoke detection equipment on the Premises. The Lessee shall at all times maintain on the Premises adequate stocks of fresh, usable chemicals for use in such systems and apparatus in accordance with the Environmental Requirements. The Lessee shall notify the Port Authority prior to conducting such tests. If requested by the Port Authority, the Lessee shall furnish the Port Authority with a copy of written reports of such tests.
(g)Minimization of Pollution and Noise. In addition to compliance by the Lessee with all Applicable Laws and Applicable Standards, including, without limitation, all Environmental Requirements and Rules and Regulations now or at any time in effect during the Term hereunder which as a matter of law are applicable to the operation, use or maintenance by the Lessee of the Premises or the operations of the Lessee under this Agreement (the foregoing not to be construed as a submission by the Port Authority to the application to itself of such requirements or any of them), the Lessee agrees that it shall perform the D&C Work exercising the highest degree of safety and care, and shall conduct the Operations and Maintenance Work under this Agreement and shall operate, use and maintain the Premises in accordance with the highest standards and in such manner that there will be at all times a minimum of air pollution, water pollution or any other type of pollution and a minimum of noise emanating from, arising out of or resulting from the operation, use or maintenance of the Premises by the Lessee and from the operations within the Premises, the Rights of Access and the O&M Access Areas or otherwise conducted by or under the direction of the Lessee within the Airport under this Agreement. Accordingly, and in addition to all other obligations imposed on the Lessee under this Agreement and without diminishing, limiting, modifying or affecting any of the same, the Lessee shall be obligated to construct as part of the D&C Work hereunder such structures, fences, equipment, devices and other facilities as may be necessary to accomplish the foregoing and each of the foregoing shall be and become a part of the D&C Work hereunder. In addition, the Port Authority reserves the right from time to time and at any time during the Term subsequent to the completion of the D&C Work to require the Lessee, and the Lessee agrees, at its sole cost and expense, to design and construct such further structures, fences, equipment, devices and other facilities as may be necessary to accomplish the objectives as set forth in the first sentence of this Section 14(g), provided that such requirements are imposed in a Non-Discriminatory Manner. All locations, the manner, type and method of construction and the size of any of the foregoing shall be determined by the Port Authority. The Lessee shall submit for Port Authority approval in accordance with this Agreement and the TCAP Manual its plans and specifications covering the required work and upon receiving such approval shall proceed diligently to construct the same. All other provisions of Sections 5 (Design and Construction by the Lessee), 73(b) and 76 (Environmental Compliance and Related Matters) shall apply and pertain with like effect to any work that the Lessee is obligated to perform pursuant to this Section 14(g) and upon completion of each portion of such work it shall be and become a part of the Premises. The obligations assumed by the Lessee under this paragraph shall not be relieved or diminished by the fact that the Port Authority shall have approved any construction application and supporting plans, specifications and contracts covering D&C Work, or that the Port Authority’s recommendations or requirements have been incorporated therein.
(h)Noise from Aircraft Engine Operations. It is the intention of the parties hereto that noise caused by aircraft engine operations shall be held to a minimum considering the nature of the Lessee’s operations. To this end the Lessee shall conduct its operations in such a manner as to keep the noise produced by aircraft engines to a minimum and where appropriate shall employ noise arresting and noise reducing devices that are suitable. Aircraft testing and aircraft run-ups will be conducted only in such areas as shall meet with the prior and continuing approval of the Port Authority. The obligations assumed by the Lessee under this Section 14(h) shall not diminish, limit, modify or affect all other obligations of the Lessee with respect to noise under this Agreement.
(i)Jet or Prop Blast Interference. In its use of the Premises, the Lessee shall use its best efforts to minimize jet or prop blast interference to aircraft operating on or to buildings and structures now located on or which in the future may be located on areas adjacent to the Premises. In the event the Port Authority determines at any time and from time to time that the Lessee has not so minimized the jet or prop blast interference, it may serve a notice on the Lessee to such effect and if the condition is not corrected to the satisfaction of the Port Authority within thirty (30) days after the service of said notice, the Lessee hereby covenants and agrees to erect and maintain at its own expense such structure or structures as may be necessary to minimize the said jet or prop blast interference, subject, however, to the prior written approval of the Port Authority as to the type, manner and method of construction. The obligations assumed by the Lessee under this paragraph shall not diminish, limit, modify or affect all other obligations of the Lessee with respect to interference under this Agreement.
(j)Security Plan. The Lessee must provide and implement a security plan that is in compliance with the TCAP Manual and the Lessee must maintain such compliance and implementation of a security plan throughout the term of the letting hereunder.
(k)Oil Separators. The Lessee shall periodically inspect, clean out and maintain the oil separators, if any, located on the Premises, and the oil separators located outside the Premises, if any, if they exclusively serve the Premises.
(l)Access to Public Landing Area.
(1)    The Lessee shall prevent access by persons or vehicles (unless duly authorized by the Port Authority) to the Public Landing Area from the Premises except for aircraft, which aircraft shall be equipped with radio receivers tuned to control tower frequencies and adequately manned in accordance with applicable Port Authority Rules and Regulations. Such aircraft may be towed by a motor vehicle equipped with a radio receiver tuned to the appropriate control tower frequency and adequately manned, or by such other means as may be approved by the Port Authority. The Lessee shall control access by its passengers and patrons from and to aircraft ramp, apron and parking areas on the Premises and shall maintain control of its passengers and patrons while they are upon said areas by proper measures to insure that the highest standards of safety are maintained.
(2)    The Lessee shall furnish adequate security and guard service on a 24-hour, seven day‑a‑week basis (or take such comparable measures as approved by the Port Authority from time to time) for the prevention of access to and control of persons on the aeronautical operations areas of the Premises and the prevention of access to the Public Landing Area.
Section 15.    Prohibited Acts.
(a)Nuisance. The Lessee shall commit no unlawful nuisance, waste or injury on the Premises or at the Airport and shall not do or permit to be done anything which may result in the creation or commission or maintenance of such nuisance, waste or injury on the Premises or at the Airport.
(b)Obnoxious Odors, Etc. The Lessee shall not create nor permit to be caused or created upon the Premises any obnoxious odors or smokes, or noxious gases or vapors. The creation of exhaust fumes by the operation of the Lessee’s internal-combustion engines or aircraft engines of other types, so long as such engines are maintained and are being operated in a proper manner, shall not be a violation of this paragraph.
(c)No Interference with Systems. The Lessee shall not do or permit to be done anything which may interfere with the effectiveness or accessibility of the drainage and sewerage system, water system, communications system, fuel system, electrical system, fire-protection system, sprinkler system, alarm system, fire hydrants and hoses and other systems, if any, installed or located on, under, or in the Premises.
(d)Safety Violations. The Lessee shall not itself do nor shall the Lessee give its permission to any other to do any act or thing upon the Premises or at each of the Existing Terminal Facilities and New Terminal Facilities (1) which will invalidate or conflict with any fire insurance, extended coverage or rental insurance policies covering the Premises or any part thereof, or the Existing Terminal Facilities and New Terminal Facilities or any part thereof, or (2) which, in the opinion of the Port Authority, may constitute an extra-hazardous condition so as to increase the risks normally attendant upon the operations contemplated by Section 8 (Use of Premises). The Lessee shall promptly observe, comply with and execute the provisions of any and all present and future rules and regulations, requirements, orders and directions of the Insurance Services Offices of New York and the National Fire Protection Association, or of any other board or organization exercising or which may exercise similar functions, which may pertain or apply to the operations of the Lessee on the Premises, and the Lessee shall, subject to and in accordance with the provisions of Section 5 (Design and Construction by the Lessee), make any and all structural and non-structural improvements, alterations or repairs of the Premises that may be required at any time hereafter by any such present or future rule, regulation, requirement, order or direction. If by reason of any failure on the part of the Lessee to comply with the provisions of this paragraph any fire insurance rate, extended coverage or rental insurance rate on the Premises or any part thereof, or on each of the Existing Terminal Facilities and New Terminal Facilities or any part thereof, shall at any time be higher than it would be if the Premises were properly used for the purposes permitted by Section 8 (Use of Premises), then the Lessee shall pay to the Port Authority, as an item of additional rent, that part of all insurance premiums paid by the Port Authority which shall have been charged because of such violation or failure by the Lessee.
(e)Obstacles. The Lessee agrees that it will not erect, construct or maintain or otherwise create or continue any obstacle or park or store any aircraft or other object on the Premises so as to create any obstacle that will hamper or interfere with the free, orderly, unobstructed and uninterrupted passage of vehicles or aircraft while such vehicle is operating or aircraft is taxiing or being transported or towed along the runways, taxiways and roads outside of and adjacent to the Premises.
(f)Waste. The Lessee shall not dispose of nor permit any one to dispose of any waste material (whether liquid or solid) by means of the toilets, manholes, sanitary sewers or storm sewers in the Premises or on the Airport except after treatment in installations or in equipment included in plans and specifications submitted to and approved by the Port Authority.
(g)Automotive Operation. The Lessee shall not operate any engine or any item of automotive equipment in any enclosed space on the Premises unless such space is adequately ventilated and unless such engine or item of automotive equipment is equipped with a proper spark-arresting device which has been approved by the Port Authority.
(h)Vending Machines; Sale of Merchandise or Other Services.
(1)    The Lessee shall not install, maintain or operate, or permit the installation, maintenance or operation on the Premises of any vending machine or device designed to dispense or sell food, beverages, tobacco, tobacco products or merchandise of any kind whether or not included in the above categories, or of any restaurant, cafeteria, kitchen, stand or other establishment of any type for the preparation, dispensing or sale of food, beverages, tobacco, tobacco products, or merchandise of any kind, whether or not included in the above categories, or of any equipment or device for the furnishing to the public of service of any kind including, without limitation, thereto, telephone pay-stations, unless the Lessee obtains the prior written consent of the Port Authority.
(2)    The Port Authority, by itself or by contractors, lessees or permittees, shall have the exclusive right to install, maintain and receive the revenues from all coin-operated or other vending machines or devices installed by it and operated on the Premises for the sale of merchandise of all types or for the rendering of services; provided, however, that no such machine or device shall be installed except upon the request of the Lessee. If the Port Authority does not install and maintain any such machine that the Lessee may reasonably request, the Lessee shall have the right to do so; provided, however, (1) that the Lessee shall pay or cause to be paid to the Port Authority each month for each machine upon the same basis for the preceding month as any concessionaire, permittee or licensee of the Port Authority then operating machines at the Airport for the sale of similar merchandise or the rendering of similar services, and (2) that in the event the Lessee exercises such right, the Port Authority at any time thereafter, may substitute for the Lessee’s machines other machines selling similar merchandise or services operated by the Port Authority or by its licensee, permittee or concessionaire, and thereupon the Lessee shall remove its machines.
(i)Floor Overload. The Lessee shall not overload any floor and shall repair any floor, including supporting members, and any paved area damaged by overloading. Nothing in this paragraph or elsewhere in this Agreement shall be or be construed to be a representation by the Port Authority of the weight any floor or paved area will bear.
(j)Fueling. The Lessee shall not fuel or defuel its automotive vehicles or other equipment in the enclosed portion of the Premises without the prior approval of the General Manager of the Airport.
(k)Cleaning Materials. The Lessee shall not use any cleaning materials having a harmful or corrosive effect, on any part of the Premises, except those cleaning materials that are used in the ordinary course of office and cargo handling operations; provided, however, that, the storage and use of any such harmful or corrosive materials are in compliance with all Applicable Laws, rules, ordinances, resolutions or regulations of the type and nature described in Sections 10 (Compliance with Governmental Requirements) and 13 (Rules and Regulations) and complying with the provisions of Section 76(a)(1).
(l)Use of Structural Members. The Lessee shall not use or permit the use of any truss or structural supporting member of the building or roof or any part thereof for the storage of any material or equipment, or to hoist, lift, move or support any material or equipment or other weight or load, by means of said trusses or structural supporting members, without the prior written approval of the Port Authority.
(m)Flammable Liquids. The Lessee shall not keep or store during any twenty-four (24) hour period flammable liquids within the enclosed portion of the Premises in excess of the Lessee’s working requirements during the said twenty-four (24) hour period. Any such liquids having a flash point of less than 110° F, shall be kept and stored in safety containers of a type approved by the Underwriter Laboratories of the Factory Mutual Insurance Association. The Lessee shall not keep or store in the Premises explosives, flammable liquids or solids or oxidized materials, except in accordance with the requirements of this paragraph (m).
(n)Storage of Aviation Fuel.     The Lessee shall not keep or store aviation fuel on the Premises, except that fueling equipment may be operated on the Premises in accordance with the provisions of Section 75 (Storage Tanks and Pipelines) and with the Port Authority Rules and Regulations pertaining thereto, and with Airport fueling agreements covering underground fueling systems that are approved in writing by the Port Authority, if applicable.
Section 16.    Care, Maintenance, Rebuilding and Repair by the Lessee.
(a)Operations. The Lessee shall, throughout the Term, be responsible for and shall commence and continue performance of all Operations and Maintenance Work. Notwithstanding anything to the contrary herein, the Lessee’s obligation to perform the Operations and Maintenance Work with respect to (i) each portion of the Existing Terminal Facilities shall commence on the Effective Date and continue until the date on which such portion is no longer being operated by the Lessee and its Sublessees as a component of an airline passenger terminal, and (ii) each Partial Occupancy Portion of the New Terminal Facilities that is available for use and occupancy by the Lessee and its Sublessees shall commence on the date on which a “Temporary Certificate of Authorization to Occupy or Use” such Partial Occupancy Portion is issued pursuant to Section 5(v)(2) and shall continue until the Expiration Date or an earlier termination date, except as otherwise provided herein or otherwise agreed by the Lessee and the Port Authority.
(b)Maintenance and Repair. The Lessee shall, throughout the Term, assume the entire responsibility and shall relieve the Port Authority from all responsibility for Operations and Maintenance Work whatsoever in the Premises (subject to Section 16(c)), whether such Operations and Maintenance Work be ordinary or extraordinary, partial or entire, inside or outside, foreseen or unforeseen, structural or otherwise, and without limiting the generality of the foregoing, the Lessee shall:
(1)Be responsible for all subleasing within the Premises, ramp control, consumer/concessions services development and management, branding and facility maintenance, vertical transportation, people moving systems, loading bridge and bag system maintenance and janitorial services;
(2)Keep at all times in a clean and orderly condition and appearance, the Premises and all the Lessee’s fixtures, equipment and personal property which are located in any part of the Premises which is open to or visible by the general public;
(3)Remove all snow and ice on the Premises and perform all other activities and functions necessary or proper to make the Premises available for use by the Lessee and its Sublessees and invitees, patrons, contractors, suppliers and others;
(4)Take good care of the Premises and maintain the same at all times in first-class condition, perform all necessary preventive maintenance including, but not limited to, painting (the exterior of the structures on the Premises and areas visible to the general public to be painted only in colors which have been approved by the Port Authority); and make all repairs and replacements and, subject to and in accordance with the provisions of Section 5 (Design and Construction by the Lessee), do all rebuilding, inside and outside, ordinary and extraordinary, partial and entire, foreseen and unforeseen, structural or otherwise, which repairs, rebuilding and replacements by the Lessee shall be in quality and class not inferior to the original in materials and workmanship; and to pay promptly the cost and expense of such repairs, replacements and maintenance;
(5)Without limiting its obligations elsewhere in this Section, the Lessee agrees to perform all decorating and painting (including redecorating and repainting) so that at all times the Premises and all parts thereof are in first-class appearance and condition;
(6)Provide and maintain all obstruction lights and similar devices on the Premises, and provide and maintain all fire-protection and safety equipment and all other equipment of every kind and nature required by any law, rule, ordinance, resolution or regulation of the type and nature described in Sections 10 (Compliance with Governmental Requirements), 13 (Rules and Regulations) and 21 (Obstruction Lights). The Lessee shall insure that all fire alarm signals with respect to the Premises shall also be transmitted to the Airport’s police emergency alarm board or to such other location on the Airport as the General Manager of the Airport may direct. The Lessee’s obligations hereunder shall in no way create any obligation whatsoever on the part of the Port Authority;
(7)Take such anti-erosion measures and maintain the landscaping on the Premises at all times in good condition including, but not limited to, periodic planting and replanting, as the Port Authority may require, and perform and maintain such other landscaping with respect to all portions of the Premises not paved or built upon as the Port Authority may require;
(8)Repair any damage to the paving or other surface of the Premises caused by any oil, gasoline, grease, lubricants or other flammable liquids and substances having a corrosive or detrimental effect thereon;
(9)Be responsible for all paving, lighting, signage, storm drains, culverts, cables, supporting structures, cleaning and snow and ice removal in connection with existing and future access roadways which are located on the Premises, other than the access roadway identified as “Elevated Roadway Excluded from Delta O&M Responsibility” and shown in red vertical hatching in Exhibit 6 (Delta Leasehold) (page 2 of 2), which shall be the Port Authority’s responsibility; and
(10)Repairs to security systems, including but not limited to CCTV or access control, to be commenced within two (2) hours of detection of any such system malfunction or, if detection is made at times other than ordinary business hours, as soon as practicable pursuant to diligent efforts by the Lessee to arrange for repair at the earliest feasible time.
(c)Maintenance of Utilities. The Lessee shall be responsible for the maintenance, testing and repair of the Utilities, whether located upon the Premises or off the Premises, (i) that serve the Premises exclusively (other than such Utilities located on the Premises and specifically identified on Exhibit 12 (Utility O&M Responsibilities) as the responsibility of the Port Authority or other non-Lessee party as well as the off-Premises portion of such Utilities), and (ii) such other Utilities specified as the Lessee’s responsibility on Exhibit 12 (Utility O&M Responsibilities). The Parties acknowledge that Exhibit 12 (Utility O&M Responsibilities) is for the sole purpose of identifying the Utilities for which the Lessee shall be responsible for maintaining, testing and repairing, and not necessarily to depict the precise locations and routing of such Utilities; notwithstanding any inaccuracies with respect to location or routing on such Exhibit, the Lessee shall be responsible for such Utilities in accordance with this Section 16(c). The Port Authority agrees to cooperate with the Lessee in arranging for access by the Lessee to all such Utilities off the Premises. The Lessee shall have no obligation to maintain, test or repair any other Utilities upon the Premises or off the Premises.
(d)Operations and Maintenance Work Standards. The Lessee shall carry out the Operations and Maintenance Work in accordance with (i) Best Management Practice, (ii) the requirements, terms and conditions set forth in this Agreement and the other Project Documents, all Applicable Laws and Applicable Standards, and (iii) the requirements, terms and conditions set forth in all Governmental Approvals.
(e)Airport Performance. The Lessee shall at all times perform the Operations and Maintenance Work to ensure ongoing compliance with the “Airport Performance Measurement Program” established in the Customer Care Standards and shall meet or exceed the Customer Care Standards, provided that the Lessee shall not be required to comply with any portion of such Customer Care Standards to the extent such Customer Care Standards are preempted or superseded by Applicable Law.
(f)Port Authority Right to Perform at Lessee’s Cost.
(1)In the event the Lessee fails to commence to maintain, clean, repair, replace, rebuild or paint within a period of thirty (30) days after notice from the Port Authority so to do (or, with respect to a security system malfunction, within the time frame required by Section 16(b)(10)) or in the event that the said notice specifies that the required work to be accomplished by the Lessee includes maintenance or repair other than preventive maintenance, or within a period of ten (10) days if the said notice specifies that the work to be accomplished by the Lessee involves preventive maintenance only, or fails diligently to continue to completion the repair, replacement, rebuilding or painting of all of the Premises required to be repaired, replaced, rebuilt or painted by the Lessee under the terms of this Agreement, the Port Authority may, at its option and in addition to any other remedies which may be available to it, repair, replace, rebuild or paint all or any part of the Premises included in the said notice, and the cost thereof shall be payable by the Lessee upon demand.
(2)If the performance of any of the foregoing repair, maintenance, replacement, repainting or rebuilding obligations of the Lessee requires work to be performed near an active Taxiway or where safety of operations is involved, the Lessee shall at its own expense, unless otherwise permitted by the Port Authority in writing, post guards or take such other appropriate measures as may be directed by the General Manager of the Airport to ensure that such work is performed safely.
Section 17.    Damage to or Destruction of Premises
(a)Removal of Debris.  If the Premises, or any part thereof, shall be damaged by fire, the elements, the public enemy or other casualty, the Lessee shall promptly remove all debris resulting from such damage from the Premises, and to the extent, if any, that the removal of debris under such circumstances is covered by insurance, the proceeds thereof (other than proceeds of any business interruption or similar insurance) actually made available to the Lessee shall be used by the Lessee for that purpose in compliance with paragraph (b) below, subject to any requirements in the Lessee’s Financing Documents, if any, regarding the conditions to the release of the proceeds of casualty insurance from the collateral account of the Lessee.
(b)Damage to the Premises.  If the Premises, or any part thereof, shall be damaged by fire, the elements, the public enemy or other casualty, the Premises shall be restored, replaced and rebuilt by the Lessee with due diligence in accordance with the plans and specifications for the Premises, including, without limitation, the same or higher quality of materials, as they existed prior to such damage by and at the expense of the Lessee and if such damage is covered by insurance, the proceeds thereof (other than proceeds of any business interruption or similar insurance) actually made available to the Lessee shall be used by the Lessee for that purpose, subject to any requirements in the Lessee’s Financing Documents if any, regarding the conditions to the release of the proceeds of casualty insurance from the collateral account of the Lessee; it being understood that, notwithstanding anything to the contrary in the Lessee’s Financing Documents, no portion of casualty insurance proceeds can be used for any purpose other than the restoration, replacement and rebuilding of the Premises until the Premises have been restored as required by this paragraph (b), to the Port Authority’s satisfaction. Provided that the Lessee has carried insurance required by this Section 17 (Damage to or Destruction of the Premises), in the event that a casualty event occurs (other than a result of the breach, gross negligence or willful misconduct of the Lessee, its agents, employees, officer, directors, shareholders, managers, members or partners, or any of its Contractors, as applicable, in which case the Lessee shall not be entitled to propose a plan as provided in this sentence) with respect to which the amount of insurance proceeds received by the Lessee is insufficient to restore, replace and rebuild the affected facilities as set forth above, then the Lessee may promptly propose a plan with respect to (i) reasonable modifications to the affected facilities that would allow such facilities to be restored, replaced and rebuilt, solely with the insurance proceeds made available for such purpose (including by making use of reasonable value engineering or other design approaches to reduce applicable rebuilding costs) at least to the extent of the value and as nearly as possible to the condition, quality and class of such affected facility existing immediately prior to such casualty and (ii) any modifications to the technical requirements of this Agreement applicable to the D&C Work (including the Requirements and Provisions for Work) that may be necessary or appropriate to implement the proposed modifications to the affected facilities. The Lessee’s plan will be subject in all respects to the Port Authority’s approval in its sole discretion, such approval to be received before any restoration, replacement or rebuilding may commence. If the Lessee has exercised its right to terminate the letting hereunder in accordance with Sections 54 (Termination by Lessee) and 55 (Effect of Termination by Lessee), subject to the rights of the Recognized Mortgagee pursuant to Section 89 (Project Financing), the Lessee shall turn over all casualty insurance proceeds to the Port Authority promptly as and when received or otherwise ensure receipt by the Port Authority of all casualty insurance proceeds.
(c)Section 227 of the RPL. The Lessee hereby expressly acknowledges and agrees that, except to the extent provided in Section 54(a)(1)(i), no damage or destruction of the Premises shall entitle the Lessee to terminate or suspend the letting hereunder, or to be released or relieved of its obligations hereunder, including without limitation the obligation to pay all rentals. The parties hereby stipulate that the provisions of this Section constitute an “express agreement to the contrary” pursuant to Section 227 of the Real Property Law of New York, and neither the provisions of Section 227 of the Real Property Law of New York nor those of any similar statute shall extend or apply to this Agreement.

Section 18.    Insurance
(a)D&C Work Insurance. The Lessee shall procure, maintain and pay for, or cause its Contractors to procure, maintain and pay premium on, the following insurance policies until completion of the D&C Work, and for such longer period of time as specified herein:
(1)    Environmental Liability Insurance, providing coverage for environmental liability, including, but not limited to, coverage for sudden and accidental, and gradual, discharge of pollutants, by or on behalf of the Lessee (or any other insured). Coverage must have limits not less than $25,000,000 per occurrence and $50,000,000 in the aggregate, covering bodily injury, property damage (including natural resource damage) or environmental damage caused by pollution conditions resulting from operations performed by or on behalf of the Lessee. Coverage shall include clean-up of land/soil and structures thereon, air and of water (including groundwater) for which the insured(s) is legally liable. Should the policy be placed on a claims-made form, the retro period shall begin on the date that work commenced on the project; it shall also contain a 10-year reporting/discovery period, with discovery period commencing on the Completion Date. If placed on an occurrence form, the policy shall include a 10-year Completed Operations Period. The Lessee shall cause, or shall cause its Contractors to cause, its or their respective insurance carriers to automatically renew the environmental liability policy(ies) required herein on the same terms and conditions, including the same commencement date of the retro period. Such environmental liability policy(ies) shall (a) expressly include coverage for transportation exposures and non-owned disposal sites, (b) state that claims, disputes and coverage shall be litigated in United States courts having jurisdiction, and not be limited to arbitration, and (c) acknowledge the Lessee’s disclosure to the insurance carrier that the materials present on the Premises or otherwise subject to the insurance policies may be considered hazardous or toxic wastes or substances under Applicable Law including, but not limited to, the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et. seq. and/or the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et. seq. and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq. An extracted copy of this Section 18 (Insurance) of this Agreement shall be provided to the applicable insurance carrier(s). The Lessee has represented that it will procure and maintain a Contractor Pollution Liability CIP policy and a Pollution Legal Liability policy in order to satisfy the requirements herein. For purposes of this Section 18, “CIP” shall mean Contractor Controlled Insurance Program. The CPL policy must not include an asbestos, lead or microbial matter exclusion. Non-owned disposal sites must be licensed to accept hazardous waste.
(2)    Commercial General Liability Insurance, including Product Liability and Completed Operations coverage, with not less than a combined single limit of $100,000,000 per occurrence and $605,000,000 for bodily injury and property damage, and written on an ISO form CG 00 01 04 13 or its equivalent. Such insurance shall be maintained for a minimum of five (5) years after the Completion Date and shall:
(i)    include coverage for operation of mobile equipment within the insureds care, custody, and control;
(ii)    not contain exclusions for “action-over” claims;

(iii)    not contain exclusion(s) pertaining to damage to aircraft;
(iv)    provide coverage for explosion, collapse, and underground property damage;
(v)    not contain exclusions for independent contractors; and
(vi)    not contain exclusion for “insured vs. insured” suits.
(3)    Commercial Automobile Liability Insurance covering owned, non-owned, and hired vehicles, automatically covering newly acquired vehicles, with limits of not less than $25,000,000 each accident combined single limit.
(4)    Workers’ Compensation Insurance and Employer’s Liability Insurance, each in accordance with the requirements of law, and provide waiver of subrogation in favor of the Port Authority and the City Insureds.
(5)    Professional Liability Insurance from the lead architect and designer, with a limit of $10,000,000 per claim and policy aggregate, providing coverage for the D&C Work, and all other architects, designers, engineers and others rendering professional services in connection with the D&C Work covered with a limit of $3,000,000 per claim and policy aggregate. If such insurance is provided on a claims-made basis, coverage shall be maintained for a period of not less than ten (10) years following the Completion Date, either by way of annual renewal to a corporate professional liability program or the purchase of an extended reporting period.
(6)    Owners Protective Professional Indemnity (OPPI) policy, with a limit of not less than $25,000,000 per claim and policy aggregate.
The Lessee shall have the right to satisfy the requisite insurance coverage amounts for such insurance through a combination of primary policies and umbrella and/or excess liability insurance policies, other than with respect to paragraph (4) above. Umbrella and/or excess liability insurance policies shall comply with all insurance requirements, terms and provisions set forth in this Agreement for the applicable type of coverage.
(b)Builder’s Risk Insurance. In addition to the insurance required in Section 18(a), the Lessee shall procure and maintain Builder’s Risk (All Risk) Completed Value Insurance on a completed value form, including coverage (to the maximum extent that each such coverage is commercially available) for terrorism, flood, earthquake, mold (to the extent ensuing from a separately covered cause of loss), delay in startup, and property in transit covering the D&C Work during the performance thereof, including material delivered to the Premises or off-Premises but not attached to the realty, or existing property, until the D&C Work is completed. Notwithstanding the foregoing, it is agreed by the Parties that in order to accommodate the construction phasing and sequencing of the D&C Work, the Lessee shall be permitted to procure and maintain Builder’s Risk coverage at any given time only with respect to those phases of the D&C Work which is being performed by the Lessee, and upon the issuance of a “Temporary Certificate of Authorization to Occupy or Use” in accordance with the TCAP Manual with respect to any Partial Occupancy Portion or Installation Portion, the Lessee shall no longer be required to maintain such policy with respect thereto; provided, that such Partial Occupancy Portion or Installation Portion is, as of the date of issuance of the applicable Temporary Certificate of Authorization to Occupy or Use, subject to coverage under an Operational Property policy satisfying the applicable requirements set forth in clauses (c) and (d) of this Section 18 (Insurance), such that no element, phase or completed portion shall be uninsured or underinsured with a Builder’s Risk policy or an Operational Property policy, as applicable, at any time. The Port Authority and the City Insureds shall be named as “additional named insureds” under the Builder’s Risk policy, and such policy shall provide that the loss shall be adjusted with and payable to the Lessee and to the Port Authority as each party’s interests may appear. Notwithstanding anything in this Agreement to the contrary, such proceeds shall be used by the Lessee for the restoration, replacement or rebuilding of the D&C Work.
(c)Operational Property Insurance. The Lessee shall, during the term of this Agreement, (including, for the avoidance of doubt, the D&C Work Period and any and all extensions) procure, maintain, and pay premium for, property insurance on the Premises on full replacement cost basis, including coverage for all buildings, structures, improvements, installations, facilities and fixtures now or in the future located on the Premises (including all or any portion of the Existing Terminal Facilities prior to demolition thereof). Such insurance shall be on an “all risk” policy form and include equipment breakdown insurance, and include coverage (to the maximum extent that each such coverage is commercially available) for terrorism, fire, flood and earthquake, and if not commercially available, then against such hazards and risks as may now or in the future be included under a standard “all risk” property insurance form in the State of New York. The foregoing insurance shall name the Port Authority and the City Insureds as “additional named insureds.” Proceeds of Operational Property insurance shall be used by the Lessee for the restoration, replacement, or rebuilding of the Premises.
(d)Business Interruption Insurance.
(1)    The following terms, when used in this clause (d), shall, unless the context shall require otherwise, have the respective meanings given below:
“Gross Earnings” shall mean the amount not realized by the named insured during the period of indemnity which would have been earned from the commencement of operations or use and occupancy of the work if the delay had not occurred, consisting of:
(i)    The sum of:
(a)    Total net sales value of production;
(b)    Total net sales of merchandise; and
(c)    Other earnings derived from operations of the business;
(ii)    Less the cost of:

(a)    Raw stock from which such production is derived;
(b)    Supplies consisting of materials consumed directly in the conversions of such raw stock into finished stock or in supplying the service(s) sold by the named insured;
(c)    Merchandise sold, including packaging materials thereof; and
(d)    Service(s) purchased from outsiders (i.e., not employees of the named insured) for resale which do not continue under contract.
No other cost shall be deducted in determining Gross Earnings.
“Rental Income” shall mean revenues from rentals and leases not realized during the period of indemnity, which would have been earned by the named insured if the delay had not occurred, less non-continuing expenses.
“Soft Costs” shall mean expenditures which are necessarily incurred during the period of indemnity, which would not have been incurred by the named insured if the delay had not occurred, including:
(i)Interest expense on construction loan(s);
(ii)Advertising and promotional expense;
(iii)Legal and accounting fees;
(iv)Commissions incurred upon renegotiation of leases;
(v)Fees for licensing and permits;
(vi)All insurance premiums related to the Operations and Maintenance Work;
(vii)Real estate taxes and assessments;
(viii)Project administration expense; and
(ix)Other, as accepted by the applicable insurer and scheduled.
(2)The Lessee shall, during the term of this Agreement, (including any and all extensions) procure, maintain, and pay premium for, business interruption insurance as shall be at least sufficient to cover, and applicable to, all Gross Earnings of the Premises on an actual loss sustained basis, including the Port Authority’s portion of concessions revenues pursuant to Section 36 (Concessions Revenue Share), all Rental Income (including the portion of such Rental Income that would be paid to the Port Authority as Ground Rent, Basic Rent and First Additional

Rent pursuant to Section 7 (Rental)), and all Soft Costs, in each case, for a period no less than to the date of completion of any restoration, replacement or rebuilding of the Premises, for any business interruption losses in business revenue that occur when the Premises or any portion thereof is unusable or is out of operation due to any risks or hazards covered under the property insurance required by Section 18(c). The Lessee shall also procure a minimum of 365 days of extended period of indemnity covering the Business Interruption insurance required in this clause (d). The insurance coverages required by Section 18(c) and Section 18(d) and renewals thereof shall insure the Port Authority, the Lessee and the City Insureds, as their interests may appear. Losses shall be adjusted with the Lessee and the Port Authority and payable to the Lessee and, if the Lessee has incurred Lessee Debt, applied in accordance with the cash waterfall set forth in the applicable Financing Documents then in effect.
(e)Operational Liability Insurance. In addition to all other insurance required under this Section 18 (Insurance), the Lessee shall procure, maintain, and pay premium for, the following insurance policies during the term of this Agreement covering operations at both Existing Terminal Facilities or any portion thereof prior to demolition, and all or any portion of the New Terminal Facilities as they are completed:
(1)Commercial General Liability Insurance with not less than a combined single limit of $300,000,000 per occurrence for bodily injury and property damage, including, but not limited to, Terrorism, Products and Completed Operations and Premises Liability coverages. Such insurance shall be broadened to include, or equivalent separate policies shall provide, Cargo and Baggage Legal Liability and Liquor Liability.
(2)Commercial Automobile Liability Insurance covering owned, non-owned and hired vehicles and including automatic coverage for newly acquired vehicles, with limits of not less than $25,000,000 per accident combined single limit.
(3)Workers’ Compensation Insurance and Employer’s Liability Insurance, each in accordance with the requirements of law, and provide waiver of subrogation in favor of the Port Authority and the City Insureds.
(4)Environmental Impairment Liability Insurance with a combined single limit of $25,000,000 per claim and $50,000,000 in the aggregate for death, bodily injury, clean-up costs and property damage liability (including natural resource damage), business interruption/extra expenses and soft costs, covering both gradual and sudden and accidental pollution conditions. Such environmental impairment liability policy(ies) shall (a) expressly include coverage for transportation exposures and non-owned disposal sites, (b) state that claims, disputes and coverage shall be litigated in United States courts having jurisdiction, and not be limited to arbitration, and (c) acknowledge the Lessee’s disclosure to the insurance carrier that the material may be considered a Hazardous Substance under Applicable Law including, but not limited to, RCRA, and/or CERCLA, and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq. It should be noted that the substances may be considered “hazardous” under CERCLA, but not necessarily “hazardous” under RCRA and that such materials if RCRA “hazardous” would require a manifest and disposal certificate under RCRA at a Subtitle C hazardous waste disposal facility.

A copy of this Agreement, including all schedules and documents attached hereto, shall be provided to the insurance carrier.
The Lessee shall have the right to satisfy the insurance coverage amounts for the insurance required pursuant to this Section 18 through a combination of primary policies and umbrella and/or excess liability insurance policies, other than with respect to Workers’ Compensation Insurance and Employer’s Liability Insurance. Umbrella and/or excess liability insurance policies shall comply with all insurance requirements, terms and provisions set forth in this Agreement for the applicable type of coverage, and shall be “follow form” of the primary insurance.
(f)General Requirements. The following requirements apply to all insurance coverages required by this Section 18 (Insurance) except where otherwise specifically noted:
(1)Insured Status. In addition to the Builder’s Risk policy and Operational Property policy, any CIP Commercial General Liability and Excess Liability policies shall name the Port Authority and the City Insureds as “additional named insureds.” Other than as otherwise expressly provided in this Section 18, all insurance required by this Section 18 (other than Professional Liability, Workers’ Compensation, Employer’s Liability and Owners Protective Professional Indemnity policies) shall name the Port Authority and each of the City Insureds as “additional insureds.” In the event any insurance policy provided by the Lessee in accordance with this Section 18 provides greater limits than those required herein, the additional insureds shall be entitled to, or shall share in, the full limits of such policy, and this Section 18 shall be deemed to require such full limits. The insurance coverages and renewals thereof required by this Section 18 shall insure the Port Authority, the Lessee and the City Insureds, as their interests may appear.
(2)Terrorism Coverage. The peril of terrorism shall not be excluded, where commercially available (as determined at the time of binding in consultation and agreement with the Port Authority and as otherwise determined by the Port Authority from time to time).
(3)Waiver of Subrogation. Waiver of subrogation shall be given in favor of all additional named insureds and additional insureds.
(4)Primary and Non-Contributory. The Lessee’s and its Contractors’ policies shall be primary and non-contributory.
(5)Severability of Interests (Cross Liability). All insurance policies required by this Section 18 (other than Professional Liability, Owners Protective Professional indemnity, Contractor Pollution Liability, Pollution Legal Liability) shall not contain a cross-liability exclusion which restricts or bars coverage for a claim brought by an additional named insured against a named insured or by a named insured against an additional named insured. The cross-liability exclusion contained in the Contractor Pollution Liability and Pollution Legal Liability policies must allow for claims by the Port Authority.
(6)Insurance Procured through Contractors. Each insurance policy required hereunder shall be in addition to all policies of insurance otherwise required by this Agreement, or the Lessee may provide such insurance by requiring each Contractor engaged by it for the D&C Work to procure and maintain such insurance in accordance with the requirements set forth herein. Should the Lessee choose to procure insurance through its Contractors, the Lessee shall demonstrate to the Port Authority’s satisfaction the Lessee’s ability in and competence with managing such insurance requirements. The Lessee shall be responsible to maintain, enforce, and ensure that the type of coverages and all limits maintained by it and any/all Contractors and subcontractors are accurate, adequate, and in compliance with the Port Authority insurance requirements set forth herein. The Lessee shall cause each such Contractor to include the additional named insureds specified in the applicable insurance policies as required under this Section 18. If requested by the Port Authority, the Lessee shall promptly provide certificates of insurance evidencing coverage for each Contractor. If the Lessee does procure insurance through its Contractors as aforesaid, certificates of insurance and any other documentation required of the Lessee by this Section 18 shall similarly be required to be provided to the Port Authority by the Contractor or by the Lessee on behalf of the Contractor.
(7)Dedicated Insurance. All insurance coverage required to be provided by the Lessee, any Contractor and any concession manager, other than any business automobile liability or workers’ compensation insurance, shall extend throughout the Term to all aspects of the Work, whether by separate insurance policies or practice policies with coverage limits devoted solely to the Work and the Premises, except as expressly set forth in this Section 18; provided, that such practice policies otherwise meet all requirements described in this Section 18. The Lessee shall ensure that the insurance under this Agreement shall be seamless among and between the D&C Work Period, each phase of the D&C Work, the period during which the Operations and Maintenance Work is being performed with respect to the Existing Terminal Facilities and any portion thereof and with respect to the New Terminal Facilities and any portion thereof, and shall not contain lapses or gaps in coverage. Any insurance necessary to be obtained and maintained in order to avoid any lapses or gaps in coverage shall be paid for and be the sole responsibility of the Lessee.
(8)Notice of Cancellation, Modification or Termination. All policies required under this Section 18 shall include an endorsement providing that policies shall not be cancelled, terminated, changed or modified except upon ninety (90) days’ prior written notice to the Port Authority. Evidence of coverage satisfactory to the Port Authority for renewal policies, including carrier insurance binders and certificates of insurance, shall be delivered to the Port Authority at least fifteen (15) days prior to the expiration of the insurance which such policies are to renew.
(9)Certificates. The Lessee shall furnish confirmations of coverage including carrier insurance binders and certificates of insurance evidencing all coverages required of Sections 18(a) through 18(e) to the Port Authority by no later than five (5) days prior to the Effective Date. Any renewals shall be similarly documented and delivered to the Port Authority at least thirty (30) days prior to the expiration date of each expiring policy. An executed copy of any of the policies required by this Section 18 shall be delivered to the Port Authority upon the Port Authority’s written request; provided that confirmations of coverage, including carrier insurance binders and certificates of insurance, for corporate insurance policies used to satisfy the insurance coverages and policies required under this Section 18 shall be made available for review by the Port Authority from time to time at the Port Authority’s request and, to the extent such confirmations of coverage are located outside of the Port of New York District, the Lessee shall make such confirmations of coverage available in electronic form or pay the Port Authority all Travel Costs incurred in connection with such review in accordance with the procedures set forth in Section 96(e)(2) hereof.
(10)Nature of Insurers; Commercial Availability. Subject to the other applicable provisions of this Agreement, all insurance required by this Section 18 (Insurance) shall be issued by insurance carriers having an A.M. Best Rating of at least A- (VIII) or an equivalent rating by a comparable insurance rating agency or by an Insurance Subsidiary. All insurance coverages and policies required under this Section 18 may be reviewed by the Port Authority for adequacy of terms, conditions and limits of coverage at any time. The Port Authority may, at any time during the Term for any reason upon written notice to the Lessee, require an increase in minimum limits, changes in deductibles, or other additions, deletions, amendments or modifications to the required coverage with respect to any insurance or any related term thereof (either in form or substance), or other or additional or replacement insurance, in any amounts or against any insurable risks, perils or hazards, or the replacement of carriers issuing such policies (a “Port Authority Insurance Change”), and the Lessee shall promptly comply with the Port Authority Insurance Change; provided, that the Lessee may request in writing that the Port Authority reconsider a Port Authority Insurance Change, or the limit, coverage, or other terms of any insurance required by this Section 18, and make adjustments thereto, on grounds that such Port Authority Insurance Change, or such limit, coverage or other terms of such required insurance, is (i) commercially unavailable, (ii) only available at premiums that are disproportionate to the coverage provided, and/or (iii) not customarily required for comparable large urban commercial air passenger terminals within the United States of America. The Lessee shall provide supporting information and materials to justify its request, and the Port Authority shall review and render a decision within thirty (30) days following its receipt of a request from the Lessee supported by all information and data reasonably required for the Port Authority to render such decision, including receipt of all relevant input from the Port Authority’s insurance advisor or consultant and, if applicable, the Lessee’s insurance advisor or consultant. The Port Authority shall review any such request and covenants and agrees not to act unreasonably in rendering a decision with respect thereto. As part of its review, the Port Authority shall take into consideration the input of its insurance advisor or consultant and, if requested by the Lessee, the input of the Lessee and the Lessee’s insurance consultant or advisor. Any decision rendered by the Port Authority in accordance with the above requirements shall be final and binding on the Parties. Until the Port Authority has rendered its decision in accordance with the above requirements, the Lessee shall comply with its obligations under this Section 18 unless waived or modified by the Port Authority. If Lessee has requested that the Port Authority reconsider a Port Authority Insurance Change pursuant to this clause (10), the Lessee shall not be required to comply with such Port Authority Insurance Change until the Port Authority has rendered its decision in accordance with the above requirements. For purposes of this Section 18, the Port Authority shall be deemed to have acted reasonably in denying any Lessee’s request if or to the extent such decision was necessary or appropriate in order to implement a Lessee Change or a Value Engineering Lessee Change, or to address (in the opinion of the Port Authority) risks, features or conditions that are unique or specific to the New Terminal Facilities, the Airport, one or more other airports operated by the Port Authority or other comparable airports similar in size and passenger capacity in the general geographic area of the Airport, or any activities thereon.

(11)The Lessee shall:
(i)    comply with the terms, conditions and requirements of all insurance policies required pursuant to this Section 18 (Insurance);
(ii)    not do or omit to do anything, or permit (insofar as it is within its power) any other person to do or omit to do anything, on or with respect to the Premises or the D&C Work, that results in or could reasonably be expected to result in the cancellation of any insurance policies or that would entitle any insurer to refuse to pay any claim under any insurance policy (in whole or in part) or that would otherwise prejudice the interests of the Port Authority or the City Insureds in an insurance policy or claim under any insurance policy;
(iii)    promptly upon request furnish to the Port Authority such information and data as may be necessary to enable the Port Authority to adjust any loss, in the event the Premises or any part thereof shall be damaged by any casualty against which insurance is carried pursuant to this Section 18 (Insurance) and the Port Authority is entitled to participate in the adjustment of such loss pursuant to the terms of this Agreement; and
(iv)    to the extent the Port Authority pays any premiums, costs, charges or fees with respect to any of the insurance policies required pursuant to this Section 18 (Insurance), promptly (but in any event no later than thirty (30) days following notice by the Port Authority of such payment) reimburse the Port Authority for any such premiums, costs, charges or fees, subject to the requirements of Section 67 (Late Charges) hereunder.
(12)No Prejudice to Port Authority or City Insureds. The Lessee shall use best efforts to ensure that the insurance it procures and maintains shall provide that the interest of the Port Authority and the City Insureds will not be prejudiced by the Lessee’s error, omission or misdescription of the risk insured under the policies, incorrect declaration of values, failure to advise insurers of any change of risk interest or property insured or failure to comply with a statutory requirement, nor by any other misrepresentation, act or omission by the Lessee that would otherwise result in forfeiture or reduction of coverage. The Lessee shall indemnify, hold harmless and make whole the Port Authority for any forfeiture of insurance coverage resulting from such error, omission, misdescription, incorrect declaration, failure to advise, misrepresentation, act or omission, and for any expense the Port Authority incurs as a result thereof (except arising solely out of the negligence or willful misconduct of the Port Authority).
(13)No Impairment. The Lessee shall provide coverage that is not impaired or the aggregate is not impaired by any other risk, past or present, except as permitted under this Agreement, and the limits required, shall be fully available to the Port Authority. The limit will be restored if depleted below the above-specified levels by other paid losses during the term of this Agreement and/or any extension(s) thereto.
(14)Governmental Immunity. All policies required under this Section 18 shall contain an endorsement containing the following language: “The insurer(s) shall not, without obtaining the express advance written permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port

Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority.” Evidence of such required endorsement shall appear on all certificates required to be provided by the Lessee under this Agreement.
(15)Notification of Potential Claims. Without limiting the generality of Section 18(f)(12), the Lessee shall notify the Port Authority as soon as reasonably practicable of any incident(s) that could give rise to a claim against the Port Authority.
(16)Defense Costs. Unless otherwise agreed to in writing by the Port Authority, no defense costs shall be included within or erode the limits of coverage of any of the primary insurance policies; except that litigation and mediation defense costs may be included within the limits of coverage of professional liability, contractor’s pollution and environmental impairment liability policies, to the extent such insurance coverage is required hereunder.
(17)Contractual Liability Coverage. Each policy of liability insurance (except for professional liability insurance) required hereunder shall contain contractual liability coverage covering the insurable obligations assumed by the Lessee under this Agreement.
(18)Duplicate Certificates.     With respect to each insurance policy, duplicate original certificates of insurance, specifically referencing the Port Authority number of this Agreement, shall be delivered to The Port Authority of New York and New Jersey, General Manager, Risk Financing, 4 World Trade Center, 150 Greenwich Street, 19th Floor, New York, New York 10007, Attention: Treasury Dept., Risk Finance Division (or to such other address as the Port Authority may direct by notice hereunder), not later than ten (10) days after the date on which such insurance policy is required to be in effect under this Agreement, other than any corporate insurance policies used to satisfy the insurance coverages and policies required under this Section 18, which shall be made available for review by the Port Authority not later than ten (10) days after the date on which such insurance policy is required to be in effect under this Agreement. Duplicate certificates of insurance with respect to a renewal policy shall be delivered to the Port Authority at least ten (10) days prior to the expiration date of each expiring policy, except for any policy expiring after the date of expiration of the letting under this Agreement or corporate insurance policies used to satisfy the insurance coverages and policies required under this Section 18. If at any time any of the certificates or policies shall become unsatisfactory to the Port Authority and notified to the Lessee in a Port Authority Insurance Change, the Lessee shall promptly obtain a new and satisfactory certificate and policy, subject to clause (f)(10), above.
(19)Adequacy. The requirements for insurance procured by the Lessee shall not in any way be construed as a limitation on the nature or extent of the contractual obligations assumed by the Lessee under this Agreement or by law or equity (other than the obligation of the Lessee to procure such required insurance). The insurance requirements, or the receipt of any certificates or insurance, are not a representation by the Port Authority as to the adequacy of the insurance to protect the Lessee against the obligations imposed on them by law, by this Agreement or by any other agreement.
(20)Other Endorsements.

(i)    Each policy required hereunder shall contain an endorsement to the effect that the insurance as to the interests of a Recognized Mortgagee, if any, and the Port Authority, and the City Insureds shall not be invalidated by any act or omission, including negligence, of the Lessee or any other insured. The provision or endorsement must specify that the policy may not be cancelled for non-payment of premium unless and until such Recognized Mortgagee and the Port Authority have had thirty (30) days’ actual notice and an opportunity to cure such nonpayment of premium. Should a Recognized Mortgagee or the Port Authority pay the premium in order to preserve coverage, the Lessee shall be unconditionally liable to reimburse such Recognized Mortgagee or the Port Authority, as appropriate, for the full cost of doing so, including any legal fees or other collateral expenses.
(ii)    Each policy required hereunder shall contain an endorsement providing that the protection afforded the Lessee thereunder with respect to any claim or action against the Lessee by a third party shall obtain and apply with like effect with respect to any claim or action against the Lessee by the Port Authority or any City Insured, and against the Port Authority and each City Insured by the Lessee, but such endorsement shall not limit, vary, change or affect the protections afforded the Port Authority, or any of the City Insureds as additional named insureds.
(iii)    Endorsements adding additional named insureds to required policies shall contain no limitations, conditions, restrictions or exceptions to coverage beyond those that apply under the policy generally, and shall state that the interests and protections of each additional named insured shall not be affected by any misrepresentation, act or omission of a named insured or any breach by a named insured of any provision in the policy which would otherwise result in forfeiture or reduction of coverage.
(21)Losses Absorbed by the Lessee. Except if and as expressly provided otherwise herein, all losses within the scope of this Section 18 which are not recoverable by insurance or deductible shall be absorbed by the Lessee. Other losses and expenses not covered by insurance shall also be the responsibility of and paid by the Lessee. The Lessee’s insurance shall be primary insurance with respect to the Port Authority and the City Insureds. Any insurance or self-insurance maintained by the Port Authority or the City Insureds shall not contribute to any loss or claim.
(22)Deductible. Lessee will not (x) increase the aggregate sum of all deductibles for the insurance coverages described in Sections 18(c), (d) and (e) by more than $25,000,000 over the aggregate sum of all such deductibles in place as of the Effective Date, or (y) increase any of the deductibles for the insurance described in Sections 18(a) and (b), in each case unless Lessee obtains the prior written consent of the Port Authority’s Treasurer. As between the Port Authority and the Lessee, the Lessee shall be solely responsible to ensure that all deductibles under each insurance policy or coverage required to be procured hereunder in accordance with this Section 18 are paid. The Port Authority shall not be responsible for payment of such deductibles, or for any payment of premium or other financial obligation with respect to insurance, under any circumstances. Any deductible (including retention under professional liability insurance and pollution liability insurance) shall not impair or otherwise reduce the limits required for each insurance policy required to be procured and maintained in accordance with this Section 18.

(23)Restrictions on Insurance. Self-insurance, self-insured retention, policy fronting or other non-risk transfer insurance mechanisms by the Lessee’s Contractors for the D&C Work or the Lessee are not permitted for insurance coverages and policies required by Sections 18(a), (b), (c), (d) and (e) except (x) as approved in writing by the Port Authority’s Treasurer, or (y) in amounts not greater than:
(i)    Self-insured retention with respect to the Contractor Pollution Liability CIP required pursuant to Section 18(a)(1), currently in the amount of $250,000;
(ii)    Self-insured retention with respect to the Commercial Automobile Liability Insurance required pursuant to Section 18(a)(3), currently in the amount of $1,000,000;
(iii)    Self-insured retention with respect to the Owners Protective Professional Indemnity (OPPI) policy required pursuant to Section 18(a)(6), currently in the amount of $1,000,000;
(iv)    Self-insured retention with respect to the Commercial Automobile Liability Insurance required pursuant to Section 18(e)(2), currently in the amount of $1,000,000;
(v)    Self-insured retention with respect to the Environmental Impairment Liability Insurance required pursuant to Section 18(e)(4), currently in the amount of $250,000; and
(vi)    Insurance provided through an Insurance Subsidiary in accordance with the regulations of insurance regulatory authorities applicable to such coverage.
For the avoidance of doubt, insurance provided through an Insurance Subsidiary is not subject to the limitations in Section 18(f)(23).
(g)Contesting Denial of Coverage. If any insurer under an insurance policy required by this Section 18 denies coverage with respect to any claims reported to such insurer, the Lessee shall bear all the costs of contesting the denial of coverage. The Port Authority may, in its discretion, cooperate in the Lessee’s efforts to contest the denial of coverage. If the Port Authority contests a denial of coverage and the Lessee elects not to contest such denial, or if the Port Authority continues to contest a denial and the Lessee elects to cease contesting such denial, the Port Authority shall be responsible for the costs of contesting such denial or continuing to contest such denial; provided that if there is an insurance claim denial and the Lessee elects not to contest the denial or continue contesting the denial, the Lessee shall nevertheless be fully responsible and liable to make the Port Authority and other Port Authority Indemnified Parties whole for any loss or damage incurred by any of them, respectively, for all matters as to which it is required under this Agreement to have insurance coverage (net of any insurance proceeds received by the Port Authority pursuant to the immediately following sentence). If the Port Authority successfully contests a denial and the Lessee has elected not to contest or ceases to contest the denial, all insurance proceeds realized by such successful contest shall be paid over to the Port Authority for its account.

(h)Separate Insurance. The Lessee shall not carry separate insurance concurrent in form or contributing in the event of loss with that required under this Agreement (other than any retained corporate policies), without the prior written approval of the Port Authority. If such separate insurance is approved by the Port Authority, the Lessee shall deliver to the Port Authority the policies therefor or duplicate originals thereof. All such separate insurance policies must comply with the requirements of this Section 18 (except with respect to minimum limits). The Lessee shall be solely responsible for the acquisition and costs of any separate or additional coverages permitted hereunder.
(i)Upon formal tender of defense by the Port Authority to the Lessee in accordance with Section 59 (Notices) of this Agreement, Lessee and/or its affiliates will communicate their acceptance or denial to the Port Authority within fifteen (15) business days of receipt of factual information sufficient to make a determination as to the bases for such tender, without regard to any indemnity obligations owed to the Lessee by any other parties.
Section 19.    Indemnity.
(a)Without limiting the effect of Sections 56(b)(4), 75(e) and 76(i) hereof, or any rights and remedies available to the Port Authority at law or in equity, the Lessee shall be obligated to indemnify and hold harmless the Port Authority Indemnified Parties (excluding, solely for the purposes of this Section 19, New York City, the EDC and each of their respective officers, directors, employees, agents and authorized representatives) from and against, and shall reimburse such Port Authority Indemnified Parties for such Port Authority Indemnified Parties’ costs and expenses, including legal expenses (including fees of in-house and outside counsel to the Port Authority), incurred in connection with the defense of, all claims and demands of third persons (including claims and demands of other Lessee-Related Entities; and claims and demands of New York City for indemnification by the Port Authority arising by operation of law or through agreement of the Port Authority with the City), including, but not limited to, claims and demands for death or personal injuries, or for property damages, arising out of: (i) any breach or default of any term or provision of this Agreement or any other Project Document by any Lessee-Related Entity; (ii) the use or occupancy of (A) the Premises by any Lessee-Related Entity, or others with the consent of a Lessee-Related Entity, or (B) any portion of any Right of Access or O&M Access Area by any such Person to the extent such Person is on such Right of Access or O&M Access Area to perform or observe any term or provision relating to Lessee’s rights or obligations under this Agreement or any other Project Document; (iii) any other acts or omissions of any Lessee-Related Entity or their respective guests, invitees or other persons who are doing business with such Lessee-Related Entity, in each case, on the Premises; and (iv) any other acts or omissions of any Lessee-Related Entity on any other portion of the Airport; provided, that with respect to any act or omission of a Lessee-Related Entity other than the Lessee, its officers, employees or agents, only to the extent such Lessee-Related Entity is on such other portion of the Airport to perform or observe any term or provision relating to Lessee’s rights or obligations under this Agreement or any other Project Document (any such claim or demand, an “Indemnified Claim” and, collectively, “Indemnified Claims”); provided that in each case the foregoing indemnity shall not apply to claims and demands (x) arising solely from the negligence or willful misconduct of any such Port Authority Indemnified Party, or (y) in connection with the D&C Work to the extent that indemnity would be precluded pursuant to the provisions of Section 5-322.1 of the General Obligations Law of the State of New York, and provided further that, Lessee shall be deemed to not have consented to, and shall have no liability for, the use of Taxilane M by any Aircraft Operator (other than Lessee or its Affiliated Scheduled Aircraft Operators) that is using Taxilane M pursuant to authorization by the FAA or the Port Authority, provided any liability arising out of such use of Taxilane M did not arise out of a breach or default of this Agreement or any other Project Document, or negligence or willful misconduct, by any Lessee-Related Entity (which, solely for purposes of this Section 19 (Indemnity), shall not include Aircraft Operators other than the Lessee).
(b)For the avoidance of doubt, Indemnified Claims include claims and demands by (i) any contractor for costs and losses (excluding any claim by LGP or its contractors in respect of the Terminal B Project for costs and losses other than as set out in clause (ii), below) caused by any Lessee-Related Entity’s interference with or hindering the progress or completion of work being performed by such contractor, or resulting from a failure of any Lessee-Related Entity to cooperate reasonably with other contractors in accordance with the terms of this Agreement, or (ii) LGP or its contractors for costs and losses in respect of the Terminal B Project arising out of any Lessee-Related Entity’s interference with or hindering the progress or completion of Terminal B Project work being performed by LGP or its contractors, arising out of a failure by any Lessee-Related Entity to carry out the D&C Work in accordance with the terms of this Agreement, or resulting from failure of any Lessee-Related Entity to cooperate reasonably with LGP or its contractors performing the Terminal B Project work (including, for the avoidance of doubt, costs and losses resulting from any injury to or death of a person); provided, that, with respect to the indemnity under this clause (ii), such indemnity shall not include any indirect, incidental or consequential damages (other than for costs and losses resulting from any injury to or death of a person).
(c)    Notwithstanding the foregoing, nothing in this Section 19 is intended to expand or limit the Lessee’s obligations relating to Hazardous Substances in Section 73(b), Section 76(d), Lessee’s Remediation obligations for the Additional Premises and Rights of Access in Section 76(f)(3) and Section 76(f)(4) or Lessee’s obligations in Sections 75(e) and 76(i).
(d)    If so directed by the Port Authority, the Lessee shall defend, at its own expense, any suit based upon any Indemnified Claim (even if such claim or demand is groundless, false or fraudulent), and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority. The Port Authority and the Lessee shall reasonably cooperate, and the Port Authority shall endeavor to cause the applicable Port Authority Indemnified Party to reasonably cooperate, in the defense of any action or proceeding based upon any Indemnified Claim. Other than with respect to the Port Authority in accordance with the conditions set forth in the immediately following sentence, the Lessee shall not have the right to settle any such claim or demand without the prior written consent of the applicable Port Authority Indemnified Party. The Lessee shall not have the right to settle any such claim or demand against the Port Authority without the prior written consent of the Port Authority unless such settlement (i) does not require a payment from the Port Authority, (ii) will result in a full release of the Port Authority from any further liability with respect to such Indemnified Claim and (iii) does not require the Port Authority to admit any fault or liability on the part of the Port Authority.
Section 20.    Signs.
(a)Exterior Signs. Except with the prior written approval of the Port Authority, the Lessee shall not erect, maintain or display any signs or any advertising at or on the exterior parts of the Premises or in the Premises so as to be visible from outside the Premises or at or on any other portion of the Airport outside the Premises. Without in any way limiting the foregoing, the Lessee will be permitted to erect exterior signs (including branding signs) on the Premises after the Lessee has received the prior written approval of the Port Authority to do so; provided that all such signs must also be compliant with the Port Authority Sign Standards. Interior signs affecting public safety and security shall be in accordance with established Port Authority Sign Standards. The Port Authority acknowledges and agrees that its approval of exterior signs shall be deemed to have been granted if the Port Authority has approved Construction Applications or other Tenant Alteration Applications that identify and incorporate such exterior signs in such Construction Application or other Tenant Alteration Application with reasonable specificity and placement.
(b)Removal of Signs. Upon the expiration or termination of the letting, the Lessee shall remove, obliterate or paint out, as the Port Authority may direct, any and all signs and advertising on the Premises or elsewhere on the Airport and in connection therewith shall restore the portion of the Premises and the Airport affected by such signs or advertising to the same condition as existing prior to the installation of such signs and advertising. In the event of a failure on the part of the Lessee so to remove, obliterate or paint out each and every such sign or advertising and so to restore the Premises and the Airport, the Port Authority may perform the necessary work and the Lessee shall pay the cost thereof to the Port Authority on demand.
(c)Interior Signs. The Lessee shall be permitted to install interior branding and signage customary for commercial airline passenger terminals, and Sublessees shall be permitted to install interior branding and signage commensurate with the size and scale of such Sublessee’s use, occupancy and operations at the Premises. The Lessee shall also install interior signs relating to public safety and security in accordance with established Port Authority standards; provided that the Lessee comply with the requirements set forth in the TCAP Manual; provided, further, that all such signs must also be compliant with the Port Authority Sign Standards.
Section 21.    Obstruction Lights. The Lessee shall install, maintain and operate at its own expense such obstruction lights on the Premises as the FAA may direct or as the General Manager of the Airport may direct, and shall energize such lights daily for a period commencing thirty (30) minutes before sunset and ending thirty (30) minutes after sunrise (as sunset and sunrise may vary from day to day throughout the year) and for such other period as may be directed or requested by the ground control tower of the Airport.
Section 22.    Consolidated Ramp Control Operations.
(a)Without limiting any other term or provision of this Agreement, the Lessee in its construction, use and operation of the ground control tower on the Premises and the conduct of aircraft and other operations on the aircraft ramp and common taxiway areas, shall at all times comply with the requirements, directives and requests of the FAA, and any and all other government agencies pertaining thereto.
(b)Without limiting the provisions of paragraph (a) above, the Lessee shall consult, cooperate and coordinate with the aircraft operators at the Premises, in establishing procedures for the operation, maintenance and staffing of a consolidated facility to coordinate and control, in a safe and efficient manner, all arriving, departing, and relocating aircraft and ground vehicle movements on the ramp and apron areas serving the Premises and access to the public taxiways adjacent thereto. Such consultation, cooperation and coordination shall include staffing, the allocation of costs, and the establishment of ramp coordination and communication procedures. All operations and procedures hereunder shall at all times be consistent with the rules, regulations, requests, requirements and directions of the FAA and the Port Authority; and the provisions of this Agreement.
(c)All communications among the ground control facility, vehicles, aircraft and others will be recorded to monitor compliance with the procedures established.
(d)The procedures and recordings called for herein shall be made available by the Lessee to the Port Authority upon request of the Port Authority given at any time and from time to time.
Section 23.    Other Redevelopments. The Lessee will not claim against the Port Authority, LGP or any of their contractors any indirect, incidental or consequential damages of any nature, whether arising in contract, tort (including negligence) or other legal theory for any damage or disruption in connection with any interference or alleged interference of the Terminal B Project with the D&C Work.
Section 24.    Aviation Fueling. The Lessee or any Airline Sublessee may arrange for the dispensing of aviation fuel (hereinafter called “Fueling Service”) into aircraft operated by the Lessee or such Airline Sublessee either directly or by contract with an independent contractor of its choice. If the Lessee or any Airline Sublessee desires to have Fueling Service performed by contract with an independent contractor, it shall employ a regular fueling contractor (by which is meant a person having a permit from the Port Authority to perform Fueling Service).
Section 25.    Third-Party Contractors and Services.
(a)The Lessee or any Airline Sublessee may arrange for the transportation to and from the Airport of such Airline Sublessee’s passengers and employees (but with respect to transportation for passengers and employees, through pre-arranged services with such Airline Sublessee only) and baggage (and such passengers, employees and baggage only) either directly or by contract with a surface carrier or carriers (each, a “Surface Carrier”) of its choice; provided, that such Surface Carrier is a permittee or agrees to become a permittee and obtain permits from the Port Authority for providing such services.
(b)The Lessee or any Airline Sublessee may arrange for the transportation to and from the Airport of freight and other cargo of such Airline Sublessee either directly or by contract with the surface carrier or carriers of its choice. No permit or fee shall be required to be paid to the Port Authority by the Lessee, any Airline Sublessee or their respective contractor(s) for the picking up or the delivery of freight or other cargo from or to such Airline Sublessee. No fee shall be paid to the Port Authority by the Lessee, any Airline Sublessee or their respective contractor(s) for the privilege of transporting freight or cargo of such Airline Sublessee on the surface as aforesaid.
(c)The right of the Lessee or any Airline Sublessee to arrange transportation to and from the Airport of such Airline Sublessee’s passengers, employees and baggage as provided herein shall not be construed as being applicable to any establishment or operation by the Lessee or any Airline Sublessee of facilities outside the Airport for the handling of passengers, employees and baggage of any Airline Sublessee arriving at or departing from the Airport.
(d)As used in this Section 25 (Third-Party Contractors and Services), reference to passengers, employees, baggage, freight or other cargo of any Airline Sublessee shall be construed to mean persons, baggage, freight or cargo transported or to be transported on Aircraft of such Airline Sublessee or any Scheduled Aircraft Operator who has arrangements with an Airline Sublessee.
(e)The Surface Carrier of the Lessee or any Airline Sublessee’s choice of any other contractor used by it in connection with the provision of ground transportation hereunder shall not solicit business on the public areas of the Airport and the Lessee and such Airline Sublessee shall prohibit any such activity on any area at the Airport occupied by the Lessee or its Sublessees. The use, at any time, on any area occupied by the Lessee or its Sublessees or elsewhere at the Airport, of hand or standard megaphones, loudspeaker or any electric, electronic or other amplifying devices is hereby expressly prohibited and any advertising or signs shall be subject to continuing Port Authority approval.
(f)Notwithstanding any other term or provision of this Agreement and without limitation thereto, as between the Lessee and the Port Authority only, all acts and omissions of any independent contractor on the Premises and the areas subject to the Rights of Access under this Agreement and the other Project Documents or elsewhere at the Airport in connection with the provision of ground transportation pursuant to this Section 25 (Third-Party Contractors and Services) shall be deemed to be acts and omissions of the Lessee under this Agreement and the other Project Documents and the Lessee shall also be jointly and severally responsible with the contractor therefor, as between the Lessee and the Port Authority, including the obligations of indemnification, repair and replacement.
Section 26.    Handling Services.
(a)The Lessee or any Airline Sublessee may arrange for the performance of Handling Services on the Premises either directly or by contract with the contractor of its choice, which contractor shall not be another Aircraft Operator or Operators without the consent of the Port Authority; provided, that such contractor is a permittee or agrees to become a permittee and obtain permit(s) from the Port Authority for providing such services.
(b)Notwithstanding any other term or provision of this Agreement and without limitation thereto, subject to the proviso in Section 32(e)(iii) (which shall extend to the Lessee’s independent contractors providing Handling Services for purposes of this paragraph (b)), as between the Lessee and the Port Authority only, all acts and omissions of any independent contractor on the Premises and the areas subject to the Rights of Access under this Agreement and the other Project Documents or elsewhere at the Airport in connection with the provision of Handling Services pursuant to this Section 26 (Handling Services) shall be deemed to be acts and omissions of the Lessee under this Agreement and the other Project Documents and the Lessee shall also be jointly and severally responsible with the contractor therefor, as between the Lessee and the Port Authority, including the obligations of indemnification, repair and replacement.
Section 27.    Other Third-Party Service Contractors.
(a)The Lessee or any Airline Sublessee may arrange for the performance of any services on the Premises not otherwise covered in Sections 24 (Aviation Fueling), 25(a), 26 (Handling Services) and 40 (In-Flight Meals), either directly or by contract with the contractor of its choice; provided, that such contractor is a permittee or agrees to become a permittee and obtain permit(s) from the Port Authority for providing such services.
(b)If and when the Port Authority elects to provide all other unit terminal operators of other passenger terminals for which the Port Authority is the airport operator a portion of the permitting fees payable by any contractor or contractors performing services pursuant to Section 27(a), the Port Authority will provide to the Lessee, or the Port Authority shall grant the Lessee the right to collect, any permitting fees payable by a contractor or contractors performing substantially similar services on the Premises pursuant to Section 27(a), which fees shall, in either case, be in amounts reasonably determined by the Port Authority.
Section 28.    Permits and Payment Fees.
(a)Notwithstanding the foregoing provisions of this Agreement, the Lessee, any Airline Sublessee, each Contractor and any other Person operating, occupying or otherwise doing business on the Premises shall be prohibited from performing any activity or services at the Airport for which the Port Authority requires the issuance of a Port Authority permit providing for payment of fees to the Port Authority unless the Lessee, such Airline Sublessee, such Contractor or any other such Person obtains such a Port Authority-issued permit if so required by and consistent with Applicable Laws and/or Port Authority policy and pays such fees thereunder; provided, however, that if the Lessee, any Airline Sublessee, any Contractor or any other such Person performs any such activity or services at the Airport without, or prior to, obtaining a Port Authority-issued permit in contravention of this Section 28 (Permits and Payment Fees), the Lessee, such Airline Sublessee, such Contractor or any other such Person shall pay any such fees due and payable to the Port Authority for any activity or services at the Airport performed without, or prior to, obtaining such permit.
(b)In connection with any issuance, revocation, amendment or other modification by the Port Authority of any permit for which the Port Authority requires issuance providing for payment of fees to the Port Authority, the Port Authority shall in good faith take into account the operational impacts on the Existing Terminal Facilities or New Terminal Facilities, as applicable, and shall have the right (but not the obligation) to request an advance analysis from the Lessee with respect to any permitting action that the Port Authority expects may significantly and adversely impact the operations at the Existing Terminal Facilities or New Terminal Facilities, as applicable.
Section 29.    Additional Rent and Charges.
(a)If the Port Authority is required or elects to pay any sum or sums or incurs any obligation or expense by reason of the failure, neglect or refusal of the Lessee to perform or fulfill any one or more of the conditions, covenants or agreements contained in this Agreement or as a result of an act or omission of the Lessee contrary to the said conditions, covenants and agreements, the Port Authority shall notify Lessee in writing of its intention to pay any such sums or incur any such expense and Lessee shall have a reasonable period of time specified in such notice to pay such sums or cure such failure directly, except if the payment is necessary to satisfy a requirement of a Governmental Authority, or in the case of an emergency that threatens bodily injury or material damage to property or a life, health, security, safety or environmental hazard. The Lessee agrees to pay the sum or sums so paid or the expense so incurred by the Port Authority, including all interest, costs, damages and penalties, and the same may be added to any installment of rent thereafter due hereunder, and each and every part of the same shall be and become additional rent, recoverable by the Port Authority in the same manner and with like remedies as if it were originally a part of the rent as set forth in Section 7 (Rental).
(b)For all purposes under this Section 29 (Additional Rent and Charges) and in any suit, action or proceeding of any kind between the parties hereto, any receipt showing any payment of a sum or sums by the Port Authority, together with an administrative fee equal to ten percent (10%) of such sum, for any work done or material furnished shall be prima facie evidence against the Lessee that the amount of such payment was necessary and reasonable. Should the Port Authority elect to use its operating and maintenance staff in performing any work and to charge the Lessee with the cost of same, any time report of any employee of the Port Authority showing hours of labor or work allocated to such work, or any stock requisition of the Port Authority showing the issuance of materials actually used in the performance thereof, shall likewise be prima facie evidence against the Lessee that the amount of such charge was necessary and reasonable.
Section 30.    Rights of Entry Reserved.
(a)General. The Port Authority, by its officers, employees, agents, representatives and contractors shall have the right at all reasonable times to enter upon the Premises, upon reasonable prior notice to the Lessee (except during an emergency that threatens bodily injury or material damage to property or a life, health, security, safety or environmental hazard), for the purpose of inspecting the same, for observing the performance by the Lessee of its obligations under this Agreement, and for the doing of any act or thing which the Port Authority may be obligated or have the right to do under this Agreement or pursuant to law.
(b)Utility Rights Reserved to the Port Authority.
(1)    Without limiting the generality of the foregoing, the Port Authority, by its officers, employees, agents, authorized representatives and contractors, and furnishers of Utilities and other services, shall have the right, for its own benefit, for the benefit of the Lessee, or for the benefit of persons other than the Lessee at the Airport, to maintain existing and future Utilities, and to enter upon the Premises at all reasonable times to make such repairs, replacements or alterations as may, in the opinion of the Port Authority, be deemed necessary or advisable and, from time to time, to construct or install over, in or under the Premises new Utilities or parts thereof, and to use the Premises for access to other parts of the Airport otherwise not conveniently accessible (any such repairs, replacements, installation, construction, alterations or use for access, a “Utility Servicing”); provided, however, that in the conduct of such Utility Servicing, the Port Authority shall (i) not unreasonably interfere with the Work or the use and occupancy of the Premises by the Lessee, its Contractors, its Sublessees or their respective invitees, (ii) provide reasonable notice of any Utility Servicing (except in cases of an emergency that threatens bodily injury or material damage to property or a life, health, security, safety or environmental hazard), (iii) restore or cause the restoration of any excavation, demolition or other disruption of the Premises conducted as part of the Utility Servicing to its original state (the “Utility Restoration”) within a commercially reasonable period and (iv) not hold the Lessee responsible for the cost of any Utility Servicing or Utility Restoration; provided, further, for the avoidance of doubt, the foregoing clause (iv) shall not apply to any Utility Servicing or Utility Restoration performed pursuant to Section 83 (Right to Perform the Lessee’s Obligations); and provided further, for the avoidance of doubt, the Port Authority’s rights in this clause (b) shall not apply to Utilities which the Lessee is required to repair and maintain under this Agreement and the provisions of Section 83 (Right to Perform the Lessee’s Obligations) shall apply.
(2)    In the event that any personal property or trade fixtures of the Lessee shall obstruct the access of the Port Authority, officers, employees, agents, authorized representatives and contractors, and furnishers of Utilities and other services to any of the existing or future Utilities and thus shall interfere with the inspection, maintenance or repair of any such Utilities, the Lessee shall move such personal property or trade fixtures, as directed by the Port Authority, in order that access may be had to the system or part thereof for its inspection, maintenance or repair, and, if the Lessee shall fail to so move such personal property or trade fixtures (i) as promptly as possible in the event of an emergency that threatens bodily injury or material damage to property or a life, health, security, safety or environmental hazard or (ii) within a reasonable period of time after direction from the Port Authority to do so, the Port Authority may move it and the Lessee hereby agrees to pay the cost of such moving upon demand.
(c)No Port Authority Obligation. Nothing in this Section 30 (Rights of Entry Reserved) shall or shall be construed to impose upon the Port Authority any obligations so to construct or maintain or to make repairs, replacements, alterations or additions, or shall create any liability for any failure so to do. The Lessee is and shall be in exclusive control and possession of the Premises during the letting (subject to the licenses and easements described in Section 2 (Letting)) and the Port Authority shall not in any event be liable for any injury or damage to any property or to any person happening on or about the Premises nor for any injury or damage to the Premises nor to any property of the Lessee or of any other person located in or thereon (other than those occasioned solely by the negligence or willful misconduct of the Port Authority or any of its officers, employees and agents).
(d)Entry Prior to Expiration. At any time and from time to time during ordinary business hours within the six (6) months next preceding the expiration of the letting, the Port Authority, for and by its agents and employees, whether or not accompanied by prospective lessees, occupiers or users of the Premises, shall have the right to enter thereon for the purpose of exhibiting and viewing all parts of the same. If, during the last month of the letting, the Lessee shall have removed all or substantially all of its property from the Premises, the Port Authority may immediately enter and alter, renovate and redecorate the Premises.
(e)No Constructive Eviction. The exercise of any or all of the foregoing rights by the Port Authority or others shall not be or be construed to be an eviction of the Lessee nor be made the grounds for any abatement of rental nor any claim or demand for damages, consequential or otherwise.
Section 31.    Other Construction by the Lessee. Except as expressly provided in Section 5 (Design and Construction by the Lessee), the Lessee shall not erect any structures, make any improvements or do any construction on the Premises or alter, modify, or make additions or improvements or repairs to or replacements of any structure now existing or built at any time during the letting, or install any fixture (other than trade fixtures, removable without damage to the freehold, any such damage to be immediately repaired by the Lessee) without the prior written approval of the Port Authority and in the event any construction, improvement, alteration, modification, repair, replacement or addition is made without such approval then, upon notice so to do, the Lessee will remove the same or, at the option of the Port Authority, cause the same to be changed to the satisfaction of the Port Authority. In case of any failure on the part of the Lessee to comply with such notice, the Port Authority may effect the removal or change and the Lessee shall pay the cost thereof to the Port Authority. No provision hereof or elsewhere in this Agreement shall be deemed to grant any right whatsoever to any party other than the Lessee to erect any structures, make any improvements or do any construction on the Premises or alter, modify, or make additions, improvements, repairs to or replacements of any structure now existing or built at any time during the letting, or install any fixture (other than trade fixtures removable without material damage to the Premises, any damage to the Premises caused by such removal to be immediately repaired by the Lessee at the Lessee’s cost) without the prior written approval by the Port Authority, provided in accordance with the TCAP Manual, of a Construction Application to be submitted by the Lessee to the Port Authority.
Section 32.    Subleases Generally.
(a)    (1)    The Lessee shall not sublet or license the Premises or any portion thereof, or enter into any Sublease or any amendment or modification to or any extension of an existing Sublease, in each case, without the prior written consent of the Port Authority.
(2)    Notwithstanding the provisions of the foregoing Section 32(a)(1), the consent of the Port Authority shall be deemed to be given for any Sublease that: (A) has a term (including all automatic or optional extensions) of less than one (1) year; (B) is a Sublease in existence as of the Effective Date, or is a replacement or assignment of a Sublease in existence as of the Effective Date and is on the same terms as such Sublease; or (C) is entered into by an Affiliate of the Lessee to provide services to the Lessee (any such Sublease, an “Exempt Sublease”), provided that (i) the Lessee has given to the Port Authority at least ten (10) days’ prior written notice of the proposed Exempt Sublease, together with the certification that the condition set forth above in clause (A), (B) or (C), as applicable, has been satisfied with respect to the proposed Exempt Sublease, and provided, further, that in the case of any proposed Exempt Sublease that is a Concession Sublease (other than any such Sublease which qualifies as an Exempt Sublease pursuant to clause (B) above), the Lessee has given to the Port Authority at least thirty (30) days’ prior written notice of such proposed Concession Sublease, together with a term sheet detailing all of the commercial terms of the proposed Concession Sublease (provided that the Port Authority shall have the right, within such thirty (30) day period, to provide comments or object to the proposed commercial terms of such proposed Concession Sublease, and, to the extent that the Lessee enters into the proposed Concession Sublease, the Lessee shall reflect the Port Authority’s comments in such Sublease).
(3)    Notwithstanding the provisions of the foregoing Section 32(a)(2), the Lessee shall be required to satisfy (x) all requirements set forth in Section 32(b)(ii) with respect to each new Concession Sublease and (y) the requirements set forth in Section 32(b)(ii)(C) with respect to each amendment to any currently existing Concession Sublease as of the Effective Date that expands the subleased space, modifies the rental arrangements thereunder to the Sublessee’s benefit or extends the term thereof, in each case, proposed to be entered into by the Lessee.
(4)    It is expressly understood and agreed that, except for the deemed Port Authority consent to Exempt Subleases, as specifically provided in Section 32(a)(2) above, this Section 32(a) shall not limit or be deemed to limit the applicability to all Subleases of the other provisions of Section 28, this Section 32, Section 32(j), Section 34(b), Section 34(f), Section 34(i)(5) and Section 34(n) and all other terms of this Agreement pertaining to Subleases.
(b)    (i)    The Lessee shall submit to the Port Authority all of the following with respect to any proposed Sublease or any amendment or modification to or extension of an existing Sublease in order to request the Port Authority’s approval thereof:
(A)    a true and complete copy of the proposed Sublease, or the amendment or modification to, or extension of, an existing Sublease;
(B)    a term sheet describing the business and financial terms and any obligations or liabilities (whether or not contingent) proposed to be assumed by the Port Authority;
(C)    all information and certifications required in Section 32(b);
(D)    with respect to a new, proposed Sublessee, information, evidence and supporting documentation concerning the identity, financial resources and qualifications of the proposed Sublessee, including financial statements and evidence of the proposed Sublessee’s qualification to do business in the State of New York or, if pertaining to an existing Sublessee, either (A) updated information, evidence and supporting documentation or (B) a certification from the Sublessee that no such information, evidence and supporting documentation has changed materially since the previous submission to the Port Authority of the same;
(E)    with respect to a new, proposed Sublessee, the organizational documents of such entity;
(F)    insurance certificates;
(G)    a certificate of the Lessee, signed by an authorized officer thereof, stating that such proposed Sublease or amendment or modification to or extension of an existing Sublease contains the provisions set forth in Exhibit 4 (Mandatory Sublease Provisions), as applicable; and
(H)    such other information and data as the Port Authority has requested, prior to the submission of materials required under this Section 32(b), in connection with such proposed Sublease.
(ii)    Without limiting any other provision in the foregoing, (x) all provisions of this Section 32(b)(ii) shall apply to any new Concession Sublease proposed to be entered into by the Lessee (whether with new Sublessees or Sublessees already operating at the Existing Terminal Facilities), and (y) the provisions of Section 32(b)(ii)(C) (but not any other provisions of this Section 32(b)(ii)) shall apply to any amendment to any currently existing Concession Sublease as of the Effective Date that expands the subleased space, modifies the rental arrangements thereunder to the Sublessee’s benefit or extends the term thereof (an “Existing Sublease Amendment”):
(A)    In order to promote transparency and integrity of the selection of proposed Concession Sublessees, the Lessee shall generally seek to award Concession Subleases pursuant to competitive, multi-bid solicitation processes that include safeguards deemed appropriate by the Lessee to protect against bidder collusion, undue influence, conflicts of interest, and similar improprieties. Such processes will generally require the evaluation of prospective Concession Sublessees on the basis of objective and specified criteria determined by the Lessee, which may include consideration of such factors as minimum qualifications, relevant and/or proven experience and other defined financial and business criteria, and seek to award contracts to the best value, responsive and responsible bidder as determined by the Lessee in good faith. No later than twenty (20) days prior to the effective date of any Concession Sublease that is procured in accordance with this Section 32(b)(ii)(A), the Lessee shall provide to the Port Authority a written certification, signed by an authorized officer of the Lessee, confirming the satisfaction of, and compliance by the Lessee with, the requirements set forth in this Section 32(b)(ii)(A).
(B)    Notwithstanding the foregoing, the Lessee may award or otherwise enter into Concession Subleases in accordance with alternative processes and practices deemed appropriate by the Lessee, including exclusive negotiations with one or more specifically identified individuals or business entities, where the Lessee believes that such processes or practices are supported by a reasonable business justification, including, but not limited to, relevant and/or proven service or experience, technological or other innovation or compatibility, consistency with concessions strategy, continuity of service, proven service or experience, single source availability and other factors relevant in the circumstances. No later than twenty (20) days prior to the effective date of any Concession Sublease that is developed based on an alternative process or practice, the Lessee shall provide written notice to the Port Authority (with a copy to the Port Authority’s Chief Ethics and Compliance Officer and General Counsel), which notice shall include a reasonably detailed explanation of the justification for the Lessee’s determination to enter into the Concession Sublease based on the alternative process or practice chosen by the Lessee.
(C)    With respect to any new, proposed Concession Sublease (whether or not such Sublease was procured through a competitive solicitation process under clause (A) above or based on an alternative process or practice under clause (B) above) and any proposed Existing Sublease Amendment, no later than twenty (20) days prior to the effective date of such Sublease or Existing Sublease Amendment, as the case may be, the Lessee shall cause the proposed, new Concession Sublessee or the Concession Sublessee party to the Existing Sublease Amendment to deliver to the Lessee, and the Lessee shall provide to the Port Authority (with a copy to the Port Authority’s Chief Ethics and Compliance Officer and General Counsel), written certifications in the form set forth in Exhibit 23 (Form of Concession Sublessee Certification) attached hereto. If the Concession Sublessee is unable to provide such certifications in a timely manner, or if the Port Authority, after disclosing all known relevant facts and information to the Lessee, reasonably determines based on conclusive evidence known to it at the time, that the Concession Sublessee’s certifications are not accurate in all material respects, the Port Authority shall have the right to disapprove and cancel the proposed Concession Sublease or the Existing Sublease Amendment, as the case may be, or if the Port Authority’s conclusion is reached after the Concession Sublease or the Existing Sublease Amendment, as the case may be, has been executed and takes effect, to terminate such Sublease or Existing Sublease Amendment effective immediately upon notice to the Concession Sublessee and the Lessee. Notwithstanding anything herein, the Concession Sublease or Existing Sublease Amendment may take effect if no written response from the Port Authority is received by the Lessee within such twenty (20)-day period; provided, that the absence of a response from the Port Authority shall not be interpreted as a waiver of the Port Authority’s right to terminate the Concession Sublease or Existing Sublease Amendment in accordance with this sub-clause (C). The Port Authority shall have the right at its own expense to conduct an investigation, make inquiries, undergo a vendor integrity check, require a mitigation plan acceptable to the Port Authority or commence any legal action or proceeding, as the Port Authority deems necessary or appropriate, for purposes of verifying compliance with the applicable certifications.
(D)    The Lessee shall notify the Port Authority’s General Counsel and Chief Ethics and Compliance Officer promptly upon its becoming aware of any activity engaged by any Sublessee that is in violation of its certifications required hereunder.
(c)    Without limiting the provisions of Sections 32(a) and (b), the Port Authority will approve or disapprove (or partially approve or disapprove) in writing any Sublease (other than any Exempt Sublease) or any amendment or modification to or extension of an existing Sublease submitted pursuant to Section 32(a). As a condition to the effectiveness of any Sublease (other than any Exempt Sublease), the proposed Sublessee shall enter into a consent to Sublease (“Consent to Sublease”) with the Port Authority. For the avoidance of doubt, no new proposed Sublessee shall be entitled to use or occupy the Premises until the Port Authority has received true, correct and complete copies of the fully executed Sublease and the fully executed Consent to Sublease.
(d)    Subject to the terms and conditions of this Agreement, the Lessee may enter into Subleases with any of the following Persons, each of whom shall constitute a “Sublessee”: (i) Scheduled Aircraft Operators in accordance with Section 33 (Airline Subleases) (such Persons, “Airline Sublessees”), (ii) providers of concession goods and services in accordance with Section 34 (Concession Sublease) or providers of other consumer services (such Persons, “Concession Sublessees”), (iii) Governmental Agencies, and (iv) such other Persons for such other purposes as are permitted under this Agreement.
(e)    The Lessee hereby agrees that with respect to each Sublease (including any Exempt Sublease):
(i)    Except as permitted under Section 32(b) and Section 82 (Assignment) the Lessee shall not enter into any Sublease with an Affiliate of the Lessee without the prior written consent of the Port Authority and any agreement with such Affiliate submitted for Port Authority consent shall be pursuant to an arms’ length agreement on terms not less favorable to the Lessee than if the Lessee had entered into such Sublease with a third party;
(ii)    without the prior written consent of the Port Authority, the Lessee shall not enter into any Sublease unless (A) the proposed Sublease contains all provisions in the form set forth in Part A of Exhibit 4 (Mandatory Sublease Provisions) and (B) the proposed Sublessee provides the certifications set forth in paragraph (n) of Part A of Exhibit 4 (Mandatory Sublease Provisions) attached hereto;
(iii)    notwithstanding anything in this Agreement to the contrary, as between the Port Authority and the Lessee, all acts and omissions of a Sublessee or an Affiliated Scheduled Aircraft Operator of an Airline Sublessee shall be deemed to be acts and omissions of the Lessee under this Agreement and the Lessee shall also be jointly and severally responsible with the Sublessee or any Affiliated Scheduled Aircraft Operator therefor, as between the Port Authority and the Lessee, including obligations of indemnification, repair and replacement; provided, however, such act or omission shall not constitute or form the basis of an Event of Default by the Lessee hereunder as long as (1)(A) the Lessee causes the Sublessee or Affiliated Scheduled Aircraft Operator to cure such default or the Lessee itself cures such default and, except as provided in the following clause (1)(B), such default is in fact cured within the cure period which would be applicable to the Lessee under this Agreement had the Lessee committed such act or omission, or if the default cannot be cured with the exercise of reasonable diligence within the applicable cure period, the Lessee has caused the Sublessee or Affiliated Scheduled Aircraft Operator to diligently prosecute the cure or the Lessee itself is diligently prosecuting such cure, (B) in the case of an uncurable default caused by an act or omission of a Sublessee or Affiliated Scheduled Aircraft Operator, such default is not ongoing, and the Lessee has taken reasonable measures to ensure that the applicable Sublessee or Affiliated Scheduled Aircraft Operator will not cause such act or omission to occur on a going-forward basis, or (C) in the case of continuous or repeated actions or omissions by such Sublessee or Affiliated Scheduled Aircraft Operator that continues to cause or is reasonably expected to cause uncurable defaults, the Lessee has commenced action to prohibit continued occupancy by such Person through injunction, termination of the Sublease or other applicable agreement or arrangement or other proceeding and is diligently prosecuting such arrangement or proceeding, in each case within a reasonable period of time following the Lessee’s actual or constructive knowledge of such continuous or repeated actions or omissions; (2) such Sublessee or Affiliated Scheduled Aircraft Operator has not, and cannot reasonably be expected to, cause the Port Authority to be in breach, default or in violation of (whether by its acts or omissions or otherwise) the Basic Lease or any other material agreement or permit relating to the Airport, the FAA Grant Assurances, TSA-issued requirements, PFC-related assurances and decisions, the Airport Operating Certificate, or any Applicable Law, including, without limitation, any Environmental Requirements, whether determined on a strict liability basis or otherwise; and (3) the Lessee provides notice to the Port Authority, no less often than once every thirty (30) Business Days thereafter, as to the status of such default, and what measures have been taken, or caused to have been taken, by the Lessee and/or the applicable Sublessee or Affiliated Scheduled Aircraft Operator to effectuate a cure thereof or, if applicable, to ensure that the applicable Sublessee or Affiliated Scheduled Aircraft Operator is no longer engaging in the act or omission causing the default, and, if applicable, when such default has been cured;
(iv)    in the event that a Sublessee notifies the Lessee of any claim of a breach or default by the Lessee under the applicable Sublease, the Lessee shall promptly notify the Port Authority, in writing, of the assertion of such claim;
(v)    the Lessee shall use diligent efforts to enforce the provisions of each Sublease, including the obligation of each Sublessee to pay rent due and payable thereunder; and
(vi)    no Sublease shall or shall purport to obligate the Port Authority to do any act or thing, modify or limit any rights or remedies of the Port Authority, make any representations, warranties, agreements or covenants on behalf of or in the name of the Port Authority, release or discharge the Sublessee or any other person from any obligation or liability on behalf of or in the name of the Port Authority, or cause the Port Authority to be obligated to defend, indemnify or hold harmless the relevant Sublessee or any other person against any potential, threatened or actual claim, cause of action, expense, cost or the like. Any Sublease provision which is inconsistent with or in violation of the foregoing shall be ineffective and unenforceable as against the Port Authority vis-à-vis either or both of the Lessee and the relevant Sublessee.
(f)    Without limiting the provisions of Sections 32(a) through (c), no amendment or modification to the provisions of any Sublease required to be contained therein pursuant to Section 32(e)(ii) and Exhibit 4 (Mandatory Sublease Provisions) shall be made without the prior written consent of the Port Authority. Any Sublease or any amendment or modification to or any extension of an existing Sublease not made in accordance with the provisions of this Agreement shall be null and void ab initio and of no force or effect, unless the Port Authority shall have delivered an express written waiver of compliance with such provisions.
(g)    No Sublease shall become effective if, as of the proposed effective date thereof, (i) an Event of Default shall have occurred and be continuing under this Agreement or (ii) the Port Authority shall have served a Port Authority Termination Notice on the Lessee, unless, in any such case, the Port Authority shall have delivered an express written waiver thereof.
(h)    All Subleases shall terminate automatically no later than one (1) day prior to the Expiration Date or the date of any earlier termination of this Agreement pursuant to its terms.
(i)    The Lessee shall install the necessary infrastructure and equipment for the supply of Utilities, including electricity, HVAC, gas and water, to its Sublessees, all such installation to be without charge to the Port Authority, and shall supply its Sublessees with the Utilities necessary for the operations of each Sublessee in accordance with the terms of Sections 33 (Airline Subleases) and 34 (Concession Sublease), as applicable. There shall be no payments by the Sublessee to the Lessee for any Utilities which may be furnished to the Sublessee by the Lessee, other than for Utilities provided by the Lessee directly to the Sublessee and for which the Sublessee reimburses the Lessee (based on metered usage or another pass-through methodology) in lieu of such Sublessees making direct payments to utility providers; provided that the Lessee shall charge the Sublessee for such Utilities on a pass-through basis and shall be prohibited from imposing or adding an administrative charge or other up-charge.
(j)    Sublease Fee.
(i)    Without limiting the generality of Section 82 (Assignment), the following shall apply with respect to any sublease relating to the Premises, other than (1) Concession Subleases, (2) any sublease or other accommodation to a Requesting Airline pursuant to Section 41 (Requesting Airlines), (3) any sublease with WestJet Airlines Ltd. for the use of space at the Existing Premises in effect as of the Effective Date (or comparable space in the New Terminal Facilities in replacement of the space used at the Existing Premises), (4) any sublease with one or more Scheduled Aircraft Operators as agreed between the Parties for the use of space at the Existing Premises (or comparable space in the New Terminal Facilities in replacement of the space used at the Existing Premises) in connection with the co-location arrangements pursuant to Section 5(z), and (5) any Airline Sublease with any other Scheduled Aircraft Operator which, as of the Effective Date, is a party to an airline sublease for use of space in the Central Terminal Building and subsequently enters into such Airline Sublease in order to accommodate the Terminal B Project.
(A)    As used herein, “Sublease Payments” shall include all amounts, monies, revenues, receipts and income of every kind paid or payable to the Lessee by the Sublessee, and if and to the extent that the full fair market rental value is not charged to or payable by the Sublessee, then the fair market rental value as determined by the Port Authority, arising out of or in connection with the Sublessee’s use and/or occupancy of space in the Premises; and if the Sublease Payments are not separately stated from other charges paid or payable by the sublessee to the Lessee, then the fair market rental value, as determined by the Port Authority, for that portion of the Premises used and/or occupied by the sublessee shall be deemed to have been paid or payable to the Lessee by the Sublessee and shall constitute Sublease Payments hereunder; it being understood and agreed that in determination of whether the full fair market rental value is paid by the Sublessee, the Port Authority shall take into account the commercial terms and the risk profile of the applicable Sublease (such as the term of the Sublease and the creditworthiness of the Sublessee), but not any terms relating to any alliance, partnership, code sharing or other arrangements between such Sublessee and the Lessee.
(B)    Effective as of the effective date of the relevant sublease, the Lessee and the Sublessee as a joint and several obligation shall pay to the Port Authority a fee (hereinafter called the “Sublease Fee”) at the times set forth in and in accordance with subparagraph (C), below.
(C)    The Sublease Fee shall be paid to the Port Authority by the Lessee and the Sublessee as a joint and several obligation as follows: On the 20th day of each and every calendar month during the time the Port Authority’s consent agreement and the applicable Sublease shall remain in effect and including the calendar month following the expiration or earlier termination of such consent agreement, the Lessee or the Sublessee shall render to the Port Authority a statement sworn to by a responsible fiscal or executive officer of the Lessee or the Sublessee showing all the Sublease Payments paid or payable for the preceding month and the Lessee or the Sublessee shall pay to the Port Authority at the time of rendering such statement an amount equal to ten percent (10%) (subject to subclause (D) below), applied to the Sublease Payments paid or payable for such preceding month; provided further, however, that if the said consent agreement and Sublease shall expire or be terminated effective on a day other than the last day of a calendar month, the final payment of the Sublease Fee shall be due and payable within five (5) days after the effective date of such expiration or termination. If the Lessee or the Sublessee have not rendered the aforesaid monthly statement(s) as of the time of execution of the said consent agreement, and without limiting the generality of any other term or provision hereof, the Lessee or the Sublessee shall submit the monthly statement(s) provided for above and pay, at the time of execution and delivery of the consent agreement to the Port Authority, an amount equal to the Sublease Fee payable for the period from the sublease effective date, to the time of delivery of the consent agreement to the Port Authority executed by the Lessee and the Sublessee.
(D)    There shall be excluded from Sublease Payments any sum paid by the Sublessee to the Lessee which the Port Authority agrees, in its consent agreement, may be so excluded, if any. Thereafter, it is understood that the Port Authority shall continue to have the right at any time and from time to time to withdraw the exclusions from Sublease Payments, in whole or in part, or to establish a separate fee for each such service, which may be a percentage fee equal to ten percent (10%) (or such other percentage as may be then applicable pursuant to subclause (C) above), subject to paragraph (iii) below, upon sixty (60) days’ prior written notice to the Sublessee and the Lessee.
(E)    It is understood and agreed by the Lessee that the Sublease Fee shall be additional rent under this Agreement.
(F)    The obligation of the Sublessee to pay the Sublease Fee shall be and be deemed a promise to pay a sum of money by the Sublessee to the Port Authority and shall be recoverable by the Port Authority from the Sublessee in the same manner and with like remedies as a sum of money owed to the Port Authority; provided, however, nothing herein shall preclude the Port Authority from joining the Sublessee in a summary proceeding against the Lessee.
(G)    In connection with the payment of the Sublease Fee, the Lessee and the Sublessee shall each, from and after the sublease effective date through the remainder of the term the Port Authority consent agreement shall remain in effect, maintain in accordance with accepted accounting practice, for six (6) years after expiration or earlier termination thereof unless they are material to litigation initiated within that time, records and books of account recording all transactions in any wise connected with the Sublease and the Sublessee’s use and occupancy of the Premises, which records and books of account shall be kept at all times within the Port of New York District. Further the Lessee and the Sublessee shall each permit in ordinary business hours during the time the sublease shall remain in effect, and for one year thereafter, the examination and audit by the officers, employees and representatives of the Port Authority of such records and books of account.
(H)    Neither a partnership nor any joint venture shall be created or implied by the Port Authority consent agreement, notwithstanding the fact that the Sublease Fee to be paid thereunder is an obligation of the Sublessee and the Lessee and shall be determined based upon a percentage of the Sublease Payments.
(I)    Neither the Lessee nor the Sublessee shall divert or allow to be diverted from payment under the Sublease any revenues arising out of or in connection with the Sublease or the Sublessee’s use and occupancy of the Premises.
(ii)    Nothing contained herein including, without limitation, the obligation of the Sublessee to pay the Sublease Fee nor the payment thereof by the Sublessee nor the acceptance thereof by the Port Authority shall create or be deemed to have created a landlord tenant relationship or privity of estate between the Port Authority and the Sublessee nor shall be or be deemed to be an attornment by the Sublessee to the Port Authority nor acceptance thereof by the Port Authority and the Sublease and the occupancy by the Sublessee of the Premises shall in all events be and remain subject and subordinate to this Agreement.
(iii)    The Sublease Fee payable under the consent agreement shall be subject to increase from time to time upon prior written notice from the Port Authority, upon the effective date of the increase set forth in said notice; provided that such increase is instituted in connection with the changes to the applicable Port Authority policies and is applied on a non-discriminatory basis by the Port Authority.
Section 33.    Airline Subleases.
(a)“Affiliated Scheduled Aircraft Operator” shall mean, as to the Lessee, any other Scheduled Aircraft Operator (i) whose outstanding capital stock is at least 25% owned by the Lessee or Lessee’s parent company, or who owns at least 25% of the outstanding capital stock of the Lessee, or (ii) that operates under the Lessee’s trade name or designator code, or pursuant to an agreement with the Lessee under which seats are sold into and/or out of the Airport (a “Qualified Affiliate”). The Lessee shall provide the Port Authority with written notice immediately prior to the Lessee’s designation of a Qualified Affiliate, which written notice shall also contain the written consent of the proposed Qualified Affiliate signed by an authorized officer thereof.
(b)Notwithstanding any provision of this Agreement and in addition thereto, and without the requirement for any permit, consent to sublease or other use agreement from the Port Authority, the Port Authority hereby grants its consent to the use of the Premises by an Affiliated Scheduled Aircraft Operator for the purposes set forth in Section 8 (Use of Premises) hereof, such use being without payment of any Port Authority fees for such use, in accordance with the terms and conditions of this Agreement for so long as such Scheduled Aircraft Operator meets all of the requirements to qualify as an Affiliated Scheduled Aircraft Operator. In the event said Scheduled Aircraft Operator shall cease to qualify as an Affiliated Scheduled Aircraft Operator, the Lessee shall promptly so inform the Port Authority and deliver to the Port Authority a copy of the agreement between the Lessee and the former Affiliated Scheduled Aircraft Operator covering the use and occupancy of the Premises by such former Affiliated Scheduled Aircraft Operator. Thereafter a consent document or documents shall be requested to be prepared by the Port Authority and sent to the Lessee, which document or documents shall be signed by both such parties, shall be effective as of the date that the Affiliated Scheduled Aircraft Operator no longer qualifies as an Affiliated Scheduled Aircraft Operator and shall include, among other things, the right of said former Affiliated Scheduled Aircraft Operator to continue to use the Premises on the terms and conditions of this Agreement, and the joint and several obligation of the Lessee and said former Affiliated Scheduled Aircraft Operator to pay to the Port Authority the then appropriate Port Authority fees therefor. If such consent document or documents, as applicable, are not promptly and duly executed by the Lessee and its former Affiliated Scheduled Aircraft Operator, the latter shall quit and vacate the subleased premises forthwith and any fees that would have been due to the Port Authority for the period through such date of vacancy shall be paid to the Port Authority by the Lessee.
(c)It is specifically understood and agreed that any sublease or other agreement or arrangement covering an Affiliated Scheduled Aircraft Operator's use and/or occupancy of the Premises shall be for a term expiring no later than the day before the Expiration Date (or the date of any earlier termination of this Agreement pursuant to its terms) and shall provide that the portion of the Premises to be used by the Affiliated Scheduled Aircraft Operator shall be used solely for the purposes set forth in Section 8 (Use of Premises) hereof. The Lessee hereby assumes all risks and responsibilities for each Affiliated Scheduled Aircraft Operator’s operations at the Airport as if such Affiliated Scheduled Aircraft Operator was the Lessee.
Section 34.    Concession Sublease.
(a)The Lessee shall diligently operate the concession program at the Existing Terminal Facilities at a level of quality at or above the current operations of such concession program (taking into account unavoidable impacts to the level of quality caused by the performance of the D&C Work), and to develop and operate at the New Terminal Facilities a premier first-class concession program. The Lessee’s retail program shall embody the Lessee’s full commitment to quality, value and customer service. A premier first-class concession program is one that consistently performs above the average of airports of similar size and a similar passenger profile on industry-recognized surveys, including the Port Authority-sponsored surveys, which contain evaluations or ratings of passenger terminal concession programs, or specific components thereof, of the same type or class.
(b) At least six (6) months but not more than eight (8) months prior to the projected DBO of each phase of the D&C Work, the Lessee shall submit an initial draft comprehensive plan (or an initial draft supplement to the existing comprehensive plan) for the development and operation of the concession program (as the same may exist from time to time, including all supplements thereto, the “Comprehensive Concessions Plan”) with respect to the applicable phases of the D&C Work for the New Terminal Facilities, setting forth, inter alia: (i) the types of concessions (including food and beverage, news and gifts, duty free, retail and specialty retail and foreign currency exchange) to be placed there and the number of each type and the size and designated location and configuration of each concession, as well as the overall plan of the portions of the applicable phases of the D&C Work for the New Terminal Facilities designated for concession operations; (ii) the minimum rentals required for each type of concession; (iii) the structure and level of any common area maintenance fees, marketing fees, and Utility recoveries to be charged to the Concession Sublessees, but no retail management fees may be imposed on concessionaires; (iv) the Lessee’s plans to provide concession opportunities for Airport Concession Disadvantaged Business Enterprises, as defined in 49 C.F.R. Part 23 (each an “ACDBE”); (v) the Lessee’s quality and service standards and required hours of operation; (vi) the Lessee’s specific plans to monitor and enforce the Port Authority’s “Street Pricing” policy, quality and service standards and required hours of operation; (vii) any other basic business terms including any mandatory investment and refurbishing requirements; (viii) a customer service program that incorporates the mission and vision of the Port Authority’s Aviation Department as set forth in the Customer Care Standards; (ix) the integration of the management of all D&C Work phasing and sequencing in order to minimize any disruption to the operations of the Concession Sublessees and the passengers in recognition of the needs of the Concession Sublessees, and the need for passengers to have a reasonably operational terminal during the D&C Work Period; (x) the integration of the management of all D&C Work phasing and sequencing in order to minimize any disruption to passenger traffic and demand at the applicable Existing Terminal Facilities and the applicable phases of the D&C Work for the New Terminal Facilities or portions thereof; (xi) the migration and relocation of the Concession Sublessees and their respective functions from the applicable Existing Terminal Facilities to the applicable phases of the D&C Work for the New Terminal Facilities, as applicable; (xii) any non-Aircraft Operator-operated lounges; (xiii) minimum hours and days of operation, availability of certain concessions and location on the Premises, including, but not limited to, retail food and beverage, retail newsstand, foreign currency exchange services and automated teller machines; and (xiv) such other information as the Port Authority may have requested or requests from time to time. For the avoidance of doubt, any cost recovery with respect to clause (iii) above shall be determined in accordance with Section 34(j). The Comprehensive Concessions Plan and any supplement thereto delivered pursuant to this Section 34(b), shall be subject to Port Authority approval. In the event that the Port Authority disapproves (in whole or in part) the Comprehensive Concessions Plan or any supplement thereto with respect to a phase of the D&C Work, the Lessee may thereafter submit for Port Authority approval an appropriately modified Comprehensive Concessions Plan or supplement thereto. No concessions operations shall be permitted to occur at a phase of the D&C Work for the New Terminal Facilities unless and until the Port Authority has approved the Comprehensive Concessions Plan as it relates to such phase.
(c)At least ninety (90) days prior to the start of each Calendar Year during the Term, the Lessee shall submit to the Port Authority a written statement indicating whether or not there are any updates to the Comprehensive Concessions Plan and if there are, the Lessee shall include in the written statement a detailed narrative of such updates and provide with such written statement the updated Comprehensive Concessions Plan. In connection with each update to the Comprehensive Concessions Plan, the Lessee shall submit to the Port Authority, no later than forty-five (45) days after the start of each Calendar Year during the Term, records of annual gross receipts per concession, square footage per concession, revenue to the Lessee generated by each concession during the prior Calendar Year and such other information as the Port Authority may have requested or requests from time to time. Any update to the Comprehensive Concessions Plan delivered pursuant to this Section 34(c), shall be subject to Port Authority approval. In the event that the Port Authority disapproves (in whole or in part) such update, the Lessee may thereafter submit for Port Authority approval an appropriately modified update to the Comprehensive Concessions Plan. Unless and until any update to the Comprehensive Concessions Plan shall have received Port Authority approval, the Comprehensive Concessions Plan previously approved and then in effect shall continue in effect.
(d)After approval by the Port Authority of the Comprehensive Concessions Plan (or any update thereto), the Lessee shall enter into negotiations or go out for bid as the circumstances dictate with respect to the selection of Concession Sublessees and agreements with the same in accordance with Section 32(b)(ii). At all times during the negotiation and award procedure the Lessee shall consult with the Port Authority as to all aspects of the proposed arrangements including but not limited to the proposed Concession Sublessees and the financial terms thereof. As hereinafter provided, the Lessee will be entering into a direct contract with each Concession Sublessee. Other than with respect to any Concession Sublease that is an Exempt Sublease, the Lessee shall not finalize negotiations with any proposed Concession Sublessee and shall not execute any agreement with any proposed Concession Sublessee until it has received notification from the Port Authority that said arrangement is acceptable to the Port Authority and until the Port Authority has indicated its intent to execute and deliver a consent document. The foregoing procedure, and the procedures set forth in Section 32 (Subleases Generally), will be followed throughout the Term of this letting. It is expressly understood and agreed that the provisions of this Section shall not limit or be deemed to limit the provisions of Section 61 (Affirmative Action) hereof and the Lessee’s on-going affirmative action commitment with respect to consumer services awards and agreements provided for herein.
(e)
(1)    Irrespective of whether the proposed Concession Sublessees, selected in accordance with this Agreement, have agreements with or are contractors or permittees of the Port Authority, the Lessee may require that such Concession Sublessees enter into separate agreements or subleases with the Lessee as a condition precedent to the occupancy of space within and the operation of such establishments upon the Premises; provided, however, that all Concession Sublessees (other than any Concession Sublessee party to a Concession Sublease that is an Exempt Sublease) must have first obtained a Consent to Sublease from the Port Authority authorizing them to operate such establishments in accordance with Section 32 (Subleases Generally) hereof. Any such agreement or sublease entered into between the Lessee and the proposed Concession Sublessees is void ab initio and of no force or effect unless and until a Consent to Sublease is obtained. The terms and provisions of the said agreements or subleases shall not be inconsistent with the terms of this Agreement except that the same may provide for cancellation by the Lessee on short notice in the event the services furnished by the Concession Sublessees are unsatisfactory to the Lessee. In the event of any inconsistencies between the terms of the Consent to Sublease and the terms of the agreement or sublease between the Lessee and the Concession Sublessee, the terms of the Consent to Sublease shall control and prevail.
(2)    Prior to the issuance of any of the aforementioned Consents to Sublease, proposed Concession Sublessees may be required to submit to the Port Authority evidence satisfactory to the Port Authority of their qualifications, the scope of their proposed operations and the standards of service they will provide. Any Consent to Sublease will provide that such proposed Concession Sublessees will conduct their operations thereunder in a first-class manner in accordance with the best practices in the industry and shall comply with all Port Authority standards with respect to service, health, sanitary and safety measures. Prior to the issuance of any of the aforementioned Consents to Sublease, the Port Authority shall receive any applicable fee in connection with such issuance of any of the aforementioned Consents to Sublease, provided that such fee shall not exceed the fees or charges that would be imposed or retained by the Port Authority if their respective establishments were operated by regular contractors or operators of the Port Authority.
(f)Except to the extent modified by and in accordance with an effective Comprehensive Concessions Plan, the Lessee shall require in its Concession Subleases requirements with respect to hours and days of operation and availability of concessions at the Premises as set forth in the Comprehensive Concessions Plan, approved by the Port Authority, it being agreed by the Lessee that retail food and beverage service shall be made available to the public at one or more locations within the Premises continuously during the hours commencing no later than one hour prior to the first scheduled aircraft departure from the Premises and continuing until at least the completion of boarding for the last actual departure from the Premises of a flight scheduled for departure therefrom the same day. Such service also may be offered elsewhere in the Premises if in accordance with a currently effective Comprehensive Concessions Plan. The Lessee shall require all Concession Sublessees to conduct their respective businesses in a commercially reasonable manner so as to maximize their revenues. In any instance in which no minimum hours have been set forth above and as to all other Concession Sublessees, the Concession Sublessees shall be required to be open for business and operate their respective businesses as provided in the Comprehensive Concessions Plan.
(g)The Lessee shall be required to build out the rough space of a Concession Sublessee’s concession area and to install the basic infrastructure and equipment for the supply of necessary Utilities to such concession area and shall be required to provide fire alarm, fire protection and space separation between occupied and construction sites. The Lessee shall bring to the perimeter of each concession area to be occupied by a Concession Sublessee such pipes, wires and conduits for the supply of electricity, water, natural gas and other Utilities necessary and appropriate in connection with the operations of the Concession Sublessee and shall provide said Utilities to the Concession Sublessee. The agreement or sublease entered into between the Lessee and the Concession Sublessee shall provide that the Concession Sublessee will furnish and install at its own expense all necessary fixtures, stands, counters, equipment and other personal property required in connection with its business and that the Concession Sublessee may be required to perform all work necessary or required to finish off the space, including the finishing of the floors and ceilings from the structural slab and the walls from the rough partitions. The Lessee shall provide adequate storage space and related facilities as are necessary or appropriate for each Concession Sublessee to operate its business on the Premises. In addition to other rights of termination or revocation that may be contained therein, said agreement between the Concession Sublessee and the Lessee may contain appropriate provisions permitting cancellation of the agreement by the Lessee on short notice for cause.
(h)Street Prices.
(1)    Each Concession Sublease shall provide that the Concession Sublessee in its operations pursuant to its respective Concession Sublease shall not charge prices to its customers in excess of “Street Prices,” defined as follows:
(i)    if the Concession Sublessee conducts a similar business in off-airport location(s) in the Greater New York City-Northern New Jersey Metropolitan Area (the “Metro Area”), “Street Prices” shall mean the price regularly charged by the Concession Sublessee for the same or similar item in the Metro Area;
(ii)    if the Concession Sublessee does not conduct a similar business in off-airport location(s) in the Metro Area, “Street Prices” shall mean the average price regularly charged in the Metro Area by similar retailers for the same or similar item;
(iii)    if neither the Concession Sublessee nor other similar retailers sell a particular item in the Metro Area, “Street Prices” shall mean the price regularly charged by the Concession Sublessee or similar retailers for the same or similar item in any other geographic area, with a reasonable adjustment for any cost-of-living variance between such area and the Metro Area; and
(iv)    if a Concession Sublessee is in the business of selling duty-free goods, “Street Prices” shall mean the price regularly charged by the Concession Sublessee or other similar concession operator for the same or similar duty-free item at other major airports serving large urban areas in the Northeast region of the United States of America, including but not limited to the Airport.
(2)    The breach of the aforesaid “Street Pricing” policy shall be deemed a breach of the Lessee’s obligations under this Agreement, subject to Section 32(e)(iii). The Lessee shall post (and cause to be posted by all Concession Sublessees at the Premises) in each sales area (including any temporary sales space) a notice in form and substance satisfactory to the Port Authority notifying the public that the Lessee (or the concession sublessee, as applicable) subscribes to a “Street Pricing” policy, such policy to be clearly visible and unobstructed. If the Lessee (or a Concession Sublessee, as applicable) charges any price to a customer in excess of the price which would satisfy the “Street Pricing” policy in violation of its obligations under this Agreement, the amount of such excess shall constitute an overcharge which shall, upon demand by the Port Authority or the Lessee’s customer (or a Concession Sublessee’s customer, as applicable), be promptly refunded to the customer.
(3)    The Lessee (and each relevant Concession Sublessee) shall submit to the Port Authority, from time to time, an annual pricing report demonstrating compliance to by such reporting entity with the aforementioned pricing requirements. For purposes of establishing the street price of an item, any difference in the size or quality of a product or service shall constitute the basis for a price differential.
(i)Concession Management.
(1)    The Lessee shall employ or retain a full-time trained professional staff at all times during the Term of sufficient size, expertise, ability, suitability and experience to carry out its responsibilities under this Section 34 (Concession Sublease); provided that if the Lessee has retained a concession manager in accordance with this clause (i), the Lessee shall ensure that the concession manager employs or retains a full-time trained professional staff at all times during the Term of sufficient size, expertise, ability, suitability and experience to carry out its responsibilities under this Section 34 (Concession Sublease).
(2)    The Lessee may request Port Authority approval to employ at the Premises, at Lessee’s sole cost and expense, on a full-time basis, a concession manager, subject in all respects to the terms and conditions of this Agreement. Any fee or other compensation to be paid to said concession manager shall be paid by the Lessee directly or out of revenues derived by the Lessee from concession services, and no portion of such fee or compensation shall be paid out of the Port Authority’s share of revenue from concession services or shall offset, reduce, be credited against or otherwise adversely affect the amount of any fees, rent or other revenue to be paid or payable to the Port Authority under this Agreement or to which the Port Authority may be otherwise entitled. Neither Lessee nor a concession manager shall be entitled to impose charges on concession operators, whether in the form of key money, chargebacks or otherwise, or to pass along or recoup the aforesaid fee or other compensation to be paid to said concession manager, without the prior written consent of the Port Authority.
(3)    Any concession manager agreement between the Lessee and a proposed concession manager shall state among other things, and the Lessee agrees, that:
(i)    said agreement is subject and subordinate to this Agreement (as the same may be amended, supplemented or extended);
(ii)    said agreement shall not take effect without the prior written consent of the Port Authority thereto to be embodied in the contractual agreement referred to above (executed by and among the Port Authority, the Lessee and the concession manager);
(iii)    any amendment, supplement or extension of the said agreement which does not have the express written approval of the Port Authority shall be void ab initio and of no effect whatsoever; that if this Agreement is terminated on any account prior to the expiration of the term of the said agreement then the said agreement shall terminate simultaneously with such termination of this Agreement unless the Port Authority shall notify the concession manager and the Lessee at or prior to such effective date of termination of this Agreement that the Port Authority shall and does assume the rights and obligations of the Lessee thereunder from and after such effective date of termination, it being understood that the Port Authority shall have the right, but not the obligation, to be assigned and to assume the Lessee’s rights and obligations under the concession manager agreement and, further, it being understood that the Port Authority shall have no obligation to enter into any form of non-disturbance or recognition agreement with any concession manager;
(iv)    the Port Authority shall have the right to revoke its consent, or terminate any agreement containing its consent, to the concession manager agreement at any time without cause on thirty (30) days’ prior notice and such revocation or termination shall not require the concurrence of the Lessee.
(v)    all fees, rent and other moneys due and payable to the Port Authority and the Lessee shall be held by the concession manager without deduction, credit or offset for arrearages and shall be held by it solely as described in this subparagraph and thereafter remitted by the concession manager on a monthly basis directly to the Port Authority and the Lessee. Said concession manager is deemed a collection agent of the funds for the Port Authority and the Lessee to the extent of its interest and the concession manager has no ownership or possessory interest in such funds, which would otherwise be paid directly to the Port Authority and the Lessee, other than as a trustee for the Port Authority to the extent of its interest. In accordance with the foregoing capacity as collection agent: (1) the concession manager shall be deemed, and shall hold itself out as, a fiduciary vis-à-vis the Port Authority and the Lessee, (2) the concession manager shall hold all revenues received by, from or on behalf of concession operator or operations, as the case may be, in a separate account established in trust for the Port Authority and the Lessee in which the concession manager must not commingle such rent, fees and other moneys with any other funds, at an institution acceptable to the Port Authority having an office in the Port of New York District and qualified to do business in the State of New York, (3) concession manager shall obtain additional protections on behalf of the Port Authority and the Lessee providing for access by the Port Authority and the Lessee to the revenues on deposit in such account (to the extent of its interest) in the event of insolvency, appointment of a receiver, bankruptcy or creditors’ liens affecting the concession manager, (4) the concession manager shall obtain insurance protecting against employee dishonesty, embezzlement, theft, and the like in amounts and otherwise in a form acceptable to the Port Authority, and naming the Port Authority and the Lessee as additional loss payees thereunder, (5) the concession manager’s fees to be paid by the Lessee may not be withheld at any time by the concession manager from the rentals, fees and other moneys due to the Port Authority, and (6) the concession manager shall comply with any other requirements of the Port Authority and any other reasonable requirements of the Lessee; and
(vi)    in the event of any inconsistency between the concession manager agreement and this Agreement, or between the concession manager agreement and the agreement containing the Port Authority consent thereto, or between a Concession Sublease and the agreement containing the Port Authority consent thereto, then in each and every such instance this Agreement or the Port Authority consent agreement, as the case may be, shall supersede and control.
(4)    Any concession manager shall have sufficient authority and support, staff and appropriate equipment, supplies and means to manage and administer those consumer service agreements and other agreements with the concession operators and other entities to which the Lessee is a party, or by which it is bound, relating to the consumer services program at the Premises, to monitor and compel performance by all concession operator and other entities and to serve as on-site liaison with the Port Authority. Said concession manager shall have the power and authority on behalf of the Lessee to resolve all operational issues concerning the consumer services program at the Premises but shall have no power or authority to amend or modify this Agreement or any agreement embodying a Port Authority consent. In all events, an employee of the Lessee with managerial authority shall be available for a minimum time span of sixteen (16) hours each day during concession operation hours to meet with Port Authority representatives in person at the Premises and available at other times by telephone, with the ability in an emergency situation relating to retail concession matters to arrive at the Airport by car within two (2) hours after being called.
(5)    Neither a concession manager nor any Affiliate thereof shall conduct or have any interest whatsoever in any entity conducting a consumer service operation in any concession area, unless the Port Authority has explicitly approved in writing specific exceptions after having been furnished such information as it may require and subject to such qualifications, conditions, limitations and restrictions as part of any such approval.
(6)    The Lessee shall not knowingly either employ or permit the employment of any management, supervisory or other personnel of the Lessee (including but not limited to such concession manager or any Contractor or subcontractor, representative or agent of the Lessee), whose employment constitutes a conflict of interest or whose actions are inconsistent with the highest level of honesty, ethical conduct or public trust or are adverse to the public interest. Notwithstanding the foregoing, the Lessee shall be under no obligation to refrain from hiring any Person if to do so would be a violation of Applicable Law, or to terminate any Person if to do so would be a violation of Applicable Law or of any applicable right of such Person, contractual or otherwise.
(j)Neither the Lessee nor any concession manager shall have the right to impose a rent or other charge (whether basic rental, percentage rental or additional rental of any kind) to any Concession Sublessee arising out of or relating to the cost and expense of maintaining, repairing, lighting and/or operating any portion of the Premises which is not specifically contained within a concession area footprint at any portion of the New Terminal Facilities, whether such rent or charge is characterized as “common area maintenance” or any other identifier. Accordingly, by way of example, the Lessee’s (or concession manager’s) expenses and costs to maintain, repair and operate the fingers/corridors or any other area not operated for concession purposes shall be borne exclusively by the Lessee (or the concession manager) and may not be chargeable to any Concession Sublessee. In furtherance of the foregoing, the Lessee (or its concession manager) shall not impose rent or other charges: (i) to recover repair, maintenance, lighting, waste management and removal and/or operation costs of any designated food court area utilized by passengers except on the food-and-beverage Concession Sublessees actually operating their business within the designated food court area (on a pass-through basis only with no added administrative or other up-charge); (ii) to recover costs relating to the receipt, storage, transportation or delivery of goods, inventory or equipment of any kind, except on Concession Sublessees (on a pass-through basis only with no added administrative or other up-charge) to receive, store, transport and deliver Concession Sublessees’ goods, inventory and equipment to and from loading docks and the Concession Sublessees’ concession spaces; (iii) to recover costs for marketing, except on Concession Sublessees (on a pass-through basis only with no added administrative or other up-charge) for charges relating to marketing the concessions program at the New Terminal Facilities, including for directories and similar wayfinding devices; and (iv) to recover the cost of Utilities, except for Utilities provided by the Lessee directly to Concession Sublessees (on a pass-through basis only with no added administrative or other up-charge) in lieu of such Concession Sublessees making direct payments to utility providers.
(k)On a continuing basis through the end of the Term, the Lessee shall undertake and execute, consistent with its overall concessions and retail strategy, in a manner reasonably acceptable to the Port Authority, such marketing campaigns as shall bring to the attention of the public, generally, and actual and potential enplaning passengers and their escorts and guests and the aviation and tourist industries, in particular, the positive features of the retailing program managed by the Lessee as provided in this Agreement. The Port Authority shall not have any responsibility for, and shall not bear any of the costs of, the foregoing.
(l)If requested by the Port Authority, the Lessee shall furnish to the Port Authority:
(1)    on or before the twentieth (20th) day of each month following the commencement date of any Concession Sublease a statement, certified by an authorized officer of the Sublessee, of all receipts arising out of operations of the Sublessee under such Concession Sublease for the preceding month,
(2)    within thirty (30) days after the expiration or sooner termination of any Concession Sublease, a statement of all receipts arising out of such operations during (x) the term of such Concession Sublease or (y) the three (3) years directly preceding such expiration or sooner termination, whichever is shorter, and
(3)    within one hundred twenty (120) days after the expiration or sooner termination of any Concession Sublease, the statement referred to in the preceding subdivision (2) certified, at the Concession Sublessee's expense, by a certified public accountant.
(m)Airport Concession Disadvantaged Business Enterprises Commitment
(1)    The Lessee hereby covenants and agrees that it will not discriminate against any business owner because of the owner’s race, religion, color, national origin or sex in connection with the award or performance of any Concession Sublease or any management contract, or subcontract, purchase or lease agreement or other agreement covered by 49 C.F.R. Part 23.
(2)    In addition to and without limiting any other term or provision of this Agreement, the Lessee hereby agrees that in connection with the leasing and operation of the concession program at the Premises, or any portion thereof, the Lessee shall commit itself to and use good faith efforts to implement an extensive program to maximize the use of ACDBEs in accordance with Exhibit 18 (Airport Concession Disadvantaged Business Enterprise (ACDBE) Participation).
(3)    The Lessee’s noncompliance with the provisions of this Section 34(m) shall constitute a material breach of this Agreement. In the event of the breach by the Lessee of any of the above provisions the Port Authority may take appropriate action to enforce compliance; or the Port Authority shall have the right to terminate this Agreement pursuant to Section 46 (Termination by the Port Authority), or may pursue such other remedies as may be provided by law.
(4)    The Lessee shall not, without the prior written consent of the Port Authority:
(i)    terminate a Concession Sublease with an ACDBE Concession Sublessee; or
(ii)    refuse to extend or renew a Concession Sublease with an ACDBE Concession Sublessee if such Concession Sublease contains an express right of extension or renewal and the conditions thereto have been satisfied by the Concession Sublessee; or
(iii)    enter into a Concession Sublease with a non-ACDBE Concession Sublessee for service or space which had been performed or occupied by an ACDBE Concession Sublessee;
provided, that the Port Authority agrees that its consent to any of the foregoing shall not be withheld if the applicable action of the Lessee is (A) based on a non-discriminatory determination by the Lessee under the applicable facts, or (B) is otherwise consistent with the requirements of 49 C.F.R. Part 23.
(n)Each Concession Sublease shall also provide, in addition to the provisions required under Section 32 (Subleases Generally), the provisions set forth in Parts B and C of Exhibit 4 (Mandatory Sublease Provisions).
Section 35.    Assignment of Subleases. The Lessee shall submit to the Port Authority all of the following with respect to any proposed assignment of an existing Sublease in order to request the Port Authority’s approval thereof:
(a)with respect to the proposed assignee Sublessee, information, evidence and supporting documentation concerning the identity of the proposed assignee Sublessee, and evidence of the proposed assignee Sublessee’s qualification to do business in the State of New York;
(b)with respect to the proposed assignee Sublessee, the organizational documents of such entity;
(c)with respect to the proposed assignee Sublessee, insurance certificates;
(d)a certificate of the Lessee or the assignee Sublessee, signed by a responsible officer thereof, stating that there is no change to the terms and conditions of the Sublease proposed to be assigned in connection with the proposed assignment;
(e)a copy of the asset purchase agreement or other agreement evidencing such assignment, which agreement may be appropriately redacted; and
(f)such other information and data as the Port Authority has reasonably requested.
Section 36.    Concessions Revenue Share. The Lessee and the Port Authority agree that the percentage rental, basic rental and all additional rental sharing provisions contained in the Existing Leases entitling the Port Authority to a portion of percentage rental and basic rental derived from Concession Sublessees operating in any space of the Existing Terminal Facilities shall continue in full force and effect until such time as such space is no longer available for occupancy due to demolition or other related D&C Work thereof. From and following the DBO of any phase of the D&C Work for the New Terminal Facilities, the Lessee shall require each Concession Sublessee operating in the new space constructed in such phase to pay rentals to the Lessee on terms and conditions specified in the applicable Concession Sublease. The Lessee shall share all rentals (including basic rental, percentage rental and all additional rental) paid or payable to the Lessee under each such Concession Sublease equally between the Port Authority and the Lessee (the “Concessions Share”); provided, that the Concessions Share shall not include amounts received by the Lessee in respect of (i) common area operations and maintenance charges assessed to food-and-beverage Concession Sublessees located within designated food court areas, (ii) charges relating to the receipt, storage, transportation or delivery of Concession Sublessees’ goods, inventory or equipment to and from loading docks, (iii) marketing charges for the concessions program at the New Terminal Facilities, including for directories and similar wayfinding devices, and (iv) charges for Utilities provided by the Lessee directly to Concession Sublessees in lieu of direct payments to utility providers, all as more specifically governed by Section 34(j). Solely for purposes of this Section 36 (Concessions Revenue Share), the rentals received by the Lessee under any arrangement whereby the Lessee, or any Airline Sublessee engages in the concession sales of goods or services to the general public at the Premises pursuant to Section 8(d) shall be included in the Concessions Share. Nothing herein shall prohibit the Port Authority from requesting a consent fee in connection with its processing of a request to enter into an assignment, sublease or other similar arrangement, of the Sublease. Both the agreement between the Lessee and each Concession Sublessee and the Consent to Sublease to be issued by the Port Authority with respect thereto shall have provisions covering the percentage rental applicable to such agreement in accordance with this Section 36 (Concessions Revenue Share) and the Consent to Sublease shall control as to the manner, conditions and terms of payment.

Section 37.    Other Consumer Services.
(a)If the Lessee intends to provide consumer services in the Premises for the sale of items or the furnishing of services that are additional to or different from those disclosed in the most recently approved Comprehensive Concessions Plan (an “Additional Operator”), the Lessee shall notify the Port Authority in writing that the Lessee is seeking such Additional Operator (including the proposed contractual arrangements, if any, between the Lessee and the proposed Additional Operator), which shall be satisfactory to the Port Authority and subject to its approval (except if the Additional Operator will be party to an Exempt Sublease), and shall submit a revised Comprehensive Concessions Plan reflecting the Additional Operator(s). The Lessee shall comply with all the applicable terms and provisions of this Agreement in connection with any Additional Operator.
(b)Unless such Additional Operator is a party to an Exempt Sublease, each such Additional Operator must enter into an appropriate contractual arrangement with the Port Authority, as described in Sections 32 (Subleases Generally) and 34 (Concession Sublease) hereof, including without limitation an appropriate Port Authority permit or Consent to Sublease authorizing such Additional Operator to operate the consumer services at the Premises.
(c)The agreement between the Lessee and the Additional Operator shall include provisions covering the arrangements set forth in this Section 37 (Other Consumer Services).
(d)The Lessee's agreement with the Additional Operator shall provide that any breach or default by the Additional Operator under its permit with the Port Authority (if applicable) shall also constitute a material event of default under said agreement with the Lessee and that, if applicable and without limiting the generality of any other provision of this Section, in the event any of the terms, provisions, covenants and conditions of the Lessee's agreement with the Additional Operator shall be contrary to, or conflict or be inconsistent with, the terms, provisions, covenants and conditions of the permit or Consent to Sublease issued by the Port Authority, the terms, provisions, covenants and conditions of the Port Authority permit shall be controlling, effective and determinative.
(e)The Additional Operator will furnish and install at its expense all necessary fixtures, stands, counters and equipment required in connection with its operation and all construction work necessary to accommodate such installations.
(f)The Port Authority may require the contract with the Additional Operator to include limitations as to the scope of the activities of such Additional Operator in light of the availability of similar services in the concession area or Premises.
Section 38.    Compliance with TCAP Manual.
(a)The Lessee (or any concession manager employed by it in accordance with Section 36 (Concessions Revenue Share)) shall not install any equipment, improvements or fixtures in the New Terminal Facilities or elsewhere in the Premises or perform any alteration or construction work, whether performed directly by the Qualified Terminal Operator or outside contractor, therein without the prior written approval of the Port Authority (in full compliance with the TCAP Manual, which requires, among other things, that Tenant Alteration Applications be submitted by and in the name of the Lessee and which approval must include, but not be limited to, the time for the performance of any such installation or work). In the event any such alteration or construction work is performed without the approval of the Port Authority, then upon notice from the Port Authority, the Lessee shall remove the same or cause the same to be changed to the satisfaction of the Port Authority.
(b)Under no circumstance shall the Lessee (or any concession manager) be entitled to impose a charge of any kind or nature on any Concession Sublessee or prospective Concession Sublessee (or on any employee, agent, consultant, representative or contractor thereof) in connection with the review, approval, or construction administration of any improvement or other construction which is the subject of the TCAP Manual. This prohibition applies regardless of whether the review, approval and/or construction administration is conducted directly by the Lessee (or any concession manager) or indirectly by third parties (e.g., consultants) retained to perform any such services. Accordingly, if and to the extent that the Lessee (or any concession manager) has received and retained funds from any Concession Sublessee or prospective Concession Sublessee for such review/approval/construction administration, the full of amount of such funds shall be reimbursed (by whichever party retained possession of such funds) to the payor and any failure to fully reimburse the payor shall constitute a material breach of this Agreement by the entity which retained possession and failed to reimburse the payor.
(c)No Concession Sublessee or prospective Concession Sublessee shall be obligated to pay for, or reimburse, the cost of an audit of close-out documents relating to any improvement or other construction which is the subject of the TCAP Manual, regardless of the percentage discrepancy that such audit might reveal in calculating the cost of fixed improvements installed by or on behalf of the Lessee (or any concession manager). This prohibition applies whether or not the audit is conducted by or on behalf of the Lessee (or any concession manager).
Section 39.    Club Rooms. In the event the Lessee provides a room or space for the special handling of or the furnishing of special services to any of its passengers, guests, or invitees, it shall furnish such room or space at its expense and without cost to the Port Authority.  The Lessee agrees that any food, alcoholic or non-alcoholic beverages and similar items sold or served, or any special services furnished to its passengers, guests or invitees shall be obtained by the Lessee from a contractor who has been issued a permit by the Port Authority granting such contractor permission to provide such concession goods or services at the Airport. The Lessee shall require contractors to include all monies paid or payable to such contractor for such sales in the gross receipts of such contractor. In the event the Lessee wishes to use its own personnel for the sale of such concession goods or furnishing of such services it may do so; provided, that such concession goods or services are obtained by the Lessee from a Person who has been issued a permit by the Port Authority granting such Person permission to sell such concession goods or provide such services and provided that monies paid therefor, in that event, shall not be included in the gross receipts of such Person.  If the Lessee uses its own personnel for the sale of such concession goods or furnishing of such services, the Lessee will be obligated to pay to the Port Authority a fee based on gross receipts derived from such concession goods or services (equal, as of the date hereof, to 5% of such gross receipts, provided that such percentage may be changed from time to time by the Port Authority in connection with the changes to the applicable Port Authority policies applied on a non-discriminatory basis, but in no event will exceed the fee that would be retained by the Port Authority if such goods sold or services furnished were sold or furnished by a contractor who has been issued a permit by the Port Authority granting such contractor permission to sell such concession goods or provide such services at other airline lounges or club rooms).
Section 40.    In-Flight Meals.
(a)If the Lessee or any Airline Sublessee desires to prepare at the Airport, for the exclusive use of the Lessee or such Airline Sublessee, as the case may be, meals (“In-Flight Meals”) for consumption by passengers and crew on board Aircraft operated by the Lessee or any such Airline Sublessee or any Scheduled Aircraft Operator who has arrangements with the Lessee or such Airline Sublessee and to deliver such meals to such Aircraft it shall have the right to do so, individually or through a contractor of its own choice (which contractor shall not be another person engaged in the business of transportation by Aircraft); provided, that such contractor is a permittee or agrees to become a permittee and obtain permit(s) from the Port Authority for providing such services. The Parties acknowledge that the term “In-Flight Meals” as used in the industry and in this Section 40 (In-Flight Meals) is a term of art and includes food, beverages, snacks, non-reusable supplies, materials, dry goods and/or all services rendered in connection therewith.
(b)The Lessee and any Airline Sublessee shall have the further right, either directly or through an independent contractor of its choice satisfactory to the Port Authority or by making such arrangements jointly with one or more other users at the Airport, to employ a contractor satisfactory to the Port Authority to prepare outside the Airport and to deliver at the Airport to Aircraft operated by the Lessee or any such Airline Sublessee, as the case may be, or any Scheduled Aircraft Operator who has arrangements with the Lessee or any such Airline Sublessee, In-Flight Meals for consumption by passengers and crew on board such Aircraft; provided, however, that if the Lessee or any Airline Sublessee employs a contractor, either alone or jointly with one or more other users at the Airport, for the preparation outside the Airport of In-Flight Meals, then the Lessee or such Airline Sublessee shall cause such contractor to pay to the Port Authority the rate or rates which would be payable to the Port Authority by a regular Port Authority permittee for the off-Airport preparation or delivery, or both, of such In-Flight Meals to Aircraft for consumption by passengers and crews on board such Aircraft.
(c)Notwithstanding any other term or provision of this Agreement and without limitation thereto, as between the Lessee and the Port Authority, all acts and omissions of any independent contractor on the Premises and the areas subject to the Rights of Access under this Agreement and the other Project Documents or elsewhere at the Airport in connection with the provision of In-Flight Meals pursuant to this Section 40 (In-Flight Meals) shall be deemed to be acts and omissions of the Lessee under this Agreement and the other Project Documents and the Lessee shall also be jointly and severally responsible with the contractor therefor, as between the Lessee and the Port Authority, including the obligations of indemnification, repair and replacement.
Section 41.    Requesting Airlines.
(a)Existing Terminal Facilities. The terms set forth in each of Section 3 of Supplement No. 12 of the Existing Terminal C Lease (relating to Sections 31 and 75 of the Existing Terminal C Lease) and Section 3 of Supplement No. 8 of the Existing Terminal D Lease (relating to Sections 55 and 55A of the Existing Terminal D Lease) shall remain in full force and effect with respect to Gates located at the Existing Terminal Facilities or any portions thereof prior to the demolition thereof as part of the D&C Work; provided, that upon commencement of the demolition of Gates located at the Existing Terminal Facilities, the terms set forth in each of Section 75 of the Existing Terminal C Lease and Section 55A of the Existing Terminal D Lease shall no longer apply.
(b)New Terminal Facilities. With respect to Gates located at the New Terminal Facilities or any portion thereof, the following shall apply:
(1)    Response to Requesting Airline and Port Authority Determination.
(i)    If at any time a Scheduled Aircraft Operator that holds an Operating Authorization makes a request to the Port Authority to make Accommodations available to the Scheduled Aircraft Operator at the Premises, and the Port Authority determines that the proposed operations of such Scheduled Aircraft Operator cannot be reasonably accommodated on a timely basis in space in the Airport that is not leased or subleased to any Scheduled Aircraft Operator, space that is leased or subleased to the Scheduled Aircraft Operator making the request or in Common Use Space in the Airport, upon the written request of the Port Authority identifying the Scheduled Aircraft Operator as a Requesting Airline, the Lessee, in furtherance of the public interest of having the Premises fully and most effectively utilized and in accordance with the terms and conditions hereof, shall use reasonable efforts to provide Accommodations to the Requesting Airline. If the Lessee fails to reach agreement with said Requesting Airline for such Accommodations, the Lessee shall advise the Port Authority to such effect. Thereafter, the Port Authority shall make a determination as to whether the Lessee should provide Accommodations to said Requesting Airline.
(ii)    The determination made by the Port Authority pursuant to Section 41(b)(1)(i) shall be made on a reasonable basis taking into consideration, together with any other factors regarding gate usage at the Airport reasonably deemed to be relevant by the Port Authority, the following factors:
(a)    the requirements and obligations of the Port Authority pursuant to law, grant assurances, agreement and otherwise, including without limitation, as the operator of the Airport and as an applicant for and recipient of governmental grants, federal airport aid, Passenger Facility Charges and other monies,
(b)    available opportunities for the Requesting Airline to enter into an accommodation agreement at terminals not leased or operated by the Lessee,
(c)    operational considerations of the Port Authority and of the Airport,
(d)    the compatibility of the flights, schedules, flight times, operations, operating practices, and aircraft equipment of the Requesting Airline with those of the Lessee and the Lessee's Users compared to users of other terminals not leased or operated by Lessee,
(e)    effects on the efficiency of Lessee's flight operations and those of the Lessee's Users,
(f)    effects on the ability of the Lessee and the Lessee's Users to retain each Operating Authorization of the Lessee and Lessee's Users,
(g)    the actual and projected growth of the number of enplanements and flight operations of the Lessee and the Lessee’s Users compared to users of other terminals not leased or operated by Lessee,
(h)    the availability of opportunities for the Requesting Airline to obtain reasonable, timely, accommodation from users of the Airport other than the Lessee and the Lessee’s Users,
(i)    the then-existing utilization of Gates at the Premises by the Lessee and the Lessee's Users compared with the then existing utilization of gates at the other passenger terminals in the Airport, which determination will take into account the reasonable constraints on utilization imposed by the ongoing D&C Work and the construction work in connection with the Terminal B Project, for as long as the D&C Work and such other construction work is ongoing,
(j)    the source of the Requesting Airline's Operating Authorizations,
(k)    the need for labor harmony and compliance with collective bargaining agreements, and
(l)    the number, availability and type (e.g., wide-body or narrow body) of Gates and other aircraft parking positions at the Premises compared to other facilities at the Airport.
(iii)    In making the determination set forth in paragraphs (i) and (ii) above, the Port Authority will attempt to accommodate a Requesting Airline by directing the Requesting Airline to schedule the arrival or departure time of a flight at a time that is not in conflict with the arrival or departure time of a flight of the Lessee or the Lessee's Users if such direction is consistent with the requirements of the associated Operating Authorization associated with such flight of the Requesting Airline.
(2)    The Port Authority shall use commercially reasonable efforts to include in all agreements, and in all amendments, supplements or extensions of agreements, offered to Scheduled Aircraft Operators for exclusive or preferential occupancy at, and/or exclusive or preferential use of, Gates and/or Gate Related Premises at the Airport to conduct scheduled passenger flight operations a provision or provisions comparable to this Section requiring accommodation of a Requesting Airline based upon the considerations set forth in subsection (b)(1)(ii) above.
(3)    Section 41 Notice to Provide Accommodations to a Requesting Airline.
(i)    If the Port Authority shall make a determination under subsection (b)(1) of this Section 41 that the Lessee is to provide Accommodations to a Requesting Airline, then the Port Authority will provide written notice to the Lessee of such determination that the Lessee is to make available and provide Accommodations to such Requesting Airline at the Premises as directed by the Port Authority no later than 90 days before Lessee shall be required to make available and provide Accommodations (each such notice to be referred to as a "Section 41 Notice to Provide Accommodations" and each said 90-day period to be referred to as a "Section 41 Notice Period").
(ii)    If, upon receipt of a Section 41 Notice to Provide Accommodations, the Lessee shall, in good faith, believe that the operations of the specific Requesting Airline at the Premises would cause the Lessee or the Lessee's Users to be unable to utilize any Operating Authorization from a Gate in the Premises then, upon request by the Lessee to the Port Authority setting forth in specific detail satisfactory to the Port Authority the reason for such inability if Lessee were to provide Accommodations to such Scheduled Aircraft Operator on the Premises, the Port Authority shall consider the Lessee's request, and if the Port Authority finds that such an inability would be created, and such inability would have undesirable effects on the Lessee and the Airport, then the Port Authority shall rescind the Section 41 Notice to Provide Accommodations.
(iii)    Upon its receipt of such Section 41 Notice to Provide Accommodations, the Lessee shall use its best efforts to enter into an Accommodations Agreement whose terms shall comply with the requirements set forth in paragraphs (b)(5) and (b)(6) of this Section 41 with the Requesting Airline in accordance with the Section 41 Notice to Provide Accommodations; provided, however, that any failure of the Lessee and the Requesting Airline to execute such Accommodations Agreement shall not relieve or release the Lessee from its obligations hereunder to provide Accommodations to the Requesting Airline in accordance with all of the foregoing and the Section 41 Notice to Provide Accommodations unless the Lessee shall have tendered to the Requesting Airline a form of Accommodations Agreement described in paragraphs (b)(5) and (b)(6) of this Section 41 and which is in accordance with the Section 41 Notice to Provide Accommodations and the Requesting Airline has not executed such form of Accommodations Agreement after tender thereof to it for execution.
(iv)    Subject to paragraph (b)(3)(ii) above, the Lessee shall, and hereby agrees, on or before the expiration of the Section 41 Notice Period under each such Section 41 Notice to Provide Accommodations, to provide Accommodations to the Requesting Airline in accordance with said Section 41 Notice to Provide Accommodations. The Lessee shall accept information from the Requesting Airline and/or the Port Authority with respect to the Requesting Airline's scheduled arrivals and departures for each Gate specified in the Section 41 Notice to Provide Accommodations and the Lessee shall provide Accommodations to the Requesting Airline in such manner so as to properly meet the Requesting Airline's schedule and needs for Accommodations as to each applicable Gate for its said scheduled arrivals and departures subject to paragraph (b)(4)(vii) of this Section 41.
(v)    Lessee may comply with a Section 41 Notice to Provide Accommodations under protest without prejudice to Lessee's seeking a determination, in a court of law or equity, or by an administrative body, having appropriate jurisdiction, that the issuance of the Section 41 Notice to Provide Accommodations by the Port Authority was inconsistent with the terms of this Section 41 or with Applicable Law.
(4)    Accommodation – Operation and Consents.
(i)    Accommodation may be accomplished by the Lessee by making available and providing non-exclusive use of Gates and Gate Related Premises to a Requesting Airline pursuant to a Handling Agreement between the Lessee or a Lessee’s User and any such Requesting Airline.
(ii)    It is understood furthermore that the Accommodations contemplated hereunder may, at Lessee's option (subject to subsections (b)(5) and (b)(6) below), involve the use of subleases of, or licenses to use, portions of the Premises in addition to, or instead of, Handling Agreements.
(iii)    Subject to Lessee's rights under this Agreement, the Lessee understands and agrees that the Lessee shall not perform any handling services and functions pursuant to any agreement with an Accommodated Airline with respect to which the Port Authority has specifically withheld consent and approval in the consent agreement to such agreement.
(iv)    Lessee shall permit an Accommodated Airline to either perform handling services and functions itself or use the services of authorized service organizations, including but not limited to in-flight caterers, aircraft fuelers, and ramp handlers, performing such services or functions at the Airport, unless the activities of such Accommodated Airline or service organization is prevented by an absence of sufficient physical space or would create a demonstrable risk to safety. The Lessee or a Lessee’s User may make the necessary arrangements with authorized service organizations performing such services and functions performed for the Accommodated Airline. If the Accommodated Airline is not handled by Lessee or a Lessee’s User, Lessee shall have no obligation to provide ramp space for the equipment of the Accommodated Airline or the service organization providing services for the Accommodated Airline other than when the Accommodated Airline's aircraft is at the Gate and being serviced if and when the presence of such equipment cannot be accommodated because of lack of space, or will demonstrably interfere with operations, or demonstrably create an unreasonable risk of harm to persons or property.
(v)    The Lessee shall furnish to the Port Authority from time to time such itemization, details and information pertaining to the agreements with Accommodated Airlines as the Port Authority may from time to time reasonably request. Moreover, and without limiting the foregoing, the Lessee shall at all times keep the Port Authority reasonably informed and advised and, upon request by the Port Authority, will consult with the Port Authority from time to time as to all aspects of its Accommodations of Requesting Airlines hereunder.
(vi)    It is understood and agreed that the following shall not be a reason for the Lessee or a Lessee’s User to refuse to execute a sublease, license or Handling Agreement or to impose any conditions or limitations on operations in connection therewith under this Section: (A) possible or potential labor disharmony with an Accommodated Airline which could not reasonably be expected to adversely affect the operations of the Lessee or any Lessee’s User or result in a default under this Agreement or any labor contract of the Lessee or any of Lessee's Users, or (B) competitive nature of the routes, schedules or type of air transportation service to be provided by an Accommodated Airline.
(vii)    With respect to item (A) in paragraph (b)(4)(vi) above if, after notice from the Port Authority to provide Accommodations to a specific Requesting Airline, the Lessee shall, in good faith, believe that the operations of such specific Requesting Airline in the Premises would cause labor disharmony which could reasonably be expected to adversely affect the operations of the Lessee or any of Lessee’s Users or result in a default under this Agreement or any labor contract of the Lessee or any of Lessee’s Users, then, upon request by the Lessee to the Port Authority setting forth in specific detail satisfactory to the Port Authority the nature of the anticipated labor disharmony or default and requesting that the Lessee not be obligated under this Section to provide Accommodations for such specific Requesting Airline, the Port Authority shall, in good faith, consider the Lessee's request, and if the Port Authority finds that the labor disharmony or default described by the. Lessee is reasonably likely to result if the Lessee were to provide Accommodations to such Scheduled Aircraft Operator on the Premises, then the Port Authority shall rescind the Section 41 Notice to Provide Accommodations and notify the Lessee thereof.
(viii)    The Gate(s) and Gate Related Premises to be used by the Accommodated Airline shall be selected by Lessee; provided, however, if the Port Authority determines that the Gate(s) and Gate Related Premises selected by Lessee would not reasonably meet the operational needs of the Accommodated Airline, the Port Authority may require Lessee to offer additional or alternative space to the Accommodated Airline until the Port Authority is reasonably satisfied that the Accommodated Airline's operational needs will be met by the space offered.
(ix)    Any Accommodations Agreement between the Lessee and the Requesting Airline made in accordance with the foregoing provisions of this Section 41 shall not be valid unless the Port Authority has consented to the Accommodations Agreement in writing, in the form of a consent agreement based upon reasonable terms prepared by the Port Authority and to be executed by the Lessee, the Requesting Airline and the Port Authority.
(x)    Nothing in this Section 41 shall be deemed to abrogate, change or affect any restrictions, limitations or prohibitions on assignment, subletting or use of the Premises by others under this Agreement.
(5)    Accommodations Agreement — Charges. The services, facilities, equipment and other items provided by the Lessee to each Requesting Airline under an Accommodations Agreement (or otherwise) shall be provided without unjust discrimination and at reasonable rates, fees and charges, which rates, fees and charges shall be based upon the proper recovery by the Lessee and the impacted Lessee’s User of a pro rata share of the Lessee's of the Lessee’s User’s (as applicable) costs of leasing, designing, building, financing, operating and maintaining the Premises, as applicable (the “Pro-Rata Share”), and shall include, but shall not be limited to, the following:
(i)    the services provided to the Accommodated Airline (including, without limitation, an allocable share of operations and maintenance services and utilities), plus an additional administrative fee not to exceed fifteen percent (15%);
(ii)    the fees and rentals (a) paid to the Port Authority and any other applicable payments, fees or taxes payable by the Lessee and related to the Premises under this Agreement or (b) the fees and rentals payable by the affected Lessee’s User to the Lessee if the accommodation is accomplished through a sublease or other arrangement between any of Lessee’s Users and the Requesting Airline, including in each case an additional administrative fee not to exceed five percent (5%); and
(iii)    the investment of the Lessee and the affected Lessee’s Users in the Premises not otherwise included in the above, including, without duplication, (A) an allocable share of the sum of (i) any debt service related to bonds and (ii) any equity investment, which finance improvements in or benefit the Premises and (B) an allocable share of all capital and equipment costs incurred by the Lessee and the affected Lessee’s User.
(iv)    The Pro-Rata Share shall be determined monthly on a per turn basis by dividing the costs allocable under paragraphs (i) through (iii) immediately above by the total number of flights operated at the Gates in the Premises. Notwithstanding the cost allocation methodology described above, if the Lessee makes Gates available to Scheduled Aircraft Operators on a common use basis and the Requesting Airline is accommodated on one or more of such Gates, then the Requesting Airline shall pay the per turn rate charged to other users of the Lessee’s common use Gates.
(6)    Accommodations Agreement — Other Terms. With respect to each Accommodations Agreement:
(i)    the Requesting Airline shall provide the Lessee with indemnification satisfactory to Lessee including, but not limited to, holding the Lessee and any affected Lessee’s User harmless from any injury, loss and/or damages associated with the Requesting Airline's use or occupancy of the applicable portions of the Premises, provided if the Requesting Airline objects to a request by the Lessee for indemnification, the Lessee shall not require the Requesting Airline to provide indemnification greater than that required of Lessee by this Agreement; and
(ii)    the Requesting Airline shall provide the Lessee with a certificate of insurance satisfactory to Lessee evidencing that the Requesting Airline maintains insurance in accordance with the requirements set forth in the Port Authority’s consent to the Accommodations Agreement or as otherwise specified by the Lessee and that the Lessee and the affected Lessee’s User is named as an additional insured on such insurance, provided that if the Requesting Airline objects to Lessee’s insurance requirements, the Lessee shall not require the Requesting Airline to provide insurance greater in scope or amount than that required of Lessee by this Agreement; and
(iii)    the Requesting Airline agrees to be bound by those terms and conditions of this Agreement applicable to the Requesting Airline and/or the portions of the Premises to be used by the Requesting Airline; and
(iv)    the Requesting Airline shall deposit with the Lessee or impacted Lessee’s User a security deposit in an amount reasonably determined by the recipient based on the Requesting Airline's obligations to Lessee and/or any Lessee’s User and the Requesting Airline’s financial status, not to exceed all fees, rentals, and other amounts payable by the Requesting Airline to the Lessee and/or any Lessee’s User for a period of two (2) months.
(7)    Section 41 Gate Termination.
(i)    In the event that, at the expiration of the Section 41 Notice Period, the Lessee shall fail to provide Accommodations to the Requesting Airline named in the Section 41 Notice to Provide Accommodations triggering such Section 41 Notice Period, the Port Authority may, upon at least three (3) months’ notice to the Lessee (each a “Section 41 Gate Termination Notice”), terminate the letting of any number or all of the Gates specified in said Section 41 Notice to Provide Accommodations and all Gate Related Premises applicable thereto as specified in such Section 41 Notice to Provide Accommodations (each such termination a “Section 41 Gate Termination”). In the event the Port Authority gives a Section 41 Gate Termination Notice in accordance with the foregoing, the termination of the Gate or Gates and Gate Related Premises specified in such notice shall be effective on the date set forth in said Section 41 Gate Termination Notice (“Section 41 Gate Termination Date”). Accommodation of the Requesting Airline by the Lessee under protest shall not affect Lessee's rights to challenge issuance of a Section 41 Gate Termination Notice as inconsistent with the provisions of this Section or inconsistent with Applicable Law.
(ii)    The Port Authority's rights to terminate one or more Gates and Gate Related Premises as set forth in this Section 41 may be exercised from time to time and as to one or more than one Requesting Airline(s), without waiving, limiting or impairing any other rights and remedies of the Port Authority under this Agreement or otherwise.
(iii)    As to each Section 41 Gate Termination Notice, upon such termination, the term of the letting as to the terminated portion or portions of the Premises (i.e., Gate(s) and Gate Related Premises) shall cease and expire on the effective date set forth in said Section 41 Gate Termination Notice with the same force and effect as if said date were the date originally stated in this Agreement for the expiration of the term of the letting as to said portion or portions of the Premises. This Agreement and the letting as to all other portions of the Premises (excluding all other previously terminated portions thereof) shall continue in full force and effect.
(iv)    "Section 41 Terminated Gate" shall mean each Gate and its Gate Related Premises for which the letting is terminated pursuant to the provisions of this Section 41.
(v)    The cumulative number of Gates in the Premises that may be terminated pursuant to this subsection (b)(7) over the Term of this Agreement (as the same may be extended) shall not exceed a total of six (6) Gates.
(8)    Payment of Pro-Rata Share of Lessee’s Unamortized Capital Investment in the Event of a Section 41 Gate Termination.
(i)    Within sixty (60) days after the later of (i) a Section 41 Gate Termination Date and (ii) the date that the Lessee shall have actually surrendered and vacated, in accordance with all applicable provisions of this Agreement, all of the Section 41 Terminated Gate(s) for which such Section 41 Gate Termination Date is applicable, the Port Authority shall, with respect to each such Section 41 Terminated Gate, make a one-time payment to the Lessee in an amount equal to the product obtained by multiplying the Lessee's Unamortized Capital Investment by the ratio of such Section 41 Terminated Gate to the total number of Gates at the Premises. Such payment by the Port Authority shall constitute full and final satisfaction of all amounts that may be claimed by the Lessee in connection with a Section 41 Gate Termination, and, upon the Port Authority making such payment, subject to paragraph (8)(ii) below, the Port Authority shall be fully, unconditionally and irrevocably released and forever discharged by the Lessee from any and all liability in connection with such Section 41 Gate Termination.
(ii)    Following the Section 41 Gate Termination Date, the Port Authority shall pay to the Lessee, on a quarterly basis, an amount equal to a portion of the costs of the Operations and Maintenance Work (which shall include Ground Rent that would otherwise have been payable to the Port Authority) and any capital expenditures previously approved by the Port Authority (other than any amounts representing Unamortized Capital Investment) and major maintenance costs incurred in the ordinary course of business in respect of the applicable Section 41 Terminated Gate and allocable to such Section 41 Terminated Gate (determined as (x) Lessee’s costs of the Operations and Maintenance Work and any such capital expenditures and major maintenance costs incurred during such quarter multiplied by the ratio of such Section 41 Terminated Gate to the total number of Gates at the Premises less (y) the Lessee’s portion of the Concessions Share for such quarter multiplied by the ratio of such Section 41 Terminated Gate to the total number of the Gates at the Premises).
(iii)    The payments set forth in paragraphs (i) and (ii) above shall be subject to the Port Authority's rights of audit and inspection and shall be subject to the record-keeping obligations of the Lessee under Section 96 (Books and Records) of this Agreement.
(9)    Services to Section 41 Terminated Gate(s).
(i)    The Lessee shall cooperate with the Port Authority in effecting arrangements at the Premises so that each Aircraft Operator who uses a Section 41 Terminated Gate may handle itself or be handled by a handling permittee of the Port Authority of the Aircraft Operator’s choice, subject to prior written consent of the Port Authority and payment of all applicable fees to the Port Authority.
(ii)    In the event that the Lessee wishes to perform handling services for any such Aircraft Operator, the Lessee shall not do so unless the Lessee has obtained an appropriate handling permit from the Port Authority covering the Lessee's handling of such Aircraft Operator to be subject to the prior and continuing approval of the Port Authority and payment of all applicable fees to the Port Authority, and if the Port Authority deems appropriate, the execution among the Port Authority, the Lessee, and such Aircraft Operator of a form of consent agreement prepared by the Port Authority.
(iii)    Nothing contained herein shall in any way affect the discretion of the Port Authority in granting or withholding a permit or its consent to a Handling Agreement proposed by the Lessee and any such permit and/or consent may contain such reasonable terms and conditions, including but not limited to such financial or other conditions which may include a fixed charge or a charge based upon a percentage of the Lessee's gross receipts arising therefrom, as the Port Authority may, at that time, elect.
(10)    The Lessee shall not unreasonably refuse to offer any classification, status, or terms of an agreement, to any other air carrier or authorized aeronautical service provider providing services to any other air carrier in the Premises that assumes obligations substantially similar to those already imposed on any other similarly situated air carrier(s) or aeronautical service provider(s) providing services to any other air carrier(s) in Premises having such classification status or terms.
(11)    Rights of Users of Terminated Gate(s). Effective from and after a Section 41 Gate Termination Date as to each Section 41 Terminated Gate, the Port Authority and each user of a Section 41 Terminated Gate, and their respective officers, employees, passengers, patrons, invitees, contractors, suppliers of material and furnishers of services, shall have the right of ingress and egress between the Section 41 Terminated Gates and Gate Related Premises and the public streets outside the Premises, and also the right of ingress and egress between the Premises and the Public Landing Area at the Airport, by means of existing taxiways to be used in common with others having rights of passage thereon, as well as over the taxiway areas of the Premises.
(12)    After the termination of any agreement for use and occupancy of any Gate which had been leased to Lessee prior to the exercise of the provisions of subsection (b)(5) above, the Port Authority will enter into discussions for the use and occupancy of said Gate with Lessee prior to entry into discussions of the use and occupancy of said Gate with another party.
(13)    No Waiver. The failure of the Port Authority to exercise any of its rights under this Section 41 (Requesting Airlines) during any period in which it may have such a right shall not affect, waive or limit its right to exercise said rights or any other of its rights or remedies under this Agreement or otherwise at any subsequent time.
(14)    Nothing in this Section shall be deemed to have abrogated, changed or affected any restrictions, limitations or prohibitions on assignment, subletting or use of the Premises by others under this Agreement nor shall in any manner affect, waive or change any of the provisions thereof.
(15)    The Port Authority shall require each Scheduled Aircraft Operator operating at a Section 41 Terminated Gate to procure and maintain insurance in form and substance reasonably acceptable to the Port Authority and the Lessee, and to require such Scheduled Aircraft Operator to indemnify the Port Authority Indemnified Parties, the Lessee and the Lessee’s Users for, and hold harmless the Port Authority Indemnified Parties, the Lessee and the Lessee’s Users from and against, all claims and demands, just or unjust, of third parties arising or alleged to arise out of such Scheduled Aircraft Operator’s use and occupancy of the applicable Section 41 Terminated Gate, and for all expenses incurred by it and by them in the defense, settlement or satisfaction thereof including, without limitation, claims and demands for death, for personal injury or for property damage, excepting only such risks, responsibilities, costs and expenses arising solely from the negligence or willful misconduct of the Port Authority, the Lessee or the Lessee’s Users, as applicable.
Section 42.    Helicopter Operations.
The Lessee hereby acknowledges that this Agreement does not grant to it any right and the Lessee does not have any right to use or permit the use of any portion of the Premises for the landing or taking off of helicopters, rotary wing, tilt rotor or other similar aircraft. In the event that the Port Authority determines that approval for such use will be given at any time hereafter, the same shall be granted only in accordance with such terms and conditions, including but not limited to fees, charges and rights of user, as the Port Authority may set forth in a supplement to this Agreement, which is duly executed by the Lessee and the Port Authority.
Section 43.    Intellectual Property.
(a)    Intellectual Property.
(1)At the Port Authority’s request, the Lessee shall deliver copies of all available documentation evidencing Intellectual Property owned or licensed by, or developed by, the Lessee for Operational Systems. All Intellectual Property contained in the Work owned or licensed by the Lessee on the Effective Date or developed by the Lessee during the Term shall remain exclusively the property of the Lessee (or Lessee’s licensor, as applicable), notwithstanding any delivery of copies thereof to the Port Authority or any other provision contained in this Agreement. The provision of copies of such documentation to the Port Authority shall be subject to all confidentiality requirements applicable to such documentation.
(2)To the extent permitted under relevant license agreements from Lessee’s licensors to the Lessee and subject to any terms, conditions or restrictions contained in the same, at the Port Authority’s request, the Lessee shall grant a nonexclusive, transferable (subject to Section 43(a)(4)), royalty-free, irrevocable, worldwide, fully paid up right and license to use, reproduce, modify, adapt, disclose to and sublicense to other persons engaged by or on behalf of the Port Authority (directly or indirectly) in connection with the Premises, the Intellectual Property owned or licensed by the Lessee for Operational Systems; provided, that the Port Authority shall have the right to exercise such license only as follows:
(i)    during the Term only in connection with the operation of the Premises by the Port Authority;
(ii)    from and after the Expiration Date or an Early Termination Date, as applicable, in which case the Port Authority may exercise such license only in connection with the operation of the Premises;
(iii)    during any time that the Port Authority is exercising its rights pursuant to Section 83 (Right to Perform the Lessee’s Obligations), in which case the Port Authority may exercise such license only in connection with the operation of the Premises; and
(iv)    during any time that the Lessee has been replaced, in which case the Port Authority may exercise such license only in connection with the operation of the Premises.
(3)The Port Authority shall have no right to sell any Intellectual Property of the Lessee or to use, reproduce, modify, adapt and disclose, or allow any party to use, reproduce, modify, adapt and disclose, any such Intellectual Property for any other purpose other than as set forth in Section 43(a)(2) and shall ensure that any Person to which it discloses any Intellectual Property pursuant to the licenses granted under this Section 43 (Intellectual Property) agrees to be bound by the provisions of this Section 43 (Intellectual Property) with respect to such Intellectual Property and to keep such Intellectual Property confidential.
(4)The right to transfer the license is limited to any Governmental Authority that succeeds to the power and authority of the Port Authority generally or with respect to the Premises.
(5)The Lessee shall continue to have a full and complete right to use any and all duplicates or other originals of its Intellectual Property in any manner it chooses.
With respect to any Intellectual Property for Operational Systems that are not owned or licensed by the Lessee, the Lessee shall use commercially reasonable efforts to obtain from the owner of such Intellectual Property (or any person entitled to license such Intellectual Property), concurrently with execution of any contract, subcontract or purchase order with such Person or with the first use or adaptation of such Intellectual Property in connection with Operational Systems, both for the Lessee and the Port Authority, a nonexclusive, transferable (subject to Section 43(a)(4)), irrevocable, royalty-free license to use, reproduce, modify, adapt and disclose such Intellectual Property solely in connection with the Operational Systems of at least identical scope, purpose, duration and applicability as the license granted under Section 43(a)(2). Any such license shall be subject to the terms of this Section 43 (Intellectual Property).
(b)    Maintenance of Data.
(1)To the extent that any data, materials and documents referred to in this Section 43 (Intellectual Property) are generated by or maintained on a computer or similar system, the Lessee shall use commercially reasonable efforts to procure for the benefit of the Port Authority, at no charge or at the lowest reasonable fee, the grant of a license or sub-license for any relevant software to enable the Port Authority or its nominee to access and otherwise use (subject to the payment by the Port Authority of the relevant fee, if any) such data for the purposes set forth in this Section 43 (Intellectual Property). As an alternative, the Lessee may provide such data, materials or documents in a format which may be read by software generally available in the market at the relevant time.
(2)The Lessee shall backup and store the data, materials and documents referred to in Section 43(b)(1) in accordance with Best Management Practice. Without prejudice to this obligation, the Lessee shall submit to the Port Authority for approval its proposals for the backup and storage of such data, materials and documents and the Port Authority shall be entitled to object if the same is not in accordance with Best Management Practice. The Lessee shall comply, and shall use reasonable efforts to cause all Lessee-Related Entities (with respect to such data, materials and documents referred to in Section 43(b)(1)) to comply, with all procedures to which the Port Authority has given its approval. The Lessee may vary its procedures for such back-up and storage subject to submitting its proposals for change to the Port Authority, who shall be entitled to object on the basis set out above.
(c)    Use of Design Documents and Construction Documents by the Port Authority. At any time following the termination of this Agreement, if the Port Authority uses or modifies any design or construction documents related to the D&C Work, the Port Authority agrees to (i) remove the Lessee’s and any relevant Lessee-Related Entity’s name(s) from the title block of any such documents, and (ii) defend, indemnify and hold the Lessee and any relevant Lessee-Related Entity harmless from any claim, demand or liability arising out of the use by the Port Authority of such portions of such documents that have been expanded, supplemented or otherwise modified by the Port Authority or any third party without the prior written consent of the Lessee and the applicable Lessee-Related Entity. The Port Authority agrees not to sell or use such design or construction documents or allow any party to sell or use such documents for any purpose other than in connection with the D&C Work, without the prior written consent of the Lessee and the applicable Lessee-Related Entity.
Section 44.    Waiver of Depreciation.
(a)    Subject to the provisions of this clause (a), the Lessee hereby irrevocably elects in accordance with section 142(b)(1)(B)(i) of the Code not to claim for purposes of U.S. federal, state or local income tax any depreciation deductions or investment credits with respect to the Bond-Financed Assets. The Lessee shall promptly provide to all Applicable Issuers a copy of such election not to claim depreciation deductions or investment credits with respect to Bond-Financed Assets. The Lessee further agrees that the foregoing election shall be binding upon its successors in interest, if any, under this Agreement, and as a condition of any permitted sale or assignment of Lessee’s interest under this Agreement, any successor in interest shall, subject to the provisions of this clause (a), make an irrevocable election in writing and in accordance with the above requirements and the requirements of section 142(b)(1)(B)(i) of the Code, and shall promptly provide a copy of such election to all Applicable Issuers. The foregoing shall not grant or be deemed to grant to the Lessee the right to sell or assign, in any manner, its interests under this Agreement, except as otherwise expressly provided in this Agreement. The foregoing notwithstanding, any irrevocable election made in accordance with the above requirements and the requirements of section 142(b)(1)(B)(i) of the Code shall be revocable upon written notice to the Applicable Issuers when: (i) all Lessee Tax-Exempt Bonds are no longer outstanding for federal income tax purposes, and (ii) the Lessee receives a written opinion, with respect to each issue of Lessee Tax-Exempt Bonds, of nationally recognized bond counsel that is reasonably acceptable to the Applicable Issuer of the respective issue of Lessee Tax-Exempt Bonds that any such claim for depreciation deductions or investment credits thereafter will not adversely affect the exclusion from gross income for federal income tax purposes of interest on the respective issue of Lessee Tax-Exempt Bonds.
(b)    The Parties acknowledge their intent that all of the Tax-Exempt Bonds will be issued subject to and in accordance with the provisions of Sections 103 and 141 through 150 of the Code, and that the interest on the Tax-Exempt Bonds will not be includible, for federal income tax purposes, in the gross income of the recipients thereof under Section 103(a) of the Code except for any period that the Tax-Exempt Bonds shall be held by a “substantial user” or “related person” of facilities provided from the proceeds of the Tax-Exempt Bonds, within the meaning of Section 147(a) of the Code. To that end, and notwithstanding anything in this Agreement to the contrary, each of the Port Authority (to the extent within its control) and the Lessee (in the case of Tax-Exempt Bonds other than Lessee Tax-Exempt Bonds, to the extent within the Lessee’s control) covenants for the benefit of the holders of the Tax-Exempt Bonds that it (1) shall take any and all actions under the Code to assure that no portion of the proceeds of the Tax-Exempt Bonds will be used in a manner, and that it (2) shall neither take any actions nor fail to take any actions under the Code with respect to the use of the Bond-Financed Assets and the proceeds of the Tax-Exempt Bonds, in either case as would cause interest on the Tax-Exempt Bonds to be includible, for federal income tax purposes, in the gross income of the recipients thereof (except as aforesaid) under Section 103(a) of the Code.
(c)    In the event the Lessee records any documents in lieu of recording this Agreement, said documents shall incorporate the substance of paragraph (a) of this Section.
(d)    Notwithstanding that any fee title to the Premises shall be in New York City, the Lessee shall not take any position for title, tax and accounting purposes which is inconsistent with the Port Authority or New York City being the owner of the D&C Work, including the Bond-Financed Assets. The foregoing is a special inducement and consideration to the Port Authority in entering into this Agreement with the Lessee and forms the essence of this Agreement.
Section 45.    Condemnation.
(a)Definitions.
The following terms, when used in this Section, shall, unless the context shall require otherwise, have the respective meanings given below:
“Date of Taking” shall mean the date on which title to all or any portion of the Premises, as the case may be, has vested in any lawful power or authority pursuant to a Taking.
“Material Part” with reference to the Premises or with reference to the Public Landing Area shall mean such portion of the Premises or the Public Landing Area as when so taken would leave remaining a balance of the Premises, due either to the area so taken or the location of the part so taken in relation to the part not so taken, that would not under economic conditions and after performance by the Lessee of all covenants, agreements, terms and provisions contained herein or required by law to be observed or performed by the Lessee, permit the restoration of the Premises so as to enable the Lessee to operate, maintain and develop the Premises in accordance with Sections 2 (Letting) and 82 (Assignment) of this Agreement and to continue to carry on its normal operations at the Airport without using such part taken.
“Taking” shall mean the acquisition of a real property interest, through condemnation or the exercise of the power of eminent domain, by anybody having a superior power of eminent domain.
(b)Permanent Taking of All or a Portion of the Premises and the Public Landing Area.
(1)    If a Taking is permanent and covers the entire Premises, then this Agreement shall, as of the Date of Taking, cease and determine in the same manner and with the same effect as if such date were the original date of expiration hereof.
(2)    If a Taking is permanent but covers less than all of the Premises, this Agreement and the term hereof shall continue as to the portion of the Premises not so taken, and the letting as to the part of the Premises so taken shall, as of the Date of Taking, cease and determine in the same manner and with the same effect as if the term of the letting had on that date expired, and the rentals shall be abated as determined by the Port Authority in accordance with Section 7(d) hereof.
(3)    If a Taking is permanent and covers a Material Part of the Premises or of the Public Landing Area, then the Lessee and the Port Authority shall each have an option exercisable by notice given within ten (10) days after the Date of Taking to terminate the letting hereunder with respect to the Premises not taken, as of the Date of Taking, and such termination shall be effective as if the Date of Taking were the original date of expiration hereof. If the Port Authority exercises this option, it shall purchase from the Lessee the Lessee’s leasehold interest (excluding any personal property whatsoever) in the Premises not taken for a consideration equal to the Unamortized Capital Investment (as defined below), if any, of the Lessee in the Premises not taken. If the letting of the entire Premises is not terminated, the rentals shall be abated as determined by the Port Authority in accordance with Section 7(d) hereof after the date of surrender of possession of the portion of the Premises taken.
(4)    If a Taking is permanent but covers less than the entire Premises and the letting of the portion of the Premises not taken is not terminated pursuant to paragraph (b)(3) of this Section, the Lessee shall proceed diligently to restore the remaining part of the Premises not so taken so that the Premises shall be a complete, operable, self-contained architectural unit in good condition and repair and the proceeds of that portion of any award paid in trust to the Port Authority pursuant to Section 23.3 of the Basic Lease attributable to the improvements on the Premises not so taken shall be made available by the Port Authority to be used by the Lessee for that purpose. The Port Authority shall retain any excess of such award over the costs of the restoration.
(5)    If a Taking (x) covers all or “substantially all of a Municipal Air Terminal”, as defined in the Basic Lease, and (y) the Basic Lease (with respect to the Airport) and this Agreement are consequently terminated, then the Port Authority shall pay to the Lessee its Unamortized Capital Investment, if any, in the Premises, provided, however, that the Port Authority’s foregoing payment obligation to the Lessee shall be limited to a proportionate fraction (as determined by the Port Authority in its sole discretion following consultation with all of the Port Authority’s tenants at the Airport) of the condemnation proceeds available to be paid to the Lessee and the Port Authority’s other tenants at the Airport, and provided, further, that such available condemnation proceeds shall be limited to the amount of the condemnation proceeds received from New York City remaining after the Port Authority has been compensated for (p) the value of its leasehold interest in the Airport or (q) the sum of the unamortized portion of the Port Authority’s investment in improvements at the Airport and any remaining deferred charges for equipment acquired by the Port Authority for use at or in connection with its operation of the Airport, whichever of (p) or (q) is greater (such greater amount, the “Port Authority Amount”). In making the determination of “proportionate fraction” provided in the first proviso of the preceding sentence, the Port Authority shall in no event be liable, in any respect, to the Lessee or any other party by reason of such determination or the resulting distribution of proceeds, and the Lessee shall, prior to receipt of any such distribution, execute and deliver to the Port Authority such form of waiver, release and indemnification as the Port Authority may request. The Lessee understands and accepts that after payment of the Port Authority Amount, there may be insufficient condemnation proceeds (or none at all) remaining to pay all or any portion of the Lessee’s Unamortized Capital Investment.
Notwithstanding the foregoing, in the event that the Port Authority shall be required to make any payment (which, for the avoidance of doubt, shall include any rent abatement) in accordance with this Section 45(b), such payment by the Port Authority shall constitute full and final satisfaction of all amounts that may be claimed by the Lessee from the Port Authority for and in respect of the occurrence of such Taking, and, upon the Port Authority making such payment, the Port Authority shall be fully, unconditionally and irrevocably released and forever discharged by the Lessee from any and all liability in respect of such Taking.
(c)Temporary Taking of All or Any Part of the Premises or the Public Landing Area.
(1)    If the temporary use of the whole or any part of the Premises shall be taken for any public or quasi-public purpose by any lawful power or authority pursuant to a Taking or by agreement between the Port Authority and such lawful power or authority, (w) the Lessee shall give prompt notice thereof to the Port Authority, (x) the Term shall not be reduced or affected in any way and (y) the Lessee shall continue to pay in full all rentals payable by the Lessee hereunder without reduction or abatement except as set forth in paragraph (b)(2) below.
(2)    If a temporary Taking covers all or a Material Part of the Premises or the Public Landing Area, then the Lessee and the Port Authority shall each have an option, exercisable by notice given within ten (10) days after the Date of Taking, to suspend the term of the letting of such of the Premises as are not so taken during the period of the Taking, and, in that event, the rentals for such portion of the Premises not so taken shall abate for the period of the suspension as determined by the Port Authority in accordance with Section 7(d) hereof. If the Port Authority exercises this option, it shall purchase from the Lessee the Lessee’s leasehold interest (excluding any personal property whatsoever) in the Premises not taken for the period of suspension for a consideration equal to the Unamortized Capital Investment, if any, of the Lessee in such Premises which is to be amortized over the period of such suspension.
(d)Lessee’s Cooperation. The Lessee shall execute any and all documents that may be reasonably required in order to facilitate collection by the appropriate party of awards or payments covered by this Section.
(e)Condemnation Claims by the Lessee. To the extent a condemnation claim by the Lessee shall not diminish any claim, award, compensation or damages of or to New York City or of or to the Port Authority on account of any condemnation and such condemnation claim is permitted by Section 23 of the Basic Lease, the Lessee may file a claim in a condemnation proceeding.
Section 46.    Termination by the Port Authority.
(a)Default Events. The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(1)    The Lessee shall become insolvent or shall take the benefit of any present or future insolvency statute, or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement or its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any other law or statute of the United States of America or of any state thereof, or consent to the appointment of a receiver, trustee, or liquidator of all or substantially all of its property; or
(2)    By order or decree of a court the Lessee shall be adjudged bankrupt or an order shall be made approving a petition filed by any of its creditors or by any of the stockholders of the Lessee seeking its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any law or statute of the United States of America or of any state thereof; provided, however, that if any such judgment or order is stayed or vacated within sixty (60) days after the entry thereof, any notice of cancellation shall be and become null, void and of no effect; or
(3)    By, or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer having jurisdiction, a receiver, trustee, or liquidator shall take possession or control of all or substantially all of the property of the Lessee, and such possession or control shall continue in effect for a period of thirty (30) days; or
(4)    The Lessee shall voluntarily abandon, desert or vacate the Premises or discontinue its performance of the Work, or, after exhausting or abandoning any right of further appeal, the Lessee shall be prevented for a period of thirty (30) days by action of any governmental agency other than the Port Authority having jurisdiction thereof, from conducting its operations at the Airport, due to the fault of the Lessee; or
(5)    Any lien (other than a Permitted Lien) is filed against the Premises because of any act or omission of the Lessee or any Lessee-Related Entity and shall not be discharged of record, or by bonding through an insurance company duly authorized to write such bonds in New York State, within thirty (30) days after such filing; or
(6)    Except as expressly permitted in Section 82 (Assignment) and Section 89 (Project Financing), the letting hereunder or the interest or estate of the Lessee under this Agreement shall be transferred directly by the Lessee or shall pass to or devolve upon, by operation of law or otherwise, any other person, firm or corporation; or
(7)    A petition under any part of the federal bankruptcy laws or an action under any present or future insolvency law or statute shall be filed against the Lessee and shall not be dismissed within sixty (60) days after the filing thereof; or
(8)    Except as otherwise provided in Section 82 (Assignment), the Lessee shall, without the prior written approval of the Port Authority, become a possessor or merged corporation in a merger, a constituent corporation in a consolidation, or a corporation in dissolution; or
(9)    The Lessee shall fail duly and punctually to pay the rentals, fees or charges or to make any other payment required hereunder when due to the Port Authority, or to deposit or cause the deposit of funds to any reserve or account in the amounts and within the time periods required by the Security Agreement; provided, that such failure shall continue unremedied or unwaived for a period of three (3) Business Days following the date on which such payment or deposit was due or required to be made; or
(10)    The Lessee shall fail to keep, perform and observe (other than as otherwise set forth in this Section 46(a)) each and every promise, covenant and agreement set forth in this Agreement or any other Project Document on its part to be kept, performed, or observed, within twenty (20) days after receipt of notice of default thereunder from the Port Authority (except where fulfillment of its obligation requires activity over a period of time (including, without limitation, resolution of such failure in accordance with Section 1.4(b) of the Construction Coordination Agreement or Section 11 of the Site Access and Indemnification Agreement, as applicable) and the Lessee shall have commenced to perform whatever may be required for fulfillment within twenty (20) days after receipt of notice and diligently continues such performance without interruption, except for causes beyond its control, to completion); provided, that with respect to any such failure caused by the Lessee under the Construction Coordination Agreement or Site Access and Indemnification Agreement which results in a default under this clause (10), any such default shall be deemed to be cured to the extent that prior to the expiration of the cure period provided herein, the parties thereunder memorialize the resolution of such breach in writing in accordance with Section 1.4(b) of the Construction Coordination Agreement or Section 11 of the Site Access and Indemnification Agreement, as applicable; or
(11)    Any representation or warranty made or deemed to be made by the Lessee in this Agreement or any representation, warranty, statement or certification required to be made under Section 4(m) hereof shall be found to be incorrect, false or misleading in any material respect (whether by affirmative statement or omission of such statement), unless the facts and circumstances that caused such representation, warranty, statement or omission to be incorrect, false or misleading are capable of being remedied, and such incorrect, false or misleading representation, warranty, statement or omission is rendered no longer incorrect, false or misleading in any material respect within ninety (90) days following the earlier of (x) the date that the Lessee obtained knowledge of such incorrect, false or misleading representation, warranty or omission or (y) the date of notice thereof from the Port Authority to the Lessee; provided, however that such ninety (90)-day cure period shall not apply to any representation, warranty, statement or certification required to be made under Section 4(m) hereof; or
(12)    The Lessee fails to complete the D&C Work (other than punch-list items approved by the Port Authority) by the Outside Completion Date, as such date may be adjusted from time to time as expressly provided in this Agreement;
provided, in each case (other than with respect to clauses (1), (2), (3), (6), (7), (8) and (9) above), the occurrence of any such event as a direct and proximate result of a Force Majeure event where the Lessee is the Affected Party (and whether or not the Port Authority is also an Affected Party) shall be deemed not to constitute an Event of Default or an event or circumstance that with the lapse of time, the giving or notice or both would constitute an Event of Default, but only for so long as the Force Majeure event is occurring, and any cure periods in such clauses shall be extended solely to the extent, and for so long as, the ability of the Lessee to cure thereunder is directly and adversely affected by a Force Majeure event.
Upon the occurrence and during the continuation of an Event of Default, the Port Authority may, by notice to the Lessee with a copy to the Recognized Mortgagees, declare that an Event of Default has occurred (such notice, an Event of Default Notice) and thereupon may, subject to the rights of the Recognized Mortgagees pursuant to Section 89 (Project Financing), terminate the rights of the Lessee hereunder and the letting. The Port Authority may terminate this Agreement by serving a Termination Notice (the “Port Authority Termination Notice”) on the Lessee, specifying the Event of Default that has occurred entitling the Port Authority to terminate and, subject to the rights of the Recognized Mortgagees, this Agreement will terminate upon the date specified in such notice.
In the event the Port Authority exercises its right to terminate this Agreement, the Lessee shall be obligated to pay to the Port Authority an amount equal to all costs and expenses incurred by the Port Authority in connection with such termination, including, without limitation, any re-entry, regaining or resumption of possession, collecting all amounts due to the Port Authority, the cleaning, repair or restoration of any space which may be used and occupied under this Agreement (on failure of the Lessee to have it cleaned, repaired or restored), the care and maintenance of such space during any period of non-use of the space, the foregoing to include, without limitation, personnel costs and legal expenses (including but not limited to the cost to the Port Authority of in-house legal services), repairing the space and putting the space in order (such as but not limited to repairing, cleaning and restoring the same pursuant to this Agreement). Unless sooner terminated, the term of the letting hereunder shall expire in any event upon the Expiration Date. Termination shall not relieve the Lessee of any liabilities or obligations hereunder which shall have accrued on or prior to the effective date of termination.
(b)No Waiver.
(1)    No acceptance by the Port Authority of rentals, fees, charges or other payments in whole or in part for any period or periods after a default of any of the terms, covenants and conditions hereof to be performed, kept or observed by the Lessee shall be deemed a waiver of any right on the part of the Port Authority to terminate the letting.
(2)    No waiver by the Port Authority of any default on the part of the Lessee in performance of any of the terms, covenants or conditions hereof to be performed, kept or observed by the Lessee shall be or be construed to be a waiver by the Port Authority of any other or subsequent default in performance of any of the said terms, covenants and conditions.
(c)Other Rights and Remedies. The rights of termination described above shall be in addition to any other rights of termination provided in this Agreement and in addition to any rights and remedies that the Port Authority would have at law or in equity consequent upon any breach of this Agreement by the Lessee, and the exercise by the Port Authority of any right of termination shall be without prejudice to any other such rights and remedies.
Section 47.    Right of Re-entry. Subject to the rights of any Recognized Mortgagee, the Port Authority shall, as an additional remedy upon the giving of a notice of termination as provided in Section 46 (Termination by the Port Authority), have the right to re-enter the Premises and every part thereof upon the effective date of termination without further notice of any kind, and may regain and resume possession either with or without the institution of summary or any other legal proceedings or otherwise. Such re-entry, or regaining or resumption of possession, however, shall not in any manner affect, alter or diminish any of the obligations of the Lessee under this Agreement, and shall in no event constitute an acceptance of surrender.
Section 48.    Waiver of Redemption. The Lessee hereby waives any and all rights to recover or regain possession of the Premises and all rights of redemption, granted by or under any present or future law, in the event it is evicted or dispossessed for any cause or in the event the Port Authority obtains possession of the Premises in any lawful manner.
Section 49.    Survival of the Obligations of the Lessee.
(a)Survival of Rent and Damages. In the event that the letting shall have been terminated in accordance with a notice of termination as provided in Section 46 (Termination by the Port Authority), or the interest of the Lessee canceled pursuant thereto, or in the event that the Port Authority has re-entered, regained or resumed possession of the Premises in accordance with the provisions of Section 47 (Right of Re-entry) all the rental obligations of the Lessee under this Agreement shall survive such termination or cancellation, or re-entry, regaining or resumption of possession and shall remain in full force and effect for the full term of the letting under this Agreement, and the amount or amounts of damages or deficiency shall become due and payable to the Port Authority to the same extent, at the same time or times and in the same manner as if no termination, cancellation, re-entry, regaining or resumption of possession had taken place; provided that the Lessee shall be allowed a credit in accordance with Section 50 (Reletting by the Port Authority). The Port Authority may maintain separate actions, periodically, including, without limitation, each month, to recover the damage or deficiency then due or at its option and at any time may sue to recover the full deficiency, less the proper discount, for the entire unexpired term, subject to any adjustments as permitted in Section 50 (Reletting by the Port Authority).
(b)Calculation of Damages. The amount of damages for the period of time subsequent to termination or cancellation (or re-entry, regaining or resumption of possession) on account of the Lessee’s rental obligations, shall be the sum of the following, subject to any adjustments as permitted in Section 50 (Reletting by the Port Authority):
(1)    The amount of the total of all rentals less the installments thereof payable prior to the effective date of termination except that the credit to be allowed for the installment payable on the first day of the month in which the termination is effective shall be prorated for the part of the month the letting remains in effect on the basis of the actual number of days in said month, and
(2)    The amount of any additional rent due and owing to the Port Authority pursuant to Section 29 (Additional Rent and Charges).
(3)    On account of the Lessee’s obligations to pay the Condition Survey Costs set forth in Section 74 (Joint Periodic Condition Survey), an amount equal to the Condition Survey Costs under said Section less the amount thereof payable prior to the effective date of termination; and
(4)    An amount equal to all expenses incurred by the Port Authority in connection with such termination, cancellation, re-entry, regaining or resumption of possession, the restoration of the Premises (on failure of the Lessee to restore), the reletting of the Premises, the care and maintenance of the Premises during any period of vacancy of the Premises, the foregoing to include without limitation legal expenses (including but not limited to the cost to the Port Authority of in-house legal services), brokerage fees and commissions, repairing and altering the Premises and putting the Premises in order (such as but not limited to cleaning and decorating the Premises pursuant to this Agreement).
Section 50.    Reletting by the Port Authority. The Port Authority upon termination or cancellation pursuant to Section 46 (Termination by the Port Authority), or upon any re-entry, regaining or resumption of possession pursuant to Section 47 (Right of Re-entry), may occupy the Premises or may relet the Premises, and shall have the right to permit any person, firm or corporation to enter upon the Premises and use the same. Such reletting may be of part only of the Premises or a part thereof together with other space, and for a period of time the same as or different from the balance of the term hereunder remaining, and on terms and conditions the same as or different from those set forth in this Agreement. The Port Authority shall also, upon termination or cancellation pursuant to Section 46 (Termination by the Port Authority), or upon its re-entry, regaining or resumption of possession pursuant to Section 47 (Right of Re-entry), have the right to repair or to make structural or other changes in the Premises, including changes which alter the character of the Premises and the suitability thereof for the purpose of the Lessee under this Agreement, without affecting, altering or diminishing the obligations of the Lessee hereunder. In the event either of any reletting or of any actual use and occupancy by the Port Authority (the mere right of the Port Authority to use and occupy not being sufficient however) there shall be credited to the account of the Lessee against its surviving obligations hereunder any net amount remaining after deducting from the amount actually received from any lessee, licensee, permittee or other occupier in connection with the use of the said Premises or portion thereof during the balance of the letting as the same is originally stated in this Agreement, or from the market value of the occupancy of such portion of the Premises as the Port Authority may during such period actually use and occupy, all expenses, costs and disbursements incurred or paid by the Port Authority in connection therewith (except to the extent the same have been paid or reimbursed by the Lessee pursuant to Section 49(b)(2)). No such reletting shall be or be construed to be an acceptance of a surrender.
Section 51.    Remedies to be Non-Exclusive. All remedies provided in this Agreement shall be deemed cumulative and additional and not in lieu of or exclusive of each other or of any other remedy available to the Port Authority or to the Lessee at law or in equity, and the exercise of any remedy, or the existence herein of other remedies or indemnities shall not prevent the exercise of any other remedy.
Section 52.    Surrender. The Lessee covenants and agrees to yield and deliver peaceably to the Port Authority possession of the Premises on the date of cessation of the letting (or, with respect to any Surrendered Premises, the applicable Surrendered Premises Effective Date), whether such cessation be by termination, expiration or otherwise, promptly and in good condition, except for reasonable wear arising from the permitted use of the Premises by the Lessee which does not cause or tend to cause deterioration of the Premises or adversely affect the efficient or proper utilization thereof, and all of the Premises shall be free and clear of all liens, encumbrances, and security interests and of any rights of any sublessees or other occupants of the Premises.
Section 53.    Acceptance of Surrender of Lease. No agreement of surrender or to accept a surrender shall be valid unless and until the same shall have been reduced to writing and signed by the duly authorized representatives of the Port Authority and of the Lessee, and consented to by the Recognized Mortgagee but only to the extent the surrender is not in connection with the expiration of the Term and one or more Leasehold Mortgages are outstanding at the time of surrender. Except as expressly provided in this Section, neither the doing of, nor any omission to do, any act or thing, by any of the officers, agents or employees of the Port Authority, shall be deemed an acceptance of a surrender of the letting or of this Agreement.
Section 54.    Termination by Lessee.
(a)If any one or more of the following events shall occur:
(1)    If the Lessee shall be prevented from operating its air transportation system to and from the Airport by reason of its inability to use a substantial part of all of the Runways and Taxiways,
(i)    for a period of longer than thirty (30) consecutive days, resulting from any condition of the Airport not due to the fault of the Lessee; or

(ii)    for a period of longer than ninety (90) consecutive days, resulting from a permanent injunction issued by any court of competent jurisdiction (other than pursuant to Section 46(a)(4)); or
(iii)    for a period of longer than ninety (90) consecutive days, resulting from any order, rule or regulation of the FAA, or other governmental agency having jurisdiction over the operations of the Lessee with which the Lessee is unable to comply at reasonable cost or expense; or
(2)    The Port Authority shall fail to perform any of its material obligations under this Agreement within twenty (20) days after receipt of notice of default thereunder from the Lessee (except where fulfillment of its obligation requires activity over a period of time and the Port Authority shall commence to perform whatever may be required for fulfillment within twenty (20) days after the receipt of notice and continues such performance without interruption, except for causes beyond its control);
then upon the occurrence of any such event or at any time thereafter during the continuance of the condition, the Lessee may by twenty (20) days’ notice terminate the letting, such termination to be effective upon the date set forth in such notice and to have the same effect as if the term of the letting had on that date expired. No waiver by the Lessee of any default on the part of the Port Authority in performance of any of the terms, covenants or conditions hereof to be performed, kept or observed by the Port Authority shall be or be construed to be a waiver by the Lessee of any other or subsequent default in performance of any of the said terms, covenants and conditions.
(b)The payment of rentals by the Lessee for the period or periods after the Lessee shall have a right to terminate under this Section but before any such default of the Port Authority has been cured, shall not be or be construed to be a waiver by the Lessee of any such right of termination.
(c)The rights of termination described above shall be in addition to any other rights of termination provided in this Agreement and in addition to any rights and remedies that the Lessee would have at law or in equity consequent upon any breach of this Agreement by the Port Authority, and the exercise by the Lessee of any right of termination shall be without prejudice to any other such rights and remedies; provided, that if the Port Authority pays the full Unamortized Capital Investment pursuant to Section 55(a) or (b) in cash (or other consideration acceptable to Lessee in its sole discretion) such payment shall constitute full and final satisfaction of all amounts that may be claimed by the Lessee for and in respect of the occurrence of a termination by the Lessee in accordance with Sections 54(a)(1) or (a)(2), respectively and, upon the Port Authority making such payment, the Port Authority shall be fully, unconditionally and irrevocably released and forever discharged by the Lessee from any and all liability in respect of such termination; provided further, that, unless the Lessee’s rights would otherwise be prejudiced by operation of any applicable statute of limitations or similar law, the Lessee shall not exercise any such rights or remedies available at law or in equity prior to (i) the sixty (60) day notice period referred to in Section 55(a) and (ii) any termination of this Agreement by operation of Section 55(b).
Section 55.    Effect of Termination by the Lessee.
(a)If the Lessee terminates the letting pursuant to the provisions of Section 54(a)(1) then the Port Authority may at its option, pay to the Lessee the Unamortized Capital Investment, if any, of the Lessee in the Premises. Such option shall be evidenced by notice in writing to the Lessee by the Port Authority within sixty (60) days after the Lessee has given notice of termination.
(b)If the Lessee terminates the letting pursuant to the provisions of Section 54(a)(2) then the Port Authority shall have the option, by notice in writing to the Lessee within sixty (60) days after the Lessee has given notice of termination, either to: (1) pay to the Lessee the Unamortized Capital Investment, if any, of the Lessee in the Premises or (2) notify the Lessee in writing that the Port Authority may desire to continue this Agreement in effect. In the event the Port Authority elects the option described in clause (2), the Lessee and the Port Authority shall promptly enter into good faith negotiations to determine an equitable adjustment to the applicable rent, applicable deadlines for and other commercial terms governing the performance and the economic obligations of each of the Lessee and the Port Authority under this Agreement. If the Port Authority and the Lessee reach mutual agreement as to such terms by the date that is ninety (90) days after the date of the written notice from the Port Authority to the Lessee, then this Agreement shall not be terminated but shall remain in full force and effect, subject to the agreed-upon adjustments to the terms of this Agreement and any resulting amendments to this Agreement. The ninety (90) day period referred to herein may be extended upon the mutual agreement of the Port Authority and the Lessee. If, at the end of the ninety (90)-day (or other extended) period referred to in this Section 55(b), the Port Authority and the Lessee have not reached agreement on terms satisfactory to both Parties to continue this Agreement in effect, this Agreement shall terminate on the date that is twenty (20) days following the end of such ninety (90)-day (or other extended) period, and the Port Authority shall pay to the Lessee, an amount equal to the Unamortized Capital Investment, if any, of the Lessee in the Premises, within sixty (60) days following such date of termination.
Section 56.    Effect of Basic Lease.
(a)Rights of Lessee. The Lessee acknowledges that it has received, and is familiar with the contents of, a copy of the Basic Lease. The letting shall, in any event, terminate with the termination or expiration of the Basic Lease, such termination to be effective on such date and to have the same effect as if the term had expired on that date. The rights of the Port Authority in the Premises are those granted to it by the Basic Lease, and no greater rights are granted or intended to be granted to the Lessee than the Port Authority has power thereunder to grant.
(b)Basic Lease Requirements. In accordance with the provisions of the Basic Lease, the Port Authority and the Lessee hereby agree as follows:
(1)    This Agreement is subject and subordinate to the Basic Lease and to any interest superior to that of the Port Authority;
(2)    The Lessee shall not pay rent or other sums under this Agreement for more than one (1) month in advance (excluding security and other deposits required under this Agreement);
(3)    With respect to this Agreement, the Lessee on the termination of the Basic Lease will, at the option of New York City, attorn to, or enter into a direct lease on identical terms with, New York City;
(4)    The Lessee shall indemnify and save the City Insureds harmless, as third party beneficiary hereunder, with respect to all matters described in Section 31 of the Basic Lease that arise out of the Lessee’s operations at the Airport, or arise out of the acts or omissions of the Lessee’s officers, employees, agents, representatives, contractors, customers, business visitors and guests at the Airport;
(5)    The Lessee shall not use the Premises hereunder for any use other than as permitted under the Basic Lease;
(6)    The Lessee shall use, operate, manage and maintain the Premises in a manner consistent with the Port Authority’s obligations under Section 28 of the Basic Lease;
(7)    The failure of the Lessee to comply with the foregoing provisions shall be an event of default under this Agreement, which, after the giving of notice, shall provide the Port Authority with the right to terminate this Agreement and exercise any other rights that the Port Authority may have as the landlord hereunder; and
(8)    The City Insureds shall be named as an additional insured or loss payee, as applicable, under each policy of insurance procured by the Lessee pursuant to this Agreement.
(c)Without limiting the generality of paragraph (b), above, the Lessee hereby acknowledges that the terms and provisions of the Basic Lease require or may require certain modifications to this Agreement, specifically those relating to condemnation, indemnity and insurance. The Lessee covenants and agrees that upon delivery to it by the Port Authority of an amendment to this Agreement which sets forth said modifications which the Port Authority deems are appropriate or necessary for full compliance with the Basic Lease, the Lessee shall immediately execute said amendment and return same to the Port Authority. A failure by the Lessee to so execute and return said amendment shall constitute a material breach of this Agreement.
Section 57.    Removal of Property. The Lessee shall have the right at any time during the letting to remove its equipment, inventories, trade fixtures and other fixtures removable without damage to the Premises, and other personal property from the Premises. If the Lessee shall fail to remove its property on or before the termination or expiration of the letting, the Port Authority may remove such property to a public warehouse for deposit or retain the same in its own possession, and sell the same at public auction, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second to any sums owed by the Lessee to the Port Authority, with any balance remaining to be paid to the Lessee; if the expenses of such removal, storage and sale shall exceed the proceeds of sale, the Lessee shall pay such excess to the Port Authority upon demand. The Lessee shall promptly repair any damage to the Premises caused by the removal of such equipment, inventories, trade fixtures, fixtures and personal property.
Section 58.    Limitation of Rights and Privileges Granted. No greater rights or privileges with respect to the use of the Premises or any part thereof are granted or intended to be granted to the Lessee by this Agreement, or by any provision thereof, than the rights and privileges expressly and specifically granted hereby.
Section 59.    Notices. Except where expressly required or permitted herein to be oral, all notices, directions, requests, consents and approvals required to be given to or by either party (each, a “Notice”) shall be in writing, and all such notices and requests shall be (x) personally delivered to such party or a duly designated officer or representative of such party at such party’s designated address during regular business hours; (y) delivered by reliable, nationally recognized, overnight delivery service to such party’s designated address; or (z) mailed to such party, officer or representative by registered or certified mail with return receipt at such party’s designated address, to the attention of the representative designated by such party from time to time. The Lessee shall designate in writing an office within the Port of New York District and an officer or representative whose regular place of business is at such office upon whom notices and requests may be served. Until further notice, the Port Authority hereby designates its Executive Director and the Lessee designates its representative named on the first page of this Agreement as their respective officers upon whom notices and requests may be served, and the Port Authority designates its office at 4 World Trade Center at 150 Greenwich Street, New York, 10007, and the Lessee designates its office as provided on the first page of this Agreement. Each Notice shall be deemed given and effective upon receipt, or, in the event of a refusal by the addressee, on the first tender of such Notice to the addressee at the designated address.
Section 60.    Non-Discrimination.
(a)Lease Covenants. Without limiting the generality of any of the provisions of this Agreement, the Lessee, for itself, its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that (1) no person on the grounds of race, religion, color, national origin, sex or disability shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Premises by it, (2) that in the construction of any improvements on, over, or under the Premises and furnishing of services thereon by it, no person on the ground of race, religion, color, national origin, sex or disability shall be excluded from participation in, denied the benefits of, or otherwise be subject to discrimination, (3) that the Lessee shall use the Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Non-discrimination in Federally-assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended, and any other present or future laws, rules, regulations, orders or directions of the United States of America with respect thereto which from time to time may be applicable to the Lessee’s operations at the Airport, whether by reason of agreement between the Port Authority and the United States Government or otherwise.
(b)Subcontract Agreements. The Lessee shall include the provisions of paragraph (a) of this Section in every agreement, sublease or concession it may make pursuant to which any person or persons, other than the Lessee, operates any facility at the Airport providing services to the public and shall also include therein a provision granting the Port Authority a right to take such action as the United States of America may direct to enforce such covenant.
(c)Non-Compliance. The Lessee’s non-compliance with the provisions of this Section shall constitute a material breach of this Agreement. In the event of the breach by the Lessee of any of the above non-discrimination provisions the Port Authority may take appropriate action to enforce compliance; or in the event such non-compliance shall continue beyond the cure period provided in Section 46(a)(10), the Port Authority shall have the right to terminate this Agreement and the letting hereunder in accordance with Section 46(a), or may pursue such other rights or remedies pursuant to Section 46(c); and as to any or all the foregoing, the Port Authority may take such action as the United States of America may direct.
(d)Indemnification. The Lessee shall indemnify and hold harmless the Port Authority Indemnified Parties from any claims and demands of third persons, including the United States of America, resulting from the Lessee’s non-compliance with any of the provisions of this Section and the Lessee shall reimburse the Port Authority Indemnified Parties for any loss or expense incurred by reason of such noncompliance.
(e)No Additional Rights. Nothing contained in this Section shall grant or shall be deemed to grant to the Lessee the right to transfer or assign this Agreement, to make any agreement or concession of the type mentioned in paragraph (b) hereof, or any right to perform any construction on the Premises.
Section 61.    Affirmative Action.
(a)Affirmative Action Program. The Lessee assures that it will undertake an affirmative action program as required by 14 C.F.R. Part 152, Subpart E, to insure that no person shall on the grounds of race, religion, color, national origin or sex shall be excluded from participating in any employment activities covered in 14 C.F.R. Part 152, Subpart E. The Lessee assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart. The Lessee assures that it will require that its covered suborganizations provide assurances to the Lessee that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 C.F.R. Part 152, Subpart E, to the same effect. In recognition of these efforts in support of minority- and women-owned firms, the Port Authority has set a goal, as set forth in Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements), for combined MBE and WBE participation per annum of the total cost of Operations and Maintenance Work performed in the relevant year, for which Lessee utilizes contractors during the letting period under this Agreement.
(b)Federal Requirements. The Lessee specifically acknowledges and agrees that the Federal requirements set forth in Exhibits 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements) and 20 (Local Business Enterprise and Employment Opportunity) may be revised or updated from time to time and that, accordingly, the Port Authority may from time to time, by notice to the Lessee, provide to the Lessee revised or updated forms of Exhibits 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements) and/or 20 (Local Business Enterprise and Employment Opportunity) to replace Exhibits 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements) and/or 20 (Local Business Enterprise and Employment Opportunity), as applicable, currently attached to and forming a part of this Agreement. Such replacement Exhibits 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements) and/or 20 (Local Business Enterprise and Employment Opportunity) shall, from the effective date of such notice, be deemed to constitute an integral part of this Agreement. The Lessee further specifically acknowledges that the same revision or updating of Federal requirements may occur from time to time with respect to the regulations set forth in 49 C.F.R. Part 23 of the Department of Transportation Office of the Secretary.
(c)Non-Discrimination. The Lessee shall not discriminate against employees or applicants for employment because of race, religion, color, national origin or sex shall undertake or continue existing programs of affirmative action to ensure that minority group persons and women are afforded equal employment opportunity without discrimination. Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeships and on-the-job training;
(d)Construction Affirmative Action Program. In addition to and without limiting the foregoing, and without limiting the provisions of paragraphs (n) and (o) of Section 5 (Design and Construction by the Lessee) hereof, it is hereby agreed that the Lessee, in connection with its continuing operation, management, maintenance and repair of the Premises, or any portion thereof, and in connection with every award or agreement for concessions or consumer services at the New Terminal Facilities, shall throughout the term of the letting hereunder commit itself to and use good faith efforts to implement an extensive program of affirmative action, including specific affirmative action steps to be taken by the Lessee, to ensure maximum opportunities for employment and contracting by minorities and women. In meeting the said commitment the Lessee agrees to submit to the Port Authority for its review and approval its said extensive affirmative action program, including the specific affirmative action steps to be taken by the Lessee to meet its aforesaid commitment, within sixty (60) days after the execution of this Agreement and the delivery thereof by the Lessee to the Port Authority. The Lessee shall incorporate in its said program such revisions and changes which the Port Authority initially or from time to time may reasonably require. The Lessee throughout the term of the letting hereunder shall document its efforts in implementing the said program, shall keep the Port Authority fully advised of the Lessee’s progress in implementing the said program and shall supply to the Port Authority such information, data and documentation with respect thereto as the Port Authority may from time to time and at any time request, including but not limited to, annual reports.
(e)Minority. “Minority” as used herein shall be as defined in paragraph II(c) of Part I of Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements).
(f)Non-compliance. The Lessee’s non-compliance with the provisions of this Section shall constitute a material breach of this Agreement. In the event of the breach by the Lessee of any of the above provisions the Port Authority may take any appropriate action to enforce compliance; or in the event such non-compliance shall continue for a period of twenty (20) days after receipt of written notice from the Port Authority, the Port Authority shall have the right to terminate this Agreement and the letting hereunder with the same force and effect as a termination under the Section of this Agreement providing for termination for default by the Lessee in the performance or observance of any other term or provision of this Agreement, or may pursue such other remedies as may be provided by law.
(g)Other Governmental Affirmative Action Requirements. In the implementation of this Section, the Port Authority may consider compliance by the Lessee with the provisions of any federal, state or local law concerning affirmative action equal employment opportunity which are at least equal to the requirements of this Section, as effectuating the provisions of this Section. If the Port Authority determines that by virtue of such compliance with the provisions of any such federal, state or local law that the provisions hereof duplicate or conflict with such law the Port Authority may waive the applicability of the provisions of this Section to the extent that such duplication or conflict exists.
(h)Compliance Standards. Nothing herein provided shall be construed as a limitation upon the application of any laws which establish different standards of compliance or upon the application of requirements for the hiring of local or other area residents.
(i)Grants for Concessions. Nothing in this Section shall grant or be deemed to grant to the Lessee the right to make any agreement or award for concessions or consumer services at the Airport.
Section 62.    Minimum Wage Requirements.
(a)    The Port Authority has adopted a minimum wage policy (“Minimum Wage Policy”) for workers performing under non-trade labor service contracts at all Port Authority facilities. It has also adopted a rule for implementing the Minimum Wage Policy. The Lessee has reviewed the Minimum Wage Policy and the implementing rule and agrees to comply with the Minimum Wage Policy and implementing rule, as the same may be amended. The Port Authority reserves the right to amend the aforesaid policy and rule from time to time. A failure to comply with this obligation shall constitute a breach of this Agreement and, accordingly, the Port Authority shall be entitled to all rights and remedies available to it under law, equity or otherwise in the event of such breach; provided, that a failure of the Lessee or any Lessee Counterparty to comply with the Minimum Wage Policy (or any future amendment or modification to the Minimum Wage Policy), or any enforcement thereof with respect to a particular type of employment matter, shall not constitute a breach of this Agreement to the extent that the Port Authority has imposed the Minimum Wage Policy (or such amendment or modification) on, or enforced the Minimum Wage Policy (or such amendment or modification) against, the Lessee or such Lessee Counterparty, as the case may be (the “Target Entity”), in a manner that is inconsistent with the manner in which the Minimum Wage Policy (or such amendment or modification) is imposed on, or enforced against, other entities in the same category of business as the Target Entity, with respect to the same type of employment matter, at the Airport and the other airports for which the Port Authority is the airport operator. Further, the Lessee acknowledges that the Port Authority has audit rights with respect to the Lessee’s operations at the Airport and that such audit rights extend to the Lessee’s compliance with its obligations hereunder concerning the Minimum Wage Policy and the implementing rule. Notwithstanding such audit rights, the Lessee acknowledges its obligation to provide to the Port Authority an annual statement, signed by a responsible officer or authorized representative of the Lessee, certifying as to its own compliance with the Minimum Wage Policy and the implementing rules.
(b)    The Lessee further agrees that it shall include in any agreements entered into by the Lessee or any of the Lessee’s sub-contractors, related to Covered Services (as defined in the Minimum Wage Policy), including, without limitation, subcontracts and subleases (but excluding agreements with government agencies or authorities) a clause which states that the party providing such services (the “Lessee Counterparty”) to the Lessee (i) has reviewed the Minimum Wage Policy and the implementing rule, (ii) agrees to comply with them, as the same may be amended from time to time, (iii) agrees to provide the Lessee and the Port Authority an annual statement, signed by a responsible officer of the Lessee Counterparty, certifying as to its own compliance with the obligations described in this paragraph, and (iv) acknowledges and agrees that the Port Authority shall be a third party beneficiary of such clause entitled to all rights and remedies available to it under law, equity or otherwise in the event of a breach of such clause by the Lessee Counterparty.
(c)    At the request of the Port Authority, the Lessee further agrees that it shall terminate any agreements entered into by the Lessee related to Covered Services (as defined in the Minimum Wage Policy), including, without limitation, subcontracts and subleases (but excluding agreements with government agencies or authorities), with any Lessee Counterparty which fails to comply with its contractual obligations related to the Minimum Wage Policy, as set forth in the foregoing sub-paragraph (b).
(d)    Each subcontract or sublease shall also provide, in addition to the provisions required under this Agreement, the applicable provisions set forth in Exhibit 4 (Mandatory Sublease Provisions), in form and substance satisfactory to the Port Authority.
Section 63.    Construction and Application of Terms.
(a)Headings. The Section and paragraph or subparagraph headings, if any, in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision hereof.
(b)Exhibits. The terms, provisions and obligations contained in the Exhibit(s) and Schedule(s) attached hereto, whether they are set out in full or as amendments of or supplements to provisions elsewhere in this Agreement stated, shall have the same force and effect as if herein set forth in full.
(c)Certain Rules of Construction.
(1)    Time is of the essence in the Lessee’s performance of this Agreement.  Notwithstanding the fact that certain references elsewhere in this Agreement to acts required to be performed by the Lessee hereunder, or to breaches or defaults of this Agreement by the Lessee, omit to state that such acts shall be performed at the Lessee’s sole cost and expense, or omit to state that such breaches or defaults by the Lessee are material, unless the context clearly implies to the contrary, each and every act to be performed or obligation to be fulfilled by the Lessee pursuant hereto shall be performed or fulfilled at the Lessee’s sole cost and expense, and all breaches or defaults by the Lessee hereunder shall be deemed material.
(2)    The Lessee shall be fully responsible and liable for the observance and compliance by Sublessees (and licensees and permittees and Affiliated Scheduled Aircraft Operators) with all the terms and conditions of this Agreement, which terms and conditions shall be applicable to Sublessees (and licensees and permittees and Affiliated Scheduled Aircraft Operators) as fully as if they were the Lessee hereunder; and, subject to the proviso in Section 32(e)(iii) (which shall extend to Sublessees (and licensees and permittees and Affiliated Scheduled Aircraft Operators) for purposes of this sub-paragraph (2)), failure by a Sublessee (or licensee or permittee or Affiliated Scheduled Aircraft Operator) fully to observe and comply with the terms and conditions of its agreement with the Lessee that constitutes a breach or default hereunder shall be deemed a failure by the Lessee to comply with the terms and conditions of this Agreement constituting a breach or default, as applicable, hereunder.  Nothing contained in the preceding sentence shall constitute consent by the Port Authority to any sublease or other arrangement.
(3)    Although the printed provisions of this Agreement were drawn by the Port Authority, the parties agree that this circumstance alone shall not create any presumption, canon of construction or implication favoring the position of either the Port Authority or the Lessee and the deletion of language from this Agreement prior to its mutual execution shall not be construed to have any particular meaning or to raise any presumption, canon of construction or implication including, without limitation, any implication that the parties intended thereby to state the converse or opposite of the deleted language.
(4)    If any clause, provision or section of this Agreement shall be ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision or section shall not affect any of the remaining provisions hereof.
(5)    The fact that certain of the terms and provisions hereunder are expressly stated to survive the expiration or termination of the letting hereunder does not mean nor shall be construed to mean that those provisions hereunder which are not expressly stated to survive shall terminate or expire on the expiration or termination of the letting hereunder.
Section 64.    No Personal Liability. No Commissioner, director, shareholder, officer, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or provision of this Agreement or of any supplement, modification or amendment to this Agreement or because of any breach thereof, or because of its or their execution or attempted execution.
Section 65.    Services to the Lessee.
(a)No Obligation to Provide Services. Except as otherwise provided in this Section, the Port Authority shall be under no obligation to supply the Lessee with any services provided by utility companies and other service providers including, but not limited to, domestic cold water, gas, electricity, sewer service, heating hot water, steam, air-conditioning, telephone, telecommunications, cable, or electrical guard or watch service.
(b)Services Provided.
(1)    Electricity. The Port Authority shall sell, furnish and supply to the Lessee for use on the Premises and the Lessee agrees to take from the Port Authority and pay for electricity of the same voltage, phase and cycle as supplied to the Premises by the public utility in the vicinity, but limited, however, to serve a demand of 17.6 MVA, except that should the Lessee anticipate an increase in demand above 17.6 MVA, the Lessee shall notify the Port Authority and shall provide the necessary demand calculations (backed up with actual load usage data) to demonstrate the anticipated demand at least 90 days prior to the anticipated need, and the Port Authority shall work with the Lessee to find solutions to accommodate the additional demand, at the same charge which would be made by such public utility for the same quantity under the same conditions and in the same service classification but in no event less than an amount which would reimburse the Port Authority for its costs of obtaining and supplying electricity to the Lessee thereunder; charges shall be payable by the Lessee when billed and the quantity of electricity consumed shall be measured by the meter or meters installed for the purpose; provided, however, that if for any reason, any meter or meters fail to record the consumption of electricity, the consumption during the period such meter or meters are out of service will be considered to be the same as the consumption for a like period either immediately before or after the interruption as elected by the Port Authority. The Port Authority shall not discontinue the supply of electricity except upon fifteen (15) days’ notice to the Lessee and unless a supply of electricity of the same voltage, phase and cycle (subject to the MVA limitation aforesaid) shall be available from another supplier and upon any such discontinuance the Lessee shall be at liberty to contract or otherwise arrange for the supply of such current after the expiration of said fifteen (15) days from any other person, firm or corporation. The Port Authority shall install the appropriate meters.
(2)    Sewerage. The Lessee shall pay to the Port Authority such of the existing and future charges for sewerage services furnished by New York City as are presently or may hereafter be imposed or assessed against the Port Authority in respect of the Premises or its use and occupancy thereof. In the event that New York City or the State of New York is now furnishing services with or without charge therefor, which are beneficial to the Lessee in its use of the Premises, and shall hereafter impose charges or increase existing charges for such services, the Lessee agrees to pay to the Port Authority such of the charges or the increase in charges as may be imposed or assessed against the Port Authority in respect of the Premises or its use and occupancy thereof.
(3)    Domestic Cold Water. The Port Authority agrees to sell, furnish and supply to the Lessee for use on the Premises domestic cold water (of the character furnished by New York City) in reasonable quantities through pipes, mains and fittings and the Lessee agrees to take such water from the Port Authority and to pay the Port Authority therefor an amount equal to that which would be charged by the municipality or other supplier of the same (whether or not representing a charge for water or other services measured by water consumption) for the same quantity, used under the same conditions and in the same service classification plus the cost to the Port Authority of supplying such water which shall not be less than ten percent (10%) nor in excess of fifty percent (50%) of the amount charged. The charge therefor shall be payable by the Lessee when billed and the quantity of water consumed shall be measured by the meter or meters installed for the purpose; provided, however, that if for any reason, any meter or meters fail to record the consumption of water, the consumption during the period such meter or meters are out of service will be considered to be the same as the consumption for a like period immediately before or after the interruption, as elected by the Port Authority.
(c)Utility Fees. If any federal, state, municipal or other governmental body, authority or agency, or any public utility or other entity providing any service, assesses, levies, imposes, makes or increases any charge, fee, rent or assessment on the Port Authority, for any service, system or utility now or in the future supplied to or available at the Premises or to any tenant, lessee, occupant or user thereof, or to the structures or buildings, which, or a portion or portions of which, are included in the Premises, the Lessee shall, at the option of the Port Authority exercised at any time and from time to time by notice to the Lessee, pay, in accordance with any such notice, such charge, fee, rent or assessment or such increase thereof (or the portion thereof allocated by the Port Authority to the Premises or to the operations of the Lessee under this Agreement) either directly to the governmental body, authority or agency, or to the public utility or other entity, or directly to the Port Authority, as such notice may direct. All such payments shall constitute items of additional rent.
(d)Extermination Services. In the event the Port Authority shall provide extermination service for the enclosed areas of the Premises, the Lessee agrees to utilize the same and to pay the cost thereof, upon demand. This paragraph does not impose any obligation on the Port Authority to furnish such service.
(e)No Port Authority Obligation.
(1)    The Port Authority shall not be obligated to perform or furnish any other services whatsoever in connection with the Premises or any services at any time while the Lessee shall be in default of its payment obligations with respect to the applicable service or utility hereunder after the period, if any, herein granted to cure such default shall have expired.
(2)    The Port Authority shall be under no obligation to supply services if and to the extent and during any period that the supplying of any such service or the use of any component necessary therefor shall be prohibited or rationed by any federal, state or municipal law, rule, regulation, requirement, order or direction and if the Port Authority deems it in the public interest to comply therewith, even though such law, rule, regulation, requirement, order or direction may not be mandatory on the Port Authority as a public agency.
(f)No Constructive Eviction or Rent Abatement. No failure, delay or interruption in supplying agreed services (whether or not a separate charge is made therefor) shall be or be construed to be an eviction of the Lessee or grounds for any diminution or abatement of rental, or (unless resulting solely from the negligence or willful misconduct of the Port Authority or any of its officers, employees and agents) shall be grounds for any claim by the Lessee for damages, consequential or otherwise.
Section 66.    Automobile Parking. Except as provided in Section 8 (Use of Premises), the Lessee shall prevent all persons from parking vehicles on the Premises, except that vehicles may be permitted to be on the Premises for a reasonable period of time for the purpose of discharging or picking up passengers and for official and special purposes or as required or necessary to perform the D&C Work in accordance with this Agreement and the Comprehensive Parking and Traffic Plan. Unless appropriately marked as official or previously approved by Port Authority Police Department, all vehicles must be attended at all times while on the Premises. All vehicle parking will be managed in compliance with Port Authority Security policies and procedures.
Section 67.    Late Charges. If the Lessee should fail to pay any amount required under this Agreement when due to the Port Authority, including but not limited to, any payment of fixed rental, percentage rent or any payment of utility or other charges, then, in such event, the Port Authority may impose (by statement, bill or otherwise) a late charge with respect to each such unpaid amount for each late charge period (herein below described) during the entirety of which such amount remains unpaid, each such late charge not to exceed an amount equal to eight-tenths of one percent of such unpaid amount for each late charge period. There shall be twenty-four late charge periods during each calendar year; each late charge period shall be for a period of at least fifteen (15) calendar days except one late charge period each calendar year may be for a period of less than fifteen (but not less than thirteen) calendar days. Each late charge shall be payable immediately upon demand made at any time therefor by the Port Authority. No acceptance by the Port Authority of payment of any unpaid amount or of any unpaid late charge amount shall be deemed a waiver of the right of the Port Authority to payment of any late charge or late charges payable under the provisions of this Section, with respect to such unpaid amount. Each late charge shall be and become additional rent, recoverable by the Port Authority in the same manner and with like remedies as if it were originally a part of the rental as set forth in Section 7 (Rental). Nothing in this Section is intended to, or shall be deemed to, affect, alter, modify or diminish in any way (i) any rights of the Port Authority under this Agreement, including but not limited to, the Port Authority’s rights set forth in Section 51 (Remedies to be Non-Exclusive) or (ii) any obligations of the Lessee under this Agreement. In the event that any late charge imposed pursuant to this Section shall exceed a legal maximum applicable to such late charges then, in such event, each such late charge payable under this Agreement shall be payable instead at such legal maximum.
Section 68.    Place of Payments.
(a)All payments required of the Lessee by this Agreement shall be sent to the following address:
        THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY
P.O. Box 95000
Philadelphia, PA 19195-1517

or via the following wire transfer instructions:
Credit Bank Name:        TD Bank
1701 Route 70 East
Cherry Hill, NJ 08304

Credit Bank ABA No.:    031201360
Beneficiary Account No.:    5950011618
Beneficiary Name:        The Port Authority of NY & NJ
or to such other address, or pursuant to such other wire transfer instructions, as may be substituted therefor by the Port Authority by notice to the Lessee from time to time. All payments should reference this Agreement number.
Section 69.    Business Development and Method of Operation.
(a)General Business Development. The Lessee shall diligently conduct Operations and Maintenance Work to develop and increase the business conducted by it hereunder.
(b)Competition. The Lessee covenants and agrees that it will not enter into any agreement or understanding, express or implied, binding or non-binding, with any person, firm, association, corporation or other entity, which will have the effect of fixing rates, of lessening or preventing competition, or of creating or tending to create a monopoly, at the Airport, relating to the services, products, or articles furnished or sold by the Lessee.

Section 70.    Effect of Use and Occupancy of Premises after Expiration or Termination. Without in any way limiting the provisions set forth in Section 46 (Termination by the Port Authority), Section 47 (Right of Re-entry) and Section 49 (Survival of the Obligations of the Lessee), in the event the Lessee remains in possession of the Premises after the expiration or termination of the term of the letting under this Agreement, as it may be extended from time to time, in addition to any damages to which the Port Authority may be entitled under this Agreement or other remedies the Port Authority may have by law or otherwise, the Lessee shall pay to the Port Authority rental for each day during the period commencing on the day immediately following the date of such expiration or the effective date of such termination and ending on the date that the Lessee shall surrender and completely vacate the Premises at a per diem rate equal to (x) twice the sum of (i) the annual rate of rental in effect on the date of such expiration or termination, plus (ii) all items of additional rent and other periodic charges, if any, payable with respect to the Premises by the Lessee at the annual rate in effect during the three-hundred-sixty-five (365) day period immediately preceding such date, divided by (y) three hundred sixty five (365) days; provided that, for so long as the Parties are negotiating a written extension to the term of the letting hereunder in good faith, the per diem amount payable by the Lessee during such negotiation period shall be the sum of clauses (i) and (ii), divided by three hundred sixty five (365) days. The acceptance of money by the Port Authority from the Lessee after the expiration or termination of the letting under this Agreement will not reinstate, continue, renew or extend the Term of this Agreement. Nothing herein contained shall give, or be deemed to give, the Lessee any right to remain in possession of the Premises after the expiration or termination of the letting under this Agreement. Unless a written agreement executed by both parties provides otherwise, after the expiration or termination of the letting hereunder, the Lessee’s continued occupation of the Premises will not reinstate, continue, renew or extend the Term of this Agreement. The Lessee acknowledges that the failure of the Lessee to surrender, vacate and yield up the Premises to the Port Authority on the effective date of such expiration or termination will or may cause the Port Authority injury, damage or loss. The Lessee hereby assumes the risk of such injury, damage or loss and hereby agrees that it shall be responsible for the same and shall pay the Port Authority for the same whether such are foreseen or unforeseen, special, direct, consequential or otherwise and the Lessee hereby expressly agrees to indemnify and hold the Port Authority harmless against any such injury, damage or loss.
Section 71.    Force Majeure.
(a)If the performance by the Port Authority or the Lessee (for purposes of this Section, the “Affected Party”) of any of its obligations hereunder is delayed or prevented in whole or in part by any law, rule, regulation, order or other action adopted or taken after the Effective Date by any Governmental Authority with jurisdiction over the Airport or actions taken by Lessee-Related Entities pursuant to this Agreement, or by any Acts of God, floods, storms, war, civil disorder, terrorist act, public enemy, strike, labor dispute, shortages of materials, fuel, power, or by any other cause not within the control of the Affected Party (any of the foregoing, a “Force Majeure”), to remedy, the Affected Party shall not be deemed to be in violation of this Agreement, and the Affected Party shall be excused from performance of its obligations in accordance with this Agreement but only to the extent that such performance is directly affected by such Force Majeure, unless, in any case, the delay or prevention of performance shall result from failure on the part of the Affected Party to use reasonable care to prevent or reasonable efforts to cure such delay or prevention of performance; provided, however, that, except as specifically provided in Section 7(b) of this Agreement, nothing in this Section 71 (Force Majeure) shall relieve the Lessee of any obligation to pay any rentals specified hereunder or any other fees, charges or money payments due by the Lessee hereunder. Notwithstanding the foregoing, in no event shall the inadequacy of financial resources required in any circumstance constitute Force Majeure or causes or conditions beyond the control of either Party hereunder.
(b)With respect to the performance by the Lessee of the D&C Work, the Outside Completion Date shall be extended day-for-day for any delays in the performance of the D&C Work directly caused by a Force Majeure, the discovery of any Unknown Conditions or any act or omission of the Port Authority not within the control of the Lessee and for which the delay could have been mitigated, cured or prevented by reasonably diligent efforts by the Lessee (the “Completion Delay Events”), in each case, taking into account impacts of the Completion Delay Event on critical path items to the Baseline Schedule in accordance with the Requirements and Provisions for Work, but only to the extent the Completion Delay Event actually delays the performance of the D&C Work beyond the Outside Completion Date. Upon the occurrence of an event that is or may be a Completion Delay Event, the Lessee shall, and impose and enforce requirements on each of its Contractors performing the D&C Work to, take all steps reasonably necessary to mitigate the effects of such event, including redeploying labor, implementing workarounds and filing timely claims for insurance, and all steps that would generally be taken in accordance with Best Management Practice. Any disputes between the Parties with respect to the extension of the Outside Completion Date shall be referred to the Chief Engineer pursuant to Section 101 (Chief Engineer’s Jurisdiction).
(c)Except as specifically provided in Sections 7(b) and 7(d) of this Agreement, no abatement, diminution or reduction of the rental, fees or other charges payable by the Lessee shall be claimed by or allowed to the Lessee for any inconvenience, interruption, cessation or loss of business or other loss caused, directly or indirectly, by any present or future laws, rules, requirements, orders, directions, ordinances or regulations of the United States of America, or of the state, county or city governments, or of any other municipal, governmental or lawful authority whatsoever, or by priorities, rationing or curtailment of labor or materials, or by war or by any matter or thing resulting therefrom, or by any other cause or condition beyond the control of the Port Authority, nor shall this Agreement be affected by any such causes or conditions.
Section 72.    Security Deposit. The Lessee shall maintain a security deposit in compliance with the Security Agreement.
Section 73.    Condition of Premises.
(a)Condition. The Lessee hereby acknowledges that it has not relied upon any representation or statement of the Port Authority or its Commissioners, officers, employees or agents as to the condition of the Premises or the suitability thereof for the operations permitted on the Premises or the Rights of Access by this Agreement. The Lessee, prior to the execution of this Agreement, has thoroughly examined the Existing Premises, the Additional Premises and Rights of Access and determined the Existing Premises, the Additional Premises and Rights of Access to be suitable for the Lessee’s operations hereunder. The Lessee hereby agrees to take the Premises and Rights of Access in the condition they are in as of the date that the Lessee was or is given beneficial occupancy of such Premises or the Rights of Access by the Port Authority. In the case of the Additional Premises, such date shall be the Additional Premises Effective Date. The Lessee agrees to assume all responsibility for any and all risks, costs and expenses of any kind whatsoever caused by, arising out of or in connection with, the condition of the Premises as the same exist as of such date, provided that, without limiting the applicability of any other applicable provision of this Agreement, Lessee’s foregoing obligations are subject to Section 73(b) and Section 76(d) and Lessee’s Remediation obligations for the Additional Premises shall be subject to Section 76(f)(3). Without limiting any obligation of the Lessee to commence operations hereunder at the time and in the manner stated elsewhere in this Agreement, the Lessee agrees that no portion of the Premises will be used initially or at any time during the letting which is in a condition unsafe or improper for the conduct of the Lessee’s operations hereunder so that there is possibility of injury or damage to life or property. It is hereby understood and agreed that whenever reference is made in this Agreement to the condition of the Premises as of the commencement of the term thereof, the same shall be deemed to mean the condition of the Premises as of the date that the Lessee was or is given beneficial occupancy of such Premises by the Port Authority by the terms of this Agreement or any prior agreement or authorization by the Port Authority, whichever is earlier (which, in the case of Additional Premises, shall be the Additional Premises Effective Date), and as to the improvements made and the alteration work performed during the Term in the condition existing after the completion of the same.
(b)Construction Obligations. The following activities are considered part of the D&C Work, and are not considered Remediation: (i) excavation of soil or other debris containing Hazardous Substances in connection with and to the extent necessary to perform the D&C Work, and if such soil or debris cannot be reused on the Premises for any reason (including lack of space, or inconsistency with Environmental Requirements, the TCAP Manual or Environmental Management Plan) during performance of the D&C Work, the disposal and transportation of such soil in accordance with Environmental Requirements, (ii) any treatment, storage or disposal of groundwater containing Hazardous Substances that is extracted from an excavation by the Lessee, in each case, within the Excavation Boundary, (iii) any Hazardous Substances located in buildings, structure, improvements or equipment being demolished by Lessee as part of the D&C Work, and (iv) the remaining obligations set forth in this Section 73(b). If at the time Lessee is excavating soil in the Perimeter Dig Area for the D&C Work, Hazardous Substances are identified to be present, based on visual or olfactory observation at levels that are likely to exceed Remediation standards that would be applicable to the Perimeter Dig Area if a Remediation were required by the New York State Department of Environmental Conservation (“NYSDEC”), Lessee shall excavate soil exhibiting such Hazardous Substances within the Perimeter Dig Area and, if such materials are observed at the Perimeter Dig Area boundary, outside of the applicable Perimeter Dig Area; provided however, that Lessee shall have no obligation to conduct sampling to verify the presence or absence of Hazardous Substances or to excavate soil outside the Excavation Boundary. This Section 73(b) applies to Lessee’s responsibility for D&C Work in connection with Hazardous Substances, and does not limit or modify the Lessee’s obligations under Section 76 if independently applicable to the same Hazardous Substances or activities. The Lessee shall provide access in accordance with Section 5(p)(1) to permit the Port Authority to observe, investigate or assess conditions discovered within the Excavation Boundary, as described in this Section 73(b), during times and within areas that the Lessee determines will not materially interfere with the D&C Work. To the extent that Hazardous Substances are identified pursuant to this Section 73(b) within the Excavation Boundary related to the Additional Premises or Rights of Access and are determined by the Port Authority to require reporting to a Governmental Authority in order to comply with Environmental Requirements, the Port Authority shall conduct such reporting pursuant to Section 73(c) hereof, and shall provide the Lessee with copies of any Port Authority records that may be publicly disclosed with respect to the Hazardous Substances that are the subject of such reporting.
(c)Reporting of Releases. The Lessee shall report Releases of Hazardous Substances occurring during the Term if and in the manner required by applicable Environmental Requirements (1) if the Lessee causes such Release; (2) a Lessee-Related Entity is responsible for such Release of Hazardous Substances; or (3) such Release is discovered on or within the Existing Premises and the Lessee is responsible for investigation or remediation of such Release under this Agreement; or (4) subject to Section 76(i), such reporting is required by Environmental Requirements. In the case of discovery of a Release of Hazardous Substances for which the Lessee is not responsible under Sections 76(d), 76(f)(3) or 76(f)(4), the Port Authority shall be responsible for reporting such Releases if discovered by the Lessee and reported by the Lessee to the Port Authority, and the Port Authority shall provide Lessee with a copy of the report filed to the relevant Governmental Authority and any documentation prepared by or obtained by the Port Authority concerning a determination of “no further action” or other final Governmental Authority determination regarding Remediation requirements with respect to the Hazardous Substances subject to such reporting, including any sampling reports, cleanup plans and closure reports. In any case, the Lessee shall coordinate with the Port Authority to determine whether the Lessee has responsibility or the Port Authority has responsibility for reporting under this Agreement, and shall use commercially reasonable efforts to determine, through coordination with the Port Authority and other investigation, whether a discovery of Hazardous Substances is subject to an existing report to an applicable Governmental Authority.
(d)Survival. All the obligations of the Lessee under this Section with respect to the aforesaid responsibilities, risks, costs and expenses assumed by the Lessee shall survive the expiration or termination of this Agreement in whole or in part.
Section 74.    Joint Periodic Condition Survey.
(a)Condition Survey. In addition to any inspection of the Premises which may be made under any other Section of this Agreement or otherwise, a Condition Survey of the Premises shall be conducted by the Condition Survey Contractor within the time period, and subject to and in accordance with the terms and conditions, provided below, and provided further that such Condition Survey shall be done at a time and in a manner that does not materially interfere with operations at the Premises as a whole.
(b)Time Period and Notice Procedure. At any time during the term, but in no event before the fifth (5th) anniversary of the Effective Date, the Port Authority may, and in addition, during the last twelve (12) months prior to the Expiration Date (the selection of the applicable expiration date to be in the sole discretion of the Port Authority), the Port Authority shall conduct a Condition Survey, in which case the Port Authority will advise the Lessee of the proposed Condition Survey (which may include all or particular portions of the items enumerated in the definition of “Condition Survey”) and including the name of the proposed Condition Survey Contractor who will perform the Condition Survey and the proposed scope and fee structure of the proposed Condition Survey Contract. Within thirty (30) days after the Port Authority’s notice to the Lessee, the Lessee shall advise the Port Authority in writing of its concurrence or objection to the proposed Condition Survey Contract. In the event the Lessee fails to respond during the said time period, said non-response shall be deemed a concurrence and the Port Authority shall proceed with the said Condition Survey Contract. In the event the Lessee notifies the Port Authority of its objections to the proposed Condition Survey Contract or Condition Survey Contractor, the parties shall consult with each other in good faith to resolve such dispute. If such resolution is not reached within thirty (30) days, then the Port Authority, if it so elects, shall make a determination as to the issue or issues in dispute. The parties hereby agree that the Port Authority’s determination of said issues, including the Condition Survey Contract and the Condition Survey Contractor, shall be final.
(c)Port Authority Policies and Practices. It is hereby expressly understood and agreed that the selection of each Condition Survey Contractor and the award of any Condition Survey Contract shall be subject to and consistent with the Port Authority’s policies and practices for the selection and award of similar contracts and the Port Authority shall have as full a right to require the use of competitive bidding and award, or other basis of award, for any such Condition Survey Contract as if the work on such contract were being performed solely for the Port Authority; and further that the Condition Survey Contract shall contain terms and conditions which are standard to Port Authority contracts or consistent with such standard provisions.
(d)Costs. With respect to each Condition Survey other than the Condition Survey contemplated hereunder to be conducted during the last twelve months of the term prior to the Expiration Date, all Condition Survey Costs shall be allocated equally between the Port Authority and the Lessee. Accordingly, the Lessee hereby agrees to pay to the Port Authority fifty percent (50%) of the Condition Survey Costs with respect to each Condition Survey, except that the Lessee hereby agrees to pay to the Port Authority one hundred percent (100%) of the Condition Survey Costs with respect to the Condition Survey contemplated to be conducted hereunder during the last twelve months of the term, as aforesaid.
(1)    The Lessee shall pay to or reimburse the Port Authority for the Condition Survey Costs as follows: The Port Authority shall after the completion of the Condition Survey under a Condition Survey Contract and, if it elects, also from time to time during the course of the performance of such Condition Survey, submit to the Lessee a certificate or certificates setting forth the Condition Survey Costs at the date of each such certificate. Within thirty (30) days after the delivery of each such certificate, the Lessee shall pay to the Port Authority an amount representing fifty percent (50%) (except one hundred percent (100%) with respect to the Condition Survey contemplated to be conducted during the last twelve months of the term, as aforesaid ) of the amount of the Condition Survey Costs set forth in such certificate. Upon its final determination of the Condition Survey Costs, the Port Authority shall submit to the Lessee a certificate marked “Final”, setting forth the final determination of the Condition Survey Costs with respect to each Condition Survey Contract as reduced by any previous payment with respect to such Condition Survey Contract, and the Lessee shall and hereby agrees to pay to the Port Authority within thirty (30) days of the date of such certificate an amount representing fifty percent (50%), or one hundred percent (100%), as applicable, of the amount of the Condition Survey Costs set forth in such certificate; provided, however, that neither the foregoing nor any certificate delivered by the Port Authority, nor any payment made by the Lessee shall waive or impair any right of the Port Authority of review and audit with respect to the Condition Survey Costs with respect to each Condition Survey Contract and provided, further, that in the event any such review or audit by the Port Authority requires an adjustment of the Condition Survey Costs, the Lessee promptly shall be credited with, or shall pay, as the case may be, all amounts required by such adjustment.
(2)    Without limiting any of the terms and provisions of Section 29 (Additional Rent and Charges), any and all amounts required to be paid by the Lessee hereunder may be added to any installment of rental thereafter due hereunder and each and every part of the same shall be and become additional rent, recoverable by the Port Authority in the same manner and with like remedies as if it were part of the rental as set forth in Section 7 (Rental).
(e)Required and Recommended Actions. Within ninety (90) days after the date of issuance of a Condition Survey Report (a “Report Date”), the Lessee and the Port Authority shall agree on all items and actions contained in such Condition Survey Report that are necessary or required to meet the Lessee’s maintenance, repair or other obligations, duties or responsibilities under this Agreement, and the Lessee shall diligently implement such items and actions to completion; provided, however, that the Lessee shall promptly commence any and all items, action or work related to or affecting or involving fire safety, health, structural integrity, life safety, security and other emergency response. If the Lessee and the Port Authority are unable to agree on any item or action within such period, then the Port Authority, if it so elects, shall make a determination as to the item or action in dispute. The Parties hereby agree that the Port Authority’s determination of said item or action shall be final.
(f)Rights of Entry. The Condition Survey Contractor shall have all rights of entry to the Premises during all reasonable times as appropriate or required to perform or complete the Condition Survey and the Condition Survey Report under the Condition Survey Contract.
(g)No Waiver, etc. Neither the provisions of this Section including, without limitation, the right of the Port Authority to have the Lessee perform and complete the work recommended or required by the Condition Survey Report, the obligation of the Lessee so to perform and complete such work, nor any such performance thereof by the Lessee, any failure of the parties to select a Condition Survey Contractor, any failure of any Condition Survey Contractor to perform and complete a Condition Survey Contract, nor any failure by the Lessee or the Port Authority to pay the Condition Survey Costs with respect to any Condition Survey Contract or any portion thereof, shall be deemed to release, waive, diminish, limit or impair any of the obligations, duties, responsibilities or liabilities of the Lessee under any term, provision, covenant or condition of this Agreement or to limit, waive, affect, restrict or impair any right or remedy of the Port Authority including, without limitation, any right of the Port Authority to terminate the letting hereunder, whether before or after the Report Date. Without limiting the foregoing, it is expressly understood and agreed that the Lessee shall not postpone or delay any action, maintenance, rebuilding or repair or other item or thing required to be taken by the Lessee under any other section of this Agreement.
Section 75.    Storage Tanks and Pipelines.
(a)Equipment Covered. All aboveground storage tanks and underground storage tanks existing as of the Effective Date on the Existing Premises or installed on the Premises during the Term subsequent to the Effective Date, and their appurtenances, pipes, lines, fixtures and other related equipment are hereinafter collectively called the “Tanks” and singularly called a “Tank”.  Except as otherwise provided in Section 75(c), the Lessee hereby agrees that title and ownership of the Tanks shall be and remain in the Lessee and that all registrations shall be in the name of the Lessee as both owner and operator, notwithstanding anything to the contrary in any Construction Application.  The Port Authority has made no representations or warranties with respect to the Tanks or their location and shall assume no responsibility for the Tanks.  All Tanks installed subsequent to the Effective Date by a Lessee-Related Entity shall be installed pursuant to the terms and conditions of this Agreement including, without limitation, Section 31 (Other Construction by the Lessee) and in compliance with Section 38 (Compliance with TCAP Manual) and nothing in this Section shall or shall be deemed to be permission or authorization to install any Tanks, except as may be approved pursuant to the TCAP Manual procedures.
(b)Maintenance and Repair. Without limiting the generality of any of the provisions of this Agreement, the Lessee agrees that it shall be solely responsible for maintaining, testing and repairing the Tanks.  The Lessee shall not perform any repairs, non-routine servicing or non-routine maintenance of or to the Tanks without the prior written approval of the Port Authority.
(c)Title. It is hereby agreed that title to and ownership of the Tanks shall remain vested in the Lessee until the earlier to occur of (1) execution of a written agreement between the Lessee and the Port Authority transferring title to the Tanks (as applicable) to the Port Authority or in New York City (which agreement may include assumption of liabilities and/or compensation for the assumed liabilities, if any); or (2) receipt by the Lessee of written notice from the Port Authority expressly waiving the Port Authority’s right to require the Lessee to remove the Tanks (as applicable) from the Premises as set forth in paragraph (h) below. The vesting of title to the Tanks in the Port Authority or in New York City by operation of law, including (if applicable) at the expiration of the Term shall in no event relieve the Lessee of any liabilities Lessee may have with respect to the Tanks (as applicable) or from the obligation to remove the Tanks from and restore the Premises in accordance with paragraph (h), below, unless or until the Port Authority enters into the agreement or gives written notice described in this paragraph (c).
(d)Environmental Compliance. Without limiting the generality of any other term or provision of this Agreement, the Lessee shall at its cost and expense comply with all Environmental Requirements pertaining to the use, operation, maintenance, testing and repair of the Tanks, and any presence, pumping, pouring, venting, emitting, emptying, leakage, deposit, spill, discharge or other release of Hazardous Substances from the Tanks occurring prior to the earlier of Expiration Date or any earlier termination of this Agreement in accordance with its terms (hereinafter called a “Discharge”) including, without limitation, registering and testing the Tanks, submitting all Remediation plans, bonds and other financial assurances required by Environmental Requirements, performing all Remediation of a Discharge required to achieve the Compliance Standard set forth in Section 76(j) and filing all reports, making all submissions to, providing all information required by, and complying with all requirements of, all Governmental Authorities pursuant to Environmental Requirements and delivering to the Port Authority a copy of such documentation within seven (7) days of submittal or receipt of such documentation by Lessee, including copies of current Tank registrations.
(e)Indemnity. Without limiting the terms and provisions of Section 18 (Insurance) and 19 (Indemnity), the Lessee hereby assumes all risks arising out of or in connection with the Tanks and all Discharges from the Tanks whether or not foreseen or unforeseen and shall indemnify and hold harmless the Port Authority Indemnified Parties from and against (and shall reimburse the Port Authority Indemnified Parties for their Losses including, without limitation, penalties, fines, liabilities, settlements, damages, attorney and consultant fees (including fees of in-house and outside counsel to the Port Authority), investigation and laboratory fees, clean-up and remediation costs, court costs and litigation expenses), all claims and demands of third persons including but not limited to those for personal injuries (including death), property damages, or environmental impairment, arising or alleged to arise out of or in any way related to, the failure of the Lessee to comply with each and every term and provision of this Section 75 (Storage Tanks and Pipelines) in connection with the Tanks and any Discharge (from the Tanks), or any lawsuit brought or threatened, settlement reached or any governmental order to the extent relating to the Tanks or a Discharge, or any violation of any Environmental Requirements to the extent related to any Tank or a Discharge. It is understood the foregoing indemnity shall cover all claims, demands, assessments, penalties, settlements, damages, fees (including fees of in-house and outside counsel to the Port Authority), fines, costs and expenses of or imposed by any Governmental Authority under the Environmental Requirements.
If so directed, the Lessee shall at its expense defend any suit based upon any such claim (even if such claim is groundless, false or fraudulent) and in handling such it shall not without first having express advance permission from the General Counsel of the Port Authority raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority.
(f)Testing. In addition to the requirements of Section 10 (Compliance with Governmental Requirements) and Section 75(d), the Port Authority shall have the right upon notice to the Lessee to direct the Lessee, at the Lessee’s sole cost and expense: (i) to perform such testing of the soil, subsoil and ground water of the Premises in and surrounding the Tanks, as applicable; and (ii) to Remediate any Discharge, in each case, to the extent required by any Environmental Requirement or Governmental Authority or otherwise pursuant to this Agreement. Such testing and Remediation shall be performed pursuant to a Construction Application prepared by the Lessee and submitted to the Port Authority for the Port Authority’s approval.
(g)Protection Against Spills. In the Lessee’s use and operation of the Tanks, the Lessee shall use Best Management Practices and exercise its best efforts to prevent Hazardous Substances from entering the soil or groundwater including, without limitation, subject to Section 5 (Design and Construction by the Lessee), by the installation and use of appropriate monitoring, and spill and overfill devices and by placing an impervious material, such as asphalt or concrete, over the soil area above and in the vicinity of the Tanks, as approved by the Port Authority pursuant to a Construction Application.
(h)Removal of Tanks.
(1)The Lessee shall remove the Tanks from the Premises and comply with the Provisions of this Section 75(h) at the earlier of (A) when required under Environmental Requirements, or (B) before the expiration of the Term of this Agreement. Such removed Tanks shall be disposed of off of the Airport in accordance with all Environmental Requirements, and Lessee shall within fifteen (15) business days of such disposal deliver a copy of all closure documentation to the Port Authority; provided that except as otherwise required by Environmental Requirements, Lessee shall have no obligation prior to the end of the Term to remove Tanks if Lessee is using such Tanks in compliance with Environmental Requirements and the terms of any approval of a Construction Application. Notwithstanding the foregoing, the Port Authority may approve closure of Tanks “in place” in lieu of removal if (a) such Tanks can lawfully be closed in place and removal would impair the structural integrity of any improvements, as determined by the Port Authority in its sole discretion, or (b) if the Port Authority otherwise approves closure “in place”. Nothing herein shall be deemed to require the removal of any Tank that may lawfully be used after the expiration of this Agreement, if the Port Authority notifies the Lessee in writing of its election to assume ownership of any such Tank or of its waiver of the removal requirements of this Section 75(h).
(2)Without limiting the foregoing or any other term or provision of this Agreement, any removal of the Tanks shall be performed pursuant to a Construction Application prepared by the Lessee and submitted to the Port Authority for the Port Authority’s approval and, in connection with such removal, the Lessee shall restore the Premises to the substantially same condition existing prior to the installation of the Tanks, normal wear and tear excluded, and shall perform such testing of the Tanks and of the soil, sub-soil and ground water in the vicinity of the Tanks as shall be required by Environmental Requirements to determine whether Discharges occurred and the extent of any Discharges, and shall Remediate contamination disclosed by such testing to achieve the Compliance Standard.  In the event the Lessee does not remove the Tanks as required by subparagraph (1), above, or implement the removal or Remediation of Hazardous Substances as required by this subparagraph (2), the Port Authority may enter upon the Premises and effect the removal and disposal of the Tanks, the restoration of the Premises to substantially their condition prior to installation of the Tanks, or Remediation to achieve the applicable Compliance Standard and the Lessee hereby agrees to pay all costs and expenses of the Port Authority arising out of such removal, disposal, restoration and Remediation.
(i)Applicability of Section 75 to Pipelines. The Port Authority may authorize Lessee or a third party to install underground systems for the conveyance and distribution of petroleum products, including jet fuel and aviation gasoline, including related hydrants and supporting equipment (each a “Pipeline” and collectively “Pipelines”), subject to written agreement between the Lessee and any third party, provided that the Port Authority will not authorize a third party to install such Pipelines on the Premises without the prior written consent of the Lessee or approval by the Port Authority of an agreement between Lessee and one or more third parties for installation of such Pipelines. No such Pipelines shall be installed or permitted to be installed by or at the direction of the Lessee on any part of the Premises except pursuant to the provisions of this Agreement or with the prior written consent of the Port Authority, which consent may consist of the approval by the Port Authority of a written agreement for installation of Pipelines entered into by Lessee with a third party. Unless otherwise specified in the terms of any such written agreement or written consent given by the Port Authority, the portion of any such Pipeline installed for and exclusively serving Lessee and its Sublessees at the Premises, up to and including the vault housing, the interconnection of such Pipeline with a fuel supply main (which is the portion of the Pipeline that serves tenants and occupants of areas of the Airport other than Lessee and its Sublessees at the Premises) (the “Lessee’s Pipeline”), shall be subject to the requirements of this Section 75 as though the Lessee’s Pipeline is a “Tank” for all purposes of this Section 75 and elsewhere within this Agreement. Unless otherwise agreed in writing between the Lessee and a third party, in a form approved in writing by the Port Authority, the Lessee shall be responsible for the Lessee’s Pipeline after the date of this Agreement and for ensuring the compliance of the Lessee’s Pipeline with all requirements for Tanks under this Section 75. Unless otherwise agreed between the Lessee and a third party, with the written approval of the Port Authority, the Lessee shall be responsible for all operation, maintenance, Remediation and removal of the Lessee’s Pipeline.
(j)Survival. The Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Agreement in whole or in part.
(k)Nothing in this Section 75 shall be construed as a submission by the Port Authority to the application to itself of the Environmental Requirements; provided, however, no immunity or exemption of the Port Authority from the Environmental Requirements shall excuse the compliance therewith by the Lessee or shall be grounds for non-compliance therewith by the Lessee.
Section 76.    Environmental Compliance and Related Matters

(a)	No Release of Hazardous Substances.

(1)The Lessee covenants and agrees that it shall not cause, and shall use best practices of the Lessee’s industry in the United States of America, as required by Section 14(a)(2), to not permit any Hazardous Substance to be used, stored or located, on, at or under the Premises or at the Airport by any Person in connection with this Agreement, except for Hazardous Substances that are (a) used, stored, handled and managed in compliance with all Environmental Requirements in connection with activities authorized by this Agreement and are of the type and amount customarily associated with such activities, (b) otherwise permitted under Environmental Requirements and approved in advance in writing by the Port Authority, or (c) being removed or Remediated as provided in this Section 76(a)(1). In addition, the Lessee covenants and agrees that it shall not cause, and shall use best practices of the Lessee’s industry in the United States of America to not cause or permit any Hazardous Substance to be Released on, at, from or under the Premises or at the Airport in connection with this Agreement, including into any ditch, conduit, stream, storm sewer, or sanitary sewer at the Airport by any Person, except for Hazardous Substances that are (a) air emissions, stormwater discharges and wastewater discharges that are expressly authorized by a Governmental Approval issued to the Lessee, (b) otherwise permitted under Environmental Requirements and approved in advance in writing by the Port Authority, or (c) being removed or Remediated as provided in this Section 76(a)(1). Without limiting any indemnification or other obligation of the Lessee with respect to Hazardous Substances, any Hazardous Substance generated, placed, held, stored, used or located within the Premises, or released, disposed of or discharged by the Lessee (or permitted by the Lessee to be generated, placed, held, stored, used, located, disposed of, released or discharged on the Premises or at the Airport except as authorized by this Section 76(a)(1)), shall be removed or Remediated by the Lessee as provided in Section 76(f), provided however that the requirements of this Section 76(a)(1) shall not apply to actions or omissions of the Lessee outside of the Premises, the Rights of Access or the O&M Access Areas in connection with the Lessee’s activities under an agreement with the Port Authority other than this Agreement.

(2)Promptly upon receipt of the Port Authority’s request, the Lessee shall submit to the Port Authority true and correct copies of any notices, reports, manifests, records or any other document (i) submitted and/or filed by the Lessee with any Governmental Authority and (ii) required to be maintained and/or filed by the Lessee with any Governmental Authority pursuant to any Environmental Requirements. The Lessee also agrees to cooperate with the Port Authority and to provide access by the Port Authority and the Port Authority’s representatives to any of the Lessee’s records, with respect to the Premises relating to any assessment of the environmental condition of the Premises or the generation, placement, storage, use, treatment or disposal of Hazardous Substances on or about the Premises, or with respect to Hazardous Substances generated, used, placed, stored, treated or disposed of by the Lessee on or in any other areas at, on or under the Airport occupied or used by the Lessee, except for any such records providing advice of legal counsel, provided however, that if the use of an area at the Airport by the Lessee is not related to this Agreement and is governed by a separate agreement between the Lessee and the Port Authority, the provisions of such separate agreement shall apply instead of this subsection.

(3)The Lessee shall, simultaneously with the filing or transmission of any notice, report, application or other document to a Governmental Authority, send a copy of such notice, report, application or other document to the Port Authority. Within five (5) days after receipt by the Lessee from a Governmental Authority of any notice, report, approval or other document, Lessee shall provide to the Port Authority a copy of all documents. Documents subject to this Section 76(a)(3) include, but are not limited to, regulatory or operating permits, regulatory filings, risk management plans, amendments or notices of non-compliance or violations.

(b)Compliance with Environmental Requirements. Without limiting the Lessee’s obligations elsewhere under this Agreement to comply with and enforce within the Premises all laws, ordinances, governmental rules, regulations and orders of a Governmental Authority which were or at any time are in effect during the Term, subject to Section 73(b), Section 76(d) and the terms of Section 76(f)(3), (f)(4) as such sections apply in the context of the Lessee’s other obligations under this Agreement, the Lessee understands and agrees that it shall be obligated, at its cost and expense, to comply with, and relieve the Port Authority from compliance with, all Environmental Requirements to the extent applicable to (i) the Premises, (ii) operations of, or work performed by, the Lessee or any Lessee-Related Entity at the Premises or the Rights of Access or the O&M Access Areas, or otherwise at the Airport in connection with this Agreement, (iii) the occupancy and use of the Premises, Rights of Access or the O&M Access Areas by the Lessee, any Lessee-Related Entity or any other Person authorized or permitted by Lessee or any Lessee-Related Entity to use or occupy the Premises, or (iv) any Environmental Damages. Without limiting the generality of the foregoing and as part of the Lessee’s fulfillment of the foregoing obligations, the Lessee shall be responsible, at its sole cost and expense and subject to the direction of the Port Authority, for the following required by Environmental Requirements:
(1)the preparation of and submission to all applicable Governmental Authorities of any notice, negative declaration, remedial action work plan, no further action letter, Remediation agreement or any other documentation or information;
(2)the obtaining of any surety bond or the giving of any other financial assurances;
(3)the obtaining from any Governmental Authority, if applicable, of any approval of a negative declaration or no further action letter, response action outcome or other form of release or mitigation; and
(4)complying with the provisions of all Environmental Requirements becoming effective on or relating to the termination, expiration or surrender of the letting of the Premises or of any portion thereof under this Agreement, or on the closure or transfer of the Lessee’s operations at the Premises.
(c)Environmental Site Assessment. Promptly, when required by any applicable Governmental Authority, the Lessee shall perform, at its sole cost and expense, an environmental site assessment compliant with Environmental Requirements and acceptable to the Port Authority that such assessment is compliant with Environmental Requirements to determine the extent, if any, of contamination of the Premises resulting from or in connection with the use and occupancy of the Premises by the Lessee and shall, at its sole cost and expense, Remediate the following identified by the environmental site assessment to achieve the Compliance Standard (i) all Hazardous Substances in, on, or under the Premises, (ii) any petroleum in, on, or under the Premises, and (iii) all contaminants and pollutants in, on, or under the Premises that create a threat to human health or the environment and that are required to be Remediated, provided that without limiting the applicability of any other provision of this Agreement, the foregoing are subject to Section 73(b), Section 76(d) and the terms of Section 76(f)(3). Any such Remediation shall comply with applicable Environmental Requirements.
(d)Carve-outs. Notwithstanding the foregoing provisions and subsequent provisions, it is hereby agreed and understood that the Lessee shall have no liability or obligations under this Agreement for violations of Environmental Requirements or Remediation or Releases of Hazardous Substances caused solely by the willful misconduct or sole negligence of the Port Authority or any officer, employee, agent or authorized representative of the Port Authority. Lessee shall not be required to conduct Remediation or achieve the Compliance Standard or have liability or obligations under this Agreement for violations of Environmental Requirements or Releases of Hazardous Substances to the extent that (i) the presence of Hazardous Substances results from the migration of Hazardous Substances through soil or groundwater onto or under the Existing Premises, the Additional Premises or the Rights of Access on or after the Effective Date, except to the extent (y) the Lessee caused the Releases of Hazardous Substances that are migrating or have migrated, or (z) the migration of Hazardous Substances originated from the Existing Premises and Lessee is responsible under Section 76(f)(2) of this Agreement for the Remediation of the Hazardous Substances that are migrating or have migrated, (ii) such Remediation is triggered by Hazardous Substances that were on or under the Additional Premises prior to the applicable Additional Premises Effective Date, except to the extent the Lessee caused the Releases of Hazardous Substances that are present as of the Additional Premises Effective Date or is otherwise responsible for Remediation of such Releases under the last sentence of Section 76(f)(3) of this Agreement; or (iii) such Remediation is triggered by Hazardous Substances that were on or under the Rights of Access prior to the Effective Date, except to the extent the Lessee caused the Releases of Hazardous Substances present as of the Effective Date. Nothing in this paragraph (d) shall be interpreted to limit the Lessee’s responsibility to achieve the Compliance Standard with respect to Releases of Hazardous Substances for which Lessee is otherwise responsible to conduct Remediation under Section 76(f) of this Agreement. No provision of this Agreement that limits the liability of Lessee, including this Section 76(d), shall be interpreted to require the Port Authority to perform or pay for any Remediation, reimburse the Lessee for costs of Remediation or indemnify or hold Lessee harmless for Hazardous Substances or Environmental Damages.
(e)Asbestos Remediation. If any asbestos or asbestos-containing materials for which Remediation is required by any Environmental Requirement is or becomes located in any structures (whether above-grade or below-grade) on the Premises, the Lessee shall conduct the abatement and removal of all of such asbestos and asbestos-containing materials located in all structures (whether above-grade or below-grade) necessary for performance of the D&C Work and the handling, transporting and off-Airport disposal thereof (including, if required, disposal of asbestos in an off-Airport long-term asbestos disposal facility), all of the foregoing to be performed and completed as required by and in accordance with Environmental Requirements; provided Lessee shall have no obligation during the D&C Work to abate or remove any asbestos or asbestos-containing materials located in structures on the Premises that Lessee does not disturb during performance of the D&C Work and that is not otherwise required to be Remediated under Environmental Requirements. Any asbestos or asbestos-containing materials that remain in place in underground locations following the D&C Work shall be removed, encapsulated or otherwise abated if disturbed by future construction or excavation, or if otherwise required by Environmental Requirements. Any asbestos or asbestos-containing material that remains exposed above ground shall either be removed, encapsulated or otherwise abated if required by Environmental Requirements or may remain in place if inspected and maintained in a condition that permits continued use under Environmental Requirements.
(f)Obligation to Remediate.
(1)Lessee Releases on Airport Property in Connection with this Agreement. The Lessee shall conduct all Remediation required by Environmental Requirements and this Agreement in connection with Releases of Hazardous Substances at, on, under or from Airport in connection with this Agreement that is caused by the Lessee or Lessee-Related Entity, that results from the actions or omissions of any other Person on or within the Premises during the Term, or results from a breach of any covenant or requirement of this Agreement by the Lessee or Lessee-Related Entity. Such Remediation shall be conducted to meet the Compliance Standard set forth in Section 76(j) hereof.
(2)Existing Premises. The Lessee shall conduct all Remediation required by Environmental Requirements and this Agreement with respect to Hazardous Substances present within, Released upon, or migrating from Existing Premises in accordance with all Environmental Requirements, to achieve the Compliance Standard set forth in Section 76(j) hereof. The parties expressly agree and acknowledge that the Lessee shall have full responsibility and liability for any Environmental Damages, Environmental Requirements, discharges, spills and any environmental condition existing on the Existing Premises, including those occurring (i) during the Lessee’s use or occupancy of the Existing Premises, including the letting, use or occupancy of the Existing Terminal Facilities under Lease AG-865, Lease AGA-126, Lease AG-753, the Trailer Site Permit, the GSE Maintenance Facility Permit and the Aircraft Parking Permit, as applicable, and (ii) during any periods prior to the date of Lessee’s right to lease or use and occupy the Existing Premises, to the extent that such obligations or liabilities of predecessors-in-interest were assumed by the Lessee, as assignee, or for which the Lessee is otherwise responsible by law. Without limiting the Lessee’s obligations under other provisions of this Agreement, the Lessee and Port Authority agree that Lessee’s foregoing Remediation obligations are subject to Section 76(d).
(3)Additional Premises. The Lessee shall conduct all Remediation required by Environmental Requirements and this Agreement in connection with Releases of Hazardous Substances occurring on, in, from and under the Additional Premises during the Term in order to achieve the Compliance Standard set forth in Section 76(j) hereof. Without limiting the Lessee’s obligations under Section 73(b), Lessee shall not be responsible for Remediation of any Hazardous Substances in, on, under or migrating from the Additional Premises which the Lessee can prove were in, on, under or migrating from the Additional Premises before the Additional Premises Effective Date and were not due to the acts or omissions of any Lessee-Related Entity. Without limiting the Lessee’s obligations under other provisions of this Agreement, the Lessee and Port Authority agree that Lessee’s foregoing Remediation obligations are subject to Section 76(d). Notwithstanding the foregoing, the Lessee shall be responsible under this Section 76(f)(3) for Remediation of Hazardous Substances that were present on the Additional Premises prior to the Additional Premises Effective Date to achieve the Compliance Standard to the extent that the Lessee or a Lessee-Related Entity (A) caused or permitted a Release to occur in breach of any Lessee covenant in this Agreement and the Remediation of such Release requires Remediation of pre-existing Hazardous Substances, provided that the foregoing provisions of this Section 76(f)(3) shall not require Lessee to Remediate Hazardous Substances beyond the area where Hazardous Substances from such Release came to be located unless required by a Governmental Authority to reach the Compliance Standard, or (B) alters the locations or concentrations of such pre-existing Hazardous Substances in a manner that results in new or additional Remediation requirements or materially increases the cost of Remediation that would otherwise be required (such actions being “Exacerbate” or “Exacerbated”).
(4)Rights of Access. The Lessee shall conduct all Remediation required by Environmental Requirements and this Agreement in connection with Releases of Hazardous Substances on or under the Rights of Access caused by any Lessee-Related Entity or by the Lessee’s breach of any covenant of this Agreement during the Term in order to achieve the Compliance Standard set forth in Section 76(j) hereof. The Lessee shall only be responsible for the Remediation of Hazardous Substances present on the Rights of Access before the Term to the extent that Lessee Exacerbated such Hazardous Substances. Without limiting the Lessee’s obligations under other provisions of this Agreement, the Lessee and Port Authority agree that Lessee’s foregoing Remediation obligations are subject to Section 76(d).
(5)Third-Parties. In addition to and without limiting the generality of the obligations of the Lessee set forth above and elsewhere in this Agreement, the Lessee shall, at its sole cost and expense upon notice from the Port Authority, promptly take all actions to Remediate all Hazardous Substances at the Airport in connection with this Agreement to achieve the Compliance Standard in Section 76(j) (i) resulting from, arising out of or in connection with the use and occupancy of the Premises, the Rights of Access or the O&M Access Areas by the Lessee, or any Lessee-Related Entity, (ii) which are disposed of, released, discharged or otherwise placed in, on or under the Airport by the Lessee or any Lessee-Related Entity in connection with this Agreement, (iii) which result from the acts or omissions of any third party on or within the Premises, or from the Lessee’s failure to comply with any requirement of this Agreement or Environmental Requirements, or (iv) which have migrated from the Premises to any other property; provided that, without limiting the Lessee’s obligations under other provisions of this Agreement, the Lessee and Port Authority agree that the foregoing are subject to Section 76(d) and the terms of Sections 76(f)(3) and (4).
(6)Scope. The foregoing obligations of the Lessee shall include, without limitation the investigation of the environmental condition of the areas to be Remediated, the presentation of feasibility studies, reports and remedial plans and the performance of any

Remediation. Any actions of the Lessee under the foregoing shall be performed in a good, safe and workmanlike manner and shall minimize any impact on activities off the Premises. The Lessee shall promptly provide to the Port Authority all copies of test results and reports generated in connection with such actions. Promptly upon completion of such Remediation, the Lessee shall seal or cap all monitoring wells and test holes, remove all associated equipment and restore the remediated property to substantially its original condition before such Release occurred and Remediation performed, normal wear and tear excepted.
(7)Compliance Standard. Nothing in this Section 76(f) shall be deemed or construed to limit the Lessee’s obligation to achieve the Compliance Standard or entitle the Lessee to compensation or other relief with respect to a Release of Hazardous Substances for which the Lessee is obligated to perform Remediation under this Agreement.
(g)    Port Authority Remedies. Without limiting the Port Authority’s other remedies under this Agreement or, generally, at law or equity, the Port Authority shall have the right, during and after the term, to such equitable relief, including restraining injunctions and declaratory judgments, to enforce compliance by the Lessee with its environmental obligations under this Agreement including, without limitation, all the Lessee’s obligations under this Section. In the event that the Port Authority reasonably concludes that the Lessee has failed to comply with or perform any of such obligations, the Port Authority at any time during or subsequent to the termination, expiration or surrender of the letting of the Premises or any portion thereof may elect (but shall not be required) to perform such obligations, and upon demand the Lessee shall pay to the Port Authority all Losses arising from such performance.
(h)    Information and Reports. Without limiting any other of the Lessee’s obligations under this Agreement, the Lessee, at its sole cost and expense, shall provide the General Manager of the Airport with such information, documentation, records, correspondence, notices, reports, tests, results, and certifications and any other information as the Port Authority may request in connection with any Environmental Requirements or Environmental Damages, excluding the foregoing that provide advice of legal counsel and the Lessee shall promptly acknowledge, swear to, sign, or execute or certify (y) the same if it or its consultant prepared the same and if requested to do so by the Port Authority or if required by Environmental Requirements or (z) that the same is a true and complete copy of the information received by the Lessee if such information was not prepared by the Lessee or its consultant and if requested to do so by the Port Authority. The Lessee agrees that any of the foregoing may be filed by the Port Authority with the appropriate Governmental Authority on behalf of the Lessee at the Lessee’s cost and expense. Further, the Lessee agrees, unless directed otherwise by the Port Authority, to provide the General Manager of the Airport with copies of all information, documentation, records, correspondence, notices, certifications, reports, test results and all other submissions provided by the Lessee to a Governmental Authority, and by a Governmental Authority to the Lessee, within five (5) business days after the same have been made available to or received by the Lessee with respect to any Environmental Requirements or Environmental Damages.
(i)    Indemnification. Without limiting the generality of any other provision of this Agreement, Lessee shall indemnify, hold harmless and reimburse the Port Authority Indemnified

Parties from, against and for all claims, demands, penalties, fines, liabilities (including strict liability), settlements, attorney and consultant fees, investigation and laboratory fees, Remediation costs, court costs and litigation expenses, damages, judgments, losses, costs and expenses of whatsoever kind or nature and whether known or unknown, contingent or otherwise, groundless, unforeseeable or otherwise, arising or alleged to arise out of or in any way related to any Environmental Damages or any Environmental Requirement that the Lessee is obligated to comply with pursuant to this Agreement or arising from the acts or omissions of any Lessee-Related Entity or other Person within or on the Premises, or the risks and responsibilities assumed hereunder by the Lessee for the condition of the Premises or the Rights of Access or a breach or default of the Lessee’s obligations under this Section, including reporting of Releases that is not authorized or required under Section 73(c), provided that without limiting the applicability of any other applicable provision of this Agreement, the foregoing is subject to Section 73(b), Section 76(d) and the terms of Section 76(f)(3), (4). If so directed, Lessee shall at its own expense defend any suit based upon the foregoing, and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority.
(j)    Compliance Standard. To the extent that Releases of Hazardous Substances must be Remediated by the Lessee pursuant to this Agreement, the standard of compliance applicable to such Remediation (the “Compliance Standard”) is the following:
(1)    For any Release of Hazardous Substances occurring during the Term, for which Lessee is responsible for Remediation under this Section 76, Lessee shall Remediate Releases of Hazardous Substances to restore the affected portion of the Airport to substantially the condition it was prior to the Release, except that if Environmental Requirements impose a more restrictive standard, the Lessee shall implement such Remediation in and around the Airport in connection with such Releases to such more restrictive standard. Cleanup of other Hazardous Substances required by Governmental Authorities in connection with removal of a Release of Hazardous Substances occurring during the Term for which Lessee is responsible for Remediation under this Section 76, is part of the Lessee’s Remediation obligation and shall not entitle the Lessee to defenses or compensation from the Port Authority.
(2)    Without limiting the generality of any provision of this Agreement, in the event that any Environmental Requirement sets forth more than one compliance standard, the Lessee agrees that the standard or standards to be applied in connection with any obligation it may have under this Agreement with respect to such Environmental Requirement shall be that which requires or permits the lowest level of a Hazardous Substance; provided, however, that in the event such lowest level of a Hazardous Substance (x) requires or allows the imposition of any restriction of any nature whatsoever upon the use or occupancy of the Premises or any other portion of the Airport or upon any operations or activities conducted or to be conducted on the Premises or the Airport or upon the transfer of the Premises or the Airport or (y) is not in compliance with the Basic Lease, then the Lessee shall Remediate to such a level so that there is no such restriction placed upon the use and occupancy of the Premises or the Airport or upon any operations or activities conducted or to be conducted on the Premises or the Airport and at all times in a manner the Port Authority deems in compliance with the terms of the Basic Lease.
(3)    The Lessee shall be fully responsible for obtaining a “No Further Action” letter or equivalent documentation evidencing completion of any Remediation (“NFA”) from the NYSDEC with respect to all Releases of Hazardous Substances for which the Lessee is responsible for Remediation under this Agreement and for which NYSDEC has the authority to issue the NFA, and the Lessee shall complete all necessary remedial actions, monitoring and reporting necessary to obtain such NFA. The Lessee shall be fully responsible for all costs associated with any long-term monitoring, reporting and closure activities relating to or resulting from such reported Releases.
(4)    The Lessee further agrees that, notwithstanding the terms and conditions of subparagraph (j)(1) above, the Port Authority shall have the right at any time and from time to time, acting in its sole discretion and without any obligation whatsoever to the Lessee or otherwise to do so, to designate any level or levels or standard or standards of Remediation permitted or required under any Environmental Requirement, and such designation shall be binding upon the Lessee with respect to its obligations under this Agreement with respect to Environmental Requirements, provided that such designation is applied in a Non-Discriminatory Manner.
(5)    The provisions of Section 2(f) do not limit the obligations of Lessee under this Section 76(j).
(k)    Burden of Proof. The Lessee agrees that in any legal action or proceeding in which the Port Authority and the Lessee are opposing parties the Lessee shall have the burden of proof (as hereinafter defined) as to any and all issues of fact pertinent to application of Sections 73, 75 or 76 with respect to: (1) whether the presence of any Hazardous Substance on, about or under the Premises occurred prior or subsequent to the date the Lessee first occupied the Premises; (2) whether any Hazardous Substance disposed of or released from the Premises or which migrated to or from the Premises came to be present on, about or under the Premises prior or subsequent to the date the Lessee first occupied the Premises; (3) whether the Lessee caused the Release of Hazardous Substances or whether the migration of Hazardous Substances originated from the Existing Premises as described in Section 76(d)(i); and (4) whether the Lessee Exacerbated any pre-existing environmental condition so as to cause a Hazardous Substance to first become regulated or subject to Remediation during the Term of this Agreement. For purposes of this Agreement, “burden of proof” shall mean both the legal burden of going forward with the evidence and the legal burden of establishing the truth of any fact by a preponderance of the evidence.
(l)    No Waiver of Rights against Third Parties. The terms and conditions of this Section 76 are intended to allocate the obligations and responsibilities between the Lessee and the Port Authority, and nothing in this Section 76 or elsewhere in this Agreement shall be deemed to limit, modify waive or otherwise alter the rights, claims and remedies which the Port Authority or the Lessee may have against third parties at law, equity or otherwise.
(m)     Certificate of Final Disposal. Promptly upon final disposition of any Hazardous Substance, the Lessee shall submit to the Port Authority a “Certification of Final

Disposal” stating the type and amount of material disposed, the method of disposal and the owner and location of the disposal facility. The format of such certification shall follow the requirements, if any, of Governmental Authorities having jurisdiction as if the Port Authority were a private organization, provided, however, that in all events the name of the Port Authority shall not appear on any certificate or other document as a generator or owner of such material.
(n)    Survival. Without limiting the generality of any other term or provision of this Agreement, all of the obligations of the Lessee under this Section shall survive the expiration or earlier termination of this Agreement in whole or in part.
(o)    Soil Erosion Control Measures. The Lessee shall take all measures necessary to prevent soil and sand from eroding or blowing off of the Premises or the Rights of Access during the performance of the D&C Work, and within the O&M Access Areas to the extent the activities of the Lessee-Related Entities within such areas expose soil or sand to erosion or wind, including but not limited to, the fencing of the Premises, the Rights of Access, the O&M Access Areas or portions thereof or other areas and the covering of open areas with asphaltic emulsion or similar materials and otherwise as the Port Authority may direct.
(p)    Matter. Soil, dirt, sand or other matter (hereinafter in this paragraph collectively called the “Matter”) excavated by the Lessee during the Term and not used at the site shall be delivered and deposited by the Lessee at its expense to any location at the Airport or to any location off the Airport but within the Port of New York District as may be designated by the Port Authority, subject to and in accordance with the provisions of this Section. The entire proceeds, if any, of the sale or other disposition of the Matter shall belong to the Port Authority. Notwithstanding the foregoing the Port Authority may elect by prior written notice to the Lessee to waive any rights it may have hereunder as to all or portions of the Matter in which event the Lessee at the Lessee’s expense shall dispose of the same without further instruction from the Port Authority, subject to and in accordance with other applicable provisions of this Agreement, including Sections 73(b), if applicable, and 76(t).
(q)    Backfilling of Excavations. Prior to backfilling any excavations in which the construction of utilities has been completed, the Lessee shall notify the Port Authority Resident Engineer that such excavations are ready to be backfilled. Such excavations shall not be backfilled until the Port Authority shall have documented and surveyed the line and grade of such utilities.
(r)    Studies and Reports. The Lessee shall, prior to the commencement of construction and at all times during construction, submit to the Port Authority all engineering studies with respect to construction and samples of construction materials as may be required at any time and from time to time by the Port Authority.
(s)    Compliance with Sustainable Design Guidelines. The Lessee shall, in the performance of all D&C Work, and, as applicable during the Operations and Maintenance Work, comply with the Port Authority’s policy on sustainable design as set forth in the sustainable design guidelines promulgated by the Port Authority Engineering Department as in effect on the date that the portions of such D&C Work subject to the sustainability design guidelines are approved by the Port Authority pursuant to the TCAP Manual and during the Operations and Maintenance Work.

(t)    Environmental Management Plan. The Lessee shall submit to the Port Authority for its approval prior to the commencement of the D&C Work an environmental management plan setting forth in detail the Lessee’s plans for all handling, excavation, depositing, testing, screening, backfilling, removal, storage, transportation, disposal and other handling of soil and the treatment of ground and wastewater in the performance of the D&C Work and during any other excavation during the Term in compliance with all applicable Environmental Requirements; such plan shall also include the spill prevention control and countermeasures plan and the stormwater pollution prevention plan, each meeting the requirements of the “Design and Construction Requirements for New Terminal” portion of the Design and Construction Requirements. The D&C Work and all relevant Operations and Maintenance Work shall be performed in accordance with such environmental management plan.
Section 77.    End of Term Obligations.
(a)    Baseline Environmental Assessments. The Lessee has performed, and is performing, at its sole cost and expense, the environmental site assessment work with respect to the Additional Premises identified in the environmental site assessment documents attached hereto and incorporated herein as Exhibit 21 (Baseline Environmental Assessment) to provide information about the extent, if any, of Hazardous Substances present upon the Additional Premises existing as of the Additional Premises Effective Date resulting from or in connection with prior use and occupancy of the Additional Premises or areas from which Hazardous Substances may have migrated to the Additional Premises. The environmental assessment identified in this Section 77(a) is the “Baseline Environmental Assessment”.
(b)    Exit Baseline. Between the eighth (8th) and sixth (6th) months immediately preceding the Expiration Date or within three months after the effective date of the termination the letting hereunder, as the case may be, the Lessee shall at its sole cost and expense sample and test the soil and ground water in, on and under the Premises to investigate known or suspected areas used or occupied by any Lessee-Related Entity in connection with this Agreement within which Hazardous Substances have been stored, used or Released during the Term to determine whether Releases have occurred for which Lessee is responsible for Remediation under this Agreement, and investigate other areas, in each case as may be necessary to confirm on a fair and representative basis that there are no undiscovered Releases for which Lessee is responsible. Such investigation shall be conducted by: (1) collecting samples at the locations identified in a work plan to be approved by the Port Authority prior to implementation that identifies a fair and representative number of locations to sample for the presence of Hazardous Substances at the Premises, and at any other locations within the Airport utilized by a Lessee-Related Entity, to identify areas at which further investigation or Remediation may be required by the Lessee under this Agreement, provided that if a structure or improvement is constructed over an area (“Covered Area”), sampling shall not be performed at the Covered Area if such sampling would compromise the integrity of a structure or damage a structure in a manner that cannot be reasonably repaired, but shall be performed at an alternative location on the Premises adjacent to and representative of conditions on the Covered Area, and (2) analyzing the samples for constituents that would reasonably be expected to have been present on the Premises or were used by Lessee on the Premises; (3) analyzing the samples for constituents that, according to information in the Baseline Environmental Assessment, were Released in soil or groundwater on the Premises before the Term, or were released or identified during the Term, as identified in reports submitted by the Lessee to the Port Authority, or identified independently by the Port Authority, and (4) otherwise using methodology and procedures reasonably designed to determine whether Hazardous Substances are present for which Lessee has an obligation to perform Remediation under Section 76(f)(2) or (3). All such sampling, testing and the preparation of any associated report shall be performed by a New York State approved independent consultant and laboratory and are hereinafter collectively the “Exit Baseline”. The Exit Baseline may be used by the Port Authority or the Lessee to evidence the date on which a Hazardous Substance was present or Released in, on or under the Premises. The Port Authority, in its discretion, may waive some or all of the foregoing requirements. The foregoing requirements of Lessee shall apply at the end of the extended Term if the Term of the Agreement is extended by amendment of this Agreement.
(c)    Remediation. Upon the expiration of the Term, the Lessee shall complete any Remediation required by Section 76(f) that has not been completed as of such date as required by this Agreement and in compliance with all Environmental Requirements unless the Port Authority, in its discretion, waives all or part of the foregoing requirements. In addition, the Lessee shall remove any remaining Tanks that remain in place pursuant to the provisions of Section 75(h). The foregoing requirements of Lessee shall apply at the end of the extended Term if the Term of the Agreement is being extended by amendment of this Agreement.
Section 78.    Application of Payments; Accord and Satisfaction. All payments received by the Port Authority shall be credited and be deemed to be on account of the rentals and other charges then first due.  No statements or endorsements on any check or any letter accompanying any check or payment of rentals or other charges shall be deemed an accord and satisfaction of any debt or obligation of the Lessee hereunder.  The Port Authority reserves the right to accept any check or payment without prejudicing in any way the Port Authority’s right to recover the balance of any and all rentals and other charges due from the Lessee after receipt of any such check or payment or to pursue any other remedy provided herein or by law.
Section 79.    OFAC Compliance.
(a)Lessee’s Representation and Warranty. The Lessee hereby represents and warrants to the Port Authority that the Lessee (i) is not a person or entity with whom the Port Authority is restricted from doing business under the regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury (including, without limitation, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order or other regulation relating to national security or foreign policy (including, without limitation, Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism), or other governmental action related to national security, the violation of which would also constitute a violation of law (such persons being referred to herein as “Blocked Persons”, and such regulations, statutes, executive orders and governmental actions being referred to herein as “Blocked Persons Laws”) and (ii) is not engaging in any dealings or transactions or is otherwise associated with Blocked Persons in violation of any Blocked Persons Laws.  The Lessee acknowledges that the Port Authority is entering into this Agreement in reliance on the foregoing representations and warranties and that such representations and warranties are a material element of the consideration inducing the Port Authority to enter into and execute this Agreement.
(b)Lessee’s Covenant. The Lessee covenants that during the Term of this Agreement it shall not (i) become a Blocked Person nor (ii) engage in any dealings or transactions with Blocked Persons in violation of any Blocked Persons Laws. In the event of any breach of the aforesaid covenant, the same shall constitute a default under this Agreement which may subject the Lessee to termination of the letting hereunder. In the event of any termination by the Port Authority as authorized under applicable sanctions law requirements or enforced pursuant thereto, or in accordance with the terms hereof, the Lessee shall, immediately on receipt of the Port Authority’s termination notice, cease all use of and operations permitted under this Agreement and surrender possession of the Premises to the Port Authority without the Port Authority being required to resort to any other legal process.
(c)Lessee’s Indemnification Obligation. The Lessee shall indemnify and hold harmless the Port Authority Indemnified Parties from and against any and all claims, damages, losses, risks, liabilities and expenses (including, without limitation, attorney’s fees (including fees of in-house and outside counsel to the Port Authority) and disbursements) arising out of, relating to, or in connection with the Lessee’s breach of any of its representations and warranties made in this Section 79 (OFAC Compliance). Upon the request of the Port Authority, the Lessee shall at its own expense defend any suit based upon any such claim or demand (even if such suit, claim or demand is groundless, false or fraudulent) and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provision of any statutes respecting suits against the Port Authority.
(d)Survival. The provisions of this Section shall survive the expiration or earlier termination of the term of the letting hereunder.
(e)Affiliated Scheduled Aircraft Operators. If any act or omission of any Affiliated Scheduled Aircraft Operator, or the use or occupancy of the Premises or Off-Premises Facilities by any Affiliated Scheduled Aircraft Operator, causes the Port Authority to be in non-compliance with any Blocked Persons Laws, the same shall constitute a breach of this Agreement by the Lessee.

Section 80.    Labor Disturbances.
(a)Prior to a Disturbance.
(i)The Lessee shall not employ any Contractor, nor shall the Lessee or any of its Contractors employ any Persons or use any labor, or use or have any equipment, or permit any condition to exist, which shall or may cause or be conducive to any Labor Troubles at the Airport which interfere or are likely to interfere with the operation of the Airport or any part thereof by the Port Authority or with the operations of the lessees, licensees, permittees or other users of the Airport or with the operations of the Lessee under this Agreement.
(ii)The Lessee shall immediately give notice to the Port Authority (to be followed by written notice and reports) of any and all impending or existing labor complaints, troubles, disputes or controversies and the progress thereof. The Lessee shall use its best efforts to resolve any such complaints, troubles, disputes or controversies.
(b)During the Occurrence of a Disturbance. If any type of strike or other labor activity is directed against the Lessee at the Airport or against any operations pursuant to this Agreement resulting in picketing or boycott for a period of at least forty-eight (48) hours, which, in the opinion of the Port Authority, adversely affects or is likely adversely to affect the operation of the Airport or the operations of other permittees, lessees or licensees thereat, whether or not the same is due to the fault of the Lessee, and whether caused by the employees of the Lessee or by others, the Port Authority shall have the right, at any time during the continuance thereof, by twenty-four (24) hours’ notice, to take all necessary measures to end or arrange for the cessation of any strike or labor activity.
Section 81.    Port Authority Reserved Uses.
(a)For purposes of this Agreement, “Port Authority Reserved Uses” or “Reserved Uses” shall refer to the following uses, operations and installations that the Port Authority has reserved exclusively to itself and its designees, directly or through arrangements with third parties: (i) advertising (which, for the avoidance of doubt, shall include advertising of goods and services provided by the Lessee’s co-branding partners that are unrelated to goods and services provided by Concession Sublessees or aviation services provided by the Lessee), including static display, interactive display, audio-visual display, broadcast and other, (ii) public telephones (sometimes also referred to as “pay phones” or “pay telephones”), pre-paid phone cards, facsimile transmission machines and other communications services and facilities, including any technology or system that substitutes for, replaces or is used in conjunction with the technology commonly known as “Wi-Fi” and also including all Port Authority-owned or operated information and communications technology infrastructure for common Airport use, (iii) “cellphone”/cellular technology and any technology or system that substitutes for, replaces or is used in conjunction with cellphone/cellular technology, (iv) vending machines other than automated retail machines, (v) concierge services (i.e., a center or location which offers a variety of services for passengers (including, but not limited to, hotel reservations, sale of entertainment events tickets and lottery tickets, luggage storage and delivery, sightseeing tours, business services and provision of touring information)), (vi) ground transportation, including vehicle rentals and taxi dispatchers, but excluding Surface Carriers and other transportation pursuant to Section 25 (Third-Party Contractors and Services), (vii) provision of on-airport baggage carts (other than shopping carts made available free of charge to retail shoppers within the portions of the Premises designated for retail operations) or other on-airport baggage-moving devices, and (viii) such further uses, operations or installations that may arise through any technological development that the Port Authority may determine at any time during the Term constitute Reserved Uses; provided, that the Port Authority also hereby reserves to itself and its designees the right (and such right shall be deemed to be included in the definition of “Reserved Uses”) to implement, operate and maintain (i) any public or airline passenger-related transit facility on any portion of the Premises, and (ii) facilities and uses not currently contemplated or provided for in this Agreement, including hotel accommodations. The Port Authority is entitled to receive and retain all rents, fees, profits and other consideration derived from the Reserved Uses, subject to the provisions of this Agreement which provide for the payment by the Port Authority to the Lessee of all or a portion of the revenue derived from the Reserved Uses. For the avoidance of doubt, screensavers and interactive displays or programs on iPads or any other electronic device shall constitute “advertising” for purposes of this Agreement.
(b)Port Authority Wireless Provider.    The parties acknowledge that the Port Authority is presently a party to an agreement with New York Telecom Partners LLC (dba Boingo) (herein referred to as the “PA Wireless Provider”) pursuant to which that entity has been granted exclusive rights to provide wireless services in public areas at the Airport and other Port Authority facilities. Any and all arrangements involving wireless services at or with respect to the Airport generally, or at or with respect to the Premises specifically, such as in connection with Lessee’s wireless services in its lounge locations and for its operations, shall be coordinated by the Lessee with the PA Wireless Provider (or any successor designated by the Port Authority) so as to ensure that all wireless-related activities in public areas, whether they are conducted via iPads or otherwise: (i) do not cause the Port Authority to be in breach, default or non-compliance under its agreement with the PA Wireless Provider (or any successor designed by the Port Authority) and (ii) enable the Port Authority to enforce its policies consistently at its various facilities. Any act or omission by the Lessee or any of its Affiliates, officers, employees, agents, representatives, Contractors (including, without limitation, any concession manager which is an independent contractor of the Lessee) or Sublessees in violation of this provision which causes the Port Authority to be in breach, default or non-compliance of its agreement with the PA Wireless Provider (or any successor thereto) shall constitute a material default of this Agreement. In addition, the Lessee shall indemnify and hold harmless the Port Authority Indemnified Parties from and against any claims based on, relating to, or arising out of any act or omission by the Lessee or the Lessee’s Users in violation of this provision which causes there to be a breach, default or non-compliance with the PA Wireless Provider agreement (or any successor thereto).  For the avoidance of doubt, club rooms, airline-operated passenger and employee lounges and operational areas not accessible to the general public shall not constitute public areas.
(c)The Port Authority shall pay over, or cause to be paid over, to the Lessee, if and when collected by, or payable to, the Port Authority, a portion of the fees collected by, or paid to, the Port Authority in connection with the Reserved Uses set forth in clauses (a)(i) and (a)(ii) of this Section 81 (Port Authority Reserved Uses) in the following percentages: with respect to clause (a)(i), fifty percent (50%) to the Lessee and, with respect to clause (a)(ii), eighty percent (80%) to the Lessee.
(d)The Lessee shall retain the right to control the placement of any Reserved Use, except the Reserved Use described in clause (a)(v) of this Section 81 (Port Authority Reserved Uses), and the advertising identified in clause (e) of this Section 81 (Port Authority Reserved Uses), within the Premises using its reasonable discretion.
(e)The Lessee shall be required to incorporate “I Love NY” advertising and the “Taste NY” campaign at the Existing Terminal Facilities and the New Terminal Facilities in accordance with Section 1.8 of the “Operational Requirements” portion of the Operations and Maintenance Requirements.
(f)The Lessee shall be required to coordinate with New York Telecom Partners, LLC regarding the provision of Wi-Fi and cellphone technology at the New Terminal Facilities and the Off-Premises Facilities in accordance with Section 21.3.5.3(j) and (k) of the Design and Construction Requirements.
(g)To the extent placement is agreed (other than with respect to the Reserved Use described in clause (a)(v) of this Section 81 (Port Authority Reserved Uses) above for which no consent of the Lessee is required), the Port Authority (and any party specifically authorized thereby) may engage in the Reserved Uses, and may install, operate, maintain and repair the property used in connection therewith, subject to Section 81(d), and the Lessee, at its expense, shall provide the necessary wires and conduits for the supply of electricity and telephone and other communications interconnections for the Reserved Uses.
(h)The Port Authority shall administer all contracts and agreements with its tenants, licensees or permittees furnishing consumer services at the Premises. The Port Authority does not guarantee the payments of rentals and fees required to be paid by the tenant, licensee, permittee, concession operator or operator pursuant to the provisions of Sections 36, 37 and this Section 81.
Section 82.    Assignment.
(a)Permitted Transactions. The Lessee covenants and agrees that it will not sell, convey, transfer, mortgage, pledge or assign this Agreement or any part thereof, or any rights created thereby or the letting thereunder or any part thereof without the prior written consent of the Port Authority, provided, however, that this Agreement may be assigned in its entirety without such consent of the Port Authority, to any successor in interest of the Lessee which is or is to be a Scheduled Aircraft Operator, and with or into which the Lessee may merge or consolidate, or which may succeed to the assets of the Lessee or the major portion of its assets related to its air transportation system, but in any such event, such assignment shall not take effect before the assignee is actually engaged in the business of scheduled transportation by Aircraft, and provided, further, that such succeeding entity or purchaser executes and delivers to the Port Authority an instrument in a form satisfactory to the Port Authority assuming the obligations of the Lessee as if it were the original tenant hereunder.
(b)Unauthorized Transactions Null and Void. Any sublease, sale, assignment, transfer, mortgage, pledge, hypothecation, encumbrance or disposition of the Premises or of the rents, revenues or any other income from the Premises, or this Agreement or any part hereof, or any license or other interest of the Lessee herein not made in accordance with the provisions of this Agreement shall (i) constitute a material default under this Agreement, giving rise to a right of termination by the Port Authority under Section 46 (Termination by the Port Authority), and (ii) be null and void ab initio and of no force or effect. For the avoidance of doubt, the Lessee further covenants and agrees not to enter into any management agreement, operating agreement, service agreement or any other similar type of agreement for the Premises without the prior written consent of the Port Authority, and any such agreement entered into without such consent shall constitute an unauthorized transaction pursuant to this Section.
(c)Port Authority’s Right to Collect Rent. If without the prior written consent of the Port Authority (except as otherwise expressly permitted under this Agreement) the Lessee effects any sublease, sale, assignment, transfer, mortgage, pledge, hypothecation, encumbrance or disposition of the Premises or the Premises are occupied by any Person other than the Lessee, or after an Event of Default relating to the Lessee’s monetary obligations hereunder, the Port Authority may collect rent from any assignee, sublessee or anyone who claims a right under this Agreement or letting or who occupies the Premises, and the Port Authority shall apply the net amount collected to the rental payable by the Lessee hereunder; but no such collection shall be, or shall be deemed to be, a waiver by the Port Authority of any agreement, term, covenant or condition of this Agreement or an acceptance by the Port Authority of any such assignee, sublessee, claimant or occupant as Lessee or a recognition by the Port Authority of any sublessee as a direct tenant of the Port Authority, nor a release of the Lessee by the Port Authority from performance by the Lessee of its obligations under this Agreement.
(d)Continuing Application of Consent Requirement. Any consent granted by the Port Authority to any sublease, sale, assignment, transfer, mortgage, pledge, hypothecation, encumbrance or disposition of the Premises pursuant to the provisions hereof shall not be construed or deemed to release, relieve or discharge the Lessee or any other person claiming any right, title or interest in this Agreement from any applicable requirement to obtain the prior written consent of the Port Authority in the event it wishes to sell, convey, transfer, mortgage, pledge, sublet or assign this Agreement or any part thereof, or any rights created thereby or the letting hereunder or any part thereof; and such assignee, successor or transferee or other Person claiming any right, title or interest in this Agreement shall not sell, convey, transfer, mortgage, pledge, sublet or assign this Agreement or any part thereof, or any rights created thereby or the letting thereunder or any part thereof without such prior written consent of the Port Authority.
(e)No Merger. No sublease, sale, assignment, transfer, mortgage, pledge, hypothecation, encumbrance or disposition by the Lessee of its interest in this Agreement to the Port Authority or a trustee (or its designee) under a Financing Document shall create a merger between the estates of the Port Authority and the Lessee or that of the Lessee and such trustee unless the Port Authority, the Lessee and such trustee shall specifically consent to such merger in writing.
Section 83.    Right to Perform the Lessee’s Obligations.
(a)Right to Perform the Lessee’s Obligations. If the Lessee fails to perform any of its obligations under this Agreement within the time period specified in the other Sections of this Agreement or in any other Project Document, or if no such time period is specified, within fifteen (15) Business Days after notice from the Port Authority (or, with respect to obligations which by their nature are not susceptible to complete performance within such fifteen (15)-Business Day period, within such additional time period as may be permitted by the Port Authority so long as the Lessee has commenced performance within such fifteen (15)-Business Day period), then in such event, the Port Authority, in addition to all other remedies available to it, shall have the right, subject to the rights of the Recognized Mortgagees pursuant to Section 89 (Project Financing), but under no circumstances any duty or obligation whatsoever, to perform any of such obligations (such performance to comply with Applicable Law); provided, that in no event shall the Port Authority be held in breach of this Agreement as a result of such performance, without further notice; provided, further, that if the Lessee’s failure to perform has resulted in an emergency or a life, health, security, safety or environmental hazard, the Port Authority shall have the right to perform any of the Lessee’s obligations in order to cure such emergency or life, health, security, safety or environmental hazard without providing any cure period or notice to the Lessee. Nothing in this Agreement, including this Section 83 (Right to Perform the Lessee’s Obligations), shall be construed as imposing any duty on the Port Authority to perform any obligation required to be performed by the Lessee hereunder and the performance of any such obligation by the Port Authority shall not constitute a waiver of the Lessee’s default in failing to perform the same. So long as the Port Authority undertakes any such action in accordance with this Section 83 (Right to Perform the Lessee’s Obligations) in good faith, even if under a mistaken belief in the occurrence of a breach of the obligations of the Lessee hereunder, such action will not be deemed unlawful or a breach of this Agreement, will not expose the Port Authority to any liability to the Lessee and will not entitle the Lessee to any remedy, it being acknowledged that the Port Authority has a high-priority, paramount public interest in the continuous operations and maintenance of the New Terminal Facilities, the provision and maintenance of continuous public access to the Premises and the protection of public and worker safety. The foregoing will not, however, protect the Port Authority from the Lessee’s lawful claims for recovery for third-party bodily injury or property damage arising out of any such Port Authority action, if and to the extent such injury or property damage was caused by the Port Authority’s gross negligence and the third-party liability is not insured and not required to be insured pursuant to this Agreement. At the written request of the Port Authority, the Lessee shall promptly and diligently enforce against each of its Contractors at lower tiers and shall require any such Contractors to enforce against any of its subcontractors any right expressly granted to the Port Authority in the Contracts. This provision shall not be construed to qualify or otherwise limit the Port Authority’s rights or remedies provided in this Section 83(a) or elsewhere in this Agreement.
(b)Reimbursement by the Lessee. An amount equal to one hundred fifteen percent (115%) of all out-of-pocket costs, expenses, damages, penalties and other charges paid or directly incurred by the Port Authority in connection with its performance of any obligation of the Lessee pursuant to this Section 83 (Right to Perform the Lessee’s Obligations), together with late charges calculated pursuant to Section 67 (Late Charges) for the period from the respective dates of the making of each such payment or incurring of each such cost, expense, damages, penalty or other charge, until the date of actual repayment to the Port Authority, shall be paid by the Lessee to the Port Authority within thirty (30) days of receipt by the Lessee of the Port Authority’s written notice thereof, with a statement of such sums, costs, expenses, damages, penalties and other charges and evidence of payment thereof, and such payment due from the Lessee to the Port Authority shall be recoverable by the Port Authority in the same manner and with like remedies as if it were originally a part of the rent as set forth in Section 7 (Rental) or pursuant to any offset rights of the Port Authority under this Agreement.
Section 84.    [Reserved].
Section 85.    [Reserved].
Section 86.    [Reserved].
Section 87.    Remedies under Bankruptcy and Insolvency Codes. If an order for relief is entered or if any stay of proceeding or other act becomes effective in favor of the Lessee or the Port Authority’s interest in this Agreement in any proceeding commenced by or against the Lessee under the present or any future United States Bankruptcy Code or in a proceeding which is commenced by or against the Lessee seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future applicable federal, state or other bankruptcy or insolvency statute or law, the Port Authority shall be entitled to invoke any and all rights and remedies available to it under such bankruptcy or insolvency code, statute or law of this Agreement including such rights and remedies as may be necessary to adequately protect the Port Authority’s right, title and interest in and to the Premises or any part thereof and adequately assure the complete and continuous future performance of the Lessee’s obligations under this Agreement.  Adequate protection of the Port Authority’s right, title and interest in and to the Premises, and adequate assurance of the complete and continuous future performance of the Lessee’s obligations under this Agreement, shall include all of the following requirements:
(a)that the Lessee shall comply with all of its obligations under this Agreement;
(b)that the Lessee shall continue to use the Premises only in the manner permitted by this Agreement; and
(c)that if Lessee’s trustee, Lessee, or Lessee as debtor-in-possession assumes this Agreement and proposes to assign it (pursuant to Title 11 U.S.C. Section 365, as it may be amended) to any person who has made a bona fide offer therefor, the notice of such proposed assignment, giving (i) the name and address of such person, (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided the Port Authority to assure such person’s future performance under this Agreement, including the assurances referred to in Title 11 U.S.C. Section 365(b)(3), as it may be amended, and such other assurances as the Port Authority may reasonably require, shall be given to the Port Authority by such trustee, Lessee, or Lessee as debtor-in-possession of such offer, not later than twenty (20) days before the date that such trustee, Lessee, or Lessee as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment, and Port Authority shall thereupon have the prior right and option, to be exercised by notice to such trustee, Lessee, or Lessee as debtor-in-possession of such offer, not later than twenty (20) days before the date that such trustee, Lessee, or Lessee as debtor-in-possession, given at any time before the effective date of such proposed assignment, to accept an assignment of this Agreement upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage fees, finder’s fees, processing fees, or commissions, or any similar fees or commissions (collectively, “Bankruptcy Brokerage Commissions”) which may be payable out of the consideration to be paid by such person for the assignment of this Agreement. The Port Authority shall have no obligation to pay such Bankruptcy Brokerage Commissions. If the Lessee attempts to arrange such an assignment of this Agreement, then as an element of the required adequate assurance to the Port Authority, and as a further condition to the Lessee’s right to make such an assignment, the Lessee’s agreement(s) with brokers shall, to the Port Authority’s reasonable satisfaction, provide that the Port Authority shall have no obligation to pay such Bankruptcy Brokerage Commissions if the Port Authority exercises the Port Authority’s rights under this Section.
Section 88.    Brokerage. The Lessee represents and warrants to the Port Authority that no broker has been concerned on its behalf in the negotiation of this Agreement and that there is no broker who is or may be entitled to be paid a commission in connection therewith. The Lessee shall indemnify and save the Port Authority harmless of and from any claim for commission or brokerage made by any and all Persons whatsoever for services rendered to the Lessee in connection with the negotiation and execution of this Agreement.
Section 89.    Project Financing.
(a)    Leasehold Mortgages
Except as expressly authorized in this Section 89 (Project Financing), the Lessee shall not mortgage the Lessee’s interest in this Agreement or the letting hereunder in whole or in part, or any portion of the Premises in whole or in part. The Parties acknowledge that the Lessee intends to enter into one or more financings or series of financings to incur Lessee Debt, including any Refinancings, from time to time during the Term. The Lessee shall have the right, at its sole cost and expense, in connection with incurring (i) the Initial Lessee Debt under the initial Financing Documents, or (ii) subject to Section 90(a), any subsequent Lessee Debt (including any other Lessee Debt issued in accordance with the terms of then-existing Financing Documents that were approved by the Port Authority in accordance with this Agreement), to grant a Leasehold Mortgage to secure the obligations of the Lessee with respect to such Lessee Debt; provided, that at the time of execution and delivery of any such Leasehold Mortgage, no Event of Default has occurred and is continuing and the following terms and conditions shall be satisfied:
(i)    the Leasehold Mortgage (A) may not cover any property of, or secure any debt issued or guaranteed by, any Person other than the Lessee (or a financial institution providing a financial guaranty or similar credit enhancement in respect of any debt of the Lessee) and (B) shall only secure the obligations of the Lessee under the then-existing Financing Documents or a Refinancing approved by the Port Authority in accordance with Section 90(a);
(ii)    subject to clause (xiv) below, no Leasehold Mortgage shall encumber less than the entire interest of the Lessee under this Agreement and the Premises;
(iii)    no Leasehold Mortgage shall encumber any property other than the Premises and Lessee’s personal property, or contain any cross-default, cross-collateral or similar provisions with respect to any such other property;
(iv)    the aggregate principal amount of Lessee Debt secured by the Leasehold Mortgage shall not exceed a maximum amount of Four Billion Dollars and No Cents ($4,000,000,000.00), determined without taking into account any prepayments, redemptions or refundings made pursuant to any of the Financing Documents, unless otherwise agreed by the Port Authority; provided that the principal amount of any Lessee Debt initially incurred to finance the D&C Work Costs that is refinanced pursuant to the terms and provisions of the Port Authority-approved Financing Documents shall not be subject to the maximum principal cap set forth in this clause (iv);
(v)    no Leasehold Mortgage or other instrument purporting to mortgage, pledge, encumber or create a lien, charge or security interest on or against any or all of the Lessee’s interest in this Agreement shall extend to or affect the fee simple interest in the Premises, the Port Authority’s interest under this Agreement or its reversionary interest and estate in and to the Premises or any part thereof;
(vi)    the Port Authority shall have no liability whatsoever for payment of the principal sum secured by any Leasehold Mortgage, or any interest accrued thereon or any other sum secured thereby or accruing thereunder and, except for violation by the Port Authority of the express obligations to a Recognized Mortgagee set forth in this Section 89 (Project Financing) and for any remedies of the Recognized Mortgagee provided by Applicable Law, no Recognized Mortgagee shall be entitled to seek any damages or other amounts against the Port Authority for any or all of the same;
(vii)    the Port Authority shall have no obligation to the holder of a Leasehold Mortgage (including any Recognized Mortgagee) in the enforcement of the Port Authority’s rights and remedies herein or as otherwise provided by Applicable Law, except as expressly set forth in this Agreement;
(viii)    the Leasehold Mortgage shall provide that if an “Event of Default” under the applicable Financing Documents has occurred and is continuing, and the mortgagee under such Leasehold Mortgage gives notice of such “Event of Default” to the Lessee, then such mortgagee shall simultaneously give notice of such “Event of Default” to the Port Authority;
(ix)    subject to the terms of this Agreement and except as specified herein, all rights acquired by the holder of a Leasehold Mortgage (including any Recognized Mortgagee) shall be subject and subordinate to all of the provisions of this Agreement and to all of the rights of the Port Authority under this Section 89 (Project Financing);
(x)    neither this Section 89 (Project Financing) nor a Leasehold Mortgage shall prevent the Lessee from amending this Agreement without the approval of a Recognized Mortgagee; provided, that a Leasehold Mortgage may contain provisions requiring the approval of a Recognized Mortgagee or Recognized Mortgagees (such approval not to be unreasonably withheld, delayed or conditioned) for any amendment, variation, modification of, or a waiver of the Lessee’s rights and obligations under, (including, in each case, amendments to or variations or modifications of the defined terms used in such provisions) or any other amendment, variation or modification of this Agreement that could reasonably be expected to have a material adverse effect on the rights or interests of a Recognized Mortgagee; and provided, further, that the applicable Financing Documents will expressly state that the Recognized Mortgagee will respond to any request from the Lessee or the Port Authority for approval of a modification or amendment of this Agreement within a reasonable period of time;
(xi)    notwithstanding any enforcement of the security of the Leasehold Mortgage, the Lessee shall remain liable to the Port Authority for the payment of all sums owing to the Port Authority under this Agreement and the performance and observance of all of the Lessee’s covenants and obligations under this Agreement, unless otherwise satisfied;
(xii)    no holder of a Leasehold Mortgage (including any Recognized Mortgagee) shall, by virtue of such Leasehold Mortgage, acquire any greater rights or interest in the Premises than the Lessee has at any applicable time under this Agreement, other than such rights or interest as may be granted to or acquired by the Recognized Mortgagee in accordance with this Section 89 (Project Financing);
(xiii)    as between the Port Authority and any holder of a Leasehold Mortgage (including any Recognized Mortgagee), in the event of any inconsistency between the terms, covenants, conditions and provisions of this Agreement and the terms, covenants, conditions and provisions of the Leasehold Mortgage or any of the Financing Documents, the terms, covenants, conditions and provisions of this Agreement shall control; and
(xiv)    the Leasehold Mortgage shall provide that following the Completion Date, the legal description of the premises set forth in exhibits to the Leasehold Mortgage and any related diagrams therein shall be amended, as necessary, to reflect the lease lines delineating the final Premises, which amendment may, in the event the legal description attached as exhibits to the Leasehold Mortgage and any related diagrams therein, include property that lies outside such final lease lines, include a non-discretionary partial release of certain parts of the Premises and the Lessee’s rights therein from the lien of the Leasehold Mortgage and the applicable Financing Documents.
(b)    Recognized Mortgagee
(i)    A Person that (A) holds a Leasehold Mortgage that complies with the terms and conditions set forth in Section 89(a) above and (B) is an Institutional Lender or an agent or trustee acting on behalf of an Institutional Lender, shall be entitled to the benefits and protections provided to a Recognized Mortgagee pursuant to this Section 89 (Project Financing) (such Person, a “Recognized Mortgagee”); provided, that the Lessee shall provide a notice to the Port Authority of the name and address of such Person together with a certification that such Person and the Leasehold Mortgage held by such Person meet the requirements of this Section 89 (Project Financing), together with a true, correct and complete copy of such Leasehold Mortgage, and provided, further, that the Port Authority shall, within fifteen (15) Business Days, acknowledge in writing that such Person is a Recognized Mortgagee, entitled to the benefits of this Section 89 (Project Financing), or, if the Port Authority determines that such Person is not entitled to such benefits, deny that such Person is a Recognized Mortgage, in which event the Port Authority shall set forth the reasons therefor.
(ii)    In all events, at any one time there shall not be more than two (2) Recognized Mortgagees entitled to the benefits and protections of this Section 89 (Project Financing).
(c)    Notices
The Port Authority shall deliver to the Recognized Mortgagee a copy of each Event of Default Notice given under Section 46 (Termination by the Port Authority) of this Agreement, or otherwise at the same time as and whenever any such Event of Default Notice shall have been sent to the Lessee, and (so long as the Leasehold Mortgage is in effect) no Event of Default Notice shall be deemed to have been given unless and until a copy thereof shall have been so given to the Recognized Mortgagee. If the Port Authority shall elect to terminate the letting of the Premises under this Agreement pursuant to Section 46 (Termination by the Port Authority), the Port Authority shall at the same time send to the Recognized Mortgagee a copy of the Port Authority Termination Notice, and (so long as the Leasehold Mortgage is in effect) no Port Authority Termination Notice given by the Port Authority shall be deemed to have been given by the Port Authority unless and until a copy thereof shall have been so given to the Recognized Mortgagee. The effective time and date of such termination, so long as the Leasehold Mortgage is in effect (and notwithstanding Section 46 (Termination by the Port Authority)), shall not be before 11:59 p.m. New York City time on (i) the twentieth (20th) Business Day after the date of sending of the Port Authority Notice of Termination if the Event of Default triggering such notice is capable of being cured solely by the payment of money (the “Payment Event of Default”), and (ii) the ninetieth (90th) Business Day after the date of sending of the Port Authority Notice of Termination if the Event of Default triggering such notice is not capable of being cured solely by the payment of money (the “Other Event of Default”) and shall be subject to the extension and/or stay provided in Section 89(d). The Recognized Mortgagee shall deliver to the Port Authority a copy of each notice of event of default given under the Financing Documents, and any notice given under the Financing Documents that the Lessee Debt outstanding thereunder has become immediately due and payable.
(d)    Recognized Mortgagee’s Right to Cure
The Recognized Mortgagee shall have a period of (i) twenty (20) Business Days with respect to any Payment Event of Default, and (ii) ninety (90) Business Days with respect to any Other Event of Default (other than an Event of Default under Sections 46(a)(1) or (a)(2) as to which no cure shall be required) beyond any cure period expressly provided to the Lessee herein, in which to cure or cause to be cured any such Event of Default; provided, however, that in the case of clause (ii), such ninety (90) Business Day period shall be extended for an additional period of time reasonably acceptable to the Port Authority, if the Event of Default may be cured, but such cure cannot reasonably be accomplished during such ninety (90) Business Day period and the Recognized Mortgagee begins to and is diligently working to cure such Event of Default within such ninety (90) Business Day period (or if possession is necessary in order to effect such cure, the Recognized Mortgagee, within such ninety (90) Business Day period, files the appropriate legal action, subject to the conditions of Section 89(e), to commence foreclosure on the liens of the Leasehold Mortgage) and thereafter proceeds with all due diligence to cure such Event of Default (including by proceeding with all due diligence to effect such foreclosure and during such foreclosure action (to the extent practicable) and thereafter to effect such a cure) within a period of time reasonably acceptable to the Port Authority; provided, further, that if any Recognized Mortgagee is prohibited from curing any Event of Default by any process, stay or injunction issued by any Governmental Authority or pursuant to any bankruptcy or insolvency proceeding involving the Lessee, then the time periods specified in this Section 89(d) for curing such Event of Default shall be extended for the period of such prohibition. If the Recognized Mortgagee is acting to cure an Event of Default in accordance with this Section 89(d) then the Port Authority shall not exercise its right to terminate this Agreement by reason of such Event of Default; provided, however, that the Port Authority may exercise any of its other rights and remedies provided for hereunder at law or in equity so long as the exercise of such rights does not interfere with the Recognized Mortgagee’s rights hereunder. In furtherance of the foregoing, the Port Authority shall permit the Recognized Mortgagee and its designees the same access to the Premises as is permitted to the Lessee hereunder and permit the Recognized Mortgagee or its designees to take all actions and exercise all rights of the Lessee under this Agreement (all at the Lessee’s sole cost and expense); provided, that any actions to be taken or taken by a Recognized Mortgagee or its designees pursuant to this Section 89(d) shall be undertaken only in accordance with the provisions of this Agreement that would be applicable to the Lessee were it taking such actions, and so as not to cause or result in an Event of Default, and in no event shall any such action be taken by a Prohibited Party. The Port Authority shall accept any such performance by a Recognized Mortgagee or its designee as though the same had been done or performed by the Lessee. Any payment to be made or action to be taken by a Recognized Mortgagee hereunder as a prerequisite to keeping this Agreement in effect shall be deemed properly to have been made or taken by the Recognized Mortgagee if such payment is made or action is taken by a designee, agent or assignee of the rights of such Recognized Mortgagee. Any exercise of the Recognized Mortgagee’s rights to cure hereunder shall not result in the assumption by such Recognized Mortgagee of the Lessee’s obligations hereunder. Except as provided in this Section 89(d), the Recognized Mortgagee shall not have any right in or to the occupancy or use of the Premises. The Recognized Mortgagee shall not enter into or be entitled to enter into possession of the Premises under this Agreement except to the extent afforded to it under this Section 89(d).
(e)    Assignment of Leasehold Mortgage
A Recognized Mortgagee shall not assign or transfer the Leasehold Mortgage to any Person other than a Successor Recognized Mortgagee without the prior written consent of the Port Authority in its sole discretion. Any approval or consent given by the Port Authority hereunder to such assignment or transfer of the Leasehold Mortgage to another Person, shall apply only to the specific transaction thereby authorized and shall not relieve the Lessee or the Recognized Mortgagee from the requirement of obtaining the prior approval or consent of the Port Authority to each and every further assignment of the Leasehold Mortgage. Each Successor Recognized Mortgagee shall hold the Leasehold Mortgage subject to all the terms and provisions of this Section 89 (Project Financing) as if it were the original Recognized Mortgagee.
(f)    Foreclosure
(i)    The Recognized Mortgagee may exercise its Foreclosure Rights (or any contractual or statutory power of sale under the applicable Financing Documents or an assignment in lieu) and enforce any applicable Financing Document in any lawful way; provided, however, in connection with the exercise of its Foreclosure Rights (or any contractual or statutory power of sale under such Leasehold Mortgage or an assignment in lieu): (A) the rights of the Lessee under this Agreement may be assigned or transferred only to a Qualified Terminal Operator, (B) if the Recognized Mortgagee moves or petitions for appointment of a receiver, such motion or petition shall be subject to the prior written consent of the Port Authority, such consent not to be unreasonably withheld or delayed, (C) any Person to whom the Recognized Mortgagee transfers or assigns the Lessee’s interest in this Agreement (including the Recognized Mortgagee) pursuant to clause (A) above shall enter into an assignment and assumption agreement (the “Lessee Assignment and Assumption Agreement”) in substantially the form attached hereto as Exhibit 22 (Form of Lessee Assignment and Assumption Agreement), pursuant to which such Person shall have the rights and powers of, and assume the obligations of, the Lessee under this Agreement, including, without limitation, any and all unperformed obligations of the Lessee under this Agreement; (D) the Recognized Mortgagee is not permitted in connection with its enforcement of its lien under the Leasehold Mortgage to do anything that would materially and adversely affect the Premises, the Operations and Maintenance Work or is otherwise inconsistent with, or not permitted by, this Agreement, (E) such Qualified Terminal Operator shall acknowledge and agree that each Airline Sublease that is otherwise in full force and effect will remain in full force and effect and will be fully enforceable against such Qualified Terminal Operator in accordance with its respective terms as if such Qualified Terminal Operator were the original party thereto; (F) such Qualified Terminal Operator (or its designee or nominee) shall pay or cause to be paid to the Port Authority, at the time of the execution and delivery of such Lessee Assignment and Assumption Agreement, all amounts set forth in a Statement of Estimated Liabilities which are past-due or due and payable in accordance with the provisions of this Agreement; and (G) in the case of a Lessee Assignment and Assumption Agreement, such Qualified Terminal Operator has cured, within the cure period specified in Section 89(d), all Events of Default under this Agreement of which the Recognized Mortgagee has been notified by the Port Authority in writing, as set forth in a Statement of Estimated Liabilities, or, if such defaults cannot be cured by the payment of money or within the cure period specified in Section 89(d), and to the extent reasonably acceptable to the Port Authority, such Qualified Terminal Operator commits to the Port Authority in a remedial plan acceptable to the Port Authority, in its reasonable discretion, to proceed both promptly and diligently, upon the execution of the Lessee Assignment and Assumption Agreement, to cure all such other Events of Default (to the extent curable) set forth in a Statement of Estimated Liabilities and, if possession is necessary in order to cure such other Events of Default, to proceed both promptly and diligently to obtain the possession required to cure any such other defaults to the extent curable. Any omission from a Statement of Estimated Liabilities of (x) any amounts payable to the Port Authority under this Agreement, (y) any unperformed obligations of the Lessee hereunder or (z) any other costs of the Port Authority shall be without prejudice against the Port Authority, and shall not excuse the payment of such amounts or costs or the performance of such unperformed obligations. For purposes of determining whether a successor lessee to this Agreement pursuant to this Section 89(f) is a Qualified Terminal Operator, the successor lessee may either (1) self-perform substantially all of the Operations and Maintenance Work and the Port Authority has determined that the successor lessee is itself a Qualified Terminal Operator or the successor lessee will rely on the expertise and personnel of a Qualified Terminal Operator who is an equity member of the successor lessee or (2) enter into an operations and maintenance agreement for the performance of substantially all of the Operations and Maintenance Work with a third-party Qualified Terminal Operator on terms that are acceptable to the Port Authority in its sole discretion.
(ii)    Except as provided in Section 89(d), unless and until the Recognized Mortgagee (A) forecloses or has otherwise taken ownership of the Lessee’s interest in this Agreement or (B) has taken possession or control of the Lessee’s interest in this Agreement, whether directly or by an agent as a mortgagee in possession, the Recognized Mortgagee shall not be liable for any of the Lessee’s obligations under this Agreement or be entitled to any of the Lessee’s rights and benefits contained in this Agreement, except by way of security. During any period in which the Recognized Mortgagee itself or by an agent, is the owner, or is in control or possession, of the Lessee’s interest in this Agreement, it shall (1) engage a Qualified Terminal Operator to provide management services with respect to the operations of the Premises and (2) be bound by all liabilities and obligations of the Lessee accruing under this Agreement during such period. Once the Recognized Mortgagee goes out of possession or control of the Lessee’s interest in this Agreement or transfers the Lessee’s interest in this Agreement to a Qualified Terminal Operator in accordance with the provisions of this Agreement, the Recognized Mortgagee shall cease to be liable for any of the Lessee’s obligations under this Agreement accruing thereafter, and to the extent assumed by a Qualified Terminal Operator, for any of the Lessee’s obligations under this Agreement accrued during the period in which the Recognized Mortgagee itself, or by an agent or a receiver and manager was the owner, or was in control or possession, of the Lessee’s interest in this Agreement, and shall cease to be entitled to any of the Lessee’s rights and benefits contained in this Agreement, except, if the Leasehold Mortgage remains outstanding, by way of security.
(g)    New Agreement
(i)    Without prejudice to the rights of a Recognized Mortgagee under Section 89(d), if this Agreement is rejected or disaffirmed pursuant to any bankruptcy law or proceeding or other similar law or proceedings affecting creditors’ rights generally with respect to a bankruptcy proceeding relating to the Lessee or otherwise, then the Port Authority agrees, if there are outstanding obligations to a Recognized Mortgagee (subject to the receipt of all necessary Governmental Approvals, which the Port Authority agrees to use commercially reasonable efforts to obtain), to enter into a new lease of the Premises (the “New Agreement”) with the Recognized Mortgagee (or its designee or nominee) and any ancillary documents or agreements as may be necessary or desirable to give full effect to the New Agreement for the remainder of the Term upon all of the covenants, agreements, terms, provisions and limitations of this Agreement, effective as of the date of such termination subject to the conditions set forth in clause (ii) below.
(ii)    The Port Authority’s obligation to enter into a New Agreement pursuant to clause (i) above is subject to the satisfaction of all of the following requirements and conditions: (A) such New Agreement shall be between a Qualified Terminal Operator, as lessee, and the Port Authority, as lessor, (B) such Qualified Terminal Operator, within sixty (60) days after this Agreement is rejected or disaffirmed as a result of such bankruptcy or similar proceeding set forth in clause (i) above, provides a copy of such New Agreement, duly executed by the proposed Qualified Terminal Operator; (C) the Recognized Mortgagee (or its designee or nominee, including such Qualified Terminal Operator) has paid or has caused to be paid to the Port Authority, on a current basis as and when due under this Agreement and not paid by the Lessee, all amounts set forth in a Statement of Estimated Liabilities which are past-due or due and payable in accordance with the provisions of this Agreement; and (D) such Qualified Terminal Operator, at the time of such written request, cures all Events of Default under this Agreement (curable by the payment of money) of which the Recognized Mortgagee has been notified by the Port Authority in writing, as set forth in a Statement of Estimated Liabilities, or, if such Events of Default cannot be cured by the payment of money, such Qualified Terminal Operator commits to the Port Authority in the New Agreement to proceed both promptly and diligently, upon the execution of the New Agreement, to cure all such other Events of Default (to the extent curable) set forth in a Statement of Estimated Liabilities and, if possession is necessary in order to cure such other Events of Default, to proceed both promptly and diligently to obtain the possession required to cure any such other Events of Defaults to the extent curable (and such cure shall be a covenant of the Qualified Terminal Operator in the New Agreement).
(iii)    Nothing contained in this Section 89(g) shall be deemed to limit or affect the Port Authority’s interest in and to the Premises upon the expiration of the Term of the New Agreement. The provisions of this Section 89(g) shall survive the termination of this Agreement and shall continue in full force and effect thereafter to the same extent as if this Section 89(g) were a separate and independent contract made by the Port Authority, the Lessee and the Recognized Mortgagee and, if the Recognized Mortgagee satisfies the conditions to a New Agreement from the effective date of such termination of this Agreement to the date of execution and delivery of the New Agreement, the Recognized Mortgagee may use and enjoy the leasehold created by this Agreement (and all other rights and benefits provided to the Lessee hereunder) without hindrance by the Port Authority, but only on and subject to the terms and provisions of this Agreement, including the requirement to engage a Qualified Terminal Operator to provide management services with respect to the operations of the Premises pursuant to Section 89(g).
(iv)    If a New Agreement is requested by more than one Recognized Mortgagee, the Port Authority shall enter into a New Agreement with the Recognized Mortgagee (or its designee) whose mortgage is prior in lien. The Port Authority, without liability to the Lessee or any Recognized Mortgagee with an adverse claim, may rely upon a mortgage title insurance policy or title certificate issued by a responsible title insurance company doing business within the State of New York as the basis for determining the appropriate Recognized Mortgagee that is entitled to such New Agreement.
(h)    Port Authority’s Right to Pay Off Lessee Debt
(i)    At any time, upon the Port Authority’s request, the Recognized Mortgagee shall give the Port Authority written notice which shall state the principal amount of Lessee Debt then outstanding and secured by the Leasehold Mortgage, including the amount of accrued and unpaid interest thereon (including any default interest then outstanding under the Financing Documents), any prepayment premiums or penalties, make-whole amounts or other prepayment amounts or breakage costs that would be due and payable upon payoff of such Lessee Debt, and all other amounts that would be due and owing under the Financing Documents with respect to such Lessee Debt and secured thereby (with good faith estimates provided to the extent of any liabilities, such as termination amounts under hedging arrangements, which cannot be finalized at the time of notice), and the per diem interest which will accrue on the principal amount of such outstanding Lessee Debt from and after the date of such notice.
(ii)    The Port Authority shall have the right, after (x) the occurrence and during the continuation of a Lessee default under the Leasehold Mortgage, (y) written notice has been received from the Recognized Mortgagee pursuant to Section 89(c) that the Lessee Debt outstanding under the Financing Documents has become immediately due and payable, and (z) termination of the rights of the Lessee and the letting hereunder in accordance with Section 46(a), to tender to the Recognized Mortgagee an amount that shall not exceed the total amount specified in the notice described in clause (a) above, including per diem interest through the date of such tender, and upon such tender the Leasehold Mortgage shall terminate and be of no further force and effect. Promptly following the Port Authority’s tender of such amount specified in such notice, the Lessee shall cause to be executed, and the Recognized Mortgagee shall execute a satisfaction of the Leasehold Mortgage, cause the same to be filed in the Office of the City Register for Queens County and take all other and additional actions that are required in order to discharge the lien of the Leasehold Mortgage as of record. The Leasehold Mortgage shall contain an agreement of the Recognized Mortgagee to be bound by the provisions of this Section 89(h).
(iii)    The Port Authority shall have the right to receive (and the Leasehold Mortgage shall contain an agreement of the Recognized Mortgagee to deliver) all notices of default under the Leasehold Mortgage contemporaneously with the delivery of such notices to the Lessee, but the Port Authority shall not have the right to cure any default under the Leasehold Mortgage, except to the extent provided in this Section 89(h).
(i)    Statement of Estimated Liabilities
The Port Authority shall provide a Statement of Estimated Liabilities from time to time, and update any previously delivered Statement of Estimated Liabilities, at the reasonable request of the Recognized Mortgagee in order to allow the Recognized Mortgagee to comply with the requirements of Section 89(d) and Section 89(b). Any omission from a Statement of Estimated Liabilities of (A) any amounts payable to the Port Authority under this Agreement, (B) any unperformed obligations of the Lessee hereunder or (C) any other costs of the Port Authority shall be without prejudice against the Port Authority and not excuse the payment of such amounts or costs or the performance of such unperformed obligations.
(j)    Port Authority Consent to Financing Documents. The Lessee shall deliver to the Port Authority a true, correct and complete copy of a substantially final draft of each Financing Document contemplated to be entered into with respect to any Lessee Debt. Each such proposed Financing Document (other than any Financing Documents entered into as explicitly permitted and in accordance with the terms of any then-existing Financing Document previously approved by the Port Authority, including any Lessee Debt issued in accordance therewith) must be approved by the Port Authority prior to entry into any such Financing Documents; provided that, for the avoidance of doubt, Port Authority approval shall be required in accordance with this clause (j), for entry into any Financing Documents for the incurrence of new forms of Lessee Debt (e.g., a bond issuance, a private placement, etc.) that are different than the form of Initial Lessee Debt. Following entry into any Financing Documents, the Lessee shall promptly deliver execution versions of such Financing Documents to the Port Authority.
(k)    Existing Leasehold Mortgages. The Lessee has indicated that, in order to efficiently access Lessee Debt, the Existing Leasehold Mortgages currently encumbering portions of the Premises will need to be released and discharged in full. In order to facilitate the release and discharge of the Existing Leasehold Mortgages, the Port Authority agrees to execute and deliver, as promptly as possible, such documentation as is needed (but only to the extent of the Port Authority’s own rights and powers to do so) to (i) release and discharge the Existing Bond Mortgages, (ii) release and discharge all claims that the Port Authority has, or has the contractual right to bring, against the mortgagee party to the First Subordinated Mortgage solely in respect of the “Obligations” as defined in and secured by the First Subordinated Mortgage, and (iii) release and discharge all claims that the Port Authority has, or has the contractual right to bring, against the mortgagee party to the Second Subordinated Mortgage solely in respect of the “Wraparound Obligations” as defined in and secured by the Second Subordinated Mortgage.  The Port Authority and the Lessee shall cooperate in good faith to agree on the precise scope and form of such release documentation.
Section 90.    Refinancing.
(a)    The Lessee shall obtain the Port Authority’s prior written consent to any proposed Refinancing; provided, that no such consent shall be required if the Lessee first demonstrates to the Port Authority that:
(i)    (A) the proposed Refinancing does not increase either the weighted average maturity or the interest rate of the Lessee Debt and (B) the proceeds of the proposed Refinancing refinances Lessee Debt without increasing the principal amount of replacement Lessee Debt then outstanding other than by an amount equal to the reasonable costs of closing the Refinancing (including lender fees, arranger fees and advisor fees, original issue discounts and any required reserves) and results in projected debt service costs in each year to the end of the Term that are no greater than the corresponding debt service costs projected for each year immediately prior to such Refinancing; or
(ii)    The proposed Refinancing: (1) will occur during the D&C Work Period, (2) is for the purpose of obtaining additional funds required to reach the Completion Date, and the proceeds of the proposed Refinancing will be used exclusively to pay, reimburse or refinance the costs and expenses incurred by or on behalf of Lessee directly in connection with the D&C Work, (3) is on terms consistent with the terms of, and is otherwise permitted under, the initial Financing Documents, (4) will result in the outstanding debt service on all Lessee Debt being on a substantially equal payment basis (i.e., level debt service) and (5) does not result in an increase in the aggregate outstanding principal amount secured by the Leasehold Mortgage then in effect by more than 10%.
The term “Refinancing” shall be defined as the incurrence by the Lessee of any bona fide Lessee Debt that is incurred or issued subsequent to the date of closing of the Initial Lessee Debt (excluding any Lessee Debt contemplated by and issued in accordance with the terms of the then-existing Financing Documents that were approved by the Port Authority in accordance with this Agreement).
(b)    When submitting a request for the Port Authority’s consent to a proposed Refinancing, the Lessee shall provide to the Port Authority the following:
(i)    details of any changes to the Lessee’s obligations to the Lenders;
(ii)    such financial information pertaining to the Refinancing (including a summary of all terms of the Refinancing in reasonable detail and a projection of the effect of the Refinancing on the Lessee’s revenues and costs for the remainder of the Term);
(iii)    no later than forty five (45) days prior to the expected closing date of the proposed Refinancing, initial drafts of all Refinancing Documents that the Lessee proposes to enter into to effect the Refinancing, including details of changes or replacements to the Financing Documents related to the Refinancing;
(iv)    no later than fifteen (15) days prior to the expected closing date of the proposed Refinancing, drafts of all Refinancing Documents that the Lessee proposes to enter into to effect the Refinancing in substantially final form, including details of changes or replacements to the draft Refinancing Documents delivered pursuant to paragraph (b)(iii) above; and
(v)    any other information that is relevant to the Port Authority’s decision to consent to the Refinancing, including details that the Port Authority may reasonably require to determine whether the Refinancing could reasonably be expected to have an adverse effect on the ability of the Lessee to perform its obligations pursuant to this Agreement.
(c)    In connection with any Refinancing, the Lessee shall pay the Port Authority for the Port Authority’s reasonable documented costs and expenses incurred in reviewing the Refinancing and otherwise administering its obligations under Section 89 (Project Financing) and this Section 90 (Refinancing) at the time of the closing of the Refinancing or, if a Refinancing does not close, within thirty (30) days of the Port Authority’s presentation to the Lessee of an invoice for such costs and expenses. The Port Authority will provide the Lessee with an estimate of the expenses to be incurred by the Port Authority related to a Refinancing no later than thirty (30) days after the Port Authority has provided its consent to such Refinancing pursuant to Section 90(a) and a final estimate not less than five (5) days prior to the proposed closing date of the Refinancing.
(d)    The Port Authority shall endeavor to respond to the Lessee within thirty (30) days of receipt of all of the information described in this Section whether it consents or does not consent to the proposed Refinancing.
(e)    Following closing of any Refinancing, the Lessee shall promptly deliver execution versions of the related Refinancing Documents to the Port Authority. The Port Authority shall at any time (including before, during and at any time after any Refinancing) have reasonable rights of audit over the any financial and related documentation used in connection with any Refinancing.
Section 91.    Quiet Enjoyment. The Port Authority covenants and agrees that the Lessee, upon paying all rentals hereunder and performing all the covenants, conditions and provisions of this Agreement on its part to be performed, shall and may peacefully and quietly have and enjoy the Premises free of any act or acts of the Port Authority except as expressly agreed upon in this Agreement. The Port Authority has sufficient rights, title and interest pursuant to the Basic Lease to grant to the Lessee the rights, title and interest granted under this Agreement, subject only to the terms and conditions of this Agreement, the Basic Lease and encumbrances, restrictions and similar rights, and defects to title (including those referred to in clauses (i), (ii) and (iii) of Section 2(e)), that are immaterial to the Work described in this Agreement.
Section 92.    Waiver of Trial by Jury; Counterclaims. The Lessee waives its right to trial by jury in any summary proceeding or action that may hereafter be instituted by the Port Authority against the Lessee in respect of the Premises and/or in any action that may be brought by the Port Authority to recover rents, fees, damages, or other sums due and owing under this Agreement. The Lessee specifically agrees that it shall not interpose any claims as counterclaims in any summary proceeding or action for non-payment of rents, fees or other amounts which may be brought by the Port Authority unless such claims would be deemed waived if not so interposed.
Section 93.    Relationship of the Parties.
(a)Notwithstanding any other term or provision hereof, this Agreement does not constitute the Lessee as the agent or representative of the Port Authority for any purpose whatsoever. Neither a partnership nor any joint venture or similar relationship between the Port Authority and the Lessee is hereby created for any purpose, including federal, state and local income tax purposes. In no event shall either Party take a position in any tax return or other writing of any kind that a partnership, joint venture or similar relationship exists.
(b)Neither the performance of the D&C Work nor anything contained in the Project Documents shall be construed as constituting any relationship between the Lessee and the Port Authority other than that as lessee of the Premises, the Existing Premises and the New Terminal Facilities and independent contractor in connection with the performance of the D&C Work relating to the Off-Premises Facilities (which are owned by the Port Authority) only.
(c)For federal income tax purposes, the Parties intend to treat this Agreement as giving rise to the acquisition by the Lessee of a leasehold interest in the Bond-Financed Assets installed or located on the Premises or the New Terminal Facilities or acquired in connection with the D&C Work related thereto, and not an ownership interest in any Bond-Financed Asset.
Section 94.    Lessee’s Rights Non-Exclusive. Neither the execution of this Agreement by the Port Authority nor anything contained herein shall grant or be deemed to grant to the Lessee any exclusive rights or privileges.
Section 95.    Third Party Beneficiaries. Except as is specified in Section 89 (Project Financing) and Section 90 (Refinancing), there shall be no third-party beneficiaries of this Agreement. This Agreement shall be effective only as between the parties hereto (and their successors and assigns, if, as and to the extent permitted under this Agreement), and shall not be construed as creating or conferring upon any Person or entity any right, remedy or claim under or by reason of this Agreement. The Recognized Mortgagee shall be a third-party beneficiary to those rights and obligations that are expressly accorded to it pursuant to Section 89 and Section 90.
Section 96.    Books and Records.
(a)The Lessee shall maintain, in English and in accordance with generally accepted accounting principles full and complete records and books of account for at least seven (7) years or such longer period with respect to certain record and books of account as required in other terms and provisions of this Agreement, (unless any such records and books are material to litigation initiated within that time in which event they shall be maintained until final determination of the controversy), which records and books shall include without limitation copies of all agreements and all source documents such as but not limited to copies of invoices, invoice listings, timekeeping records, and work schedules and the records and books that the Lessee is required to keep pursuant to Section 5 (Design and Construction by the Lessee), Section 76 (Environmental Compliance and Related Matters), Section 37 (Other Consumer Services), and shall record (i) all matters which the Lessee is required to certify to the Port Authority pursuant to this Agreement, as applicable, (ii) all transactions of the Lessee at, through, or in any way connected with the Airport, and outside the Airport if the order therefor is received at the Airport, in connection with all activities conducted by the Lessee or a third person relating to the D&C Work Costs, In-Flight Meals (including without limitation all payments by the Lessee to its independent contractors which furnish In-Flight Meals or any portion thereof), services provided pursuant to Handling Agreements, ground transportation, subleasing of the Premises or any other activity at the Airport, or outside the Airport if the order therefor is received at the Airport, which may require pursuant to the terms of this Agreement, any other agreement between the Lessee and the Port Authority or otherwise the payment by the Lessee to the Port Authority of fees, rentals or other amounts in connection with the conduct thereof, and (iii) any other matter concerning the Lessee’s operations at the Airport which the Port Authority has notified the Lessee is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement whether or not of the type enumerated above and whether or not an express obligation to keep books and records with regard thereto is expressly set forth elsewhere in this Agreement, which records and books of account shall be kept at all times, in paper or electronic form, at Lessee’s option, within the Port of New York District and shall separately state and identify each of the foregoing items, matters, transactions and activities, it being understood and agreed that nothing in this Section shall grant or shall be deemed to have granted any rights in the Lessee or any third person to conduct any business, privilege or other activity or transaction at the Airport or off the Airport, provided, however, on the condition that the Lessee shall comply with all of the terms and conditions of paragraph (e)(2) hereof, the Lessee may maintain said books and records outside the Port of New York District and make them available to the Port Authority at the Lessee’s principal office, which currently is located at its headquarters in Atlanta, Georgia, or Lessee may provide copies of such records to the Port Authority in electronic form.
(b)The Lessee shall cause any of its Affiliates, if any such Affiliate performs obligations of the Lessee under this Agreement, to maintain, in English and in accordance with accepted accounting practice full and complete records and books of account related to its performance of such obligations for at least seven (7) years (unless such records and books are material to litigation initiated within that time in which event they shall be maintained until final determination of the controversy), which records and books of account shall include without limitation copies of all agreements and all source documents such as but not limited to copies of invoices, invoice listings, timekeeping records, and work schedules and shall record all transactions of each of its Affiliates at, through, or in anywise connected with the Airport, which records and books of account shall be kept at all times, in paper or electronic form, at such Affiliate’s option, within the Port of New York District and shall separately state and identify each activity performed at the Airport and off the Airport if the order therefor is received at the Airport provided, however, on the condition that Lessee’s Affiliate shall comply with all of the terms and conditions of paragraph (e)(2) hereof, such Affiliate may maintain said books and records outside the Port of New York District and make them available to the Port Authority at the Affiliate’s principal office, or such Affiliate may provide copies of such books and records to the Port Authority in electronic form. All of the foregoing records and books described in paragraph (a), above, and in this paragraph (b) being hereinafter collectively referred to as the “Books and Records”).
(c)The Lessee shall permit and/or cause to be permitted in ordinary business hours during the term of the letting under this Agreement, for one (1) year thereafter, and during such further period as is mentioned in the preceding paragraphs (a) and (b), the examination and audit by the officers, employees and representatives of the Port Authority of (x) the Books and Records of the Lessee (including without limitation all corporate records and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority, all amounts paid or payable by the Port Authority to the Lessee under this Agreement and of all agreements, and all source documents) and (y) the Books and Records of Affiliates that perform obligations of the Lessee under this Agreement (including without limitation all corporate records and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority, all agreements, and all source documents) within ten (10) days following any request by the Port Authority from time to time and at any time to examine and audit any Books and Records; it being specifically understood that the Port Authority shall not be bound by any prior audit or examination conducted by it. The Lessee shall make available to the Port Authority, via one of the methods described in paragraph (e)(2) hereof, for examination and audit by the Port Authority pursuant to this paragraph (c) those Books and Records described in (x) which are not required by paragraph (a) or (b) above to be kept at all times in the Port of New York District, and those records and books of account described in (y) above.
(d)The Lessee shall install and use such equipment and devices, including without limitation computerized record keeping systems, for recording orders taken, or services rendered, as may be appropriate to the Lessee’s business and necessary or desirable to keep accurate Books and Records, and without limiting the generality of the foregoing, for any activity involving cash sales, install and use cash registers or other electronic cash control equipment that provides for non-resettable totals and shall permit the inspection by the officers, employees and representatives of the Port Authority of any equipment used by the Lessee, including but not limited to any of the foregoing equipment. In those situations where the Books and Records have been generated from computerized data (whether mainframe, minicomputer, or PC-based computer systems), the Lessee agrees to provide, or cause to be provided, to the Port Authority’s representative extracts of data files in a computer readable format on data disks, e-mail with attached files or alternative computer data exchange formats suitable to the Port Authority in its sole discretion.
(e)Without implying any limitation on the right of the Port Authority to terminate this Agreement, including but not limited to, for breach of any term, condition or provision of paragraphs (a) through (d) above, the Lessee understands that the full reporting and disclosure to the Port Authority of all of the information described in paragraphs (a) through (d) above and provided by the equipment and devices set forth in paragraphs (a) through (d) above and the Lessee’s compliance with all the provisions of said paragraphs (a) through (d) are of the utmost importance to the Port Authority. In the event any Books and Records are maintained outside the Port of New York District or in the event of the failure of the Lessee to comply with all the provisions of paragraphs (a) through (d) above then, in addition to all, and without limiting any other, rights and remedies of the Port Authority under this Agreement or otherwise and in addition to all of the Lessee’s other obligations under this Agreement:
(1)    if Lessee fails to comply with the provisions of paragraphs (a) through (d) above, the Port Authority may estimate any amount paid or payable to the Port Authority on any basis that the Port Authority, in its sole discretion, shall deem appropriate, such estimation to be final and binding on the Lessee and the amounts payable to the Port Authority based thereon shall be payable to the Port Authority when billed; and/or
(2)    if any Books and Records are maintained outside of the Port of New York District, then the Port Authority in its sole discretion may (x) require on ten (10) days’ notice to the Lessee that any such Books and Records that are not in electronic form be made available to the Port Authority within the Port of New York District for examination and audit pursuant to paragraph (c) hereof, (y) require on ten (10) days’ notice to the Lessee that any such Books and Records be made available to the Port Authority via data files in a computer readable format on data disks, e-mail with attached files or alternative computer data exchange formats suitable to the Port Authority in its sole discretion, and/or (z) examine and audit any such Books and Records pursuant to paragraph (c) hereof at the location(s) they are maintained and if such Books and Records are maintained within the contiguous United States of America the Lessee shall pay to the Port Authority when billed all actual travel costs and related expenses for Port Authority auditors and other representatives, employees and officers in connection with such examination and audit (all the foregoing costs and expenses being hereinafter referred to as the “Contiguous Travel Costs”), and if such Books and Records are maintained outside the contiguous United States of America, the Lessee shall pay to the Port Authority when billed all actual costs and expenses of the Port Authority of such examination and audit, including but not limited to, salaries, benefits, travel costs and related expenses, overhead costs, and fees and charges of third party auditors retained by the Port Authority for the purpose of conducting such audit and examination (all the foregoing costs and expenses together with the Contiguous Travel Costs being hereinafter referred to as the “Travel Costs”). Upon the request of the Lessee, the Port Authority shall provide to the Lessee copies of invoices that the Port Authority has in its possession, if any, for the Travel Costs and a certificate of the Port Authority setting forth the Travel Costs.
(f)Without implying any limitation on the rights or remedies of the Port Authority under this Agreement or otherwise including without limitation the right of the Port Authority to terminate the Agreement for breach of any term or provision of this Section and in addition thereto, in the event any of the Books and Records are not maintained in English, then the Lessee shall pay to the Port Authority when billed, all costs and expenses of the Port Authority, as determined by the Port Authority, to translate such Books and Records into English.
(g)In the event that, upon conducting an examination and audit as described in this Section, the Port Authority determines that unpaid fees, costs and/or other amounts thereon are due and payable to the Port Authority by the Lessee, in addition to any other amounts required by this Section to be paid by the Lessee to the Port Authority, the Lessee shall pay to the Port Authority a service charge in an amount equal to five percent (5%) of the amount determined by the Port Authority to be unpaid. Such service charge shall be payable by the Lessee upon demand therefor by the Port Authority and is exclusive of any and all other moneys due to the Port Authority by the Lessee under this Agreement or otherwise. No acceptance by the Port Authority of payment of any unpaid amount or of any unpaid service charge shall be deemed a waiver of the right of the Port Authority of payment of any late charge(s) or other service charge(s) payable under the provisions of this Section with respect to such unpaid amount. Each such service charge shall be and become fees, recoverable by the Port Authority in the same manner and with like remedies as if it were originally a part of the fees to be paid. Nothing in this Section is intended to, or shall be deemed to, affect, alter, modify or diminish in any way (i) any rights of the Port Authority under this Agreement, including, without limitation, the Port Authority’s rights to terminate this Agreement or (ii) any obligations of the Lessee under this Agreement.
(h)Without limiting the generality of Section 28 (Permits and Payment Fees), the foregoing auditing costs, expenses and amounts of the Port Authority set forth in paragraphs (e), (f) and (g) above shall be deemed rentals hereunder payable to the Port Authority with the same force and effect as the rentals payable to the Port Authority pursuant to Section 7 (Rental) hereof.
(i)The Lessee shall keep in an office or offices in the Port of New York District or in electronic form, appropriate books and records showing (i) the date and hour of each take-off or departure from the Airport of each aircraft operated by it and the date and hour of the landing by such aircraft next preceding each take-off or departure, (ii) all matters which it is required to certify to the Port Authority pursuant to this Agreement and (iii) any other matter concerning the Lessee’s operations at the Airport with respect to which the Port Authority has notified the Lessee is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement whether or not of the type enumerated above in this Section 96(i) and whether or not an express obligation to keep books and records with regard thereto is expressly set forth elsewhere in this Agreement.  The Lessee shall not be obligated to preserve any such records for more than six (6) years unless they are material to litigation initiated within that time, in which event they shall be preserved until the final determination of the controversy.  The Port Authority shall have the right to audit and inspect such books and records during regular business hours upon reasonable prior notice or, if kept in electronic form, to require that any such Books and Records be made available to the Port Authority via data files in a computer readable format on data disks, e-mail with attached files or alternative computer data exchange formats suitable to the Port Authority in its sole discretion.
(j)If and when service segment data now supplied by the Lessee to the Department of Transportation is no longer available to the Port Authority from a government source, the Lessee will provide the following data to the Port Authority, within ten (10) days after request, for each of its non-stop city-pair markets involving the Port of New York District: total scheduled flights operated, seats available, revenue passengers carried and similar data for charter flights.  The Lessee shall request that such data be provided to the Port Authority, within ten (10) days after request by the Port Authority, by airlines party to Handling Agreements with the Lessee or its Affiliates for Handling Services at the Airport, if any.
Section 97.    Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same document.
Section 98.    Governing Law. This Agreement and any claim, dispute or controversy arising out of, under or related to this Agreement, the relationship of the parties hereunder, and/or the interpretation and enforcement of the rights and obligation of the parties hereunder shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without regard to choice of law principles.
Section 99.    Entire Agreement. This Agreement consists of the following: Sections 1 through 101, inclusive, Exhibits 1 through 23, inclusive. It constitutes the entire agreement of the parties on the subject matter hereof and may not be changed, modified, discharged or extended except by written instrument duly executed by the Port Authority and the Lessee. The Lessee agrees that no representations or warranties shall be binding upon the Port Authority unless expressed in writing in this Agreement.
Section 100.    Survival of Obligations. The Lessee hereby acknowledges and agrees any and all obligations or liabilities with respect to environmental conditions, which environmental conditions occurred before the Effective Date, and require remediation, clean-up, reporting and the like under any Existing Agreement (whether or not incurred or assumed pursuant to prior agreements) (“Environmental Conditions”) shall survive the expiration or earlier termination (or partial termination) of any such Existing Agreement and the entry by the Lessee into this Agreement. Any Remediation being performed by Lessee pursuant to an approved remedial action plan or order or involving groundwater or soil removal or treatment as of the Effective Date (and expressly excluding Remediation consisting of natural attenuation, monitoring and investigation that has not resulted in an approved remedial action plan or order or soil or groundwater removal or treatment as of the Effective Date) pursuant to any Existing Agreement shall be completed by Lessee in accordance with the terms of the Existing Agreement. Any other obligations or liabilities of the Lessee under the Existing Agreement for Environmental Conditions shall be performed or discharged by the Lessee in accordance with the terms of this Agreement; provided that if the terms of this Agreement are inapplicable to, or do not address, such an Environmental Condition, the obligations or liabilities shall be performed or discharged by Lessee in accordance with the terms of the Existing Agreement.
Section 101.    Chief Engineer’s Jurisdiction.
(a)    Notwithstanding any other provision in this Agreement to the contrary, any aspect of a dispute that involves a technical or engineering matter that is governed by or based upon the Applicable Standards or any of the Reference Documents, in each case, with respect to the D&C Work and any capital improvements or replacement or renovation work performed by the Lessee on the Premises during the letting of the Term, shall be determined by the Chief Engineer in his or her sole discretion, acting independently, fairly and impartially, and (subject to any remedies that the Lessee may have as a matter of public law in respect of the Chief Engineer’s determination) shall be conclusive, final and binding on the Parties; provided, that the designated senior representatives of the Parties shall have first attempted to resolve the matter or dispute by good faith negotiations for a period of at least fifteen (15) days. The effect of the Chief Engineer’s determination shall not be impaired or waived by any negotiations or settlement offers, whether or not the Chief Engineer participated therein himself or herself, or by any conclusions reached by the designated senior representatives, which conclusions are subject to review by the Chief Engineer, or by any termination or cancellation of this Agreement.
(b)    All matters and disputes of the nature described in this Section 101 (Chief Engineer’s Jurisdiction) must be submitted in writing by the designated senior representatives of the Parties to the Chief Engineer for his or her decision, together with all evidence and other pertinent information in regard to such matter or dispute, in order that a fair and impartial decision may be made.
[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first above written.

[ATTEST]:                        THE PORT AUTHORITY OF NEW
YORK AND NEW JERSEY

/s/ Karen E. Eastman                    By /s/ David Kagan
Secretary
Name:     David Kagan

(Title): Chief Commercial Officer
(Seal)

STATE OF NEW YORK    )
) SS.
COUNTY OF NEW YORK     )

On the 11th day of August in the year 2017 , before me, the undersigned , a Notary Public in and for said state, personally appeared David Kagan, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
/s/ Timothy G. Stickelman
Notarial seal and stamp

Port Authority Use Only:
Approval as to Terms:	Approval as to Form:

[ATTEST]:                        DELTA AIR LINES, INC.

/s/ Jan M. Davidson                    By /s/ Kenneth W. Morge
Assistant Secretary
Name:     Kenneth W. Morge

(Title): Vice President & Treasurer
(Corporate Seal)

STATE OF GEORGIA    )
) SS.
COUNTY OF FULTON     )

On the 15th day of August in the year 2017 , before me, the undersigned , a Notary Public in and for said state, personally appeared Kenneth W. Morge, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
/s/ Yvetta Rawls-Parks
Notarial seal and stamp

Exhibit 1 - List of Available Documents
Availability Legend:    A = Provided by the Port Authority
PR = Provided by the Port Authority, upon Request

Available Documents
Originator	Title	Availability	How to Obtain	Location
PANYNJ
LaGuardia Airport Fiber Connection From the East Field Lighting Vault to Building 30, East End Substation and Air Traffic Control Tower. Contract LGA-124.223 Work Order No. 104. Drawings G003, ES500 thorugh ES501. Dated 12/22/2015. Signed 1/11 and 1/14/2016 (Confidential)
		A	Available in Procore and Livelink Folder	(Procore) Communication / 03_PA Fiber (Livelink) PA to Delta / Meetings working Documents / 00-Communications / PANYNJ Fiber
LaGuardia Airport Fiber Connection From the East Field Lighting Vault to Building 30, East End Substation and Air Traffic Control Tower. Contract LGA-124.223 Work Order No. 104. Dated 12/22/2015. Signed 1/11 and 1/14/2016 (Including Confidential Section)
		A	Available in Procore and Livelink Folder	(Procore) Communication / 03_PA Fiber (Livelink) PA to Delta / Meetings working Documents / 00-Communications / PANYNJ Fiber
LaGuardia Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program. West End 5kv Ductbank Infrastructure Upgrade. Contract LGA-124.223 Work Order No. 201. Dated, Signed 3/27/2014
		A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 201
LaGuardia Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program. West End 5kv Ductbank Infrastructure Upgrade. Contract LGA-124.223 Work Order No. 201. PACC No. 2, Drawing C015
		A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 201
LaGuardia Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program. Medium Voltage Distribution in Central Terminal Area. Contract LGA-124.223 Work Order No. 202. Dated 5/30/2014, Signed 6/10 and 6/11/2014
		A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 202
LaGuardia Airport - LGA 124.223 - Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program Work Order No. 202. Release Memorandum dated 7/3/2014.
		A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 202
LaGuardia Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program. Medium Voltage Distribution in Central Terminal Area. Contract LGA-124.223 Work Order No. 202. PACC No. 3.
		A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 202
LaGuardia Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program. Medium Voltage Distribution in East End Terminal Area. Contract LGA-124.223 Work Order No. 203A. Dated 8/7/2014, Signed 8/11/2014
		A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 203A
LaGuardia Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program. Medium Voltage Distribution in East End Terminal Area. Contract LGA-124.223 Work Order No. 203A. PACC No. 14.
		A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 203A
LaGuardia Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program. Medium Voltage Distribution in East End Terminal Area. Contract LGA-124.223 Work Order No. 203A. Drawings E205 E206 (CAD Files)
		A	Available in Procore Construction Interfaces	Construction Interface 82
LaGuardia Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program. Medium Voltage Distribution in East End Terminal Area. Contract LGA-124.223 Work Order No. 203B. Dated , Signed 10/27/2014
		A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 203B
LaGuardia Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program. Medium Voltage Distribution in East End Terminal Area. Contract LGA-124.223 Work Order No. 203B. Drawing E202 (CAD Files)
		A	Available in Procore Construction Interfaces	Construction Interface 82
LaGuardia Construction Management/General Contracting Services for the LaGuardia Airport Capital Infrastructure (LGACI) Program. Medium Voltage Distribution in East End Terminal Area. Contract LGA-124.223 Work Order No. 203B. PACC No. 61 (PDF and CAD files)
		A	Available in Procore Folder	Storm Drainage and LGA Contracts/LGA-124.223 WO No. 203B
	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. Dated 3/6/2014. Signed 3/12/2014	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302
	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. Addendum No. 1	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302
	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. Addendum No. 2	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302
	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. Net Cost Drawings.	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302

PAGE 1 OF 10 INITIALED:
The Port Authority of New York and New Jersey LaGuardia Airport	FOR THE PORT AUTHORITY	List of Available Documents August 24, 2017
New Terminal C Project Page 1 of 10	FOR THE LESSEE

Exhibit 1 - List of Available Documents
Availability Legend:    A = Provided by the Port Authority
PR = Provided by the Port Authority, upon Request

Originator	Title	Availability	How to Obtain	Location
PANYNJ	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. PACC No. 4	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302
	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. PACC No. 5	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302
	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. PACC No. 6	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302
	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. PACC No. 12	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302
	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. PACC No. 15	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302
	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. PACC No. 23	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302
	LaGuardia Airport East End Garage Exit Toll Plaza. Contract LGA-124.223 Work Order No. 302. PACC No. 24	A	Available in Procore Folder	LGA Contracts / LGA-124.223 WO No. 302
	LaGuardia Airport Lot 10 Valet Infrastructure Site Work. Contract LGA-124.223 Work Order No. 601A. Dated 4/25/2016 (Non Confidential)	A	Available in Procore Folder	LGA PArking Lot 10E
	LaGuardia Airport Lot 10 Valet Infrastructure Site Work. Contract LGA-124.223 Work Order No. 601A. PACC No. 1	A	Available in Procore Folder	LGA PArking Lot 10E
	LaGuardia Airport Lot 10 Valet Infrastructure Site Work. Contract LGA-124.223 Work Order No. 601A. Drawings E013 through E014. Dated 4/25/2016 (Confidential)	A	Available in Livelink Folder	(Livelink) PA to Delta / Meetings working Documents / 03-Electrical
	LaGuardia Airport Lot 10 Valet Infrastructure Site Work. Contract LGA-124.223 Work Order No. 601A. Dated 4/25/2016 (Non Confidential) CAD files.	A	Available in Procore Folder	LGA PArking Lot 10E
	LaGuardia Airport Lot 10 Valet Infrastructure Site Work. Contract LGA-124.223 Work Order No. 601A. PACC No. 1. CAD files.	A	Available in Procore Folder	LGA PArking Lot 10E
	LaGuardia Airport Lot 10 Valet Infrastructure Site Work. Contract LGA-124.223 Work Order No. 601A. Electrical CAD files. (Confidential)	A	Available in Livelink Folder	PA to Delta / 04 - LGA PArking Lot 10E
	LaGuardia Airport East End Substation (EES) - Foundation and Site Utilitites. Contract No. LGA-124.191. Dated 7/13/2012 (Non- Confidential and Confidential )	A	Available in Livelink Folder (Previouslly provided via Masterplanning)	(Livelink) LGA Contracts / LGA-124.191 / HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. Signed Dated 4/24/2013	A	Available in Livelink Folder (Previouslly provided via Masterplanning)	(Livelink) LGA Contracts / LGA-124.198 /HOK Newforma
	LaGuardia Airport Replacement of VMS System. Contract LGA-124.113. Drawings T1 through T70, S1 through S12 and E1 through E24 (Confidential). Dated 12/8/2003	A	Available in Procore Construction Interfaces and Livelink Folder	(Procore) Construction Interface 48 (Livelink) PA to Delta / 05 - Construction Interfaces/ Construction Interface No. 48.
	LGA Key Projects Graphic (LGA Airport Key Project Map Site Plan)	A	Available in Procore Folder	Construction Documents / LGA Contracts
	LaGuardia Airport Replacement Fire Alarm System. Contract No. LGA-110.098. Record Drawings as of 8/2/1999	A	Available in Procore Folder	Communication / 01_Fire alarm
	LaGuardia Airport Fire Alarm System - Ductbank for Fiber Optic Loop. Contract No. LGA-110.084. As Built Drawings as of 6/4/1992	A	Available in Procore Folder	Communication / 01_Fire alarm
	Fiber Alarm Fiber 2015 update. Central Terminal Building to East Parking Garage to East End Substation (Verizon - Henry Bros) Sketch FAS-1	A	Available in Procore Folder	Communication / 01_Fire alarm
	LaGuardia Airport Fire Alarm System Upgrade and Expansion. Contract No. LGA-716. Drawings No. FA2. Dated 7/30/2004	A	Available in Procore Folder	Communication / 01_Fire alarm
	LaGuardia Airport Fire larm Nodes Table.	A	Available in Procore Folder	Communication / 01_Fire alarm
	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Dated 1/30/2015	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Dated 1/30/2015 PACC No. 7	A	Masterplanning	HOK Newforma Action Item 00091

The Port Authority of New York and New Jersey    List of Available Documents
LaGuardia Airport    August 24, 2017
New Terminal C Project    Page 2 of 10

Exhibit 1 - List of Available Documents
Availability Legend:    A = Provided by the Port Authority
PR = Provided by the Port Authority, upon Request

Originator	Title	Availability	How to Obtain	Location
PANYNJ	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Dated 1/30/2015 PACC No. 27	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Dated 1/30/2015 PACC No. 30	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Dated 1/30/2015 PACC No. 31	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Dated 1/30/2015 PACC No. 36	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Dated 1/30/2015 PACC No. 43	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Dated 1/30/2015 PACC No. 45	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Dated 1/30/2015 PACC No. 46	A	Masterplanning	HOK Newforma Action Item 00091
	Central Terminal Building Updated Hydrant Fuel System Concept Report	A	Masterplanning	HOK Newforma Action Item 00182
	EA and FONSI reports on ARFF (Aircraft Rescue and Fire Fighting) Building	A	Masterplanning	HOK Newforma Action Item 00186
	LaGuardia Airport Traffic Signal Plan Dated 2/6/2015 including timing information for the existing permanent traffic signals at Terminals C and D	A	Masterplanning	HOK Newforma Action Item 00194
	LGA Communication - Terminals C& D	A	Available in Livelink Folder	(Livelink) PA to Delta / Response to HOK Action Items / Action Item 00202
	LaGuardia Airport EarthCam Camera Location Map.	A	Masterplanning	HOK Newforma Action Item 00210
	LaGuardia Airport Redevelopment Program ITS Master Plan. Prepared by PANYNJ Traffic Engineering: April 2013.	A	Masterplanning	HOK Newforma Action Item 00210
	LaGuardia Airport Traffic Signal Communication System Deployment - Contract No. LGA-124.218 Work Order No. 1.	A	Masterplanning	HOK Newforma Action Item 00210
	LaGuardia Airport Vehicle and Travel Time Detection System Deployment – Contract No. LGA-124.218 Work Order No. 3	A	Masterplanning	HOK Newforma Action Item 00210
	LaGuardia Airport Vehicle and Travel Time Detection System Deployment – Contract No. LGA-124.218 Work Order No. 3. Additional ITS Items (Addendum #2).	A	Masterplanning	HOK Newforma Action Item 00210
	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Drawings E105, E324 Dated 1/30/2015	A	Available in Procore Folder	Communication / 03_PA Fiber
	LaGuardia Airport Replacement of the East Field Lighting Vault . Contract LGA-124.223 Work Order No. 102. Drawings E205 (CAD Files)	A	Available in Procore Construction Interfaces	Construction Interface 82
	LaGuardia Airport Fiber Optic Network For CCTV Linkage . Contract No. LGA-621. Excerpt Dated 8/17/1997	A	Available in Procore Folder	Communication / 03_PA Fiber
	LaGuardia Airport Security and Pump House Alarms Via Fiber Oprtic Network. Contract No. LGA-695. Drawings No. E2. Dated 3/25/2003	A	Available in Procore Folder	Communication / 03_PA Fiber
LaGuardia Airport Multi Facility Aviaiton Perimeter Intrusion Detection System (PIDS) Security Design, Purchase, Construction, Installation, Integration and On-Site Maintenance Key Plan. Contract MFA-134.308. Final Release Date 12/14/2014. (Including Confidential Section)
		A	Available in Procore and Livelink Folder	(Procore) Communication / 03_PA Fiber (Livelink) PA to Delta / Meetings working Documents / 00-Security / 00-Presentations
	Engineering Department Memorandum. LGA Lot 10E Deck Geotechnical Memo. Date March 3, 2016	A	Available in Procore Folder	LGA Parking Lot 10E
	Engineering Department LaGuardia Airport. Lot 10E Parking Deck and Entry Plaza. Drawings SL-368 through SL-372. Date April 7, 2016.	A	Available in Procore Folder	LGA Parking Lot 10E
	Engineering Department - LaGuardia Airport Redevelopment Program. Lot 10E Parking Deck Concept Ground Layout. Drawings SK- 01 through SK-03. Date February 9, 2016	A	Available in Procore Folder	LGA Parking Lot 10E

The Port Authority of New York and New Jersey    List of Available Documents
LaGuardia Airport    August 24, 2017
New Terminal C Project    Page 3 of 10

OHSUSA:765698154.37

Exhibit 1 - List of Available Documents
Availability Legend:    A = Provided by the Port Authority
PR = Provided by the Port Authority, upon Request

Originator	Title	Availability	How to Obtain	Location
PANYNJ	LaGuardia Redevelopment Program. Lot 10E Parking Deck Requirements Document. LGA-124.223 Work Order No. 701. Date February 23, 2016.	A	Available in Procore Folder	LGA Parking Lot 10E
	LaGuardia Airport Redevelopment Program Concept of Operations. Stage 1 Final Submission. Date 4/25/2013	A	Available in Procore Folder	DAL ARP Lease Discussions
	PANYNJ Aviation Memorandum - Required Delta Concept of Operations. Date 9/12/2016	A	Available in Procore Folder	DAL ARP Lease Discussions
	PANYNJ Central Survey Group - LaGuardia Airport Utilities. CAD files	A	Available in Livelink Folder (Previouslly provided via Masterplanning)	(Livelink) PA to Delta / 00 - PANYNJ Central Survey Group - Utilities and HOK Newforma Action Item 00128
	PANYNJ - East Field Lighting Vault Generator Proposed Relocation, CAD files	A	Available in Procore Folder	EFLV Generator Relocation
	Gas Distribution Main and Branch Piping Layout	A	Available in Procore Construction Interfaces	Construction Interface 4a3
	Storm-Water Model files with WO 203B	A	Available in Procore Construction Interfaces	Construction Interface 4b
	Proposed Design for the Pump House No. 4 Generator Pad.	A	Available in Procore Construction Interfaces	Construction Interface 24
	LaGuardia Airport Emergency Generators at Various locations. Contract LGA-774.235 Date March 10, 2017 (PDF and CAD files)	A	Available in Procore Construction Interfaces (Previouslly provided via Masterplanning)	Construction Interface 24 / HOK Newforma Action Item 00091
	LaGuardia Airport Paking P5 Equipment Removal Action-Resposibility Matrix Date May 19, 2017	A	Available in Procore Construction Interfaces	Construction Interface 57
	PANYNJ Rider B Comments to LaGuardia Gateway Partners submittal GR-2167 ITS System Design	A	Available in Livelink Folder	Construction Interface 69
	LaGuardia Airport Rehabilitation of Taxiways A, M and ZA. Contract LGA-124.165 Date December 21, 2012.	A	Available in Procore Construction Interfaces	Construction Interface 73
	PANYNJ Letter to memorialize a PANYNJ - City of New York Parks & Recreation Agreement for LaGuardia Airport Tree Removal Restitution for East End Substation Duckbanks. Date March 27, 2017	A	Available in Procore Construction Interfaces	Construction Interface 83
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 1	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 2	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 4	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 5	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 6	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 7	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 8	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 9	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 10	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 12	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 13	A	Masterplanning	HOK Newforma

The Port Authority of New York and New Jersey    List of Available Documents
LaGuardia Airport    August 24, 2017
New Terminal C Project    Page 4 of 10

OHSUSA:765698154.37

Exhibit 1 - List of Available Documents
Availability Legend:    A = Provided by the Port Authority
PR = Provided by the Port Authority, upon Request

Originator	Title	Availability	How to Obtain	Location
PANYNJ	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 14	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 17	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. PACC No. 21	A	Masterplanning	HOK Newforma
	LaGuardia Airport East End Substation Building, Equipment and Feeders. Contract No. LGA-124.198. Date September 3, 2013. Drawing SKE100	A	Available in Procore Folder	Construction Interfaces 83
	LaGuardia Airport Designand Construction of the East Parking Garage. Contract No. LGA-124.201. Contract Drwaings dated 11/24/2014.	A	Masterplanning	HOK Newforma
	LaGuardia Airport East and West Utility Trunk Line Relocations. Contract No. LGA-124.223 Work Order No. 103 Dated 4/21/2014.	A	Masterplanning	HOK Newforma
	LaGuardia Airport East and West Utility Trunk Line Relocations. Contract No. LGA-124.223 Work Order No. 103 Addendum No. 1 Dated 9/3/2014.	A	Masterplanning	HOK Newforma
	LaGuardia Airport East and West Utility Trunk Line Relocations. Contract No. LGA-124.223 Work Order No. 103 PACC No. 19 Sketches Dated 3/9/2015.	A	Masterplanning	HOK Newforma
	LaGuardia Airport Central Terminal Building Modernization. Geotechnical Subsurface Data Review and Preliminary Foundation Desing Alternatives Dated 8/6/2010.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA CTB Geotechnical Report.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA CTB Geotechnical Design Memorandum Revision No. 1 Dated 1/16/2013	A	Masterplanning	HOK Newforma Action Item 00019
LaGuardia Airport Central Terminal Building Modernization. Geotechnical Subsurface Investigation Report for the East End Substation (EES) and the Chiller, Heating and Refrigeration Plant (CHRP) Buildings Final Report . Revision No. 1 Dated 1/29/2013.
		A	Masterplanning	HOK Newforma Action Item 00019
	LGA East End Substation (EES) Stages I-IV Geotechnical Laboratory Test Data	A	Masterplanning	HOK Newforma Action Item 00019
	LGA East End Substation (EES) Stages I-IV Geotechnical Load Test Data	A	Masterplanning	HOK Newforma Action Item 00019
	LaGuardia Airport Central Terminal Building Modernization. Geotechnical Subsurface Investigation Report for the East Garage Building Final Report Revision No. 1 Dated 1/11/2013	A	Masterplanning	HOK Newforma Action Item 00019
	LGA East Garage Stage I Geotechnical Laboratory Test Data	A	Masterplanning	HOK Newforma Action Item 00019
	LGA West Garage Stage I Geotechnical Report including Appendices A through E	A	Masterplanning	HOK Newforma Action Item 00019
	LGA West Garage Stage I Geotechnical Design Memorandum	A	Masterplanning	HOK Newforma Action Item 00019
	LGA West Garage Stage I Geotechnical Laboratory Test Data	A	Masterplanning	HOK Newforma Action Item 00019
	Geotechnical Desing memorandum LGA Roadways Package Revision No. 1 Dated 1/29/2013.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA Elevated Roadways Stage I Geotechnical. Sticklog Profiles	A	Masterplanning	HOK Newforma Action Item 00019
	LGA Demolition of Hangars 2&4 Geotechnical. Laboratory Test Data.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-033 to 035: Rehabilitation, Geologic Profiles.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-048:RehabilitationElevatedRoadwayApproach,GeologicalProfile.	A	Masterplanning	HOK Newforma Action Item 00019

The Port Authority of New York and New Jersey    List of Available Documents
LaGuardia Airport    August 24, 2017
New Terminal C Project    Page 5 of 10

OHSUSA:765698154.37

Exhibit 1 - List of Available Documents
Availability Legend:    A = Provided by the Port Authority
PR = Provided by the Port Authority, upon Request

Originator	Title	Availability	How to Obtain	Location
PANYNJ	LGA-SL-050: Rehabilitation Proposed Parking Deck, Geological Profiles.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-066: Proposed Expansion East End and Storm Sewer Extension, Geologic Profiles.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-077: Westerly Roadways and Parking Lot No. 1, Geologic Profiles.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-081: Parking Lots No. 3 and No. 4, Toll Booths, Geologic Profiles.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-093: Expansion of Parking Lot No. 5, Geologic Profiles.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-094: Proposed Structural Parking Garage, Location of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-095 to 098, Proposed Structural Parking Garage, Geological Profiles.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-102: EAL Shuttle Terminal, Geologic Profiles.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-125 to 126: Exit Ramp to Grand Central Pkwy Stage II, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-126A: Exit Ramp to Grand Central Pkwy Stage III, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-144: East End Roadway Modifications Phase I, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-146 to 147: East End Roadway Modifications Phase II, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LaGuardia Airport Flow Testing at Hydrants HYD-L16 and HYD-L17	A	Masterplanning	HOK Newforma Action Item 00190
	LaGuardia Airport Upgrade Pumps in Pump House #4. Contract No. LGA-124.104 Date January 16, 2012.	A	Masterplanning	HOK Newforma Action Item 00153
	LaGuardia AirportSurvey of Drainage Pits at Pump House #4. Date February 26, 2016	A	Available in Livelink Folder (Previouslly provided via Masterplanning)	(Livelink) PA to Delta /HOK Newforma Action Item 00153
	LaGuardia Airport East End Storm Surge Barrier Replacement Contract No. LGA-110.064. Date August 4, 1987	A	Masterplanning	HOK Newforma Action Item 00184
	LGA Existing Communication Cabling Information within the Existing and Proposed Delta Lease Hold Area	A	Available in Livelink Folder (Previouslly provided via Masterplanning)	(Livelink) PA to Delta /HOK Newforma Action Item 00202
	LGA-SL-161: East End Roadway Modification – Phase II, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-169: Electrical Distribution, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-184: CTB Landside Expansion and Modernization Program, Boring Location Plan	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-184: CTB Landside Expansion and Modernization Program, Boring Location Plan	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-184: CTB Landside Expansion and Modernization Program, Boring Location Plan	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-193: CTB Center Section Modernization, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019

The Port Authority of New York and New Jersey    List of Available Documents
LaGuardia Airport    August 24, 2017
New Terminal C Project    Page 6 of 10

OHSUSA:765698154.37

Exhibit 1 - List of Available Documents
Availability Legend:    A = Provided by the Port Authority
PR = Provided by the Port Authority, upon Request

Originator	Title	Availability	How to Obtain	Location
PANYNJ	LGA-SL-203: East End Roadway Improvements Project, Boring Location Plan.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-204 to 206: East End Roadway Improvements Project, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-236: East End Roadway Improvements, Site Location Plan, General Notes, Abbreviations, Soil Classification and Legend.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-237: East End Roadway Improvements, Boring Location Plan.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-238 to 240: East End Roadway Improvements, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-274: N-Train Extension, Project Site Map Location Plan, Legend, General Notes, Abbreviations and Soil Classification.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-275 to 278: N-Train Extension, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-285: Rehabilitation of Bridges L1 & L2; Project Site Map, Boring Location Plan, General Notes, Legend Abbreviations & Symbols, Soil Classification.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-286 to 287: Rehabilitation of Bridges L1 and L2, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-290: CTB Modernization Project, Project Site Map, Boring Location Plan, General Notes, Legend Abbreviations & Symbols.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-291 to 292: CTB Modernization Project, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-291 to 292: CTB Modernization Project, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-294 to 301: CTB Modernization Program for EES & CHRP Buildings, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-302: CTB Modernization East Garage, Project Site Map, Boring Location Plan, General Notes, Legend Abbreviations & Symbols, Soil Classifications.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-303 to 312: CTB Modernization East Garage, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-315: West End Garage, Project Site Map, Boring Location Plan, General Notes, Legend Abbreviations & Symbols, Soil Classifications.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-316 to 323: West End Garage, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-324: Demolition of Hangars 2 & 4, Project Site Map, Boring Location Plan, General Notes, Legend Abbreviations & Symbols, Soil Classifications.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-325 to 328: Demolition of Hangars 2 & 4, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-329: East Exit Toll Plaza in Parking Lot 4, Project Site Map, Boring Location Plan, General Notes, Legend Abbreviations & Symbols, Soil Classifications.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-330 to 331: East Exit Toll Plaza in Parking Lot 4, Presentation of Borings.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-335: CTB Roadways Package Subsurface Investigation Program (Phase I), Project Site map, General Notes, Legend Abbreviations & Symbols, Soil Classsifications.	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-336: CTB Roadways package Subsurface Investigation Program (Phase I), Boring Location Plan	A	Masterplanning	HOK Newforma Action Item 00019
	LGA-SL-337 to 348: CTB Roadway Package Subsurface Investigation Program (Phase I), Presentation of Borings	A	Masterplanning	HOK Newforma Action Item 00019

The Port Authority of New York and New Jersey    List of Available Documents
LaGuardia Airport    August 24, 2017
New Terminal C Project    Page 7 of 10

OHSUSA:765698154.37

Exhibit 1 - List of Available Documents
Availability Legend:    A = Provided by the Port Authority
PR = Provided by the Port Authority, upon Request

Originator	Title	Availability	How to Obtain	Location
PANYNJ	LaGuardia Airport Restricted Vehicle Service Road and Runway Drive at Runway 4-22 Contract LGA-124.195 Drawing T001 Dated 7/31/2013.	A	Masterplanning	HOK Newforma Action Item 00036
Control Report for the Establishment of RTK Photo Control Points for LaGuardia International airport (LGA) Facility Mapping Update Flushing, Queens County, New York. Performed by GEOD Corporation. Dated 6/6/2012.
		A	Masterplanning	HOK Newforma Action Item 00045
	Central Survey Group sketches containig additional control points information.	A	Masterplanning	HOK Newforma Action Item 00045
	Stage 1 (April 25, 2013)	A	Masterplanning	HOK Newforma
Appendix - Studies - Volume 1
Appendix - Studies - Volume 2
Contract Drawing Set - Volume 1
Contract Drawing Set - Volume 1
Contract Drawing Set - Volume 3
Hangar 1 & Building 19 Appendix
Environmental and Demolition for Hangars 1, 2 & 4 Appendix
Geotechnical Appendix
Geotechnical Appendix
P2 Parking Garage Appendix
LGA - LaGuardia Airport Redevelopment Program Flood Mitigation Report (June 20, 2013)
LaGuardia Airport Redevelopment Program Airside, Ramp and Taxiways Hydrant Fuel System.
	LaGuardia Airport Replacement of the East Field Lighting Vault Contract No. LGA-124.223 Work Order No. 102 Dated 1/30/2015	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault Contract No. LGA-124.223 Work Order No. 102 PACC No. 7	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault Contract No. LGA-124.223 Work Order No. 102 PACC No. 27	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault Contract No. LGA-124.223 Work Order No. 102 PACC No. 30	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault Contract No. LGA-124.223 Work Order No. 102 PACC No. 36	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault Contract No. LGA-124.223 Work Order No. 102 PACC No. 31	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault Contract No. LGA-124.223 Work Order No. 102 PACC No. 43	A	Masterplanning	HOK Newforma Action Item 00091
	LaGuardia Airport Replacement of the East Field Lighting Vault Contract No. LGA-124.223 Work Order No. 102 PACC No. 45	A	Masterplanning	HOK Newforma Action Item 00091

The Port Authority of New York and New Jersey    List of Available Documents
LaGuardia Airport    August 24, 2017
New Terminal C Project    Page 8 of 10

OHSUSA:765698154.37

Exhibit 1 - List of Available Documents
Availability Legend:    A = Provided by the Port Authority
PR = Provided by the Port Authority, upon Request

Originator	Title	Availability	How to Obtain	Location
PANYNJ	LaGuardia Airport Replacement of the East Field Lighting Vault Contract No. LGA-124.223 Work Order No. 102 PACC No. 46	A	Masterplanning	HOK Newforma Action Item 00091
	Aviation Sandy Recovery and Infrastructure Resilience Presentation. Dated 10/7/2013	A	Masterplanning	emailed by L. Pei Wang April 7, 2016
	LaGuardia Airport Fire Pump Station Building 23 - Test Data 10/2015	A	Masterplanning	HOK Newforma Action Item 00139
	LGA Master Utility Study Storm Drainage Report. Dated June 2004 .	A	Masterplanning	HOK Newforma Action Item 00178
	LGA Master Utility Study Storm Drainage Appendix. Dated June 2004	A	Masterplanning	HOK Newforma Action Item 00178
	LaGuardia Airport Storm Drainage Rehabilitation Stage III Evaluation Report LGA-900.518. Prepared by Jacobs. Dated October 21, 2008	A	Masterplanning	HOK Newforma Action Item 00178
	LaGuardia Redevelopment Program Airside, Ramp and Taxiways. Hydrat Fuel System Dated April 25, 2013.	A	Masterplanning	HOK Newforma Action Item 00089
	Elevated Roadways. Dated February 23, 1990 (Terminal C Additional Roadways Drawings)	A	Masterplanning	HOK Newforma Action Item 00048
Mueser Rutledge Consulting Engineers	LaGuardia Airport East Garage, Pile Load Test Program Report. Dated 6/9/2014	A	Masterplanning	HOK Newforma Action Item 00019
	Supplemental Geotechnical Report. LaGuardia Airport East Parking Garaage. 1/17/2014	A	Masterplanning	HOK Newforma Action Item 00019
GRL Engineers of New York, Inc. PC	LaGuardia Dynamic Pile Testing Summary for New East End Substation dated 10/23/2013	A	Masterplanning	HOK Newforma Action Item 00019
	LaGuardia Dynamic Pile Testing Summary for New East End Substation dated 8/29/2013	A	Masterplanning	HOK Newforma Action Item 00019
	LaGuardia Dynamic Pile Testing Summary for New East End Substation dated 4/25/2014 (Two separate Summaries for different test dates)	A	Masterplanning	HOK Newforma Action Item 00019
	LaGuardia Dynamic Pile Testing Summary for New East End Substation dated 5/27/2014	A	Masterplanning	HOK Newforma Action Item 00019
	LaGuardia Dynamic Pile Testing Summary for East Parking Garage dated 4/1/2014	A	Masterplanning	HOK Newforma Action Item 00019
	LaGuardia Dynamic Pile Testing Summary for East Parking Garage dated 4/1/2014	A	Masterplanning	HOK Newforma Action Item 00019
	LaGuardia Dynamic Pile Testing Summary for East Parking Garage dated 7/10/2014	A	Masterplanning	HOK Newforma Action Item 00019
	LaGuardia Dynamic Pile Testing Summary for East Parking Garage dated 8/3/2014	A	Masterplanning	HOK Newforma Action Item 00019
Yonkers Contracting	Geotechnical Report LaGuardia Airport East Parking garage Queens, New York -Prepared by Mueser Rutledge Consulting Engineers. Dated 12/3/2013	A	Masterplanning	HOK Newforma Action Item 00019
	Supplemental Report - Geotechnical Report LaGuardia Airport East Parking garage Queens, New York -Prepared by Mueser Rutledge Consulting Engineers. Dated 1/17/2014	A	Masterplanning	HOK Newforma Action Item 00019
Yu & Associates, Inc.	Geotechnical Engineering Study for Central Electrical Substation. Cross-Hole Seismic Testing at LaGuardia airport, Queens, New York. Dated 5/23/2012.	A	Masterplanning	HOK Newforma Action Item 00019
FAA	LaGuardia Airport Air Traffic Control Tower Cable Installation (Duct Bank Layout) Plan. Drawing LGA-D-ATCT-C0001A. Dated 11/01/2007	A	Available in Livelink Folder	PA to Delta / Meetings working Documents / 00-Communications / FAA
The Harman Group	More Park Valet Parking Garages. LaGuardia Airport Queens, New York, NY. Design Narrative Draft. Date March 29, 2016	A	Available in Procore Folder	LGA Parking Lot 10E
Clough Harbour & Associates LLP	LaGuardia Airport Master Utility Study Sanitary Sewer System (Final). Date November 2003, Revised March 2004, Final May 2005.	A	Available in Procore Folder	Sanitary Sewer

The Port Authority of New York and New Jersey    List of Available Documents
LaGuardia Airport    August 24, 2017
New Terminal C Project    Page 9 of 10

OHSUSA:765698154.37

Exhibit 1 - List of Available Documents
Availability Legend:    A = Provided by the Port Authority
PR = Provided by the Port Authority, upon Request

Originator	Title	Availability	How to Obtain	Location
Clough Harbour & Associates LLP	LaGuardia Airport Rehabilitation of Utilities East of Central Terminal Area. LGA 124.019 Stage 1 Study (Final). Date February 2008.	A	Available in Procore Folder	Water
Edwards and Kelcey	LGA Master Utility Study Storm Drainage Report. Date June 2004.	A	Available in Procore Folder	Storm Drainage
	LGA Master Utility Study Storm Drainage Appendix. Date June 2004	A	Available in Procore Folder	Storm Drainage
Dewberry-Goodkind, Inc.	LaGuardia Airport Water Master Urtility Study. Date January 2004.	A	Available in Procore Folder	Water
LaGuardia Gateway Partners	LaGuardia Airport Central Terminal Building Replacement Project. Gas Distribution Main and Branch Piping Layout. Drawing SK-GDPL Date june 29, 2016.	A	Available in Procore Folder	Construction Interfaces 4a2
	Submittal GR-2140 Utility Relocation for Terminals C & D	A	Masterplanning	HOK Newforma Action Item 00111
	Submittal GR-2167 ITS System Design	A	Available in Livelink Folder	Construction Interfaces 69
NYC DOT
NYCDOT, PANYNJ, NYC Department of Parks Revocable Consent Agreement to Construct, Maintain and Use duck banks under and across properties in the vicinity of LaGuardia Airport, Grand Central Parkway and 23rd Avenue Borough of Queens New York. Exceuted on April 2014.
		A	Available in Procore Folder	Construction Interfaces 83

PAGE 10 OF 10 INITIALED:
FOR THE PORT AUTHORITY
The Port Authority of New York and New Jersey LaGuardia Airport New Terminal C Project Page 10 of 10	FOR THE LESSEE	List of Available Documents August 24, 2017

OHSUSA:765698154.37

EXHIBIT 2
EXCLUDED ON-PREMISES O&M RESPONSIBILITIES

This exhibit is a drawing or set of drawings.

EXHIBIT 3
NONE

INITIALED: (Page 1 of 1)

FOR THE PORT AUTHORITY
FOR THE LESSEE

EXHIBIT 3
PERMANENT RIGHTS OF ACCESS
August 18, 2017

EXHIBIT 4
MANDATORY SUBLEASE PROVISIONS
PART A – GENERAL SUBLEASE PROVISIONS
Each Sublease shall contain the following provisions:

(a)
The Sublease shall be subject and subordinate to all of the terms, covenants, conditions and provisions of (i) the Basic Lease (as defined in the Lease Agreement) and to any interest superior to that of the Port Authority and (ii) the Agreement of Lease, dated as of September 13, 2017 (as the same may hereafter be amended or supplemented, the “Lease Agreement”), by and between The Port Authority of New York and New Jersey (the “Port Authority”) and Delta Air Lines, Inc., as lessee (the “Lessee”) and in each case, to the rights and obligations of the Port Authority thereunder.

(b)
Except for Exempt Subleases, the execution and delivery by all parties of a Consent to Sublease in form and substance acceptable to the Port Authority shall be a condition precedent to the effectiveness of the Sublease.

(c)
The Sublessee shall be bound by and subject to all the terms and provisions of the Lease Agreement as to the Sublessee’s occupancy and use of the Premises (as defined in the Lease Agreement) or portion thereof, and the Sublessee’s operations and activities at LaGuardia Airport (the “Airport”), as if the Sublessee were the Lessee under the Lease Agreement, including without limitation the obligations of the Lessee under the Lease Agreement with respect to compliance with all Applicable Laws and Applicable Standards (as defined in the Lease Agreement), compliance with the Port Authority’s Rules and Regulations (as defined in the Lease Agreement), the conduct of prohibited activities and operations, rights of entry and nondiscrimination and restrictions upon subleasing. The Sublease shall not be modified, discharged, extended, restated or renewed except as permitted under and in accordance with the provisions of Sections 32, 33, 34 and 35, as applicable, of the Lease Agreement.

(d)
The rights of the Port Authority in the Premises are those granted to it by the Basic Lease, and no greater rights are granted or intended to be granted to the Sublessee than the Port Authority has power thereunder to grant. The Sublessee shall not use any portion of the Airport for any use other than as permitted under the Basic Lease and the Lease Agreement. The Sublessee shall exercise the privileges granted under the Sublease in a manner consistent with the Port Authority’s obligations under the Basic Lease to the extent applicable to the Sublessee’s obligations under the Sublease and the related Consent to Sublease.

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(e)
The Port Authority shall have the right, as a third-party beneficiary, throughout the term of the Sublease, to enforce directly against the Sublessee the obligations of the Sublessee under the Sublease.

(f)
The Sublessee shall indemnify the City Insureds (as defined in the Lease Agreement) with respect to all matters described in Section 31 of the Basic Lease that arise out of the Sublessee’s operations at the Airport, or arise out of the acts or omissions of the Sublesssee’s officers, employees, agents, representatives, contractors, customers, business visitors and guests at the Airport.

(g)
Without limiting any rights and remedies available to the Port Authority at law or in equity, the Sublessee shall be obligated to indemnify and hold harmless the Port Authority Indemnified Parties from and against, and shall reimburse such Port Authority Indemnified Parties for such Port Authority Indemnified Parties’ costs and expenses, including legal expenses (including fees of in-house and outside counsel to the Port Authority), incurred in connection with the defense of, all claims and demands of third persons (including claims and demands of the City of New York for indemnification by the Port Authority arising by operation of law or through agreement of the Port Authority with the City of New York), including, but not limited to, claims and demands for death or personal injuries, or for property damages, arising out of: (i) any breach or default of any term or provision of this Sublease; (ii) the use or occupancy of the Premises by the Sublessee, or others with the consent of the Sublessee; (iii) any other acts or omissions of the Sublessee or its guests, invitees or other persons who are doing business with the Sublessee, in each case, on the Premises; and (iv) any other acts or omissions of the Sublessee or its officers, representatives, agents, contractors, employees, members (if the Sublessee is a limited liability entity), managers (if the Sublessee is a limited liability entity), and partners (if the Sublessee is a partnership) on any other portion of the Airport in connection with the Sublease (any such claim or demand, an “Indemnified Claim” and, collectively, “Indemnified Claims”); provided that in each case the foregoing indemnity shall not apply to claims and demands arising solely from the negligence or willful misconduct of any such Port Authority Indemnified Party.

If so directed by the Port Authority, the Sublessee shall defend, at its own expense, with counsel satisfactory to the Port Authority Indemnified Party, any suit based upon any Indemnified Claim (even if such claim or demand is groundless, false or fraudulent), and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority. The Port Authority and the Sublessee shall reasonably cooperate, and the Port Authority shall endeavor to cause the applicable Port Authority Indemnified Party to reasonably cooperate, in the defense of any action or proceeding based upon any Indemnified Claim. Other than

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with respect to the Port Authority in accordance with the conditions set forth in the immediately following sentence, the Sublessee shall not have the right to settle any such claim or demand against a Port Authority Indemnified Party without the prior written consent of such Port Authority Indemnified Party. The Sublessee shall not have the right to settle any such claim or demand against the Port Authority without the prior written consent of the Port Authority unless such settlement (i) does not require a payment from the Port Authority, (ii) will result in a full release of the Port Authority from any further liability with respect to such Indemnified Claim and (iii) does not require the Port Authority to admit any fault or liability on the part of the Port Authority.

(h)
The Sublease shall terminate and expire as to the Sublessee’s right thereunder to use and occupy the subleased premises, without notice to the Sublessee, on the day preceding the Expiration Date (as defined in the Lease Agreement) or the Early Termination Date (as defined in the Lease Agreement), or on such earlier date as the Lessee and the Sublessee may agree upon, or on the effective date of any revocation of the Port Authority’s consent to the Sublease, if any; provided, however, to the extent not prohibited by Applicable Law, no Sublease shall terminate or expire in connection with any assignment or foreclosure of the Lease Agreement, or execution of a New Agreement, in accordance with Section 89 of the Lease Agreement.

(i)
On the termination of the Lease Agreement prior to the Expiration Date or on an Early Termination Date (as applicable), the Sublessee shall attorn to, or shall enter into a direct lease on terms identical to its Sublease with, (i) the Recognized Mortgagee under the Lease (or any designee or nominee of the Recognized Mortgagee), at the Recognized Mortgagee’s (or designee’s or nominee’s) option, in connection with any assignment or foreclosure of the Lease Agreement, or (ii) subject to the rights of the Recognized Mortgagee under Section 89 of the Lease, the Port Authority, at the Port Authority’s option, under other circumstances, in each case, for the balance of the unexpired term of the Sublease.

(j)
The Sublessee shall not sub-sublease, sub-sublicense or assign all or any portion of the Premises or any of its rights under the Sublease, directly or indirectly by operation of law or otherwise, without the prior written consent of the Port Authority and the Lessee.

(k)
Except for security deposits and any other amounts deposited with the Lessee in connection with the payment of insurance premiums, real property taxes and assessments and other similar charges and expenses, the Sublessee shall not pay rent or other sums payable under the Sublease to the Lessee for more than one (1) month in advance.

(l)
The Lessee and the Sublessee, on termination of the Basic Lease will, at the option of the City of New York, enter into a direct consent with the City of New York on terms identical with the Consent to Sublease executed with the Port Authority.

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(m)
The Sublessee shall be prohibited from performing any activity or services at the Airport for which the Port Authority requires the issuance of a Port Authority permit providing for payment of fees to the Port Authority unless the Sublessee obtains such a Port Authority-issued permit if so required by and consistent with Applicable Law, Applicable Standards and/or Port Authority policy and pays such fees thereunder; provided, however, that if the Sublessee performs any such activity or services at the Airport without, or prior to, obtaining a Port Authority-issued permit in contravention of this paragraph (XX), the Sublessee shall pay any such fees due and payable to the Port Authority pursuant to such permit for any activity or services at the Airport performed without, or prior to, obtaining such permit.

(n)
The Sublessee may make arrangements for the performance of services and functions only by organizations at the Airport authorized by lease, permit, contract or other Port Authority agreement to perform such services or functions.

(o)
The Sublessee shall certify that none of (A) Sublessee, any of its Affiliates, any direct or indirect parent of Sublessee and wholly-owned subsidiary of Sublessee, (B) to the best knowledge of Sublessee, (and with respect to Airline Sublessees, based solely on publicly available knowledge), any beneficial owner of a ten percent (10%) or more interest in, Sublessee, and (C) to the best knowledge of Sublessee, with respect to clauses (i), (v), (vii), (viii), (ix), (x) and (xi), each of Sublessee’s chief executive officer, chief operating officer, chief financial officer, treasurer, general counsel, president and any other executive management level officer:

(i)	has been convicted of, plead guilty to, or is under indictment for, any felony, other than as fully disclosed in an attachment to such certification;

(ii)
with respect to Sublessee only, has ever used a name, trade name or abbreviated name or federal taxpayer identification number other than such names or federal taxpayer identification number(s) reported to the Lessee by the Sublessee in connection with the Sublease, other than as fully disclosed in an attachment to such certification;

(iii)
has been party to an agreement which was terminated by the Port Authority, for cause, prior to its expiration date (other than any such party with which the Port Authority has subsequently entered into another agreement relating to similar subject matter);

(iv)
as of the effective date of the Sublease: (i) is in default beyond any applicable grace period under any agreement with the Port Authority, or (ii) has been, within the preceding five (5) years, in default beyond any applicable grace period under any agreement with the Port Authority, other than as fully disclosed in an attachment to such certification;

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(v)
in connection with obtaining the Sublease or performing its rights or obligations pursuant to the terms thereof, has created any conflict of interest in violation of the Public Officers Law of the State of New York;

(vi)
has been suspended, debarred, found not responsible or otherwise disqualified from entering into any contract with any Governmental Agency or been denied a government contract for failure to meet standards related to integrity;

(vii)	has had a contract terminated by any Governmental Agency for breach of contract or for any cause based in whole or in part on an indictment or conviction;

(viii)	has had any business or professional license suspended or revoked;

(ix)
has had any sanction imposed as a result of a judicial or administrative proceeding related to fraud, extortion, bribery, bid rigging, embezzlement, misrepresentation or anti-trust regardless of the dollar amount of the sanctions or the date of their imposition, other than as fully disclosed in an attachment to such certification;

(x)
has been, or is currently, the subject of a criminal investigation by any federal, state or local prosecuting or investigative agency and/or a civil antitrust investigation by any federal, state or local prosecuting or investigative agency (in each case as to which it has been made aware), other than as fully disclosed in an attachment to such certification;

(xi)	has been indicted or convicted of any crime in any jurisdiction, other than as fully disclosed in an attachment to such certification; and

(xii)
is a person or entity with whom the Port Authority is restricted from doing business under the regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury (including, without limitation, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order or other regulation relating to national security or foreign policy (including, without limitation, Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism), or other governmental action related to national security, the violation of which would also constitute a violation of law.

(p)	Affirmative Action. The Sublessee covenants and agrees that it will undertake an affirmative action program as required by 14 C.F.R. Part 152, Subpart E, to insure

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that no person shall on the grounds of race, religion, color, national origin or sex be excluded from participating in any employment activities covered in 14 C.F.R. Part 152, Subpart E and shall assure that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart. The Sublessee covenants and agrees that it will require that its covered suborganizations provide assurances to the Sublessee that they similarly will undertake affirmative action programs and that they will require assurances from the suborganizations, as required by 14 C.F.R. Part 152, Subpart E, to the same effect.

(q)
Non-Discrimination. The Sublessee, for itself, its successors in interest, and assigns, as a part of the consideration hereof, covenants and agrees as a covenant running with the land that (i) no person on the ground of race, religion, color, national origin, sex or disability shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Premises, (ii) that in the construction of any improvements on, over, or under the Premises and furnishing of services thereon, no person on the ground of race, religion, color, national origin, sex or disability shall be excluded from participation in, denied the benefits of, or otherwise be subject to discrimination, (iii) that the Sublessee shall use the Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Non-discrimination in Federally-assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said regulations may be amended, and any other present or future laws, rules, regulations, orders or directions of the United States of America with respect thereto which from time to time may be applicable to the Sublessee’s operations at the Airport, whether by reason of agreement between the Port Authority and the United States of America or otherwise. The Port Authority shall have the right to take such action as the United States of America may direct to enforce such covenant.

(r)
Unjust Discrimination. The Sublessee shall not unjustly discriminate among Airline sub-sublessees or Aeronautical User sub-sublessees or refuse to offer any classification, status, or terms of an agreement, to any Airline sub-sublessee or Aeronautical User sub-sublessee in the Premises that assumes obligations substantially similar to those already imposed on any other similarly situated Airline sub-sublessee or Aeronautical User sub-sublessee, as applicable, in the Premises having such classification status or terms.

(s)	FAA Grants.
(i)    The Port Authority has applied for and received a grant or grants of money from the Administrator of the FAA pursuant to the Airport and Airways Development Act of 1970, as the same has been and may hereafter be amended and supplemented or superseded by similar federal legislation, and under prior federal statutes which said Act superseded and the Port Authority may in the future apply

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for and receive further such grants, and the Port Authority has applied for and received permission to collect and use Passenger Facility Charges pursuant to An Act To Revise, Codify, And Enact Without Substantive Change Certain General And Permanent Laws, Related To Transportation, Pub: Law 103-272, 108 Stat 745 (July 5, 1994), as the same has been and may hereafter be amended and supplemented or superseded by similar federal legislation, and under prior federal statutes which said Act superseded, and the Port Authority may in the future apply for and receive further permission to collect such Passenger Facility Charges. In connection therewith the Port Authority has undertaken, and may in the future undertake, certain obligations respecting its operation of the Airport and the activities of its contractors, lessees and permittees thereon. The performance by the Sublessee of the covenants, promises and obligations contained in this Sublease is therefore a special consideration and inducement for the Port Authority to enter into and execute the applicable Consent to Sublease, and the Sublessee further covenants and agrees that if the Administrator of the FAA or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port Authority in connection with the federal airport aid, shall make any orders or recommendations or suggestions in written form respecting the performance by the Sublessee of such covenants, promises and obligations, the Sublessee will promptly comply therewith, at the Sublessee’s cost and expense, at the time or times when and to the extent that the Port Authority may direct.
(ii)    The Sublessee covenants and agrees that (A) the Sublessee, at its own cost and expense, shall comply with any direction issued by the Port Authority (including any bulletin, directive or other official instruction issued by the General Manager) to comply with Applicable Law or Applicable Standards, or with any applicable regulation, order, statement of policy, advisory circular, or recommendation or suggestion in writing, of the Administrator of the FAA or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port Authority under Federal law, or arising from the applications described in this paragraph (XX); provided, that (1) for the purpose of this paragraph (XX), “governmental officer or body” shall not be construed to refer to or include the Port Authority, (2) the direction of the Port Authority made under this paragraph (XX) shall include a direction to the Sublessee to take an action, to not take an action, or to cease an action, including, but not limited to the granting of a contract or permission or directing another person to take an action, refrain from taking an action, or cease an action, (3) the Port Authority’s interpretation of any such Applicable Law, order, statement of policy, recommendation or suggestion, including those of a general nature which do not refer specifically to the Airport or any specific person, shall be final and determinative; and (4) the Port Authority may require any permittee, sublessee, subtenant, licensee, contractor or supplier of the Sublessee who acts for or on behalf of the Sublessee in or regarding the Premises to perform the obligations imposed by, and be subject to, the terms of, this paragraph (XX), as if such permittee, sublessee, subtenant, licensee, contractor or supplier were the Sublessee with respect to the obligations of the Sublessee set forth in this paragraph (XX).

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(iii)    The Sublessee agrees to include the statements in this paragraph (XX) in any subsequent concession agreements that it enters and cause those businesses similarly to include the statements in further agreements, the foregoing not to be construed as approval by the Lessee or the Port Authority of any such agreements as required.
(t)    Insurance. The Sublessee shall procure and maintain insurance satisfying the requirements set forth in the applicable Consent to Sublease and, if the insurance requirements set forth in the Sublease are different, then whichever constitutes the broader or more comprehensive insurance requirements. Each of the Port Authority and the City Insureds (as such term is defined in the Basic Lease) shall be named as additional insureds or loss payees, as applicable, under each policy of insurance procured by the Sublessee pursuant to the terms of the Sublease and the applicable Consent to Sublease.
(u)    TCAP. The Sublessee agrees that nothing in the Sublease shall be deemed to imply that the Sublessee has the right to make any alteration, demolition, installation, addition or improvement to the subleased portion of the Premises, structural or non-structural, exterior or interior, except pursuant to an approved alteration application (in accordance with the TCAP Manual).
(v)    Books and Records. The Sublessee shall, and shall cause any affiliate, if such entity performs services similar to those performed by the Sublessee or if such affiliate keeps and maintains records and books of account on behalf of the Sublessee, to:
(i)    keep and maintain in an office or offices in the Port of New York District, full and complete records and books of account, including, for the avoidance of doubt, with respect to all matters with the Sublessee is required to certify to the Port Authority or the Lessee pursuant to this Sublease, as applicable, in accordance with U.S. generally accepted accounting principles or any other generally accepted accounting standards that are acceptable to the Port Authority recording all transactions of the Sublessee at, through, or in any way connected with its operations at the Premises or elsewhere at the Airport, and outside the Airport if the order therefor is received at the Airport, which records and books of account shall be kept at all times within the Port of New York District and shall separately state and identify each activity performed at the Airport and off-Airport if the order therefor is received at the Airport; provided, that the Sublessee (and, if applicable, its affiliate) shall keep and maintain such books and records during the term of the Sublease and for seven (7) years after the expiration or earlier termination or surrender thereof, and for such further period with regard to records and books of account relating to causes of action or other claims which accrue prior to the expiration, revocation or termination of the Sublease or which are the subject of threatened or pending litigation, settlement or other legal process and until the applicable statute of limitations has expired or, in the case of litigation, settlement or other legal process, such litigation, settlement or legal process has been completely disposed of an all time limits for appeal have expired, whichever is longer;

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(ii)    permit and/or cause to be permitted in ordinary business hours during the term of the subletting under the Sublease and for seven (7) years thereafter, and for the other time periods referenced in subparagraph (i), above, as applicable, the examination and audit by both the officers, employees and representatives of both the Port Authority and those of the Lessee of such records and books of account and also any records and books of account of any affiliate if said affiliate performs services similar to those performed by the Sublessee anywhere in the Port of New York District (including without limitation all corporate records, agreements, source documents and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority), within twenty (20) days following any request by the Port Authority from time to time and at any time to examine and audit said books and records; provided, in the event that, upon conducting an examination and audit as described in this Section (XX), the Port Authority determines or estimates that unpaid fees, costs and/or other amounts thereon are due and payable to the Port Authority, in addition to any other amounts required by this Section (XX) to be paid by the Sublessee to the Port Authority, the Sublessee shall pay to the Port Authority a service charge in an amount equal to five percent (5%) of the amount determined by the Port Authority to be unpaid. Such service charge shall be payable by the Sublessee upon demand therefor by the Port Authority and is exclusive of any and all other moneys due to the Port Authority by the Sublessee under the Sublease or otherwise. No acceptance by the Port Authority of payment of any unpaid amount or of any unpaid service charge shall be deemed a waiver of the right of the Port Authority of payment of any late charge(s) or other service charge(s) payable under the provisions of this Section (XX) with respect to such unpaid amount. Each such service charge shall be and become fees, recoverable by the Port Authority in the same manner and with like remedies as if it were originally a part of the fees to be paid. Nothing in this Section (XX) is intended to, or shall be deemed to, affect, alter, modify or diminish in any way (i) any rights of the Port Authority under the Sublease, including, without limitation, the Port Authority’s rights to terminate the Sublease or (ii) any obligations of the Sublessee under the Sublease.
(iii)    in those situations where the books and records have been generated from electronic data, provide, or cause to be provided, to the Port Authority’s representative extracts of data files in a computer readable format on data disks, E-mail with attached files or alternative computer data exchange formats suitable for the Port Authority in its sole discretion;
(iv)    the Sublessee understands that compliance by it with subparagraphs (i) and (ii) are of the utmost importance to the Port Authority in having entered into the arrangement under the Consent to Sublease and in the event of the failure of the Sublessee to maintain, keep within the Port District or make available for examination and audit the Sublessee’s books and records of account in the manner and at the times or locations as provided in this provision, then, in addition to all

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and without limiting any other rights and remedies of the Port Authority, the Port Authority may:
(A)    estimate the amount or Port Authority share of moneys due and payable to it under the Sublease from the Sublessee on the basis that the Port Authority, in its sole discretion, shall deem appropriate, and the Sublessee shall pay such amount to the Port Authority when billed;
(B)    if any such books and records have been maintained outside the Port District, but within the continental United States of America, then the Port Authority in its sole discretion may (1) require such records to be produced within the Port District within thirty (30) days of written request for same or (2) if the Sublessee (or its affiliate) fails to provide all of such books and records within the time period stated above (time being of the essence in connection with such time period and, in addition, such provided books and records being to the complete and total satisfaction of the Port Authority) the Port Authority may examine such records at the location at which they have been maintained and in such event the Sublessee (or its affiliate) shall pay to the Port Authority when billed all travel costs and related expenses, as determined by the Port Authority for Port Authority auditors and other representatives, employees and officers in connection with such examination and audit; and
(C)    if any such books and records have been maintained outside the continental United States of America then, in addition to the costs specified in subparagraph (iii), above, the Sublessee shall pay to the Port Authority when billed all other costs of the examination and audit of such records including, without limitation, salaries, benefits, travel costs and related expenses, overhead costs and fees and charges of third party auditors retained by the Port Authority for the purpose of conducting such audit and examination.
The foregoing auditing costs, expenses and amounts set forth in subparagraphs (B) and (C), above, shall be deemed fees/rent and charges under the Sublease or Consent to Sublease, as applicable, payable to the Port Authority with the same force and effect as all other fees/rent and charges thereunder.
(w)    No Port Authority Obligation. The Sublessee agrees that neither any assignment by the Lessee to the Port Authority of its interest under the Sublease, nor the application or payment of security deposits to or for the benefit of the Port Authority, nor any direction to the Sublessee to pay rent or other amounts to the Port Authority, nor the payment thereof to and acceptance thereof by the Port Authority shall constitute or denote an assumption by the Port Authority of any of the obligations of the Lessee under the Sublease.

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(x)    Utilities. The Sublessee acknowledges and agrees that, except as may be specifically and expressly set forth in the Lease Agreement, and subject to the terms and conditions of the Lease Agreement, the Port Authority shall not be obligated to perform or furnish any services or utilities whatsoever in connection with the Sublease or the use and occupancy of the subleased portion of the Premises thereunder including, without limitation, any obligation to provide or install or cause to be provided or installed any meters or sub-meters.
(y)    Sublessee Obligations to Cease Performance. The Sublessee acknowledges and agrees that the failure of the Sublessee to cease to perform the operations at the Airport authorized by the Sublease and the applicable Consent to Sublease from the effective date of the expiration or termination of the Lease Agreement will or may cause the Port Authority injury, damage or loss. The Sublessee hereby assumes the risk of such injury, damage or loss and hereby agrees that it shall be responsible for the same and shall pay the Port Authority for the same whether such are foreseen or unforeseen, special, direct, consequential or otherwise. The Sublessee hereby expressly agrees to indemnify and hold the Port Authority harmless against any such injury, damage or loss. The Sublessee acknowledges that the Port Authority reserves all its legal and equitable rights and remedies in the event of such failure by the Sublessee to cease performance of the authorized operations. The Sublessee and the Lessee each hereby acknowledges and agrees that, subject to the foregoing, all terms and provisions of the applicable Consent to Sublease shall be and continue in full force and effect during any period following such expiration or termination of the Lease Agreement.
(z)    Minimum Wage Requirements.
(i)    The Port Authority has adopted a minimum wage policy (“Minimum Wage Policy”) for workers performing under non-trade labor service contracts at all Port Authority facilities. It has also adopted a rule for implementing the Minimum Wage Policy. The Sublessee has reviewed the Minimum Wage Policy and the implementing rule and agrees to comply with the Minimum Wage Policy and implementing rule, as the same may be amended. The Port Authority reserves the right to amend the aforesaid policy and rule from time to time. A failure to comply with this obligation shall constitute a breach of the Sublease and, accordingly, the Port Authority shall be entitled to all rights and remedies available to it under law, equity or otherwise in the event of such breach; provided, that a failure of the Sublessee or any Sublessee Counterparty (as defined below) to comply with the Minimum Wage Policy (or any future amendment or modification to the Minimum Wage Policy), or any enforcement thereof with respect to a particular type of employment matter, shall not constitute a breach of this Sublease to the extent that the Port Authority has imposed the Minimum Wage Policy (or such amendment or modification) on, or enforced the Minimum Wage Policy (or such amendment or modification) against, the Sublessee or such Sublessee Counterparty, as the case may be (the “Target Entity”) in a manner that is inconsistent with the manner in which the Minimum Wage Policy (or such amendment or modification) is imposed on, or enforced against, other entities in the same category of business as the Target Entity,

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with respect to the same type of employment matter, at the Airport and the other airports for which the Port Authority is the airport operator. Further, the Sublessee acknowledges that the Port Authority has audit rights with respect to the Sublessee’s operations at the Airport and that such audit rights extend to the Sublessee’s compliance with its obligations hereunder concerning the Minimum Wage Policy and the implementing rule. Notwithstanding such audit rights, the Sublessee acknowledges its obligation to provide to the Port Authority an annual statement, signed by a responsible officer or authorized representative of the Sublessee, certifying as to its own compliance with the Minimum Wage Policy and the implementing rules.
(ii)    The Sublessee further agrees that it shall include in any agreements entered into by the Sublessee related to Covered Services (as defined in the Minimum Wage Policy), including, without limitation, subcontracts and subleases (but excluding agreements with government agencies or authorities) a clause which states that the party providing such services (the “Sublessee Counterparty”) to the Sublessee (i) has reviewed the Minimum Wage Policy and the implementing rule, (ii) agrees to comply with them, as the same may be amended from time to time, (iii) agrees to provide the Sublessee and the Port Authority an annual statement, signed by a responsible officer of the Sublessee Counterparty, certifying as to its own compliance with the obligations described in this paragraph, and (iv) acknowledges and agrees that the Port Authority shall be a third party beneficiary of such clause entitled to all rights and remedies available to it under law, equity or otherwise in the event of a breach of such clause by the Sublessee Counterparty. For the avoidance of doubt, a breach by the Sublessee shall be deemed to have occurred regardless of whether the Sublessee directly fails to comply with the Minimum Wage Policy or the related implementing rule or whether the Sublessee's contractor/subcontractor, licensee/sublicensee, tenant/subtenant, etc., as applicable, fails to comply with the Minimum Wage Policy or related implementing rule.
(iii)    At the request of the Port Authority, the Sublessee further agrees that it shall terminate any agreements entered into by the Sublessee related to Covered Services (as defined in the Minimum Wage Policy), including, without limitation, subcontracts and subleases (but excluding agreements with government agencies or authorities), with any Sublessee Counterparty which fails to comply with its contractual obligations related to the Minimum Wage Policy, as set forth in the foregoing sub-paragraph (ii).
(aa)    Labor Harmony.
(i)    In connection with its operations at the Premises under the Sublease, the Sublessee shall serve the public interest by promoting labor harmony, it being acknowledged that strikes, picketing, or boycotts may disrupt the efficient operation of the Premises. The Sublessee recognizes the essential benefit to have continued and full operation of the Airport as a whole and the Premises as a transportation

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center. The Sublessee shall give notice to the Port Authority (to be followed by written notice and reports) of any and all impending or existing labor-related disruptions and the progress thereof as soon as practicable (but in no event later than five (5) days after the Sublessee becomes aware of such impending or existing labor-related disruptions).
(ii)    If any type of strike, boycott, picketing or other labor activity is directed against the Sublessee at the Airport or against any operations pursuant to the Sublease, which, in the opinion of the Port Authority, adversely affects or is likely to adversely affect the operation of the Airport, any portion of the Premises under the Lease Agreement or the relevant concession space, or the operations of other permittees, lessees or licensees thereat, or presents a danger to the health and safety of users of the Airport or the Premises under the Lease Agreement, including persons employed thereat or members of the public, whether or not the same is due to the fault of the Sublessee, and whether caused by the employees of the Sublessee or by others, the Port Authority shall have the right, at any time during the continuance thereof to take all legal remedies available to it to end or arrange for the cessation of any such strike, boycott, picketing or other labor activity.
(bb)    Port Authority Reserved Uses. For purposes of the Sublease, “Port Authority Reserved Uses” or “Reserved Uses” shall refer to the following uses, operations and installations that the Port Authority has reserved exclusively to itself and its designees: (i) advertising (which, for the avoidance of doubt, shall include advertising of goods and services provided by the Lessee’s co-branding partners that are unrelated to goods and services provided by Concession Sublessees (defined in the Lease) or aviation services provided by the Lessee), including static display, interactive display, audio-visual display, broadcast and other (ii) public telephones (sometimes also referred to as “pay phones” or “pay telephones”), pre-paid phone cards, facsimile transmission machines and other communications services and facilities, including any technology or system that substitutes for, replaces or is used in conjunction with the technology commonly known as “Wi-Fi” and also including all Port Authority-owned or operated information and communications technology infrastructure for common Airport use, (iii) “cellphone”/cellular technology and any technology or system that substitutes for, replaces or is used in conjunction with cellphone/cellular technology, (iv) vending machines other than automated retail machines, (v) concierge services (i.e., a center or location which offers a variety of services for passengers (including, but not limited to, hotel reservations, sale of entertainment events tickets and lottery tickets, luggage storage and delivery, sightseeing tours, business services and provision of touring information)), (vi) ground transportation, including vehicle rentals and taxi dispatchers, but excluding Surface Carriers and other transportation pursuant to Section 25 (Third-Party Contractors and Services) of the Lease Agreement, (vii) provision of on-airport baggage carts (other than shopping carts made available free of charge to retail shoppers within the portions of the Premises designated for retail operations) or other on-airport baggage-moving devices, and (viii) such further uses, operations or installations that may arise through any technological development that the Port Authority may determine at any time during the Term constitute Reserved Uses; provided, that the Port Authority also

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hereby reserves to itself and its designees the right (and such right shall be deemed to be included in the definition of “Reserved Uses”) to implement, operate and maintain (i) any public or airline passenger-related transit facility on any portion of the Premises, and (ii) facilities and uses not currently contemplated or provided for in this Agreement, including hotel accommodations. The Port Authority is entitled to receive and retain all rents, fees, profits and other consideration derived from the Reserved Uses, subject to the provisions of the Lease Agreement. For the avoidance of doubt, screensavers and interactive displays or programs on iPads or any other electronic device shall constitute “advertising” for purposes of this Sublease.

PART B – ADDITIONAL SUBLEASE PROVISIONS FOR CONCESSION SUBLEASES
Each Concession Sublease shall contain the following provisions, in addition to the provisions required under Part A of this Exhibit 4 (Mandatory Sublease Provisions) above:
(a)General Concession Sublessee Obligations.
(A)    The Concession Sublessee shall:
(i)    use its best efforts in every proper manner to maintain, develop and increase the business conducted by it under its respective Concession Sublease;
(ii)    not divert, or cause or allow to be diverted, any business from the Premises or the Airport;
(iii)    install and use such cash registers, sales slips, invoicing machines and any other equipment and devices, including without limitation computerized record-keeping systems, for recording orders taken, or services rendered, as may be appropriate to the Concession Sublessee’s business and necessary or prudent to keep accurate books and records, and without limiting the generality of the foregoing, for any activity involving cash sales, install and use cash registers or other electronic cash control equipment that provides for non-resettable totals;
(iv)    permit in ordinary business hours the inspection by the officers, employees and representatives of the Port Authority and those of the Lessee of any equipment used by the Concession Sublessee, including but not limited to cash registers and recording tapes;
(v)    furnish on or before the twentieth (20th) day of each month following the commencement date of the operation a sworn statement of gross receipts arising out of the operations of the tenant, licensee or permittee, for the preceding month;

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(vi)    furnish good, prompt and efficient service hereunder, adequate to meet all demands therefor at the Premises; furnish said service on a fair, equal and non-discriminatory basis to all users thereof; and charge fair, reasonable and non-discriminatory prices for each unit of sale or service; provided, that the Concession Sublessee may make reasonable and non-discriminatory discounts, rebates or other similar types of price reductions to volume purchasers;
(vii)    not charge prices to its customers in excess of Street Prices (as defined in Section 34(h) of the Lease Agreement); and
(viii)    promptly observe, comply with and execute the provisions of any and all present and future governmental laws, rules, regulations, requirements, orders and directions which may pertain and apply to its operations or the use and occupancy of the Premises.
(B)    The Concession Sublease shall be subject to the requirements of the United States Department of Transportation’s regulations, 49 C.F.R. Part 23. The Concession Sublessee agrees that it will not discriminate against any business owner because of the owner’s race, religion, color, national origin or sex in connection with the award or performance of any concession agreement or any management contract, or subcontract, purchase or lease agreement or other agreement covered by 49 C.F.R. Part 23. The Concession Sublessee agrees to include the above statements in any subsequent concession agreement or contract covered by 49 C.F.R. Part 23 that it enters and cause those businesses to similarly include the statements in further agreements. Further, the Concession Sublessee agrees to comply with the terms and provisions of Exhibit 18 (Airport Concession Disadvantaged Business Enterprise (ACDBE) Participation) to the Lease Agreement, attached hereto and hereto made a part hereof.
(C)    The Concession Sublessee shall not, without the prior written consent of the Port Authority:
(i)    terminate a sub-sublease with a sub-sublessee if such sub-sublessee is an ACDBE, or terminate any contract or agreement for the sale of goods or services by an ACDBE to which the Concession Sublessee is a party;
(ii)    refuse to extend or renew a sub-sublease with an ACDBE sub-sublessee if such sub-sublease contains an express right of extension or renewal and the conditions thereto have been satisfied by the ACDBE sub-sublessee; or
(iii)    enter into a sub-sublease with a non-ACDBE sub-sublessee for service or space which had been performed or occupied by an ACDBE sub-sublessee;
provided, that the Port Authority agrees that its consent to any of the foregoing shall not be withheld if the applicable action of the Concession Sublessee is (1) based

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on a non-discriminatory determination by the Concession Sublessee under the applicable facts, or (2) is otherwise consistent with the requirements of 49 C.F.R. Part 23.
(b)Disallowed Charges. The Concession Sublease shall not, without the prior written consent of the Port Authority, include any charges payable by the Concession Sublessee with respect to the Lessee’s costs incurred in connection with (i) repair, maintenance, lighting, waste management and removal and/or operation costs of any designated food court area utilized by passengers except on the food-and-beverage Concession Sublessees actually operating their business within the designated food court area (on a pass-through basis only with no added administrative or other up-charge); (ii) the receipt, storage, transportation or delivery of goods, inventory or equipment of any kind, except on Concession Sublessees (on a pass-through basis only with no added administrative or other up-charge) to receive, store, transport and deliver Concession Sublessees’ goods, inventory and equipment to and from loading docks and the Concession Sublessees’ concession spaces; (iii) marketing and advertising, except on Concession Sublessees (on a pass-through basis only with no added administrative or other up-charge) for charges relating to marketing the concessions program at the New Terminal Facilities, including for directories and similar wayfinding devices; and (iv) Utilities, except for Utilities provided by the Lessee directly to Concession Sublessees (on a pass-through basis only with no added administrative or other up-charge) in lieu of such Concession Sublessees making direct payments to utility providers.
(c)Gross Receipts. “Gross Receipts” (or any other term referencing the gross revenues to be generated by a concession operation) shall mean and include all monies, or other consideration, paid or payable to the Concession Sublessee for sales made or services rendered at or from the concession premises, regardless of when or where the order therefor is received, and outside the concession premises, if the order therefor is received at the concession premises, and any other revenues of any type arising out of or in connection with concession operations at the concession premises; provided that there shall be excluded from Gross Receipts the following: (a) any sums collected for any federal, state, county and municipal sales taxes, so-called luxury taxes, use taxes, consumer excise taxes, gross receipts taxes and other similar taxes now or hereafter imposed by law upon the sale of merchandise, food & beverage products or services which are separately stated to and paid by a customer and directly payable to the taxing authority by the Concession Sublessee, (b) any receipts of the Concession Sublessee which arise from its operations under any agreement with the Port Authority (other than the Port Authority consent agreement) relating to the Concession Sublessee's premises and which are subject to a percentage fee or percentage rental under that agreement, (c) receipts in the form of refunds from, or the value of merchandise (including food & beverage products), services, supplies or equipment returned to, vendors, shippers, suppliers or manufacturers, including volume discounts received from the Concession Sublessee’s suppliers or manufacturers (but specifically excluding retail display allowances or other promotional incentives received from vendors and suppliers, etc. all of which must be included within Gross Receipts), (d) gratuities for services performed by employees of the Concession Sublessee which are paid or given by the Concession Sublessee's customers to such employees at or serving at the Concession Sublessee's premises, (e) the sale or transfer in bulk of the inventory of the Concession Sublessee

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to a purchaser of all or substantially all of the assets of the Concession Sublessee in a transaction not in the ordinary course of the Concession Sublessee's business, (f) except with respect to proceeds received for business interruptions paid on a gross earnings business interruption insurance policy, proceeds from all other insurance received by the Concession Sublessee as a result of a loss or casualty, (g) rebates, exchanges or allowance made to customers of the Concession Sublessee at the Concession Sublessee's premises, (h) the exchange of merchandise between the stores or warehouses owned by or affiliated with the Concession Sublessee, if any, where such exchanges of goods or merchandise are made solely for the convenient operation of the business of the Concession Sublessee and not for the purpose of consummating a sale which has theretofore been made at, in, from or upon the Concession Sublessee’s premises or for the purpose of depriving the Port Authority of the benefit of the sale which otherwise would be made at, in, from or upon the Concession Sublessee's premises, (i) customary discounts given by the Concession Sublessee on sales of merchandise or services to its employees, if separately stated, and limited in amount to not more than [XX] percent ([XX]%) of Gross Receipts per monthly period, (j) mandatory discounts equal to [XX] percent ([XX]%) to be given by the Concession Sublessee pursuant to this Concession Sublease on sales of merchandise or services to the Lessee’s and the Port Authority's employees, other Airport airline lessees' employees and other individuals employed at the Airport, if separately stated, (k) income actually received by the Concession Sublessee from manufacturers of goods (cosmetics, perfume) displayed for sale at the Concession Sublessee's premises if the conditions set forth in the succeeding sentence are fully and strictly satisfied with respect to such income. The conditions to be satisfied with respect to clause (k) are as follows: (i) the manufacturer specifically identifies the time period to which the income relates, (ii) reimbursement from the manufacturer to the Concession Sublessee occurs in connection with employees (1) who are on Concession Sublessee's payroll for the operations permitted under this Concession Sublease, and (2) who are on such payroll during the time period to which the reimbursement relates, (iii) the manufacturer and the Concession Sublessee have previously entered into a written agreement that sets forth the material terms of their arrangement with regard to the reimbursement that is the subject of this clause (k), and (iv) the Concession Sublessee provides to the Port Authority written documents and records substantiating the matters listed in sub-clauses (i) through (iii), (1) proceeds from the sale of gift certificates or like vouchers until such time as the gift certificates or like vouchers have been treated as a sale in or from the Concession Sublessee’s premises pursuant to Concession Sublessee's record keeping system, and (m) sale of trade fixtures, equipment or property which are not stock in trade and not in the ordinary course of business.

For the purpose of determining the percentage rentals payable by the Concession Sublessee, Gross Receipts shall include all orders including, but not limited to, all orders by means of mail, catalogue, closed circuit television, electronic, telephonic, video, computer or other technology-based system, whether now existing or developed in the future, all deposits not refunded to or otherwise forfeited by customers, all orders taken in and from the Concession Sublessee’s premises, whether or not such orders are filled elsewhere, the entire amount of the actual sales price and all other receipts for sales and services rendered, all insurance proceeds received due to loss of gross earnings paid under the Concession Sublessee’s business interruption insurance policy because of business interruptions, and earnings on any exchange or foreign currency transaction whether for

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an exchange service or for merchandise, products and/or services. A “sale” shall be deemed to have been consummated for purposes hereof, and the entire amount of the sales price shall be included in Gross Receipts and deemed received at the time of determination of the amount due for each transaction, whether for cash, credit or otherwise, and not at the time of billing or payment. Each sale made upon installment or credit shall be treated as a sale for the full price in the month during which such sale shall be made, irrespective of the time when any payment is received. No deduction from Gross Receipts shall be allowed for uncollected or uncollectible credit amounts or "bad" checks. Gross Receipts shall include retail display allowances, slotting fees, on-premises advertising and other promotional incentives (collectively referred to as “RDAs”). Gross Receipts shall include all such sales, revenues or receipts generated by the Concession Sublessee’s sub-operators/sub-subtenants, if any, or anyone else conducting business pursuant to an arrangement with the Concession Sublessee.

Without limiting the requirement for Port Authority approval, if the Concession Sublessee conducts any business or operations through the use of a contractor or other third party that is not a Port Authority permittee, and if the payments for any of such business or operations are made to such contractor rather than to the concessionaire directly, said payments shall be deemed amounts, monies, revenues, receipts and income paid or payable to the concessionaire for purposes of determining the Concession Sublessee’s Gross Receipts; provided that the foregoing shall not grant or be deemed to grant any right or permission to the concessionaire to use an independent contractor or other third party to conduct any business or operations or perform any rights or obligations hereunder.
For sales made in exchange for airline miles or awards (if and to the extent permitted by the Port Authority), or where other consideration is given, Gross Receipts shall include the full value of the goods sold or services provided as if cash was received. Moreover, the Concession Sublessee’s electronic cash control system shall include sales made in exchange for airline miles and awards.
(d)Cash Registers; Alcoholic Beverages.
(i)    Generally.    Each Concession Sublessee shall be required to provide at least one cash register or other location within its leasehold where customers shall have the right to pay for purchases of goods and/or services in the form of cash. For the avoidance of doubt, each and every food court at the premises operated by the Concession Sublessee shall have at least one cash register or other location where customers shall have the right to pay for purchases of goods and/or services in the form of cash.
(ii)    Alcoholic Beverages Sold Through the Use of iPads and Other Tablets and Devices Used by Customers at the Premises. Without limiting the generality of clause (i) above, consistent with the Port Authority Rules and Regulations for Air Terminals (as the same may be modified from time to time) the Concession Sublessee shall be authorized to serve, and customers in concession locations shall be permitted to order, alcoholic beverages for consumption within the area where such alcoholic beverages are served. In the event orders are placed and fulfilled through iPads and

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other tablets and devices, the Concession Sublessee shall comply with a protocol whereby (1) purchases must be traceable electronically, (2) Concession Sublessee shall provide adequate on-site staff at the Premises to implement a protocol that is approved by the Lessee and the New York State Liquor Authority concerning alcoholic beverage consumption at the Premises, and (3) Concession Sublessee shall train its staff to properly identify over-consumption of alcoholic beverages at the Premises and direct such staff to take appropriate action. The Port Authority shall have no liability vis-avis the Concession Sublessee or the Lessee in connection with the Concession Sublessee’s implementation of, and compliance with, the pre-approved protocol, described in this paragraph and the Concession Sublessee and the Lessee shall indemnify and hold harmless the Port Authority from and against any claims, causes of action and the like arising out of non-compliance with any of subclauses (1) through (3), above and non-compliance with the Port Authority Rules and Regulations for Air Terminals. Nothing in this Concession Sublease or any concession management agreement shall serve to permit the Concession Sublessee to sell or cause the sale of alcoholic beverages at locations or in a manner that is inconsistent with the alcoholic beverage license(s) issued to it by the New York State Liquor Authority or the rules and regulations governing alcoholic beverages as to which the New York State Liquor Authority has jurisdiction.”
(e)Late Fees. If the Concession Sublessee should fail to pay any amount required under this Concession Sublease when due to the Port Authority, including but not limited to, any payment of fixed rental, percentage rent or any payment of utility or other charges, then, in such event, the Lessee may impose (by statement, bill or otherwise) a late charge with respect to each such unpaid amount for each late charge period herein below described) during the entirety of which such amount remains unpaid, each such late charge not to exceed an amount equal to eight-tenths of one percent of such unpaid amount for each late charge period. There shall be twenty-four late charge periods during each calendar year; each late charge period shall be for a period of at least fifteen (15) calendar days except one late charge period each calendar year may be for a period of less than fifteen (but not less than thirteen) calendar days. Each late charge shall be payable immediately upon demand made at any time therefor by the Lessee. No acceptance by the Lessee of payment of any unpaid amount or of any unpaid late charge amount shall be deemed a waiver of the right of the Lessee to payment of any late charge or late charges payable under the provisions of this Section, with respect to such unpaid amount. Each late charge shall be and become additional rent, recoverable by the Lessee in the same manner and with like remedies as if it were originally a part of the rental due under this Concession Sublease. In the event that any late charge imposed pursuant to this Section shall exceed a legal maximum applicable to such late charges then, in such event, each such late charge payable under this Concession Sublease shall be payable instead at such legal maximum.
(f)Concessionaire Marks.
(i)    Concession Sublessee hereby represents, warrants, and covenants to the Lessee and the Port Authority that (i) Concession Sublessee owns or has obtained, and will continue to own or maintain at all times during the Concession

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Sublease term, the necessary rights to use the trademarks, trade names, trade dress, service marks, copyrights, and other intellectual property used by Concession Sublessee in connection with its business operations at the Premises, including but not limited to, the [“    “ mark], (collectively, “Concessionaire Marks”); (ii) Concession Sublessee has the right to grant the license for the Concessionaire Marks, and (iii) none of the Concessionaire Marks infringe on any third party property rights. In the event that Concession Sublessee operates its business at the Premises as a franchisee under a franchise agreement with any third party, Concession Sublessee further represents, warrants, and covenants that (w) such franchise agreement is in full force and effect as of the date hereof, and will remain effective with respect to the Premises for the duration of the Term hereof, (x) Concession Sublessee shall notify the Lessee and the Port Authority in writing immediately upon the revocation, termination or expiration of such franchise agreement or its rights thereunder to operate at the Premises under the [“    “] trade name, (y) Concession Sublessee shall notify the Lessee and the Port Authority promptly in writing upon receiving any notice from the franchisor to such franchise agreement alleging that Concession Sublessee is in breach of the such agreement, and (z) Concession Sublessee shall cease operating at the Premises as a [“    “] franchisee immediately upon the termination of its authorization to do so.
(ii)    Upon request of the Lessee or the Port Authority, Concession Sublessee shall promptly provide evidence reasonably satisfactory to the requesting Lessee and the Port Authority of Concession Sublessee's compliance with clause (a) above, including but not limited to complete copies of any franchise agreements, intellectual property license agreements, or other related documents.
(iii)    The Lessee may list Concession Sublessee in one or more “Sublessee Directories” to be located within the Lessee’s leased Premises for the convenience of passengers. The design, layout, location, size, and placement of any Sublessee Directory and Concession Sublessee's listing therein shall be at the sole discretion of the Lessee. Concession Sublessee hereby grants the Lessee and the Port Authority a royalty-free, non-exclusive license to use Concessionaire Marks; provided that such use shall be limited to the following: (i) listing Concession Sublessee's name on the Lessee’s website, and (ii) inclusion of Concession Sublessee's name and logo in such Sublessee Directories or other marketing or promotional materials describing the Lessee’s leased Premises and the Lessee or Port Authority generally.
(iv)    This Concession Sublease shall control in the event of any ambiguity or conflict between the terms of this Concession Sublease and the terms of the Concession Sublessee's franchise or license agreement, as applicable. Accordingly, by way of example only, if the franchisor reserves any rights under the [insert trade name] franchise agreement to directly, or through a successor franchisee, enter upon, occupy or operate at the Premises in the event of a breach under or termination of the franchise agreement, such reserved rights shall not be binding upon, or enforceable against, the Port Authority or the Lessee and

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neither party intends to grant the franchisor any third party beneficiary rights under this Concession Sublease or any Port Authority consent to this Concession Sublease. In the event of the revocation, termination or expiration of said franchise agreement or the Concession Sublessee's rights thereunder to operate at the Premises under the [insert trade name] trade name, the Concession Sublessee shall not be entitled to operate at the Premises as a franchisee of another franchisor or under a different [insert trade name] without the prior written consent of the Port Authority.
(v)    Failure to comply with this Section [XX] shall be an event of default under this Concession Sublease and the Port Authority consent to this Concession Sublease, as applicable. Concession Sublessee's obligations to indemnify and hold harmless the Lessee and the Port Authority and their respective Commissioners, directors, officers, employees, agents and representatives hereunder shall include any claims, damages, losses, risks, liabilities and expenses (including, without limitation, attorney's fees and disbursements) arising out of, relating to, or in connection with Concession Sublessee's breach of any of its covenants, representations, and warranties made under this Section [XX] including, but not limited to, any claim made by, through or under (i) a franchisor based on, relating to or arising out of Concession Sublessee operating at the Premises as a franchisee and (ii) a third party claiming rights by, through or under the Concession Sublessee including, without limitation, any alleged sub-franchisee or sub licensee.

PART C – LABOR HARMONY-RELATED CONCESSION SUBLEASE PROVISIONS
Each Concession Sublease shall also contain, in addition to the provisions required under Parts A and B of this Exhibit 4 (Mandatory Sublease Provisions), the following provisions:
(a)    Labor Peace Agreement. The Sublessee represents that, prior to or upon entering into the Concession Sublease, it has delivered to the Port Authority evidence of a signed labor peace agreement or a written notification from an officer of the Concession Sublessee on the Concession Sublessee’s letterhead in form and substance satisfactory to the Port Authority that no labor organization (as defined by 29 U.S.C. Section 152(3)) has sought to represent the employees of the Concession Sublessee at the Airport or of the date of such notification.
(b)    Employee Retention. If the Concession Sublessee’s concession at the relevant concession space is of the same type (i.e., food, retail, news/gifts or duty-free concession) as that of the immediately preceding concession operator at the relevant concession space (the “Predecessor Concession”), the Concession Sublessee agrees to offer continued employment for a minimum period of ninety (90) days, unless there is just cause to terminate employment sooner, to employees of the Predecessor Concession who have been or will be displaced by cessation of the operations of the Predecessor Concession and

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who wish to work for the Concession Sublessee at the relevant concession space. The foregoing requirement shall be subject to the Concession Sublessee’s commercially reasonable determination that fewer employees are required at the relevant concession space than were required by the Predecessor Concession; provided, however, that the Concession Sublessee shall retain such staff as is deemed commercially reasonable on the basis of seniority with the Predecessor Concession at the subleased premises. The Port Authority shall have the right to demand from the Concession Sublessee, upon reasonable notice, documentation of the name, date of hire, and employment occupation classification of all employees covered by this provision. In the event the Concession Sublessee fails to comply with this provision, the Port Authority shall have the right at any time during the continuance thereof to take such actions as the Port Authority may deem appropriate, including, without limitation, revocation of its consent to the Concessionaire Sublease and, accordingly, revocation of the Concession Sublease.
(c)    Applicability of Provision. The provisions of this Part C of this Exhibit 4 (Mandatory Sublease Provisions) shall apply to concession operators which employ ten (10) or more persons at the relevant concession space.

PART D – OTHER REQUIRED CONCESSION SUBLEASE PROVISIONS
Each (x) new Concession Sublease proposed to be entered into by the Lessee (whether with new Sublessees or Sublessees already operating at the Existing Terminal Facilities), and (y) amendment to a currently existing Concession Sublease as of the Effective Date that expands the subleased space, modifies the rental arrangements thereunder to the Sublessee’s benefit or extends the term thereof shall also contain, in addition to the provisions required under Parts A and B of this Exhibit 4 (Mandatory Sublease Provisions) the following provisions:
No later than twenty (20) days prior to the effective date of (x) any new Concession Sublease proposed to be entered into by the Lessee (whether with new Sublessees or Sublessees already operating at the Existing Terminal Facilities), and (y) any amendment to a currently existing Concession Sublease as of the Effective Date that expands the subleased space, modifies the rental arrangements thereunder to the Sublessee’s benefit or extends the term thereof, the Concession Sublessee shall have delivered to the Lessee the written certifications signed by an authorized officer of the Sublessee in the form attached as Exhibit 23 (Form of Concession Sublessee Certification) to the Lease Agreement. The Concession Sublessee acknowledges and agrees that if the Sublessee is unable to provide such certifications in a timely manner, or if the Port Authority, after disclosing all known relevant facts and information to the Lessee, reasonably determines based on conclusive evidence known to it at the time, that the Sublessee’s certifications are not accurate in all material respects, the Port Authority may disapprove and cancel the proposed new Concession Sublease or amendment to the existing Concession Sublease, as the case may be, or if the Port Authority’s conclusion is reached after the new Concession Sublease or amendment to existing Concession Sublease has taken effect, to terminate such Sublease or amendment, as the case may be, effective immediately upon notice to the Concession Sublessee and the Lessee. The

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Port Authority may also conduct an investigation, make inquiries, undergo a vendor integrity check, require a mitigation plan acceptable to the Port Authority or commence any legal action or proceeding, as the Port Authority deems necessary or appropriate, for purposes of verifying compliance with the applicable certifications.

PART E – OTHER SUBLEASE REQUIREMENTS
If the Sublessee is a joint venture or partnership, the Sublease shall provide that each and every obligation or undertaking stated to be fulfilled or performed by the Sublessee pursuant to the Sublease or related Consent to Sublease shall be the joint and several obligation of each partner in the joint venture or partnership (other than any limited partner).

___________________________
For the Port Authority
Initialed:
___________________________
For the Lessee

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EXHIBIT 5

Port Authority of NY & NJ
LGA Delta Redevelopment
Exhibit 5: True-Up Calculation Illustration
	Construction Period				O&M Period
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
ILLUSTRATIVE PORT AUTHORITY CONCESSIONS REVENUE SCENARIO
Baseline Port Authority Concessions Revenues	7,111	7,426	7,793	8,122	8,367	8,619	8,879	9,101	9,284	9,424	9,566	9,710	9,856	10,004
Incremental Revenue To "No Build" Concessions Revenue Assumption	1,750	1,825	1,900	2,000	2,200	2,400	2,600	2,800	3,000	3,100	3,200	3,300	3,400	3,500
Actual PA Concessions Revenues [ILLUSTRATIVE]	6,400	7,900	8,100	8,000	8,500	8,800	8,400	9,200	9,300	8,953	10,044	9,807	8,870	9,504

ANNUAL TRUE-UP
Actual PA Concessions Revenues [ILLUSTRATIVE]	6,400	7,900	8,100	8,000	8,500	8,800	8,400	9,200	9,300	8,953	10,044	9,807	8,870	9,504
(-) Baseline Port Authority Concessions Revenues	7,111	7,426	7,793	8,122	8,367	8,619	8,879	9,101	9,284	9,424	9,566	9,710	9,856	10,004
(=) Annual Variance	(711)	474	307	(122)	133	181	(479)	99	16	(471)	478	97	(986)	(500)

True-Up Balance	(711)	(237)	70	(49)	84	270	(195)	(97)	(81)	(552)	(73)	24	(961)	(1,461)

True-Up Payment	711	0	0	49	0	0	195	0	0	471	0	0	961	500
True-Up Reconciliation	0	474	237	0	49	0	0	99	16	0	478	73	0	0

Performance vs. Cap
True-Up Payments	711	0	0	49	0	0	195	0	0	471	0	0	961	500
True-Up Reconciliations	0	(474)	(237)	0	(49)	0	0	(99)	(16)	0	(478)	(73)	0	0
(=) Annual Variance	711	(474)	(237)	49	(49)	0	195	(99)	(16)	471	(478)	(73)	961	500
PV of Annual Variance	530	(337)	(160)	31	(30)	0	109	(52)	(8)	226	(219)	(32)	399	198

Cumulative PV of Payments/Reconciliations	1,718

O&M Period
	2,037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050

Baseline Port Authority Concessions Revenues	10,155	10,308	10,463	10,620	10,780	10,942	11,107	11,274	11,444	11,616	11,791	11,968	12,148	12,331
Incremental Revenue To "No Build" Concessions Revenue Assumption	3,600	3,800	3,900	4,000	4,100	4,300	4,400	4,500	4,700	4,800	4,900	5,100	5,200	5,400
Actual PA Concessions Revenues [ILLUSTRATIVE]	9,952	9,792	10,672	10,832	10,564	9,848	10,551	10,710	10,871	11,616	12,027	11,729	11,905	12,085

ANNUAL TRUE-UP
Actual PA Concessions Revenues [ILLUSTRATIVE]	9,952	9,792	10,672	10,832	10,564	9,848	10,551	10,710	10,871	11,616	12,027	11,729	11,905	12,085
(-) Baseline Port Authority Concessions Revenues	10,155	10,308	10,463	10,620	10,780	10,942	11,107	11,274	11,444	11,616	11,791	11,968	12,148	12,331
(=) Annual Variance	(203)	(516)	209	212	(216)	(1,094)	(556)	(564)	(573)	—	236	(239)	(243)	(246)

True-Up Balance	(1,664)	(2,179)	(1,970)	(1,758)	(1,974)	(3,068)	(3,624)	(4,188)	(4,760)	(4,760)	(4,524)	(4,763)	(5,006)	(5,253)

True-Up Payment	203	516	—	—	216	1,094	556	564	573	—	—	239	243	246
True-Up Reconciliation	—	—	209	212	—	—	—	—	—	—	236	—	—	—

Performance vs. Cap
True-Up Payments	203	516	—	—	216	1,094	556	564	573	—	—	239	243	246
True-Up Reconciliations	—	—	(209)	(212)	—	—	—	—	—	—	(236)	—	—	—
(=) Annual Variance	203	516	(209)	(212)	216	1,094	556	564	573	—	(236)	239	243	246
PV of Annual Variance	76	185	(72)	(69)	67	323	156	151	146	—	(55)	53	51	49

											For the Port Authority
									Initialed:

											For the Lessee

EXHIBIT 6
DELTA LEASEHOLD

This exhibit is a drawing or set of drawings.

EXHIBIT 7
ADDITIONAL PREMISES

This exhibit is a drawing or set of drawings.

EXHIBIT 8
RPW EFFECTIVE DATE CONDITIONS PRECEDENT

1.	Safety Management Plan (pursuant to Section 2.12.1 of the “Operational Requirements” portion of the Operations and Maintenance Requirements)

2.	Airside Snow and Ice Operations Manual (pursuant to Section 4.3.9 of the “Operational Requirements” portion of the Operations and Maintenance Requirements)

3.	FOD Prevention Manual (pursuant to Section 4.3.10.1 of the “Operational Requirements” portion of the Operations and Maintenance Requirements)

4.	Design Plan (pursuant to Section 2.3.1 of the “Design and Construction Requirements for New Terminal” portion of the Design and Construction Requirements)
a. BIM Implementation Plan (to be included in the Design Plan pursuant to Section 2.3.1 of the “Design and Construction Requirements for New Terminal” portion of the Design and Construction Requirements)

5.	Design Quality Control Plan (pursuant to Section 5.1 of the “Design and Construction Requirements for New Terminal” portion of the Design and Construction Requirements)

6.	Groundwater Treatment System Design* (pursuant to Section 6.8.2 of the “Design and Construction Requirements for New Terminal” portion of the Design and Construction Requirements)

7.	Soil Erosion and Sediment Control Plan* (pursuant to Section 6.8.5 of the “Design and Construction Requirements for New Terminal” portion of the Design and Construction Requirements)

8.
Certified Drawings (to be Signed and Sealed by the Surveyor together with complete AutoDesk Revit files pursuant to Section 8.3 of the “Design and Construction Requirements for New Terminal” portion of the Design and Construction Requirements)

*Note: Lessee may submit under other applicable submittal package (ex. Stormwater Pollution Prevention Plan (SWPPP), State Pollutant Discharge Elimination System (SPDES), or Environmental Management Plan (EMP) )
INITIALED:
FOR THE PORT AUTHORITY

1 of 1

EXHIBIT 9
FORM OF LESSEE CERTIFICATION

CERTIFICATION

The Port Authority of New York and New Jersey (the “Port Authority”) and Delta Air Lines, Inc. (the “Lessee”) propose to enter into that certain Amended and Restated Agreement of Lease, to be dated as of September 13, 2017, by and between the Port Authority and the Lessee (the “Amended and Restated Lease”). In connection therewith, the Lessee hereby certifies (this “Certification”) as follows:
(a)Neither the Lessee, nor any officer, director, other senior executive, lobbyist or other agent thereof (collectively, the “Parties”), has made any offers or agreements, or given or agreed to give anything of value or taken any other action with respect to any Port Authority Commissioner, officer or employee, or any public official, public appointee or public employee, political candidate, party or party official, or any person formerly in any such position, or immediate family member thereof, in each case in connection with obtaining the Amended and Restated Lease and any of the transactions contemplated therein, and which would constitute a breach of ethical standards under the public officers laws of the State of New York or the Port Authority Code of Ethics and Financial Disclosure dated as of April 11, 1996, nor does the Lessee have any knowledge of any act on the part of any of the aforementioned persons relating to the Amended and Restated Lease and any of the transactions contemplated therein which would constitute a breach of said ethical standards.

(b)Lessee has not offered, promised or given, demanded or accepted, any improper inducement, directly or indirectly, to or from a Port Authority Commissioner, officer or employee, or any public official, public appointee or public employee, political candidate, party or party official in connection with obtaining the Amended and Restated Lease or any of the transactions contemplated therein.

(c)The Amended and Restated Lease, including all related exhibits, schedules and attachments thereto and all agreements and documents expressly referenced therein and executed in connection with the transactions expressly contemplated thereby, contain all of the promises, agreements, conditions, inducements and understandings of the Lessee relating to the subject matter therein, and there are no promises, agreements, conditions, understandings or inducements, oral or written, express or implied, by or for the benefit of the Lessee relating to such subject matter other than as expressly set forth therein or as may be expressly contained in any enforceable written agreements or instruments executed by and enforceable against the Lessee in connection with the transactions expressly contemplated by the Amended and Restated Lease. In connection with the Amended and Restated Lease, the Lessee has not relied on any statement, promise, solicitation, representation, warranty or agreement of any other party or of any other person on such other party’s behalf or otherwise, whether written or oral, express or implied, relating to the subject matter in the Amended and Restated Lease, and the Lessee is not aware to the best of its knowledge of any such statement, promise, solicitation, representation, warranty or agreement, except those expressly contained in the Amended and Restated Lease.

Exhibit 9 - 1

This Certification shall be deemed to have been made by the Lessee with full knowledge that it will become a part of the records of the Port Authority and that the Port Authority will rely on its truth and accuracy in entering into the Amended and Restated Lease.  In the event that the Port Authority should determine at any time that the Lessee has knowingly falsely certified as to any material item in this Certification, or has not fully and accurately represented any circumstance with respect to any material item in this Certification required to be disclosed, the Port Authority may, in addition to any rights or remedies available to it at law or in equity, exercise any rights or remedies as provided in Section 46 of the Amended and Restated Lease.

The Lessee is advised that knowingly providing a false certification or statement pursuant hereto may be the basis for prosecution for offering a false instrument for filing (see e.g., New York Penal Law, Section 175.30 et seq.).

(remainder of page intentionally left blank)

Exhibit 9 - 2

The Lessee has caused its duly authorized representative to sign, in his/her capacity as an agent of the Lessee and not in his/her individual capacity, this Certification as of the date written below

Dated: ______________________

DELTA AIR LINES, INC.

By: __________________________
            Name: ________________________
            Title: ________________________

___________________________
For the Port Authority
Initialed:
___________________________
For the Lessee

Exhibit 9 - 3

EXHIBIT 10
D&C WORK SCOPE DOCUMENT

This exhibit is a drawing or set of drawings.

EXHIBIT 11
TEMPORARY RIGHTS OF ACCESS

This exhibit is a drawing or set of drawings.

EXHIBIT 12
UTILITY O&M RESPONSIBILITIES

This exhibit is a drawing or set of drawings.

EXHIBIT 13
PAYMENT AND MILESTONE SCHEDULE

	PANYNJ/Delta Milestone Values	Milestone Schedule
	Rev. 03; Jul 10 2017	Milestone Value	PA Portion for Soft Costs	June 15, 2017 Baseline Schedule - Target Substantial Completion Date
	Milestone Payments
1	Temp Parking	$23,000,000	3,000,000	7-Mar-23
2.1	East Garage Expansion (West)	$17,000,000	2,000,000	7-Mar-23
2.2	East Garage Expansion (South)	$25,000,000	1,500,000	2-Aug-19
3	Pedestrian Bridge (E-W connecting HH to East Garage)
5	Temp Works
6	New Roadways (Total)
6.1	New Roadways (on-leasehold)	$14,000,000	1,000,000	20-Oct-20
6.2	New Roadways (off-leasehold)	$114,000,000	7,800,000	20-Oct-20
6.3	Taxi/FHV Deck (off-leasehold)	$16,000,000	1,000,000	13-Jul-20
7	Concourse D (Bldg)	$25,000,000	1,500,000	30-Mar-26
8	Concourse D (Demo & Civil)			16-Dec-25
9	Concourse E (Bldg)	$35,000,000	1,700,000	22-Oct-21
10	Concourse E (Demo & Civil)			24-Aug-21
11	Concourse F (Bldg)	$35,000,000	1,700,000	29-Mar-24
12	Concourse F (Demo & Civil)			4-Mar-24
13	Concourse G (Bldg)	$23,000,000	1,000,000	9-Sep-19
14	Concourse G (Demo & Civil)			9-Sep-19
15	Headhouse	$68,000,000	3,500,000	9-Mar-21
16	Baggage Handling System (HH & Conc. E)			-
17	Hydrant Fuel			-
18	Systems/IT/Systems Mgmt/FF&E/ORAT			-
19	12 MW Rooftop Substation	$80,000,000	4,000,000	9-Sep-19
20	Unifying Roof/Canopy
20.1	Unifying Roof/Canopy (Eastern & Western Thirds)	$90,000,000	5,600,000	7-Nov-19
20.2	Unifying Roof/Canopy (Middle Third above East Garage)	$10,000,000	2,800,000	7-Mar-23
21	Landside Pedestrian Bridge (over 102nd St.)	$25,000,000	1,900,000	7-Nov-19
	Sub-Total	$600,000,000	40,000,000

PAGE 1 OF 1
INITIALED:

FOR THE PORT AUTHORITY

FOR THE LESSEE

EXHIBIT 14-1
FORM OF CONTRACTOR’S CONDITIONAL LIEN WAIVER
LIEN WAIVER – CONTRACTOR
For the period ending: ____________, 20___
Request for Payment No. _________ (the “Request for Payment”)

STATE OF NEW YORK         )
:
COUNTY OF         )

TO WHOM IT MAY CONCERN:

The undersigned is [___title___] of [__name of Contractor__], a [_________], (the “Contractor”), which has entered into that certain [___describe contract___] dated [____] (the “Agreement”), with Delta Air Lines, Inc., a Delaware corporation (the “Lessee”), to furnish certain work in connection with the redevelopment of Terminals C & D at LaGuardia Airport (the “Premises”) in accordance with that certain Amended and Restated Agreement of Lease, dated as of September 13, 2017 (the “Lease”), entered into by and between the Lessee and The Port Authority of New York and New Jersey (the “Port Authority”) (the “Project”).
Effective upon the Contractor’s receipt of the payment of $___________, the undersigned, on behalf of the Contractor and its successors and assigns, DOES, TO THE EXTENT OF SUCH PAYMENT, HEREBY WAIVE AND RELEASE:
any and all rights, claims, liens, demands, security interests or encumbrances in the nature of mechanics’, labor or materialmen’s liens or otherwise, with respect to or on the Lease, the Project, the Premises and any and all interests and estates therein, and all improvements and materials placed on the Premises, any Rights of Access or O&M Access Areas (each, as defined in the Lease) and the moneys, funds or other consideration due or to become due from the Lessee, in each case on account of labor, services, improvements, materials, fixtures, apparatus or machinery furnished to the date hereof by or on behalf of the Contractor with respect to the Project; and represents that it has paid for all labor, materials and equipment contained in the Request for Payment or will do so promptly upon receipt of the funds from the Lessee covered by such Request for Payment;

and DOES HEREBY CERTIFY THAT:
There are no liens, claims, security interests or encumbrances in the nature of mechanics', labor or materialmen's liens or otherwise, arising out of or in connection with the performance

1

by the Contractor or any of its subcontractors of the work performed under the Agreement, for which the period to assert under the Contract or by Applicable Law has expired and are known to exist at the date of this certification, except claims for retainage or other claims specifically listed below; all bills due and payable with respect to the work performed to the date hereof under the Agreement have been paid or will be paid from the payment reflected in this Waiver and there is no known basis for filing of any such liens, claims, security interests or encumbrances, except as specifically listed below; and releases and waivers from all subcontractors that would otherwise have had the right to make a claim or place a lien or encumbrance with respect to and on the Lease, the Project or the Premises and any and all interests and estates therein, and all improvements and materials placed on the Premises, any Rights of Access or O&M Access Areas (each, as defined in the Lease) for all work or services done and materials furnished to the date hereof, have been obtained in such a form as to constitute an effective defense against the assertion of all such liens, claims, security interests and encumbrances under the laws of the State of New York.

Claims specifically excepted from this release: _____________________________________________________________________________________________________________________________________________
The Port Authority may rely on this waiver and release as a third-party beneficiary thereof.
[Remainder of this page intentionally left blank. Signature follows.]

2

Signed this __ day of __________20___.

[CONTRACTOR]

By:    __________________________
Name:
Title:

___________________________
For the Port Authority
Initialed:
___________________________
For the Lessee

3

EXHIBIT 14-2
FORM OF CONTRACTOR’S UNCONDITIONAL LIEN WAIVER

LIEN WAIVER – CONTRACTOR
For the period ending: ____________, 20___
Request for Payment No. _________(the “Request for Payment”)

STATE OF NEW YORK         )
:
COUNTY OF         )

TO WHOM IT MAY CONCERN:

The undersigned is [___title___] of [__name of Contractor__], a [_________], (the “Contractor”), which has entered into that certain [___describe contract___] dated [____] (the “Agreement”), with Delta Air Lines, Inc., a Delaware corporation (the “Lessee”), to furnish certain work in connection with the redevelopment of Terminals C & D at LaGuardia Airport (the “Premises”) in accordance with that certain Amended and Restated Agreement of Lease, dated as of September 13, 2017 (the “Lease”), entered into by and between the Lessee and The Port Authority of New York and New Jersey (the “Port Authority”) (the “Project”).

For and in consideration of the Contractor’s receipt of the payment of $___________ (the receipt of which is hereby confirmed), the undersigned, on behalf of the Contractor and its successors and assigns, DOES, TO THE EXTENT OF SUCH PAYMENT, HEREBY WAIVE AND RELEASE:
any and all rights, claims, liens, demands, security interests or encumbrances in the nature of mechanics’, labor or materialmen’s liens or otherwise, with respect to or on the Lease, the Project, the Premises and any and all interests and estates therein, and all improvements and materials placed on the Premises, any Rights of Access or O&M Access Areas (each, as defined in the Lease) and the moneys, funds or other consideration due or to become due from the Lessee, in each case on account of labor, services, improvements, materials, fixtures, apparatus or machinery furnished to the date hereof by or on behalf of the Contractor with respect to the Project; and represents that it has paid for all labor, materials and equipment contained in the aforementioned Request for Payment.

and DOES HEREBY CERTIFY THAT:

There are no liens, claims, security interests or encumbrances in the nature of mechanics', labor or materialmen's liens or otherwise, arising out of or in connection with the performance by the Contractor or any of its subcontractors of the work performed under the Agreement,

1

known to exist at the date of this certification; all bills due and payable with respect to the work performed to the date hereof under the Agreement have been paid and there is no known basis for filing of any such liens, claims, security interests or encumbrances; and releases and waivers from all subcontractors that would otherwise have had the right to make a claim or place a lien or encumbrance with respect to and on the Lease, the Project or the Premises and any and all interests and estates therein, and all improvements and materials placed on the Premises, any Rights of Access or O&M Access Areas (each, as defined in the Lease) for all work or services done and materials furnished to the date hereof, have been obtained in such a form as to constitute an effective defense against the assertion of all such liens, claims, security interests and encumbrances under the laws of the State of New York.

The Port Authority may rely on this waiver and release as a third-party beneficiary thereof.

[Remainder of this page intentionally left blank. Signature follows.]

2

Signed this __ day of __________20___.

[CONTRACTOR]

By:    __________________________
Name:
Title:

___________________________
For the Port Authority
Initialed:
___________________________
For the Lessee

3

EXHIBIT 15
SCHEDULE OF BASIC RENTAL ADJUSTMENT

Date	Building Rental Abatement

September 2017	$953,724
October 2017	$476,862
November 2017	$476,862
December 2017	$476,862
January 2018	$608,603
February 2018	$608,603
March 2018	$608,603
April 2018	$608,603
May 2018	$608,603
June 2018	$608,603
July 2018	$608,603
August 2018	$608,603
September 2018	$608,603
October 2018	$608,603
November 2018	$608,603
December 2018	$608,603
January 2019	$626,861
February 2019	$626,861
March 2019	$626,861
April 2019	$626,861
May 2019	$626,861
June 2019	$626,861
July 2019	$626,861
August 2019	$626,861
September 2019	$626,861
October 2019	$626,861
November 2019	$626,861
December 2019	$626,861
January 2020	$645,667
February 2020	$645,667
March 2020	$645,667
April 2020	$645,667
May 2020	$437,388
June 2020	$437,388

Exhibit 15 - 1

July 2020	$437,388
August 2020	$437,388
September 2020	$437,388
October 2020	$437,388
November 2020	$437,388
December 2020	$437,388
January 2021	$450,509
February 2021	$450,509
March 2021	$429,056
April 2021	$429,056
May 2021	$429,056
June 2021	$429,056
July 2021	$429,056
August 2021	$429,056
September 2021	$429,056
October 2021	$429,056
November 2021	$429,056
December 2021	$364,698
January 2022	$375,639
February 2022	$375,639
March 2022	$375,639
April 2022	$375,639
May 2022	$375,639
June 2022	$375,639
July 2022	$375,639
August 2022	$375,639
September 2022	$375,639
October 2022	$375,639
November 2022	$375,639
December 2022	$375,639
January 2023	$386,908
February 2023	$386,908
March 2023	$386,908
April 2023	$386,908
May 2023	$386,908
June 2023	$68,278
July 2023	$68,278
August 2023	$68,278
September 2023	$68,278
October 2023	$68,278
November 2023	$68,278
December 2023	$68,278
January 2024	$70,326

Exhibit 15 - 2

February 2024	$70,326
March 2024	$70,326
April 2024	$70,326
May 2024	$70,326
June 2024	$70,326
July 2024	$70,326
August 2024	$70,326
September 2024	$70,326
October 2024	$70,326
November 2024	$70,326
December 2024	$70,326
January 2025	$72,436
February 2025	$72,436
March 2025	$72,436
April 2025	$72,436
May 2025	$72,436
June 2025	$72,436
July 2025	$72,436

___________________________
For the Port Authority
Initialed:
___________________________
For the Lessee

Exhibit 15 - 3

EXHIBIT 16
RENTABLE GATE REPLACEMENT DATES AND GATES

Replacement Gate	1st DBO	2nd DBO	3rd DBO	4th DBO	5th DBO
1st	May 1, 2020
2nd	May 1, 2020
3rd	May 1, 2020
4th	May 1, 2020
5th	May 1, 2020
6th	May 1, 2020
7th	May 1, 2020
8th	May 1, 2020
9th	May 1, 2020
10th	May 1, 2020
11th		March 1, 2021
12th			December 1, 2021
13th			December 1, 2021
14th			December 1, 2021
15th				June 1, 2023
16th				June 1, 2023
17th				June 1, 2023
18th				June 1, 2023
19th				June 1, 2023
20th				June 1, 2023
21st				June 1, 2023
22nd				June 1, 2023
23rd				June 1, 2023
24th				June 1, 2023
25th				June 1, 2023
26th				June 1, 2023

Exhibit 16 - 1

27th				June 1, 2023
28th				June 1, 2023
29th					August 1, 2025
30th					August 1, 2025
31st					August 1, 2025
Total Gates	10	1	3	14	3	31

___________________________
For the Port Authority
Initialed:
___________________________
For the Lessee

EXHIBIT 17
BASELINE PORT AUTHORITY CONCESSIONS REVENUES

Year	Baseline Projected Port Authority Concession Share

2023	$7,110,886
2024	$7,425,955
2025	$7,793,176
2026	$8,122,192
2027	$8,366,873
2028	$8,618,925
2029	$8,878,570
2030	$9,101,422
2031	$9,284,133
2032	$9,423,860
2033	$9,565,689
2034	$9,709,652
2035	$9,855,782
2036	$10,004,112
2037	$10,154,674
2038	$10,307,502
2039	$10,462,630
2040	$10,620,092
2041	$10,779,925
2042	$10,942,162
2043	$11,106,842
2044	$11,274,000
2045	$11,443,674
2046	$11,615,901
2047	$11,790,720
2048	$11,968,171
2049	$12,148,292
2050	$12,331,123

___________________________
For the Port Authority
Initialed:
___________________________
For the Lessee

EXHIBIT 18
AIRPORT CONCESSION DISADVANTAGED BUSINESS ENTERPRISE (ACDBE) PARTICIPATION
In accordance with regulations of the US Department of Transportation 49 C.F.R. Part 23, the Port Authority has implemented an Airport Concession Disadvantaged Business Enterprise (ACDBE) program under which qualified firms may have the opportunity to operate an airport business. An airport concession is a for-profit business enterprise, located on an airport, which is subject to the Code of Federal Regulations 49 Part 23, subpart F, that is engaged in the sale of consumer goods or services to the public under an agreement with the Lessee or another Concession Sublessee. The Port Authority has established an ACDBE participation goal, as measured by the total estimated annual gross receipts for the overall concession program. The goal is seventeen percent (17%) or such other goal as may be set by the Port Authority from time to time and posted on the Port Authority’s website: www.panynj.gov.
The overall ACDBE goal is a key element of the Port Authority’s concession program and Lessee shall take all necessary and reasonable steps to comply with the requirements of the Port Authority’s ACDBE program. The Lessee commits to making good faith efforts to achieve the ACDBE goal. Pursuant to 49 C.F.R. 23.25(f), ACDBE participation must be, to the greatest extent practicable, in the form of direct ownership, management and operation of the concession or the ownership, management and operation of specific concession locations through subleases. The Port Authority will also consider participation (a) through joint ventures in which ACDBEs control a distinct portion of the joint venture business, and/or (b) purchase of goods and services from ACDBEs. In connection with the aforesaid good faith efforts, as to those matters contracted out by the Lessee in its performance of this Agreement, the Lessee shall use, to the maximum extent feasible and consistent with the Lessee’s exercise of good business judgment including without limit the consideration of cost competitiveness, a good faith effort to meet the Port Authority’s goals. Information regarding specific good faith steps can be found in the Port Authority’s ACDBE program located on its above-referenced website. In addition, the Lessee shall keep such records and provide such information to the Port Authority as shall enable the Port Authority to comply with its obligations under 49 C.F.R. Part 23 regarding efforts to offer opportunities to ACDBEs.
Qualification as an ACDBE
To qualify as an ACDBE, the firm must meet the definition set forth below and be certified by the New York State or New Jersey State Uniform Certification Program (UCP). The New York State UCP directory is available on-line at www.nysucp.net and the New Jersey State UCP at www.njucp.net.
An ACDBE must be a small business concern whose average annual receipts for the preceding three (3) fiscal years does not exceed the amount defined in 49 C.F.R. Part 23.33 as the same shall be modified pursuant to periodic Federal update. It must be (a) at least fifty-one percent (51%) owned and controlled by one or more socially and economically disadvantaged individuals, or in the case of any publicly owned business, at least fifty-one percent (51%) of the stock is owned by one or more socially and economically disadvantaged individuals; and (b) whose management and daily business operations are controlled by one or more of the socially or economically disadvantaged individuals who own it. Further, the ACDBE must meet the personal net worth standard established pursuant to 49 C.F.R. Part 23.35 as the same shall also be modified subject to periodic Federal update. The ACDBE may, if other qualifications are met, be a franchisee of a franchisor.

Exhibit 18 - 1

The Port Authority makes a rebuttable presumption that individuals in the following groups who are citizens of the United States of America or lawful permanent residents are “socially disadvantaged”:
a.    Women;
b.    Black Americans which includes persons having origins in any of the Black racial groups of Africa;
c.    Hispanic Americans which includes persons of Mexican, Puerto Rican, Cuban, Central or South American, or other Spanish or Portuguese culture or origin, regardless of race;
d.    Native Americans which includes persons who are American Indians, Eskimos, Aleuts or Native Hawaiians;
e.    Asian-Pacific Americans which includes persons whose origins are from Japan, China, Taiwan, Korea, Burma (Myanmar), Vietnam, Laos, Cambodia (Kampuchea), Thailand, Malaysia, Indonesia, the Philippines, Brunei, Samoa, Guam, the U.S. Trust Territories of the Pacific Islands (Republic of Palau), the Commonwealth Northern Marianas Islands, Macao, Fiji, Tonga, Kiribati, Juvalu, Nauru, Federated States of Micronesia or Hong Kong;
f.    Asian-Indian Americans which includes persons whose origins are from India, Pakistan, Bangladesh, Bhutan, Maldives Islands, Nepal or Sri Lanka; and
g.    Members of other groups, or other individuals, found to be economically and socially disadvantaged by the Small Business Administration under Section 8(a) of the Small Business Act, as amended (15 U.S.C. Section 637(a)).
Other individuals may be found to be socially and economically disadvantaged on a case-by-case basis. For example, a disabled Vietnam veteran, an Appalachian white male, or another person may claim to be disadvantaged. If such individual requests that his or her firm be certified as ACDBE, the Port Authority, as a certifying partner in the New York State and New Jersey State UCPs, will determine whether the individual is socially or economically disadvantaged under the criteria established by the Federal government. These owners must demonstrate that their disadvantaged status arose from individual circumstances, rather than by virtue of membership in a group.
Certification of ACDBEs hereunder shall be made by the New York State or New Jersey State UCP. If Lessee wishes to utilize a firm not listed in the UCP directories but which the Lessee believes should be certified as an ACDBE, that firm shall submit to the Port Authority a written request for a determination that the firm is eligible for certification. This shall be done by completing and forwarding such forms as may be required under 49 C.F.R. Part 23. All such requests shall be in writing, addressed to the Director, Office of Business Diversity and Civil Rights, The Port Authority of New York and New Jersey, 2 Montgomery Street, 2nd Floor, Jersey City, NJ 07302 or such other address as the Port Authority may designate from time to time. Contact certhelp@panynj.gov for inquiries or assistance.

___________________________
For the Port Authority
Initialed:
___________________________
For the Lessee

Exhibit 18 - 2

EXHIBIT 19
AFFIRMATIVE ACTION, EQUAL OPPORTUNITY, MINORITY BUSINESS ENTERPRISE AND WOMEN-OWNED BUSINESS ENTERPRISE REQUIREMENTS
PART I.    Employment - Affirmative Action Guidelines - Equal Employment Opportunity
I.    As a matter of policy the Port Authority hereby requires the Lessee and the Lessee shall require its Contractors to comply with the provisions set forth hereinafter in Part I of this Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise, Women-Owned Business Enterprise Requirements) and in Section 5(n) (Affirmative Action) of this Agreement.
The Lessee as well as each Contractor of the Lessee must fully comply with the following conditions set forth herein as to each construction trade to be used in the performance of the D&C Work or any portion thereof (said conditions being herein called the “Conditions”). The Lessee hereby commits itself to the goals for minority and female utilization set forth below and all other requirements, terms and conditions of the Conditions. The Lessee shall likewise require the Contractor to commit themselves to the said goals for minority and female utilization set forth below and all other requirements, terms and conditions of the Conditions.
II.    The Lessee and each of the Contractors shall each appoint an executive of its company to assume the responsibility for the implementation of the requirements, terms and conditions of the following Conditions:
(a)    The goals for minority and female participation expressed in percentage terms for the Contractor’s aggregate workforce in each trade performing D&C Work involving any construction trade are as follows:
(1)    Minority participation
Minority, except laborers        30%
Minority, laborers            40%
(2)    Female participation
Female, except laborers        6.9%
Female, laborers            6.9%
The Contractor’s specific affirmative action obligations required herein of minority and female employment and training must be substantially uniform throughout the length of the Contract, and in each trade, and the Contractor shall make good faith efforts to employ minorities and women evenly on each of its projects. The transfer of minority or female employees or trainees from contractor to contractor or from project to project for the sole purpose of meeting the Contractor’s

Exhibit 19 - 1

goals shall be a violation of the contract. Compliance with the goals will be measured against the total work hours performed.
(b)    The Contractor shall provide written notification to the Lessee and the Lessee shall provide written notification to the Port Authority’s Aviation Department and Office of Business Diversity and Civil Rights within ten (10) working days of award of any Contract in excess of $10,000 at any tier for D&C Work. The notification shall list the name, address and telephone number of the subcontractor; employer identification number; estimated starting and completion dates of the subcontract; and the geographical area in which the subcontract is to be performed.
(c)    As used in these specifications:
(1)    “Employer identification number” means the Federal Social Security number used on the Employer’s Quarterly Federal Tax Return, U.S. Treasury Department Form 941:
(2)    “Minority” includes:
(i)    Black (all persons having origins in any of the Black African racial groups not of Hispanic origin);
(ii)    Hispanic (all persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American culture or origin, regardless of race);
(iii)    Asian and Pacific Islander (all persons having origins in any of the original peoples of the Far East, Southeast Asia, the Indian Subcontinent, or the Pacific Islands); and
(iv)    American Indian or Alaskan Native (all persons having origins in any of the original peoples of North America and maintaining identifiable tribal affiliations through membership and participation or community identification).
(d)    Whenever the Contractor subcontracts a portion of the D&C Work involving any construction trade, it shall physically include in each Contract in excess of $10,000 those provisions which include the applicable goals for minority and female participation.
(e)    The Contractor shall implement the specific affirmative action standards provided in subparagraphs (1) through (16) of paragraph (h) below. The goals set forth above are expressed as percentages of the total hours of employment and training of minority and female utilization the Contractor should reasonably be able to achieve in each construction trade in which it has employees in the Premises, the areas subject to the Rights of Access or O&M Access Areas on which the Lessee will perform the D&C Work. The Contractor is expected to make substantially uniform progress toward its goals in each craft during the period specified.
(f)    Neither the provisions of any collective bargaining agreement, nor the failure by a union with whom the Contractor has a collective bargaining agreement, to refer either minorities or women shall excuse the Contractor’s obligations hereunder.

Exhibit 19 - 2

(g)    In order for the nonworking training hours of apprentices and trainees to be counted in meeting the goals, such apprentices and trainees must be employed by the Contractor during the training period, and the Contractor must have made a commitment to employ the apprentices and trainees at the completion of their training subject to the availability of employment opportunities. Trainees must be trained pursuant to training programs approved by the U.S. Department of Labor.
(h)    The Contractor shall take specific affirmative actions to ensure equal employment opportunity (“EEO”).
The evaluation of the Contractor’s compliance with these provisions shall be based upon its good faith efforts to achieve maximum results from its actions. The Contractor shall document these efforts fully, and shall implement affirmative action steps at least as extensive as the following:
(1)    Ensure and maintain a working environment free of harassment, intimidation, and coercion at all sites, and in all facilities at which the Contractor’s employees are assigned to Work. The Contractor, where possible, will assign two or more women to each phase of the D&C Work, as applicable. The Contractor shall specifically ensure that all foremen, superintendents, and other supervisory personnel at the Premises, the areas subject to the Rights of Access and O&M Access Areas are aware of and carry out the Contractor’s obligation to maintain such a working environment, with specific attention to minority or female individuals working at the Premises, the areas subject to the Rights of Access and O&M Access Areas.
(2)    Establish and maintain a current list of minority and female recruitment sources, provide written notification to minority and female recruitment sources and to community organizations when the Contractor or its unions have employment opportunities available, and maintain a record of the organizations’ responses.
(3)    Maintain a current file of the names, addresses and telephone numbers of each minority and female off-the-street applicant and minority or female referral from a union, a recruitment source or community organization and of what action was taken with respect to each such individual. If such individual was sent to the union hiring hall for referral and was not referred back to the Contractor by the union or, if referred, not employed by the Contractor, this shall be documented in the file with the reason therefor, along with whatever additional actions the Contractor may have taken.
(4)    Provide immediate written notification to the Lessee when the union or unions with which the Contractor has a collective bargaining agreement has not referred to the Contractor a minority person or woman sent by the Contractor, or when the Contractor has other information that the union referral process has impeded the Contractor’s efforts to meet its obligations.
(5)    Develop on-the-job training opportunities and/or participate in training programs for the area which expressly include minorities and women, including upgrading programs and apprenticeship and training programs relevant to the Contractor’s employment needs,

Exhibit 19 - 3

especially those programs funded or approved by the Department of Labor. The Contractor shall provide notice of these programs to the sources compiled under subparagraph (2) above.

(6)    Disseminate the Contractor’s EEO policy by (A) providing notice of the policy to unions and training programs and requesting their cooperation in assisting the Contractor in meeting its EEO obligations; (B) including it in any policy manual and collective bargaining agreement; (C) publicizing it in the Contractor’s newspaper, annual report, etc.; (D) specific review of the policy with all management personnel and with all minority and female employees at least once a year; and (E) posting the Contractor’s EEO policy on bulletin boards accessible to all employees at each location where the D&C Work is performed.
(7)    Review, at least every six months, the Contractor’s EEO policy and affirmative action obligations hereunder with all employees having any responsibility for hiring, assignment, layoff, termination or other employment decision including specific review of these items with on-terminal supervisory personnel such as Superintendents, General Foremen, etc., prior to the initiation of the D&C Work at the Premises, the areas subject to the Rights of Access or O&M Access Areas. A written record shall be made and maintained identifying the time and place of these meetings, persons attending, subject matter discussed, and disposition of the subject matter.
(8)    Disseminate the Contractor’s EEO policy externally by including it in any advertising in the news media, specifically including minority and female news media, and providing written notification to and discussing the Contractor’s EEO policy with other Contractors with whom the Contractor does or anticipates doing business.
(9)    Direct its recruitment efforts, both oral and written, to minority, female and community organizations, to schools with minority and female students and to minority and female recruitment and training organizations and to State-certified minority referral agencies serving the Contractor’s recruitment area and employment needs. Not later than one month prior to the date for the acceptance of applications for apprenticeship or other training by any recruitment source, the Contractor shall send written notification to organizations such as the above, describing the openings, screening procedures, and tests to be used in the selection process.
(10)    Encourage present minority and female employees to recruit other minority persons and women and, where reasonable, provide after school, summer and vacation employment to minority and female youth both on the Premises, the areas subject to the Rights of Access, the O&M Access Areas and in areas of a Contractor’s workforce.
(11)    Tests and other selecting requirements shall comply with 41 C.F.R. Part 60-3.
(12)    Conduct, at least every six months, an inventory and evaluation of all minority and female personnel for promotional opportunities and encourage these employees to seek or to prepare for, through appropriate training, etc., such opportunities.

Exhibit 19 - 4

(13)    Ensure that seniority practices, job classifications, work assignments and other personnel practices, do not have a discriminatory effect by continually monitoring all personnel and employment related activities to ensure that the EEO policy and the Contractor’s obligations hereunder are being carried out.

(14)    Ensure that all facilities and company activities are non-segregated except that separate or single-user toilet and necessary changing facilities shall be provided to assure privacy between the sexes.
(15)    Document and maintain a record of all solicitations of offers for subcontracts from minority and female construction contractors and suppliers, including circulation of solicitations to minority and female contractor associations and other business associations.
(16)    Conduct a review, at least every six months, of all supervisors’ adherence to and performance under the Contractors’ EEO policies and affirmative action obligations.
(i)    Contractors are encouraged to participate in voluntary associations which assist in fulfilling one or more of their affirmative action obligations (subparagraphs (1)-(16) of paragraph (h) above). The efforts of a contractor association, joint contractor-union, contractor-community, or other similar group of which the Contractor is a member and participant, may be asserted as fulfilling any one or more of its obligations under paragraph (h) above; provided, that the Contractor actively participates in the group, makes good faith efforts to assure that the group has a positive impact on the employment of minorities and women in the industry, ensures that the concrete benefits of the program are reflected in the Contractor’s minority and female workforce participation, makes good faith efforts to meet its individual goals and timetables, and can provide access to documentation which demonstrates the effectiveness of actions taken on behalf of the Contractor. The obligation to comply, however, is the Contractor’s failure of such a group to fulfill an obligation shall not be a defense for the Contractor’s non-compliance.
(j)    Goals for minorities and for women have been established respectively. The Contractor, however, is required to provide equal opportunity and to take affirmative action for all minority groups, both male and female, and all women, both minority and non-minority. Consequently, the Contractor may be in violation hereof if a particular group is employed in a substantially disparate manner (for example, even though the Contractor has achieved its goals for women generally, the Contractor may be in violation hereof if a specific minority group of women is underutilized).
(k)    The Contractor shall not use the goals and timetables or affirmative action standards to discriminate against any person because of race, color, religion, sex or national origin.
(l)    The Contractor shall not enter into any subcontract with any Person or firm debarred from Government contracts pursuant to Executive Order 11246.

Exhibit 19 - 5

(m)    The Contractor shall carry out such sanctions and penalties for violation of this clause including suspension, termination and cancellation of existing subcontracts as may be imposed or ordered by the Lessee. Any Contractor who fails to carry out such sanctions and penalties shall be in violation hereof.
(n)    The Contractor, in fulfilling its obligations hereunder shall implement specific affirmative action steps, at least as extensive as those standards prescribed in paragraph (h) hereof so as to achieve maximum results from its efforts to ensure equal employment opportunity. If the Contractor fails to comply with the requirements of these provisions, the Lessee shall proceed accordingly.
(o)    The Contractor shall designate a responsible official to monitor all employment related activity to ensure that the company EEO policy is being carried out, to submit reports relating to the provisions hereof as may be required and to keep records. Records shall at least include for each employee the name, address, telephone numbers, construction trade, union affiliation if any, employee identification number when assigned, social security number, race, sex, status (e.g. mechanical apprentice, trainee, helper, or laborer), dates of changes in status, hours worked per week in the indicated trade, rate of pay, and location at which the work is performed. Records shall be maintained in an easily understandable and retrievable form; however, to the degree that existing records satisfy this requirement, contractors shall not be required to maintain separate records.
(p)    Without limiting any other obligation, term or provision under the this Agreement, the Contractor shall cooperate with all Federal, state or local agencies established for the purpose of implementing affirmative action compliance programs and shall comply with all procedures and guidelines established or which may be established by the Port Authority.

PART II.    Minority Business Enterprises and Women-owned Business Enterprises
The Lessee acknowledges that one of the top-priority initiatives of the Port Authority is to encourage meaningful opportunities for Minority Business Enterprises (MBEs) and Women-owned Business Enterprises (WBEs) across the full spectrum of infrastructure projects and related activities in the region. As a matter of policy, the Port Authority requires the Lessee to require that any Contractor utilized by the Lessee to perform Work on the Premises, the areas subject to the Rights of Access or O&M Access Areas, use every “good faith effort”, as that term is described in this Part II of Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise, Women-owned Business Enterprise Requirements), to provide for meaningful participation by MBEs and WBEs in any portion of the Work that is sub-contracted by them pursuant to the provisions of this Part II of Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise, Women-owned Business Enterprise Requirements); provided that, for the avoidance of doubt, such requirement of the Lessee set forth in the immediately preceding sentence shall not apply to Operations and Maintenance Work performed by any employees of the Lessee or of its subsidiaries. In recognition

Exhibit 19 - 6

of these efforts in support of minority- and women-owned firms, the Port Authority has set goals of: (i) thirty percent (30%) combined MBE and WBE participation of the total value of the D&C Work and (ii) thirty percent (30%) combined MBE and WBE participation per annum of the total cost of Operations and Maintenance Work performed in the relevant year for which Lessee utilizes Contractors hired to perform the Operations and Maintenance Work (clauses (i) and (ii), as applicable, the “Participation Goal”). For the avoidance of doubt, the goal set forth in clause (ii) above shall not apply to Operations and Maintenance Work performed by any employees of the Lessee or of its subsidiaries.
With respect to the D&C Work, as of the Effective Date, the Port Authority and the Lessee shall have cooperated and coordinated with each other in good faith and agreed to a mutually satisfactory MBE/WBE Participation Plan (as modified by mutual agreement from time to time, the “D&C Plan”) for the D&C Work, which D&C Plan shall set forth the Lessee’s implementation strategy to engage MBEs and WBEs consistent with the Participation Goal for the D&C Work.
By no later than the first (1st) anniversary of the Completion Date, the Parties shall have cooperated and coordinated with each other in good faith and agreed to mutually satisfactory modifications to a Plan for Operations and Maintenance (the “O&M Plan”) that incorporates the Lessee’s implementation strategy to engage MBEs and WBEs consistent with the Participation Goal with respect to the Operations and Maintenance Work, including identification of specific categories, values and streams of Operations and Maintenance Work to which the Participation Goal will be applied. Recognizing that conditions may exist that make the Participation Goal difficult to achieve for certain aspects of the Operations and Maintenance Work, such modifications to the O&M Plan shall take into due consideration market capacity and feasibility, regional labor conditions, existing contractual obligations and other factors, as well as contract analysis that may be performed by the Port Authority. From the Effective Date to such time as the Parties agree in the modified O&M Plan to apply the Participation Goal to the Operations and Maintenance Work, the Lessee shall use good faith efforts to achieve an interim goal of twelve percent (12%) MBE and five percent (5%) WBE per annum of the total cost of Operations and Maintenance Work performed in such year for which Lessee utilizes Contractors hired to perform the Operations and Maintenance Work, taking into account the same considerations noted in the immediately preceding sentence; provided that, for the avoidance of doubt, such goals set forth in the immediately preceding sentence shall not apply to Operations and Maintenance Work performed by any employees of the Lessee or of its subsidiaries.
The D&C Plan and O&M Plan shall be reviewed from time to time by the Parties and revised as appropriate as set forth above. For the avoidance of doubt, a failure by the Lessee to satisfy the Participation Goal at any time shall not constitute a breach of this Agreement nor shall such failure, in and of itself, give rise to an Event of Default, unless it is demonstrated that the Lessee consistently and materially failed to exercise all good faith efforts to comply with the terms of this Part II of Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise, Women-owned Business Enterprise Requirements), and following receipt of written notice as provided in Section 46(a) of this Agreement.

Exhibit 19 - 7

For the purposes hereof, the following defined terms have the meanings set forth below:
“Minority Business Enterprise” or “MBE” shall mean any business enterprise which is at least fifty-one percent (51%) owned by, or in the case of a publicly held corporation, at least fifty-one percent (51%) of the ownership interest of which is owned by one or more members of one or more minority groups and whose management and daily business operations are controlled by one or more members of one or more minority groups who are citizens or permanent resident aliens.
“Women-owned Business Enterprise” or “WBE” shall mean any business enterprise which is at least fifty-one percent (51%) owned by, or in the case of a publicly held corporation, at least fifty-one percent (51%) of the ownership interest of which is owned by one or more women, and whose management and daily business operations are controlled by one or more women who are citizens or permanent resident aliens.
“Minority” shall have the meaning set forth in paragraph II(c) of Part I of this Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise, Women-Owned Business Enterprise Requirements).
The Lessee shall use and document every good faith effort to comply with the plan submitted by or on behalf of the Lessee to comply with the participation goals set forth in this Part II (the “MBE/WBE Participation Plan”), and to permit its MBE/WBE subcontractors to perform. Participation percentages shall be monitored throughout the performance of this Agreement.
Good faith efforts to include meaningful participation by MBEs and WBEs shall include at least the following:
(a)    Attendance at pre-bid meetings, if any, scheduled by the Port Authority;
(b)    Utilizing the Port Authority’s Directory of certified MBE/WBEs available on-line at http://www.panynj.gov/supplierdiversity and/or proposing for certification other MBE/WBEs which appear to meet the Port Authority’s criteria for MBE/WBE certification and which are technically competent to perform the Work which the bidder plans to subcontract;
(c)    Active and affirmative solicitation of bids for Contracts from MBE/WBEs including circulation of solicitations to minority and women-owned contractor associations. The Contractor shall maintain records detailing the efforts made to provide for meaningful MBE and WBE participation in the work, including the names and addresses of all MBEs and WBEs contacted and, if any such MBE or WBE is not selected as a joint venture or subcontractor, the reason for such decision;
(d)    Advertisement in general circulation media, trade association publications and minority-focused media for a reasonable period before commencement of the D&C Work or the Operations and Maintenance Work, as the case may be;

Exhibit 19 - 8

(e)    Dividing the Work to be subcontracted into smaller portions or encouraging the formation of joint ventures, partnerships or similar arrangements among subcontractors in order to increase the likelihood of achieving the MBE/WBE goals;
(f)    Providing a sufficient supply of drawings and specifications of prospective work to MBE/WBEs and providing appropriate materials to each in sufficient time to review; and
(g)    Utilizing the services of available minority and women's community organizations; contractors' groups; local, State and Federal business assistance/development offices and other organizations that provide assistance to MBE/WBEs.
(h)    Ensuring that progress payments are made in a timely fashion in accordance with the requirements of the relevant Contract;
(i)    Where appropriate, not requiring bonds from and/or providing bonds and insurance for Contractors;
(j)    Soliciting specific recommendations on methods for enhancing MBE/WBE participation from Port Authority staff responsible for such participation; and
(k)    Nominating Contractors for participation in business assistance programs sponsored by the Port Authority or the Regional Alliance of Small Contractors such as the Loaned Executive Assistance Program (L.E.A.P.).
The MBE/WBE Participation Plan may be modified only with the written approval of the Port Authority’s Authorized Representative.
Certification of MBEs and WBEs hereunder shall be made by the Office of Business Diversity and Civil Rights of The Port Authority of New York and New Jersey (the “OBDCR”) or by the Empire State Development’s Division of Minority and Women’s Owned Business Development (“DMWBD”). If the Lessee wishes to utilize a firm not already certified by the OBDCR or the DMWBD, the Lessee shall submit to the OBDCR a written request for a determination that the proposed firm is eligible for certification. This shall be done by completing and forwarding such form as may be then required by the OBDCR. All such requests shall be in writing addressed to the Office of Business Diversity and Civil Rights, The Port Authority of New York and New Jersey, 2 Montgomery – 3rd Floor, Jersey City, New Jersey, 07302 or such other address as the Port Authority may specify by notice to the Lessee. Certification shall be effective only if made in writing by the Director in charge of the OBDCR. The determination of the OBDCR shall be final and binding.
Each of the Port Authority and Empire State Development have compiled and made available on-line a MBE/WBE Directory which sets forth the firms that the Port Authority and/or Empire State Development have determined to be (1) MBEs/WBEs and (2) experienced in performing work in the trades and contract dollar ranges indicated in the Directories. The Directories can be accessed at http://www.panynj.gov/supplierdiversity and https://ny.newnycontracts.com/FrontEnd/VendorSearchPublic.asp?TN=ny&XID=4687. The Port Authority makes no representation as to

Exhibit 19 - 9

the financial responsibility of such firms or their ability to perform Work required under this Agreement.
Only MBE’s and WBE’s certified by the OBDCR and/or DMWBD will count toward the MBE and WBE goals.
Please note that only sixty percent (60%) of expenditures to MBE or WBE suppliers will count towards meeting the MBE and WBE goals for the D&C Work. However, expenditures to MBE or WBE manufacturer’s (i.e., suppliers that produce goods from raw materials or substantially alter them before resale) are counted dollar for dollar.
The Lessee shall ensure that all approved MBE/WBE Contractors maintain a regular on site presence at the Premises, the areas subject to the Rights of Access and O&M Access Areas, as applicable, for the portions of the Work they are subcontracted to perform and that they exercise financial and operation management and control of such portions of the Work.

For the Port Authority
Initialed:
                                                                                For the Lessee

Exhibit 19 - 10

EXHIBIT 20
LOCAL BUSINESS ENTERPRISE AND EMPLOYMENT OPPORTUNITY
As a matter of policy the Port Authority hereby requires the Lessee, and the Lessee shall require any Contractor or Supplier utilized by the Lessee to perform Work on the Premises or the areas subject to the Rights of Access or O&M Access Areas, to comply with the provisions set forth hereinafter in this Exhibit 20 (Local Business Enterprise and Employment Opportunity). For purposes of this Exhibit 20 (Local Business Enterprise and Employment Opportunity), “Supplier” means any Person not performing work at or on the Premises or the areas subject to the Rights of Access or O&M Access Areas who supplies machinery, equipment, materials, hardware, software, systems or any other appurtenance to the Premises or the areas subject to the Rights of Access or O&M Access Areas to the Lessee or to any Contractor in connection with the performance of the Work. Persons who merely transport, pick up, deliver or carry materials, personnel, parts or equipment or any other items or persons to or from the Premises or the areas subject to the Rights of Access or O&M Access Areas shall not be deemed to be performing Work on the Premises or the areas subject to the Rights of Access or O&M Access Areas.
PART I.    Local Business Enterprise
The Lessee and each Contractor and Supplier shall use every good faith effort to maximize the participation of Local Business Enterprises (LBEs) in the Work on the Premises. By accessing the link below the Lessee can obtain information on Air Services Development Office (ASDO) LBE Programs, LBE Vendor Profiles, access ASDO’s on-line vendor retrieval system (BASIS) and information about any meetings on LBEs scheduled by the Port Authority. The Port Authority has not checked the references, capabilities or financial background of the firms listed in the directory, but is making such information available solely for the purpose of advising the bidders of LBEs who may be interested in providing services and/or materials to the Lessee.
http://www.asdoonline.com
Good faith efforts to include LBEs in the Work shall include at least the following:

A.	Dividing the Work to be subcontracted and services and materials to be procured into small portions, where feasible.

B.	Soliciting bids on portions of the Work to be subcontracted and services and materials to be procured from firms listed with ASDO and such other LBEs as the Lessee deems appropriate.
It is specifically understood and agreed that the requirements set forth herein for the participation of LBEs shall not alter, limit, diminish, or modify any of the obligations under this Agreement including the obligation to comply with the Affirmative Action-Equal Opportunity and Minority and Women-Owned Business Enterprises provisions set forth in Exhibit 19 (Affirmative Action, Equal Opportunity, Minority Business Enterprise and Women-Owned Business Enterprise Requirements) hereof.

Exhibit 20 - 1

Local Business Enterprise shall mean a business entity located within the County of Queens in the State of New York.
PART II.    Local Employment Opportunity
The Port Authority is committed to making employment opportunities available to local residents and expects that the Lessee and its Contractors and Suppliers will work with the Council for Airport Opportunity (CAO) to utilize the labor talent available from local communities surrounding LGA Airport. Information regarding Council for Airport Opportunity programs can be accessed at the following website:
http://www.caony.com
A local resident is defined as a natural person residing within the County of Queens in the State of New York.

For the Port Authority
Initialed:
                                                                                For the Lessee

EXHIBIT 21
BASELINE ENVIRONMENTAL ASSESSMENT
[See attached]

OHSUSA:765698154.37

EXHIBIT 22
FORM OF LESSEE ASSIGNMENT AND ASSUMPTION AGREEMENT
[Date]

To    The Port Authority of New York & New Jersey
    [●]
Copied to:    [●]
From:    [Substitute]
LAGUARDIA AIRPORT TERMINAL C&D
LESSEE ASSIGNMENT AND ASSUMPTION AGREEMENT
Ladies and Gentlemen:
Reference is made to the Amended and Restated Agreement of Lease, dated as of September 13, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease Agreement”), between the Port Authority of New York and New Jersey (the “Port Authority”) and Delta Air Lines, Inc. (the “Lessee”).
Capitalized terms defined in the Lease Agreement and not otherwise defined herein shall have the same meaning given to them in the Lease Agreement.

1.	We hereby confirm that we are a Qualified Terminal Operator pursuant to Section 89(f) (Foreclosure) of the Lease Agreement.

2.
We acknowledge and agree that, upon and by reason of our execution of this Lessee Assignment and Assumption Agreement, we will become a party to the Lease Agreement and, accordingly, shall have the rights and powers and assume the obligations of Lessee under the Lease Agreement in accordance with the terms of the Lease Agreement.

3.	Our address, fax and telephone number and address for electronic mail for the purpose of receiving notices are as follows:
[contact details of Qualified Terminal Operator]

4.
This Lessee Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York. [Venue for any legal action arising out of this Agreement shall lie in any New York State or Federal court sitting in the City and County of New York.]

Exhibit 22 - 1

The terms set forth herein are hereby agreed to:
[Substitute]

By:    ________________________
Name:
Title:

Agreed for and on behalf of:
the Port Authority of New York and New Jersey

By:    ________________________
Name:
Title:

[Provided under separate cover]

___________________________
For the Port Authority
Initialed:
___________________________
For the Lessee

EXHIBIT 23
FORM OF CONCESSION SUBLESSEE CERTIFICATION
In connection with that certain [insert name of new Sublease or amendment to existing Sublease] (the [“New Sublease”] [“Sublease Amendment”]) proposed to be entered into between Delta Air Lines, Inc. (the “Lessee”) and [insert name of new proposed Concession Sublessee] (the “Sublessee”), the Sublessee hereby certifies the following:

(a) Neither the Sublessee nor any officer, director, other senior executive, lobbyist or other agent thereof has made any offers or agreements, or given or agreed to give anything of value or taken any other action with respect to any Port Authority Commissioner, officer or employee, or any public official, public appointee or public employee, political candidate, party or party official, or any person formerly in any such position, or immediate family member thereof, in each case in connection with obtaining the [New Sublease] [Sublease Amendment] and which would constitute a breach of ethical standards under the public officers laws of the State of New York or the State of New Jersey or the Port Authority Code of Ethics and Financial Disclosure dated as of April 11, 1996, nor does the Sublessee have any knowledge of any act which would constitute a breach of said ethical standards.
(b) The Sublessee has not offered, promised or given, demanded or accepted, any improper inducement, directly or indirectly, to or from a Port Authority Commissioner, officer or employee, or any public official, public appointee or public employee, political candidate, party or party official, in connection with obtaining the [New Sublease] [Sublease Amendment].

The foregoing certifications shall be deemed to have been made by the Sublessee as follows: if the Sublessee is a corporation, such certification shall be deemed to have been made not only with respect to the Sublessee itself, but also with respect to each parent, affiliate, director and officer of the Sublessee, as well as, to the best of the certifier’s knowledge and belief, each stockholder of the Sublessee with an ownership interest in excess of 10%; if the Sublessee is a partnership, such certification shall be deemed to have been made not only with respect to the Sublessee itself, but also with respect to each partner. Moreover, the foregoing certification, if made by a corporation, shall be deemed to have been authorized by the Board of Directors of the corporation.
The foregoing certifications shall be deemed to have been made by the Sublessee with full knowledge that it will become a part of the records of the Port Authority and that the Port Authority will rely on its truth and accuracy. In the event that the Port Authority should determine at any time prior or subsequent to the execution of the Sublease that the Sublessee has falsely certified as to any material item in the foregoing certification, or has not fully and accurately represented any circumstance with respect to any item in the foregoing certification required to be disclosed, the Port Authority may exercise any rights or remedies as provided in Section 32(b)(ii) of the Lease Agreement.

Exhibit 23 - 1

The Sublessee is advised that knowingly providing a false certification or statement pursuant hereto may be the basis for prosecution for offering a false instrument for filing (see e.g., New York Penal Law, Section 175.30 et seq.).

Dated: ______________________

[SUBLESSEE]

By: __________________________
Name: ________________________
Title: _________________________

___________________________
For the Port Authority
Initialed:
___________________________
For the Lessee